As filed with the Securities and Exchange Commission on July 16, 2013

Registration No. 333-189960

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THIRD POINT REINSURANCE LTD.

(Exact name of registrant as specified in its charter)

Bermuda	6331	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

The Waterfront, Chesney House

96 Pitts Bay Road

Pembroke HM 08 Bermuda

+1 441 542-3300

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Registered Agent Solutions, Inc.

99 Washington Avenue

Suite 1008

Albany, NY 12260

(888) 705-7274

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Steven J. Slutzky, Esq.	John R. Berger	Michael Groll, Esq.
Debevoise & Plimpton LLP	Chief Executive Officer	Willkie Farr & Gallagher LLP
919 Third Avenue	Third Point Reinsurance Ltd.	787 Seventh Avenue
New York, New York 10022	96 Pitts Bay Road	New York, New York
(212) 909-6000	Pembroke HM 08 Bermuda	(212) 728-8000
+1 441 542-3300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 16, 2013

             Shares

Common Shares

This is the initial public offering of common shares of Third Point Reinsurance Ltd. We are offering              common shares to be sold in the offering. The selling shareholders identified in this prospectus are offering an additional              common shares. We will not receive any proceeds from the sale of shares by the selling shareholders. No public market currently exists for our common shares. The estimated initial public offering price is between $             and $             per share.

We intend to apply to list our common shares on the New York Stock Exchange (the “NYSE”) under the symbol “TPRE.”

We are an “emerging growth company” as defined under applicable federal securities laws and may utilize reduced public company reporting requirements. Investing in our common shares involves risks. See “Risk Factors” beginning on page 15 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Third Point Reinsurance Ltd.(1)	$	$
Proceeds, before expenses, to Selling Shareholders	$	$

(1)	We estimate that we will incur approximately in expenses in connection with this offering, including fees and expenses incident to any required review by the Financial Industry Regulatory Authority, Inc. (“FINRA”). See “Underwriting (Conflicts of Interest).”

The underwriters also may purchase up to              additional shares from us and from the selling shareholders at the initial offering price less the underwriting discounts and commissions to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We intend to apply for, and expect to receive, consent under the Bermuda Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority (the “BMA”) for the issue and transfer of our common shares to and between residents and non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the NYSE. In granting such consent the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The underwriters expect to deliver the shares to purchasers on or about             , 2013.

J.P. Morgan	Credit Suisse	Morgan Stanley

BofA Merrill Lynch	Citigroup

Aon Benfield Securities, Inc.	Dowling & Partners Securities LLC	Keefe, Bruyette & Woods A Stifel Company

Macquarie Capital	Sandler O’Neill + Partners, L.P.

                    , 2013.

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. Neither this prospectus nor any free writing prospectus is an offer to sell anywhere or to anyone where or to whom we are not permitted to offer or to sell securities under applicable law. The information in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus or such free writing prospectus, as applicable.

For investors outside the United States: Neither we, the selling shareholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common shares. You should read this entire prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those statements, before making an investment decision. Unless the context otherwise indicates or requires, the terms “we,” “our,” “us,” and the “Company,” as used in this prospectus, refer to Third Point Reinsurance Ltd. and its directly and indirectly owned subsidiaries, including Third Point Reinsurance Company Ltd. (“Third Point Re”), as a combined entity, except where otherwise stated or where it is clear that the terms mean only Third Point Reinsurance Ltd. exclusive of its subsidiaries. We refer to Third Point Reinsurance Investment Management Ltd. as the “Catastrophe Fund Manager,” Third Point Reinsurance Opportunities Fund Ltd. as the “Catastrophe Fund” and Third Point Re Cat Ltd. as the “Catastrophe Reinsurer.” For your convenience, we have included a glossary beginning on page G-1 of selected insurance, reinsurance and financial terms. All dollar amounts referred to in this prospectus are in U.S. dollars unless otherwise indicated.

Overview

We are a Bermuda-based property and casualty reinsurer with a reinsurance and investment strategy that we believe differentiates us from our competitors. Our goal is to deliver attractive equity returns to shareholders by combining profitable reinsurance underwriting with superior investment management provided by Third Point LLC, our investment manager.

Our reinsurance strategy is to be highly opportunistic and disciplined. During periods of extremely competitive or soft reinsurance market conditions we intend to be selective with regard to the amount and type of reinsurance we write and conserve our risk-taking capital for periods when market conditions are more favorable to us from a pricing perspective.

Substantially all of our investable assets are managed by our investment manager, Third Point LLC, which is wholly owned by Daniel S. Loeb, one of our founding shareholders. Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing $13.5 billion in assets as of May 31, 2013. We directly own our investments, which are held in a separate account and managed by Third Point LLC on substantially the same basis as its main hedge funds, including Third Point Partners L.P., the original Third Point LLC hedge fund.

We were incorporated on October 6, 2011 and completed our initial capitalization transaction on December 22, 2011 with $784.3 million of equity capital, and commenced underwriting business on January 1, 2012. In January 2012, we received an A- (Excellent) financial strength rating from A.M. Best Company, Inc., or A.M. Best.

Our management team is led by John R. Berger, a highly-respected reinsurance industry veteran with over 30 years of experience, the majority of which was spent as the principal executive officer of three successful reinsurance companies. In addition, we have recruited a management team around Mr. Berger that also has significant senior leadership and underwriting experience in the reinsurance industry. We believe that our experience and longstanding relationships with our insurance company clients, senior reinsurance brokers, insurance regulators and credit rating agencies are an important competitive advantage.

For the year ended December 31, 2012, we generated net income of $99.4 million, which represented a return on beginning shareholders’ equity attributable to shareholders as of December 31, 2011 of 13.0%. For 2012 and for the three months ended March 31, 2013, our gross premiums written totaled $190.4 million and $96.0 million, respectively, and earned premiums totaled $96.5 million and $33.5 million, respectively. For the same periods our net investment income totaled $136.4 million and $80.7 million, respectively, which represent net returns of 17.7% and 8.7%, respectively, on our investments managed by Third Point LLC. In 2012, our combined ratio for our property and casualty reinsurance segment was 135.5%, reflecting the impact of high general and administrative expenses relative to earned premiums due to the start-up nature of our business in 2012; a $10.0 million underwriting loss in our crop line of business attributable to the severe drought that impacted most of the U.S. farm belt in 2012; and the fact that crop was our largest line of business by earned premium, representing almost half of earned premium for the year. Our combined ratio for our property and casualty reinsurance segment for the three months ended March 31, 2013 was 116.0% due to a significant decrease in general and administrative expenses as a percentage of earned premium. As of March 31, 2013, we had shareholders’ equity attributable to shareholders of $944.7 million.

Reinsurance Strategy

Our reinsurance strategy is to build a reinsurance portfolio that generates stable underwriting profits, with margins commensurate with the amount of risk assumed, by opportunistically targeting sub-sectors of the market and specific situations where reinsurance capacity and alternatives may be constrained. Our management team has differentiated expertise that allows us to identify profitable reinsurance opportunities. The level of volatility in our reinsurance portfolio will be determined by market conditions but will typically be lower than that of most other reinsurance companies. We manage reinsurance volatility by focusing on lines of business that have historically demonstrated more stable return characteristics, such as limited catastrophe exposed property, which we refer to as “property quota share”, auto, workers compensation and certain segments of crop. These lines of business are often characterized as having exposure to higher frequency and lower severity claims activity. We seek to further manage the volatility of our reinsurance results by writing reinsurance contracts on a quota share basis, where we assume an agreed percentage of premiums and losses for a portfolio of insurance policies. We also make use of contractual terms and conditions within our reinsurance contracts that include individual or aggregate loss occurrence limits, which limit the dollar amount of loss that we can incur from a particular occurrence or series of occurrences within the term of a reinsurance contract; loss ratio caps, which limit the maximum loss we can incur pursuant to a contract to a defined loss ratio; sliding scale commissions that vary with accordance to the client’s performance; and sub-limits and exclusions for particular risks not covered by a particular reinsurance contract.

We wrote 11 quota share contracts and one deposit accounted reserve cover during 2012 in our property and casualty reinsurance segment, and a further five quota share contracts in our property and casualty reinsurance segment during the three months ended March 31, 2013, all with underlying U.S. exposure. For the year ended December 31, 2012, three contracts each contributed more than 10% of our gross premiums written. These three contracts contributed 22%, 20% and 12%, respectively, of total gross premiums written for the year ended December 31, 2012. For the three months ended March 31, 2013, two contracts each contributed more than 10% of total gross premiums written. These two contracts each represented 36.5% of total gross premiums written for the three months ended March 31, 2013. As we expand our business over time, we expect that the proportion of total gross premiums written represented by individual contracts will decline. Under current market conditions, we focus primarily on writing quota share agreements pursuant to which we assume an agreed percentage of premiums and losses for a portfolio of insurance policies and share that percentage of premiums and losses with the reinsured.

We underwrite a mix of short to medium tail personal lines and commercial lines. We intend to increase our geographic spread over time by adding reinsurance programs from European, Asian and South American clients; however, we expect that a majority of our reinsurance business will continue to be composed of U.S. exposure.

Most of our clients buy reinsurance from us for capital management purposes, primarily to increase their capacity to write insurance premium. The most common form of reinsurance used for this purpose is quota share reinsurance. Many of the clients that buy these contracts are growing as a result of securing primary rate increases and growth in the number of policies they write. Because quota share reinsurance typically includes structural and contractual features that limit the amount of risk assumed by the reinsurer, it therefore carries relatively lower expected margins than excess of loss reinsurance and other more volatile forms of reinsurance. During periods of less favorable market conditions, margins on quota share reinsurance written for the capital management purposes of our clients typically remain stable and are sufficient to support our business plan. As market conditions improve, we may expand the lines of business and forms of reinsurance on which we focus to increase our risk-adjusted returns.

We typically write larger customized reinsurance contracts that require significant interaction during the course of negotiations between the client, intermediaries and our management. Our management team lead underwrites most of our reinsurance contracts, meaning that we establish the pricing and terms and conditions of the reinsurance contract, except in certain instances where we will follow terms and conditions established by our competitors if we believe the opportunity meets our return hurdles and helps us balance our reinsurance portfolio.

Our property and casualty reinsurance operations also generate excess cash flows, or float, which we track in managing our business. We believe that continuing to seek net investment income from float is a key part of our reinsurance strategy and an important consideration in evaluating the overall contribution of our property and casualty reinsurance operations to our consolidated results.

In contrast to many reinsurers with whom we compete, we have elected to limit our underwriting of property catastrophe exposures and write excess of loss catastrophe reinsurance exclusively through the Catastrophe Fund, which is a separately capitalized reinsurance fund vehicle. We established the Catastrophe Fund, the Catastrophe Fund Manager and the Catastrophe Reinsurer on June 15, 2012, in partnership with Hiscox Insurance Company (Bermuda) Limited, or Hiscox. Our investment in and management of the Catastrophe Fund allow us to provide a product that is critical to most of our reinsurance clients and to earn fee income over time. Because the Catastrophe Fund is capitalized in part by investments from unrelated parties, our financial exposure to the higher volatility and liquidity risks associated with property catastrophe losses is limited to our investment commitment to the Catastrophe Fund, which as of the date hereof was $50 million, out of total commitments of $94.7 million. Until our investment in the Catastrophe Fund drops below 50% of total investment in the Catastrophe Fund, we will consolidate the financial results of the Catastrophe Fund. As there are no additional guarantees or recourse to us beyond this investment, we anticipate that our property catastrophe exposures will consistently remain relatively low when compared to many other reinsurers with whom we compete.

The following table provides a breakdown by line of business of gross premiums written for the year ended December 31, 2012 and for the three month period ended March 31, 2013:

	Three Months Ended March 31, 2013		Year Ended December 31, 2012
Gross Premiums Written	Amount	Percentage of Total	Amount	Percentage of Total
	($ in thousands)
Property and Casualty Reinsurance Segment
Property	$350	0.3%	$103,174	54.2%
Casualty	52,208	54.4%	44,700	23.5%
Specialty	40,313	42.0%	42,500	22.3%

	92,871	96.7%	190,374	100.0%
Catastrophe Risk Management Segment	3,149	3.3%	—	—

Total	$96,020	100.0%	$190,374	100.0%

Investment Strategy

Our investment strategy distinguishes us from most other reinsurers, who typically concentrate their investment portfolios on long-only, investment grade, shorter-term, fixed income securities. As implemented by our investment manager, Third Point LLC, our investment strategy is intended to achieve superior risk-adjusted returns by deploying capital in both long and short investments with favorable risk/reward characteristics across select asset classes, sectors and geographies. Third Point LLC identifies investment opportunities via a bottom-up, value-oriented approach to single security analysis supplemented by a top-down view of portfolio and risk management. Third Point LLC seeks dislocations in certain areas of the capital markets or in the pricing of particular securities and supplements single security analysis with an approach to portfolio construction that includes sizing each investment based on upside/downside calculations, all with a view towards appropriately positioning and managing overall exposures. Dislocations in capital markets refer to any major movements in prices of the capital markets as a whole, certain segments of the market, or a specific security. If Third Point LLC has what it considers to be a differentiated view from the perceived market sentiment with respect to such movement, Third Point LLC may trade securities in our investment account based on that differentiated view. If the ultimate market reaction with respect to the event or movement ultimately proves to be closer to Third Point LLC’s original viewpoint, we may have investment gains in our investment portfolio as a result of the shift in market sentiment. Through our investment manager, Third Point LLC, we make investments globally, in both developed and emerging markets, in all sectors, and in equity, credit, commodity, currency, options and other instruments.

Third Point LLC has historically favored event-driven situations, in which it believes that a catalyst, either intrinsic or extrinsic, will unlock value or alter the lens through which the greater market values a particular investment. Third Point LLC attempts to apply this event framework to each of its single security investments and this approach informs the timing and risk of each investment. For additional detail regarding Third Point LLC’s investment strategy and event-driven framework utilized in managing our investment portfolio, please refer to the expanded description under “Investments—Investment Strategies.”

As our investment manager, Third Point LLC has the contractual right to manage substantially all of our investable assets pursuant to an investment management agreement that has an initial term expiring on December 22, 2016, subject to automatic renewal for additional successive three-year terms unless a party notifies the other parties of its intention to terminate at least six months prior to the end of a term. Third Point LLC is required to follow our investment guidelines and to act in a manner that is fair and equitable in allocating investment opportunities to us. However, it is not otherwise restricted with respect to the nature or timing of making investments for our account. Our investment guidelines require Third Point LLC to manage our investment portfolio on a substantially equivalent basis to its main funds; but in any event to keep at least 60% of the investment portfolio in debt and equity securities, cash, cash equivalents or precious metals; limit single position concentration to no more than 15% of the portfolio assets managed; and limit net exposure to no greater than 1.5 times portfolio assets managed for more than 10 trading days in any 30-day period. Net exposure represents the short exposure subtracted from the long exposure in a given category. We have the contractual right to withdraw funds from our managed account to pay claims and expenses as needed. The net increase in the value of our investment portfolio for the year ended December 31, 2012 was 17.7%. For the three months ended March 31, 2013, the net increase in the value of our investment portfolio was 8.7% compared to 4.5% for the three months ended March 31, 2012.

Third Point Partners L.P., which is Third Point LLC’s oldest fund, has reported a compounded annualized return of approximately 21.0% from its formation in June 1995 through December 31, 2012, and a compounded annual return of 9.7% and 17.7% for the five- and ten-year periods ended December 31, 2012. The following chart sets forth Third Point Partners L.P.’s total return after fees and incentive allocation for each year in the period since inception as measured against various equity and alternative management indices. The linear graph below illustrates the compounded growth of a hypothetical $1,000 investment in Third Point Partners L.P. at inception in June 1995, assuming no redemptions and net of fees and expenses as described below:

Historical Performance of Third Point Partners L.P.(1)(2)(3)		Illustrative Return After Fees, Expenses and Incentive Allocation Since Inception— Third Point Partners L.P.(2)(3)(4)
2012	20.96%
2011	-0.35%
2010	41.81%
2009	38.44%
2008	-32.75%
2007	17.31%
2006	15.03%
2005	19.51%
2004	30.36%
2003	52.02%
2002	-6.65%
2001	15.05%
2000	17.07%
1999	42.16%
1998	6.61%
1997	52.07%
1996	44.29%
1995	37.00%

(1)	For 2012, results of Third Point Partners L.P. as reported are higher than results for our investment portfolio due primarily to timing of the initial investment of our portfolio and differences in management and performance fees.
(2)	Past performance is not necessarily indicative of future results. All investments involve risk including the loss of principal.
(3)	The historical performance of Third Point Partners L.P. (i) for the years 2001 through 2012 reflects the total return after incentive allocation for each such year as included in the audited statement of financial condition of Third Point Partners L.P. for those years and (ii) for the years 1995 through 2000 reflects the total return after incentive allocation for each such year as reported by Third Point Partners L.P. Total return after incentive allocation for the years 2001 through 2012 is based on the net asset value for all limited partners of Third Point Partners L.P. taken as a whole, some of whom pay no incentive allocation or management fees, whereas total return after incentive allocation for the years 1995 through 2000 is based on the net asset value for only those limited partners of Third Point Partners L.P. that paid incentive allocation and management fees. In each case, results are presented net of management fees, brokerage commissions, administrative expenses, and accrued performance allocation, if any, and include the reinvestment of all dividends, interest, and capital gains.
(4)	The illustrative return is calculated as a theoretical investment of $1,000 in Third Point Partners, L.P. at inception relative to the same theoretical investment in two hedge fund indices designed to track performance of certain “event-driven” hedge funds over the same period of time. All references to the Dow Jones Credit Suisse HFI Event Driven Index (“DJ-CS HFI”) and HFRI Event-Driven Total Index (“HFRI”) reflect performance calculated through December 31, 2012. The DJ-CS HFI is an asset-weighted index and includes only funds, as opposed to separate accounts. The DJ-CS HFI uses the Dow Jones Credit Suisse database and consists only of event driven funds deemed to be “event-driven” by the index and that have a minimum of $50 million in assets under management, a minimum of a 12-month track record, and audited financial statements. The HFRI consists only of event driven funds with a minimum of $50 million in assets under management or a minimum of a 12-month track record. Both indices state that returns are reported net of all fees and expenses. Please see the glossary included in this prospectus beginning on page G-1 for a description of how these indices are calculated. While Third Point Partners L.P. has been compared here with the performance of well-known and widely recognized indices, the indices have not been selected to represent an appropriate benchmark for Third Point Partners L.P., whose holdings, performance and volatility may differ significantly from the securities that comprise the indices.

Competitive Strengths

Our operations are designed to achieve superior results through a combination of our reinsurance underwriting and our investment management strategies. We believe that our flexible business model has the potential to outperform through both reinsurance and capital markets cycles, which differentiates us from many of the reinsurers with whom we compete:

•

Balanced Business Model: Our reinsurance underwriting strategy and portfolio construction and our investment strategy are designed to be complementary and to maximize the risk-taking opportunity set available to us.

•

Disciplined and Opportunistic Underwriting Approach: We will focus on reinsurance transactions where we can compete most efficiently through cultivating our relationships with intermediaries and insurance and reinsurance company clients, contributing to our ability to structure the coverage and lead underwrite the terms and conditions of the transactions on which we focus. We intend to manage reinsurance pricing cycles by reducing our risk-taking during periods of less favorable market conditions and potentially increasing our risk-taking when conditions improve.

•

Differentiated Investment Strategy: Our investment portfolio is managed by our investment manager, Third Point LLC, according to its event-driven opportunistic strategy, which we believe will lead to higher risk-adjusted returns than can be achieved by the portfolios of many of the reinsurers with whom we compete, which are typically concentrated in long-only, investment grade, shorter-term, fixed income securities.

•

Experienced Management Team: We have assembled an experienced management team led by industry veteran John Berger. Our management team’s breadth of underwriting experience and strong relationships with key intermediaries and insurance company clients provide access to a significant flow of reinsurance opportunities.

•	Strong Balance Sheet: We have a strong balance sheet with no debt, low operating leverage, no legacy liabilities, limited catastrophe exposure and minimal liquidity risk.

Market Trends and Opportunities

The reinsurance markets in which we operate have historically been cyclical. During periods of excess underwriting capacity, as defined by the availability of capital, competition can result in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of reduced underwriting capacity, pricing and policy terms and conditions are generally more favorable for insurers and reinsurers. Historically, underwriting capacity has been affected by several factors, including industry losses, the impact of catastrophes, changes in legal and regulatory guidelines, new entrants, investment results (including interest rate levels) and the credit ratings and financial strength of competitors.

While our management believes that pricing trends for the type of quota share business on which we focus have been relatively stable, there is significant underwriting capacity currently available, and we therefore believe market conditions will remain competitive in the near term. We believe there are several market developments, however, that indicate the potential for improving conditions in the medium term. These include improving pricing in several primary insurance lines of business which historically have flowed through to the reinsurance market, decelerating reserve releases from prior underwriting years, and the rapid decrease in recent periods in yields from the investment portfolios consisting mostly of long-only, investment grade, shorter-term, fixed income securities. These companies are now focused on the need for pricing increases to offset the drop in investment income or on increasing the risk profile of their investment portfolios, which consumes more of their risk capital.

We anticipate that we will continue to see attractive opportunities for the following reasons: intermediaries and reinsurance buyers are increasingly familiar with Third Point Re, leading to increased submission volume in the lines and types of reinsurance we target; our primary insurance company clients are growing gross premium primarily through realizing rate increases and, to a lesser extent, adding to the number of policies they write and consequently increasing their need for quota share reinsurance; and the number of distressed situations for which our customized solutions may be helpful appears to be increasing.

We intend to continue to monitor market conditions to participate in future underserved or capacity constrained lines of business as they arise and offer products that we believe will generate favorable returns on equity over the long term. For instance, we recently reinsured certain obligations of a U.S. mortgage insurance company with respect to newly originated residential mortgages. The U.S. mortgage market suffered severe dislocation during the financial crisis of 2008 and as a result, mortgage insurers suffered severe losses and several needed to increase their capital both by means of new equity issuances and buying increased amounts of reinsurance. At the same time, we believe that the quality of the mortgages that mortgage insurers now insure has generally improved due to more rigorous lending standards imposed by banks and other industry participants. We believe this recent transaction presented an attractive opportunity because of the improved quality of newly originated mortgages, the underlying risk of the reinsurance contract, and the recapitalization of the mortgage insurer, which eliminated most of the residual servicer performance risk.

We also believe that increasingly competitive market conditions in the property catastrophe reinsurance market, due to an influx of capacity from collateralized reinsurance funds and separately capitalized reinsurance vehicles managed by traditional reinsurance companies, which are often termed “sidecars,” has affected business opportunities available to us in two ways: First, over 36.5% of our property and casualty gross premiums written since inception represented property quota share business, where the clients purchase separate catastrophe coverage from another reinsurer. To the extent these clients are able to access more attractively priced catastrophe reinsurance from another reinsurer, the profitability of their underlying business is increased, thereby improving their financial condition and reducing our residual counterparty credit risk. Second, while the expected margins generated by our Catastrophe Fund are expected to be negatively impacted by decreasing reinsurance pricing, the expected overall impact on our results is tempered by our catastrophe fund’s portfolio construction and focus on smaller, regional companies. These companies may have more limited access to collateralized reinsurance funds because of the size of their reinsurance programs and tend to favor reinsurance providers with whom they have had a long term relationship.

Summary Risk Factors

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

•	limited history of operations;

•	reinsurance underwriting and/or investment losses;

•	fluctuation in results of operations;

•	losses exceeding reserves;

•	dependence on Third Point LLC to implement our investment strategy;

•	risks associated with our investment strategy being greater than those faced by our competitors;

•	increased regulation or scrutiny of alternative investment advisers affecting our reputation;

•	potentially being deemed an investment company under U.S. federal securities law;

•	potential characterization of Third Point Reinsurance Ltd. and/or Third Point Re as a passive foreign investment company for U.S. federal income tax purposes; and

•	other risks and factors listed under “Risk Factors” and elsewhere in this prospectus.

Ownership and Certain Corporate Information

Founders Overview

Third Point Reinsurance Ltd. was incorporated on October 6, 2011. On December 22, 2011, KEP TP Holdings, L.P. and KIA TP Holdings, L.P., which are affiliates of Kelso & Company (collectively, “Kelso”) and Pine Brook L VR, L.P., an affiliate of Pine Brook Road Partners, LLC (collectively, “Pine Brook”, and Pine Brook and together with Kelso, the “Lead Investors” and each individually, a “Lead Investor”), Dowling Capital Partners I, L.P., an affiliate of Dowling Capital Management, LLC (collectively, “Dowling”), P RE Opportunities Ltd. (“PROL”), Third Point LLC, Daniel S. Loeb and affiliates associated with Mr. Loeb (collectively, the “Loeb Entities”) and our chief executive officer John R. Berger (collectively, the “Founders”), together with certain members of management, committed $523.0 million to capitalize Third Point Reinsurance Ltd.

Daniel S. Loeb

Mr. Loeb is a successful and experienced figure in the investment management industry. Mr. Loeb is the Chief Executive Officer of Third Point LLC, which he founded in 1995. Mr. Loeb leads portfolio management, risk management and research activities at Third Point LLC.

Before founding Third Point LLC, Mr. Loeb worked as a capital markets professional on both the buy and the sell sides for over a decade, gaining dedicated experience in distressed debt, high-yield bond sales, risk arbitrage, and private investments. He built a network of resources and gained an understanding of the investment spectrum that provides significant yields for his investors today.

Immediately before starting Third Point LLC, Mr. Loeb was Vice-President of high-yield bond sales at Citigroup. Previously, he was a Senior Vice-President in the distressed debt department at Jefferies & Co., where he worked as a bankruptcy analyst, bank loan trader, and as a distressed securities salesman. Before Jefferies, he was a risk arbitrage Analyst at Lafer Equity Investors. He began his finance career as an Associate in private equity at Warburg Pincus. Mr. Loeb graduated from Columbia University with an A.B. in economics.

Mr. Loeb has a majority of his investable net worth in Third Point LLC’s funds.

Kelso & Company

Kelso is one of the oldest and most established firms specializing in private equity. Since 1980, Kelso has invested in over 120 companies in a broad range of industry sectors, with aggregate initial capitalization at closing of over $45.0 billion. Kelso is currently investing its eighth investment partnership, Kelso Investment Associates VIII, L.P., with $5.1 billion of committed capital.

Pine Brook

Pine Brook is a New York-based investment firm that provides “business building” and other equity to new and growing businesses, primarily in the energy and financial services sectors. Over the course of their careers, Pine Brook’s financial services investment professionals have invested over $3.0 billion in more than 30 financial services companies, 17 of which were (re)insurance companies. Pine Brook’s experience in (re)insurance includes investments in companies such as Arch Capital Group Ltd., Catlin Group Limited, Lancashire Holdings Limited, Montpelier Re Holdings Ltd. and Renaissance Re Holdings Ltd.

Dowling Capital Partners

Dowling Capital Partners is a private equity firm focused on investing in insurance and related services and distribution companies. Collectively, the management of Dowling Capital Partners has over 80 years of senior level industry experience, including insurance-related private equity investment management, investment banking, industry research and operational and board-level roles within major insurance, reinsurance and brokerage companies. V.J. Dowling, on behalf of his business partners and his family, has invested in 28 individual insurance-related private equity investments since 1998. Thirteen of these transactions involved the funding of start-up entities, including prominent (re)insurers Axis Capital Holdings Limited, Montpelier Re Holdings Ltd., Validus Group, Ariel Holdings Ltd. and Ironshore Insurance Ltd.

P RE Opportunities Ltd. and the Permal Group

PROL serves as an investment vehicle for certain of Permal Asset Management LLC’s discretionary advisory clients. Permal Asset Management LLC is a member of the Permal Group, a global alternative asset manager offering investment solutions through established funds and customized portfolios. Today, the Permal Group manages approximately $24 billion with a global investment team based in New York and London, and additional investment resources in Singapore and Paris. Established in 1973, the Permal Group is today part of the Legg Mason Group of Companies. Legg Mason is one of the world’s largest asset management firms with a diverse family of independent investment managers.

As of May 31, 2013, Kelso owned approximately 33.6% of our issued and outstanding common shares, on an as converted basis, Pine Brook owned approximately 16.9% of our issued and outstanding common shares, on an as converted basis, the Loeb Entities owned approximately 10.8% of our issued and outstanding common shares, on an as converted basis, PROL owned approximately 6.8% of our issued and outstanding common shares, on an as converted basis, Dowling owned approximately 2.1% of our issued and outstanding common shares, on an as converted basis and Mr. Berger owned approximately 1.4% of our issued and outstanding common shares, on an as converted basis, in each case after giving effect to the exercise of applicable options and warrants as described under “Security Ownership of Certain Beneficial Ownership of Certain Beneficial Owners, Management and Selling Shareholders”. Following the completion of this offering and assuming that the underwriters do not exercise their option to purchase additional shares, Kelso, Pine Brook, the Loeb Entities, Dowling, PROL and Mr. Berger will own approximately     %,     %,     %,     %,     %, and     %, of our issued and outstanding common shares, respectively on an as converted basis.

Our Corporate Information

We are incorporated in Bermuda and our corporate offices are located at The Waterfront, Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is +1 (441) 542-3300. Our website address is http://www.thirdpointre.bm. None of the information contained on, or that may be accessed through, our website or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

The Offering

Common shares offered by us	shares

Common shares offered by selling shareholders	shares

Total common shares offered	shares

Option to purchase additional common shares	The underwriters have a 30-day option to purchase an additional common shares from us and the selling shareholders to cover over-allotments, if any.

Common shares to be issued and outstanding after this offering	shares (or shares if the over-allotment option is exercised in full)

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including the costs associated with being a public company. We will not receive any proceeds from the sale of shares by the selling shareholders. See “Use of Proceeds.”

Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding whether to invest in our common shares.

Conflicts of Interest	One of the underwriters in offering, Sandler O’Neill & Partners, L.P. is considered to be an affiliate of Kelso for purposes of Rule 5121 of the Conduct Rules of FINRA. Since Kelso owns more than 10% of our issued and outstanding common shares, a “conflict of interest” would be deemed to exist under Rule 5121(f) (5)(B). Accordingly, we intend that this offering will be made in compliance with the applicable provisions of Rule 5121. Since Sandler O’Neill & Partners, L.P. is not primarily responsible for managing this offering, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. As such, Sandler O’Neill & Partners, L.P. will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer.

Dividend policy	We do not currently expect to pay dividends on our common shares for the foreseeable future.

Proposed NYSE trading symbol	TPRE

As of the date of this prospectus, 78,432,132 of our common shares were issued and outstanding. See “Description of Share Capital.”

Unless we indicate otherwise, the information in this prospectus:

•	gives effect to the issuance of common shares in this offering;

•	assumes no exercise by the underwriters of their option to purchase additional shares;

•	assumes that the initial public offering price of our common shares will be $ per share (which is the midpoint of the price range set forth on the cover page of this prospectus);

•

does not give effect to shares issuable pursuant to warrants to purchase common shares held by certain of the Founders and certain entities that acted as advisors in connection with our initial capitalization, which following the completion of this offering will represent the right to receive an aggregate of 4,651,163 common shares, with a weighted average exercise price of $10.00 per share, assuming that this offering yields proceeds to us of not less than $215.7 million;

•

does not give effect to shares issuable pursuant to common share purchase options held by our directors and officers, with a weighted average exercise price of $13.20 per share, which following the completion of this offering will be exercisable (subject to vesting) for 10,666,139 common shares, assuming that this offering yields proceeds to us of not less than $215.7 million;

•

does not give effect to any future issuances of options to purchase up to 755,816 common shares available for grant under our current equity incentive compensation plan, assuming that this offering yields proceeds to us of not less than $215.7 million;

•	does not give effect to 619,300 currently issued and outstanding restricted shares; and

•	gives effect to amendments to our bye-laws to be adopted prior to the completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary financial data for the fiscal year ended December 31, 2012, the period from October 6, 2011 (which is our incorporation date) to December 31, 2011 and for the three months ended March 31, 2013 and March 31, 2012. We were capitalized in December 2011 and commenced underwriting operations in January 2012. Because we have a limited operating history, period-to-period comparisons of our results of operations for full fiscal years are not yet possible and may not be meaningful in the near future. We derived the financial data for the year ended December 31, 2012 and the period from October 6, 2011 (which is our incorporation date) to December 31, 2011 from our audited financial statements included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The financial data for the three months ended March 31, 2012 and March 31, 2013 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. These historical results are not necessarily indicative of future results, and the unaudited interim results for the three months ended March 31, 2013 are not necessarily indicative of results that may be expected for the full year ended December 31, 2013. You should read the following summary financial data together with our audited financial statements and related notes included elsewhere in this prospectus and the information under “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended March 31,		Year Ended December 31, 2012	Period from October 6, 2011 to December 31, 2011
	2013	2012
	(In thousands, except share and per share data and ratios)
Selected Statement of Income Data:
Gross premiums written	$96,020	$92,650	$190,374	$—
Net premiums earned	33,541	13,837	96,481
Net investment income	80,691	33,848	136,422	—

Total revenues	114,232	47,685	232,903	—

Loss and loss adjustment expenses incurred, net	18,638	12,285	80,306	—
Acquisition costs, net	13,073	712	24,604	—
General and administrative expenses	7,008	4,159	27,376	1,130

Total expenses	38,719	17,156	132,286	1,130

Income (loss) including non-controlling interests	75,513	30,529	100,617	(1,130)
Income attributable to non-controlling interests	(1,083)	(306)	(1,216)	—

Net income (loss)	$74,430	$30,223	$99,401	$(1,130)

Earnings (loss) per share(1):
Basic	$0.95	$0.39	$1.27	$(0.01)
Diluted	$0.85	$0.35	$1.14	$(0.01)
Weighted average number of ordinary shares:
Basic	78,432,132	78,432,132	78,432,132	78,432,132
Diluted	87,777,462	85,335,404	87,253,760	78,432,132
Selected ratios:
Property and casualty reinsurance – underwriting ratios(2):
Loss ratio(3)	57.1%	88.8%	83.2%	n/a
Acquisition cost ratio(4)	39.8%	5.1%	25.5%	n/a
General and administrative expense ratio(5)	19.1%	30.1%	26.8%	n/a

Combined ratio(6)	116.0%	124.0%	135.5%	n/a

Net investment return(7)	8.7%	4.5%	17.7%	n/a

(1)

Basic earnings (loss) per share are based on the weighted average number of common shares and participating securities outstanding during the period. The weighted average number of common shares excludes the dilutive effect of warrants currently held by the Founders and Aon Corporation, or Aon, which acted as an advisor in connection with our initial capitalization, which following the completion of this offering will represent the right to receive an aggregate of 4,651,165 common shares, assuming that this offering yields proceeds to us of not less than $215.7 million, options held by our directors and officers, which, following the completion of this offering will be exercisable (subject to vesting) for 10,666,139 common shares, assuming that this offering yields net proceeds to us of not less than $215.7 million, and 619,300 unvested restricted shares.
(2)	Underwriting ratios are for the property and casualty reinsurance segment only. See additional information in Note 23 of the Notes to Consolidated Financial Statements.
(3)	Loss ratio is calculated by dividing loss and loss adjustment expenses incurred, net, by net premiums earned.
(4)	Acquisition cost ratio is calculated by dividing acquisition costs, net by net premiums earned.
(5)	General and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(6)	Combined ratio is calculated by dividing the sum of loss and loss adjustment expenses incurred, net, acquisition costs, net and general and administrative expenses by net premiums earned.
(7)	Net investment return represents the return on our investments managed by Third Point LLC, net of fees.

	As of March 31, 2013	As of December, 31
		2012	2011
	(In thousands, except share and per share data)
Selected Balance Sheet Data:
Total investments in securities and commodities	$968,976	$937,690	$—
Cash and cash equivalents(1)	37,739	34,005	603,841
Restricted cash and cash equivalents	90,557	77,627	—
Securities purchased under an agreement to sell	38,110	60,408	—
Reinsurance balances receivable, net	136,998	84,280	—
Deferred acquisition costs, net	53,270	45,383	—
Total assets	1,498,197	1,402,017	605,263
Deposit liability(2)	51,116	50,446	—
Unearned premium reserves	153,878	93,893	—
Losses and loss adjustment expense reserves	75,321	67,271	—
Securities sold, not yet purchased, at fair value	149,071	176,454	—
Total liabilities	527,539	473,696	19,838
Shareholders’ equity attributable to shareholders(3)	944,726	868,544	585,425
Non-controlling interests	25,932	59,777	—
Total shareholders’ equity	$970,658	$928,321	$585,425

Book value per share data:
Book value per share(4)	$12.05	$11.07	$9.73
Diluted book value per share(5)	$11.76	$10.89	$9.73

Selected ratios:
Growth in diluted book value per share(6)	8.0%	11.9%	n/a
Return on beginning shareholders’ equity(7)	8.6%	13.0%	n/a

(1)	Cash and cash equivalents consists of cash, cash held with investment managers and other short-term, highly liquid investments with original maturity dates of ninety days or less.
(2)	Management exercises significant judgment in determining whether contracts should be accounted for as reinsurance contracts or deposit contracts. During 2012, one contract was deemed to not transfer sufficient insurance risk and has been accounted for using the deposit method of accounting. Using the deposit method of accounting, a deposit liability, rather than written premium, is initially recorded based upon the consideration received less any explicitly identified premiums or fees. In subsequent periods, the deposit liability is adjusted by calculating the effective yield on the deposit to reflect actual payments to date and future expected payments.
(3)	Shareholders’ equity attributable to shareholders and total shareholders’ equity as of December 31, 2011 is reflected net of subscriptions receivable of $177.5 million in accordance with SEC Regulation S-X.
(4)	Book value per share is a non-GAAP financial measure. Book value per share is calculated by dividing shareholders’ equity attributable to shareholders, adjusted for subscriptions receivable, by the number of issued and outstanding shares at period end. See the reconciliation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Book Value Per Share and Fully Diluted Book Value Per Share.”

(5)	Diluted book value per share is a non-GAAP financial measure. Diluted book value per share is calculated by dividing shareholders’ equity attributable to shareholders, adjusted for subscriptions receivable, and adjusted to include unvested restricted shares and the exercise of all in-the-money options and warrants. For purposes of this calculation, the market share price is assumed to be equal to the fully diluted book value per share. See the reconciliation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Book Value Per Share and Fully Diluted Book Value Per Share.”
(6)	Growth in diluted book value per share is calculated by taking the change in diluted book value per share divided by the beginning of period diluted book value per share.
(7)	Return on beginning shareholders’ equity as presented is a non-GAAP financial measure. Return on beginning shareholders’ equity is calculated by dividing net income by the beginning of year total shareholders’ equity. For purposes of determining December 31, 2011 equity, we add back the impact of subscriptions receivable to total shareholders’ equity. Management believes this adjustment more fairly presents the return on equity over the period.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition or results of operations. In that case, the trading price of our common shares could decline, and you may lose all or part of your original investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risks Relating to Our Business

We are a start-up operation with limited historical information available for investors to evaluate our performance or a potential investment in our shares.

We have a limited history of operations. We were incorporated on October 6, 2011 and began underwriting reinsurance transactions on January 1, 2012. As a result, there is limited historical information available to help prospective investors evaluate our performance or an investment in our shares.

In general, reinsurance and insurance companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. They must develop business relationships, establish operating procedures, hire staff, install information technology systems, implement management processes and complete other tasks appropriate for the conduct of their intended business activities. In particular, our ability to implement our reinsurance underwriting strategy will depend on, among other things:

•	our ability to attract clients;

•	our ability to attract and retain personnel with sufficient underwriting, actuarial and accounting and finance expertise;

•	our ability to maintain at least an A- (Excellent) rating from A.M. Best or a similar financial strength rating from one or more other ratings agencies;

•	our ability to evaluate the risks we assume under reinsurance contracts that we write;

•	our reliance on third parties to provide certain services; and

•

the risk of being deemed a passive foreign investment company or an investment company if we are deemed to not be in the active conduct of an insurance business or to not be predominantly engaged in an insurance business. See ‘‘Risks Relating to Insurance and Other Regulations—We are subject to the risk of becoming an investment company under U.S. federal securities law’’ and “Risks Relating to Taxation—United States persons who own our shares may be subject to United States federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of shares.”

We cannot assure you that there will be sufficient demand for the reinsurance products we plan to write to support our planned level of operations, or that we will accomplish the tasks necessary to implement our business strategy.

Our operational structure is currently being developed.

We are in the process of developing and implementing our operational structure and enterprise risk management framework, including exposure management, financial reporting, information technology and internal controls, with which we will conduct our business activities. Our operations are currently supplemented by manual processes, and we expect to migrate over time to a fully-automated control system. While we utilize manual processes, our controls may not be adequate to identify or eliminate risks. There can be no assurance that the development of our operational structure or the implementation of our enterprise risk management framework will proceed smoothly or on our projected timetable or achieve the aforementioned goals.

The preparation of our financial statements requires us to make many estimates and judgments, which are even more difficult than those made in a mature company, and which, if inaccurate, could cause volatility in our results.

Our consolidated financial statements have been prepared in accordance with U.S. GAAP. Management believes the item that requires the most subjective and complex estimates is the reserve for losses and loss expenses. Due to our relatively short operating history, loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim may take years to develop. In addition, the possibility of future litigation or legislative change that may affect interpretation of policy terms further increases the degree of uncertainty in the reserving process. The uncertainties inherent in the reserving process, together with the potential for unforeseen developments, including changes in laws and the prevailing interpretation of policy terms, may result in losses and loss expenses materially different from the reserves initially established. Changes to prior year reserves will affect current underwriting results by increasing net income if the prior year reserves prove to be redundant or by decreasing net income if the prior year reserves prove to be insufficient. We expect volatility in results in periods in which significant loss events occur because U.S. GAAP does not permit insurers or reinsurers to reserve for loss events until they have occurred and are expected to give rise to a claim. As a result, we are not allowed to record contingency reserves to account for expected future losses. We anticipate that claims arising from future events may require the establishment of substantial reserves from time to time.

Our results of operations fluctuate from period to period and may not be indicative of our long-term prospects.

The performance of our reinsurance operations and our investment portfolio fluctuate from period to period. Fluctuations result from a variety of factors, including:

•	reinsurance contract pricing;

•	our assessment of the quality of available reinsurance opportunities;

•	the volume and mix of reinsurance products we underwrite;

•	loss experience on our reinsurance liabilities;

•	our ability to assess and integrate our risk management strategy properly; and

•	the performance of our investment portfolio.

In particular, we seek to underwrite products and make investments to achieve favorable return on equity over the long term. In addition, our opportunistic nature and focus on long-term growth in book value result in fluctuations in total premiums written from period to period as we concentrate on underwriting contracts that we believe will generate better long-term, rather than short-term, results. Accordingly, our short-term results of operations may not be indicative of our long-term prospects.

Established competitors with greater resources may make it difficult for us to effectively market our products or offer our products at a profit.

The reinsurance industry is highly competitive. We compete with major reinsurers, many of which have substantially greater financial, marketing and management resources than we do, as well as other potential providers of capital willing to assume insurance or reinsurance risk. Competition in the types of business that we underwrite is based on many factors, including:

•	price of reinsurance coverage;

•	the general reputation and perceived financial strength of the reinsurer;

•	relationships with reinsurance brokers;

•	terms and conditions of products offered;

•	ratings assigned by independent rating agencies;

•	speed of claims payment and reputation; and

•	the experience and reputation of the members of our underwriting team in the particular lines of reinsurance we seek to underwrite.

Our competitors include, among others, Tokio Millennium Re Ltd., Endurance Specialty Reinsurance Ltd., AXIS Specialty Limited, Arch Reinsurance Ltd., ACE Tempest Reinsurance Ltd., Transatlantic Reinsurance Company and S.A.C. Re, Ltd. In addition, Greenlight Reinsurance, Ltd. has a business model similar to ours, and we expect to compete with them in many lines of business and geographies. In addition, in the future, we may have to compete for the type of reinsurance we intend to underwrite with new start-up companies that have a business model similar to ours.

We cannot assure you that we will be able to compete successfully in the reinsurance market. Our failure to compete effectively would significantly and negatively affect our financial condition and results of operations and may increase the likelihood that we are deemed to be a passive foreign investment company or an investment company. See “Risks Relating to Insurance and Other Regulations—We are subject to the risk of becoming an investment company under U.S. federal securities law” and “Risks Relating to Taxation—United States persons who own our shares may be subject to United States federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of shares.”

If actual renewals of our existing contracts do not meet expectations, our premiums written in future years and our future results of operations could be materially adversely affected.

Many of our contracts are generally written for a one-year term. In our financial forecasting process, we make assumptions about the renewal of our prior year’s contracts. The insurance and reinsurance industries have historically been cyclical businesses with intense competition, often based on price. If actual renewals do not meet expectations or if we choose not to write on a renewal basis because of pricing conditions, our premiums written in future years and our future operations would be materially adversely affected. This risk is especially prevalent in the first quarter of each year when a larger number of reinsurance contracts are subject to renewal.

The inherent uncertainty of models and the use of such models as a tool to evaluate risk may have an adverse effect on our financial results.

We license analytic and modeling capabilities software from third parties to facilitate our pricing, capital modeling software and objective risk assessment relating to risks in our reinsurance portfolio. These models help us to control risk accumulation, inform management and other stakeholders of capital requirements and to improve the risk/return profile or minimize the amount of capital required to cover the risks in each reinsurance contract in our overall portfolio of reinsurance contracts. However, given the inherent uncertainty of modeling techniques and the application of such techniques, these models and databases may not accurately address the emergence of a variety of matters which might be deemed to impact certain of our coverages. Accordingly, these models may understate the exposures we are assuming and our financial results may be adversely impacted, perhaps significantly.

Operational risks, including human or systems failures, are inherent in our business.

Operational risks and losses can result from many sources including fraud, errors by employees, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements or information technology failures.

We believe our modeling, underwriting and information technology and application systems are critical to our business and reputation. Moreover, our technology and applications are an important part of our underwriting process and our ability to compete successfully. We have licensed certain systems and data from third parties. We cannot be certain that we will have access to these, or comparable systems, or that our technology or applications will continue to operate as intended. In addition, we cannot be certain that we would be able to replace these systems without slowing our underwriting response time. A major defect or failure in our internal controls or information technology and application systems could result in management distraction, harm to our reputation, a loss or delay of revenues or increased expense.

Technology breaches or failures, including those resulting from a malicious cyber-attack on us or our business partners and service providers, could disrupt or otherwise negatively impact our business.

We rely on information technology systems to process, transmit, store and protect the electronic information, financial data and proprietary models that are critical to our business. Furthermore, a significant portion of the communications between our employees and our business, banking and investment partners depends on information technology and electronic information exchange. Like all companies, our information technology systems are vulnerable to data breaches, interruptions or failures due to events that may be beyond our control, including, but not limited to, natural disasters, theft, terrorist attacks, computer viruses, hackers and general technology failures.

We believe that we have established and implemented appropriate security measures, controls and procedures to safeguard our information technology systems and to prevent unauthorized access to such systems and any data processed or stored in such systems, and we periodically evaluate and test the adequacy of such systems, controls and procedures. In addition, we have established a business continuity plan which is designed to ensure that we are able to maintain all aspects of our key business processes functioning in the midst of certain disruptive events, including any disruptions to or breaches of our information technology systems. Our business continuity plan is routinely tested and evaluated for adequacy. Despite these safeguards, disruptions to and breaches of our information technology systems are possible and may negatively impact our business.

It is possible that insurance policies we have in place with third parties would not entirely protect us in the event that we experienced a breach, interruption or widespread failure of our information technology systems. Furthermore, we have not secured insurance coverage designed to specifically protect us from an economic loss resulting from such events.

Although we have never experienced any known or threatened cases involving unauthorized access to our information technology systems or unauthorized appropriation of the data contained within such systems, we have no assurance that such technology breaches will not occur in the future.

We may not be able to manage our growth effectively.

We intend to grow our business in the future, which could require additional capital, systems development and skilled personnel. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire qualified employees or incorporate effectively the components of any businesses we may acquire in our effort to achieve growth. Additionally, as we grow, the ability of our management to source sufficient reasonably priced reinsurance business in the segments we target may be limited. The failure to manage our growth effectively could have a material adverse effect on our business, financial condition, and results of operations.

Our losses may exceed our loss reserves, which could significantly and negatively affect our business.

Our results of operations and financial condition depends upon our ability to assess accurately the potential losses associated with the risks we reinsure. Reserves are estimates of claims an insurer ultimately expects to pay, based upon facts and circumstances known at the time, predictions of future events, estimates of future trends in claim severity and other variable factors. The inherent uncertainties of estimating loss reserves generally are greater for reinsurance companies as compared to primary insurers, primarily due to:

•	the lapse of time from the occurrence of an event to the reporting of the claim and the ultimate resolution or settlement of the claim;

•	the diversity of development patterns among different types of reinsurance treaties; and

•	the necessary reliance on the client for information regarding claims.

Actual losses and loss adjustment expenses paid may deviate substantially from the estimates of our loss reserves, to our detriment. If we determine our loss reserves to be inadequate, we will increase our loss reserves with a corresponding reduction in our net income in the period in which we identify the deficiency. Such a reduction would negatively affect our results of operations. If our losses exceed our loss reserves, our financial condition may be significantly and negatively affected.

As a newly formed reinsurance company, we do not have the benefit of extended loss experience with our cedents. With additional time, we may determine that our cedents’ loss emergence, incurred and payment patterns are different from those implied in the original submission data. Consequently, we may experience greater than average deviation in our loss reserve estimates when compared to our more established competitors.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition and results of operations.

Although we seek to mitigate our loss exposure through a variety of methods, property and casualty reinsurance risk is inherently unpredictable. It is difficult to predict the timing, frequency and severity of loss events with statistical certainty or estimate the amount of loss any given occurrence will generate. It is not possible to completely eliminate our exposure to unforecasted or unpredictable events and, to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

We seek to manage reinsurance volatility by focusing on lines of business that have historically demonstrated more stable return characteristics, such as property quota share, auto, workers’ compensation and certain segments of crop. These lines of business are often characterized as having exposure to higher frequency and lower severity claims activity, although this has not always been the case. For example, during 2012, we incurred a $10.0 million underwriting loss in our crop line of business. We seek to further manage the volatility of our reinsurance results by writing policies on a quota share basis and through the use of contractual terms and conditions, such as loss ratio caps, within our reinsurance contracts. In addition, in contrast to many reinsurers with whom we compete, we write property catastrophe reinsurance on an excess of loss basis exclusively through the Catastrophe Reinsurer, which is a separately capitalized reinsurance vehicle. However, there can be no assurance that these loss limitation methods will be effective in mitigating our exposure, or that market or other conditions would necessitate a different loss mitigation strategy. The failure or ineffectiveness of any of our loss limitation methods could have a material adverse effect on our financial condition and results of operations.

The property and casualty reinsurance industry is highly cyclical, and we expect to continue to experience periods characterized by excess underwriting capacity and unfavorable premium rates.

Historically, reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, changes in equity, debt and other investment markets, changes in legislation, case law and prevailing concepts of liability and other factors. In particular, demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the reinsurance industry on both underwriting and investment sides.

As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to high levels of available underwriting capacity as well as periods when shortages of capacity have permitted favorable premium levels and changes in terms and conditions. The supply of available reinsurance capital has increased over the past several years and may increase further, either as a result of capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers.

Continued increases in the supply of reinsurance may have consequences for us and for the reinsurance insurance generally, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention, and less favorable policy terms and conditions. As a result, we may be unable to fully execute our reinsurance strategy of selling lower-volatility business. The effects of cyclicality could significantly and negatively affect our financial condition and results of operations.

The effect of emerging claim and coverage issues on our business is uncertain.

As industry practices and legal, judicial and regulatory conditions change, unexpected issues related to claims and coverage may emerge. Various provisions of our contracts, such as limitations or exclusions from coverage or choice of forum, may be difficult to enforce in the manner we intend, due to, among other things, disputes relating to coverage and choice of legal forum. These issues may adversely affect our business by either extending coverage beyond the period that we intended or by increasing the number or size of claims. In some instances, these changes may not manifest themselves until many years after we have issued insurance or reinsurance contracts that are affected by these changes. As a result, we may not be able to ascertain the full extent of our liabilities under our insurance or reinsurance contracts for many years following the issuance of our contracts. The effects of unforeseen development or substantial government intervention could adversely impact our ability to adhere to our goals.

A downgrade or withdrawal of our A.M. Best rating would significantly and negatively affect our ability to implement our business strategy successfully.

Companies, insurers and reinsurance brokers use ratings from independent ratings agencies as an important means of assessing the financial strength and quality of reinsurers. A.M. Best has assigned us a financial strength rating of A- (Excellent), which is the fourth highest of 15 ratings that A.M. Best issues. This rating reflects the rating agency’s opinion of our financial strength, operating performance and ability to meet obligations. It is not an evaluation directed toward the protection of investors or a recommendation to buy, sell or hold our shares. A.M. Best periodically reviews our rating, and may revise it downward or revoke it at its sole discretion based primarily on its analysis of our balance sheet strength, operating performance and business profile. Factors which may affect such an analysis include:

•	if we change our business practices from our organizational business plan in a manner that no longer supports A.M. Best’s initial rating;

•	if unfavorable financial or market trends impact us;

•	if our losses exceed our loss reserves;

•	if we are unable to retain our senior management and other key personnel;

•	if our investment portfolio incurs significant losses; or

•	if A.M. Best alters its capital adequacy assessment methodology in a manner that would adversely affect Third Point Re’s rating.

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if A.M. Best downgrades or withdraws our rating, we could be severely limited or prevented from writing any new reinsurance contracts which would significantly and negatively affect our ability to implement our business strategy.

If A.M. Best downgrades our rating below A- (Excellent), places us on credit watch or withdraws our rating, we could be severely limited or prevented from writing any new reinsurance contracts which would significantly and negatively affect our ability to implement our business strategy. A downgrade may also require us to establish trusts or post letters of credit for ceding company clients. In addition, almost all of our reinsurance contracts provide the client with the right to terminate the agreement or require us to transfer premiums on a funds withheld basis if our A- (Excellent) A.M. Best rating is downgraded. The contracts containing such a termination right represented approximately 95.8% of gross premiums written during 2012 and 92.9% of gross premiums written during the three months ended March 31, 2013.

A significant decrease in our capital or surplus could enable certain clients to terminate reinsurance agreements or to require additional collateral.

Certain of our reinsurance contracts contain provisions that permit our clients to cancel the contract or require additional collateral in the event of a downgrade in our ratings below specified levels or a reduction of our capital or surplus below specified levels over the course of the agreement. Whether a client would exercise such cancellation rights would likely depend, among other things, on the reason the provision is triggered, the prevailing market conditions, the degree of unexpired coverage and the pricing and availability of replacement reinsurance coverage.

If any such provisions were to become exercisable, we cannot predict whether or how many of our clients would actually exercise such rights or the extent to which they would have a significant and negative effect on our financial condition, results of operations or future prospects but they could have a significant adverse effect on our operations.

We are dependent on key executives, the loss of whom could adversely affect our business.

Our future success depends to a significant extent on the efforts of our senior management, in particular Mr. Berger, and other key personnel, such as our chief financial officer and chief operating officer, our chief actuary and chief risk officer and our senior underwriting executives, to implement our business strategy. We believe there are only a limited number of available and qualified executives with substantial experience in our industry. Accordingly, the loss of the services of one or more of the members of our senior management, in particular Mr. Berger, or other key personnel could delay or prevent us from fully implementing our business strategy and, consequently, significantly and negatively affect our business.

We do not currently maintain key man life insurance with respect to any of our senior management. If any member of senior management dies or becomes incapacitated, or leaves the company to pursue employment opportunities elsewhere, we would be solely responsible for locating an adequate replacement for such senior management and for bearing any related cost. To the extent that we are unable to locate an adequate replacement or are unable to do so within a reasonable period of time, our business may be significantly and negatively affected.

In addition, our business operations require the services of a number of specialized employees to carry out day-to-day business operations. There can be no assurance that we can attract and retain the necessary employees to conduct our business activities on a timely basis or at all.

Our failure to obtain sufficient letter of credit facilities or to increase our letter of credit capacity on commercially acceptable terms as we grow could significantly and negatively affect our ability to implement our business strategy.

We are not licensed or admitted as a reinsurer in any jurisdiction other than Bermuda. Certain jurisdictions, including in the United States, do not permit insurance companies to take statutory credit for reinsurance obtained from unlicensed or non-admitted insurers unless appropriate security measures are implemented. Consequently, certain clients require us to obtain a letter of credit or provide other collateral through funds withheld or trust arrangements. In connection with obtaining letter of credit facilities, we are typically required to provide customary collateral to the letter of credit provider in order to secure our obligations under the facility. Our ability to provide collateral, and the costs at which we provide collateral, is primarily dependent on the composition of our investment portfolio.

Typically, letters of credit are collateralized with fixed-income securities. Banks may be willing to accept our investment portfolio as collateral, but on terms that may be less favorable to us than reinsurance companies that invest solely or predominantly in fixed-income securities. The inability to renew, maintain or obtain letters of credit collateralized by our investment portfolio may significantly limit the amount of reinsurance we can write or require us to modify our investment strategy.

We may need additional letter of credit capacity as we grow, and if we are unable to renew, maintain or increase our letter of credit facilities or are unable to do so on commercially acceptable terms, such a development could significantly and negatively affect our ability to implement our business strategy.

Our ability to pay dividends may be constrained by our holding company structure and certain regulatory and other factors.

Third Point Reinsurance Ltd. is a holding company that conducts no reinsurance operations of its own. The majority of our reinsurance operations are conducted through our wholly-owned operating subsidiary, Third Point Re, and Third Point Re may also receive income relating to its shareholdings in the Catastrophe Fund. Our cash flows consist primarily of dividends and other permissible payments from Third Point Re and income generated from management fees payable to the Catastrophe Fund Manager, our majority owned subsidiary that provides management services to the catastrophe fund. Third Point Reinsurance Ltd. depends on such payments to receive funds to meet its obligations, including the payment of any dividends and other distributions to our shareholders.

Third Point Reinsurance Ltd. is indirectly subject to Bermuda regulatory constraints placed on Third Point Re and the Catastrophe Reinsurer, which is the licensed special purpose insurer that writes policies for the Catastrophe Fund. This affects our ability to pay dividends on the shares and make other payments. Under the Insurance Act, Third Point Re, as a Class 4 insurer, is prohibited from declaring or paying a dividend if it is in breach of its minimum solvency margin (“MSM”), enhanced capital ratio (“ECR”) or minimum liquidity ratio or if the declaration or payment of such dividend would cause such a breach. Where Third Point Re, as a Class 4 insurer, fails to meet its MSM or minimum liquidity ratio on the last day of any financial year, it is prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.

In addition, Third Point Re, as a Class 4 insurer is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the BMA an affidavit signed by at least two directors (one of whom must be a Bermuda resident director if any of the insurer’s directors are resident in Bermuda) and the principal representative stating that it will continue to meet its solvency margin and minimum liquidity ratio. Where such an affidavit is filed, it shall be available for public inspection at the offices of the BMA.

The Catastrophe Reinsurer, as a special purpose insurer, is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or if the declaration or payment of such dividends would cause it to fail to meet such minimum margin. If the Catastrophe Reinsurer, as a special purpose insurer, were to fail to meet its minimum solvency margin on the last day of any financial year, it would be prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.

In addition, under the Bermuda Companies Act 1981, as amended (the “Companies Act”), Bermuda companies such as Third Point Reinsurance Ltd., Third Point Re and the Catastrophe Reinsurer may not declare or pay a dividend if there are reasonable grounds for believing that the relevant Bermuda company is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than its liabilities.

We may need additional capital in the future in order to operate our business, and such capital may not be available to us or may not be available to us on acceptable terms. Furthermore, additional capital raising could dilute your ownership interest in our company and may cause the value of the shares to decline.

We may need to raise additional capital in the future through offerings of debt or equity securities or otherwise to:

•	fund liquidity needs caused by underwriting or investment losses;

•	replace capital lost in the event of significant reinsurance losses or adverse reserve developments;

•	satisfy letters of credit or guarantee bond requirements that may be imposed by our clients or by regulators;

•	meet rating agency or regulatory capital requirements; or

•	respond to competitive pressures.

Additional capital may not be available on terms favorable to us, or at all. Further, any additional capital raised through the sale of equity could dilute your ownership interest in our company and may cause the value of our shares to decline. Additional capital raised through the issuance of debt may result in creditors having rights, preferences and privileges senior or otherwise superior to those of the holders of our shares.

Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

Climate change, to the extent it produces extreme changes in temperatures and changes in weather patterns, could affect the frequency or severity of weather events and wildfires. Further, it could reduce the affordability and availability of homeowners insurance, which could have an effect on pricing. Changes in weather patterns could also affect the frequency and severity of other natural catastrophe events to which we may be exposed. For example, due to the severe drought that impacted most of the U.S. farm belt in 2012, we suffered a $10.0 million underwriting loss on $42.5 million of earned crop premium.

Our reinsurance operations may make us vulnerable to losses from catastrophes and may cause our results of operations to vary significantly from period to period.

While Third Point Re, our Class 4 reinsurer, currently does not directly underwrite catastrophe exposed reinsurance business on an excess of loss basis, we recently launched an open-ended catastrophe reinsurance fund with an exposure to a diversified portfolio of peak zone natural catastrophe risk. Involvement in catastrophe exposed excess of loss reinsurance through our investment in the Catastrophe Fund exposes us to claims arising out of unpredictable catastrophic events, such as hurricanes, hailstorms, tornados, windstorms, severe winter weather, earthquakes, floods, droughts, fires, explosions, volcanic eruptions, acts of war or terrorism or political unrest and other natural or man-made disasters. The incidence and severity of catastrophes are inherently unpredictable but the loss experience of property catastrophe reinsurers has been generally characterized as low frequency and high severity. Claims from catastrophic events could reduce our earnings and cause volatility in our results of operations for any fiscal quarter or year.

In addition, we are exposed to the impact of catastrophic events in some cases through the property and casualty quota share reinsurance business of Third Point Re, as significant disasters or weather events can result in increased claims under such lines of business as auto or crop. If a natural or man-made disaster significantly increased the amount of claims payable under the types of property and casualty reinsurance written by Third Point Re, our reinsurance results of operation could be materially and adversely affected.

We depend on our clients’ evaluations of the risks associated with their insurance underwriting, which may subject us to reinsurance losses.

In most of our quota share reinsurance business we do not separately evaluate each of the original individual risks assumed under these reinsurance contracts. Therefore, we are dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the clients may not have adequately evaluated the insured risks and that the premiums ceded may not adequately compensate us for the risks we assume. We also do not separately evaluate each of the individual claims made on the underlying insurance contracts. Therefore, we are dependent on the original claims decisions made by our clients. We are subject to the risk that the client may pay invalid claims, which could result in reinsurance losses for us.

The involvement of reinsurance brokers subjects us to their credit risk.

In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, remit these amounts to the ceding companies that have reinsured a portion of their liabilities with us. In some jurisdictions, if a broker fails to make such a payment, we might remain liable to the client for the deficiency notwithstanding the broker’s obligation to make such payment. Conversely, in certain jurisdictions, when the client pays premiums for policies to reinsurance brokers for payment to us, these premiums are considered to have been paid and the client will no longer be liable to us for these premiums, whether or not we have actually received them. Consequently, we assume a degree of credit risk associated with reinsurance brokers around the world.

The inability to obtain business provided from brokers could adversely affect our business strategy and results of operations.

We market our reinsurance worldwide primarily through reinsurance brokers. Business placed by our top three reinsurance brokers, Guy Carpenter & Company, LLC, Advocate Reinsurance Partners, LLC, and Aon Benfield, accounted for almost 60% of our gross premiums written during the year ended December 31, 2012. Affiliates of these brokers have also co-sponsored the formation of Bermuda reinsurance companies that may compete with us, and these brokers may favor their own reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

We may be unable to purchase reinsurance for the liabilities we reinsure, and if we successfully purchase such reinsurance, we may be unable to collect, which could adversely affect our business, financial condition and results of operations.

While we did not purchase retrocessional coverage in 2012, we have begun to do so in the first half of 2013 and may continue to do so in the future, in order to mitigate the effect of a potential concentration of losses upon our financial condition. The insolvency or inability or refusal of a reinsurer to make payments under the terms of its agreement with us could have an adverse effect on us because we remain liable to our client. From time to time, market conditions have limited, and in some cases have prevented, reinsurers from obtaining the types and amounts of retrocession that they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional coverage or negotiate terms that we deem appropriate or acceptable or obtain retrocession from entities with satisfactory creditworthiness. Our failure to establish adequate retrocessional arrangements or the failure of our retrocessional arrangements to protect us from overly concentrated risk exposure could significantly and negatively affect our business, financial condition and results of operations.

Currency fluctuations could result in exchange rate losses and negatively impact our business.

Our functional currency is the U.S. dollar. However, we may in the future write a portion of our business and receive premiums in currencies other than the U.S. dollar. In addition, our investment manager, Third Point LLC, invests a portion of our portfolio in assets denominated in currencies other than the U.S. dollar. Consequently, we may experience exchange rate losses to the extent our foreign currency exposure is not hedged or is not sufficiently hedged, which could significantly and negatively affect our business. If we do seek to hedge our foreign currency exposure through the use of forward foreign currency exchange contracts or currency swaps, we may be subject to the risk that our counterparties to the arrangements fail to perform.

Our ability to implement our business strategy could be delayed or adversely affected by Bermuda employment restrictions relating to the ability to obtain and retain work permits for key employees in Bermuda.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part on the continued services of key employees in Bermuda, and none of our chief executive officer, our chief financial officer and chief operating officer, our chief actuary and chief risk officer or our senior underwriting executives are Bermudians or spouses of Bermudians. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or a holder of a permanent resident’s certificate or holder of a working resident’s certificate) is available who meets the minimum standards reasonably required by the employer. A work permit is issued with an expiry date (up to ten years) and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term. If work permits are not obtained, or are not renewed, for our principal employees, we would lose their services, which could materially affect our businesses.

Risks Relating to Our Investment Strategy and Investment Manager

We have limited control over how our investment portfolio is allocated, and its performance depends on the ability of our investment manager, Third Point LLC, to select and manage appropriate investments.

We have engaged Third Point LLC to act as our exclusive investment manager for substantially all of our investment portfolio and to recommend appropriate investment opportunities. Although Third Point LLC is contractually obligated to follow our investment guidelines, we cannot assure shareholders as to exactly how assets will be allocated to different investment opportunities, including long and short positions and derivatives trading, which could increase the level of risk in our investment.

The performance of our investment portfolio depends to a great extent on the ability of Third Point LLC, as our investment manager to select and manage appropriate investments. We have entered into an investment management agreement with Third Point LLC which terminates on December 22, 2016 and is subject to automatic renewal for additional successive three-year terms unless a party notifies the other parties at least six months prior to the end of a term that it wishes to terminate the investment management agreement at the end of such term. We have limited ability to terminate the investment management agreement earlier. We cannot assure you that Third Point LLC will be successful in meeting our investment objectives. The failure of Third Point LLC to perform adequately could significantly and negatively affect our business, results of operations and financial condition.

The historical performance of Third Point LLC should not be considered as indicative of the future results of our investment portfolio or of our future results or of any returns expected on our common shares.

The historical returns of the funds managed by Third Point LLC are not directly linked to returns on our common shares. Although as our investment manager, Third Point LLC has agreed to invest our portfolio on substantially the same basis as Third Point LLC’s hedge funds, results for our investment portfolio could differ from results of the funds managed by Third Point LLC as a result of restrictions imposed by our investment guidelines. In addition, even if our investment portfolio generates investment income in a given period, our overall performance could be adversely affected by losses generated by our reinsurance operations. Poor performance of our investment portfolio will cause a decline in our revenue from that portfolio and will therefore have a negative effect on our financial performance.

Moreover, with respect to the historical performance of funds or accounts managed by Third Point LLC, including our investment portfolio:

•	the historical performance of funds managed by Third Point LLC should not be considered indicative of the future results that should be expected from our investment portfolio; and

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the returns of funds managed by Third Point LLC have benefited historically from investment opportunities and general market conditions that currently may not exist and may not repeat themselves, and there can be no assurance that Third Point LLC will be able to avail itself of profitable investment opportunities in the future.

The risks associated with Third Point LLC’s strategy in managing our investment portfolio may be substantially greater than the investment risks faced by other reinsurers with whom we compete.

We may derive a significant portion of our income from our investment portfolio. As a result, our operating results depend in part on the performance of our investment portfolio. We cannot assure you that Third Point LLC, as our investment manager, will successfully structure our investments in relation to our anticipated liabilities. Failure to do so could force us to liquidate investments at a significant loss or at prices that are not optimal, which could significantly and adversely affect our financial results.

The risks associated with Third Point LLC’s investment strategy may be substantially greater than the risks associated with traditional fixed-income investment strategies employed by many reinsurers with whom we compete. Third Point LLC makes investments globally, in both developed and emerging markets, in all sectors, and in equity, credit, commodity, currency, option and other instruments with a focus on event-driven situations, in which Third Point LLC believes that a catalyst, either intrinsic or extrinsic, will unlock value or alter the lens through which the greater market values a particular investment. Making long equity investments in an up or rising market may increase the risk of not generating profits on these investments and we may incur losses if the market declines. Similarly, making short equity investments in a down or falling market may increase the risk of not generating profits on these investments and we may incur losses if the market rises. The market price of our common shares may be volatile and the risk of loss may be greater when compared with other reinsurance companies.

The termination by Third Point LLC of our investment management agreement at the end of its term or any successive term could materially adversely affect our investment results.

We depend upon Third Point LLC, our investment manager, to implement our investment strategy. The investment management agreement, which terminates on December 22, 2016, is subject to automatic renewal for additional successive three-year terms unless a party notifies the other parties at least six months prior to the end of a term that it wishes to terminate the investment management agreement at the end of such term. If Third Point LLC chooses to terminate the investment management agreement at the end of such term, there is no assurance that we could find a suitable replacement.

Potential conflicts of interest with Third Point LLC may exist that could adversely affect us.

Neither Third Point LLC nor its principals, including Daniel S. Loeb, who is one of our shareholders, are obligated to devote any specific amount of time to our affairs. Affiliates of Third Point LLC manage, and expect to continue to manage other client accounts, some of which have objectives similar to ours, including collective investment vehicles managed by Third Point LLC’s affiliates and in which Third Point LLC or its affiliates may have an equity interest. Pursuant to our investment management agreement with Third Point LLC, Third Point LLC has the exclusive right to manage our investment portfolio and is required to follow our investment guidelines and act in a manner that is fair and equitable in allocating investment opportunities to us, but the agreement does not otherwise impose any specific obligations or requirements concerning allocation of time, effort or investment opportunities to us or any restriction on the nature or timing of investments for our account and for Third Point LLC’s own account or other accounts that Third Point LLC or its affiliates may manage. Third Point LLC’s interest and the interests of its affiliates, may at times conflict, possibly to Third Point LLC’s detriment, which may potentially adversely affect our investment opportunities and returns.

Our investment portfolio may contain large positions which could result in large losses.

Our investment guidelines provide that as our investment manager, Third Point LLC may commit up to 15% of our assets under management to any one investment. Our investment portfolio could be subject to significant losses if it holds a relatively large position in a single issuer, industry, market or a particular type of investment that declines in value, and the losses could increase even further if the investments cannot be liquidated without adverse market reaction or are otherwise adversely affected by changes in market conditions or circumstances. As of December 31, 2012 and March 31, 2013, the net exposure of our portfolio was 62.8% and 69.9%, respectively, and the largest ten long and short positions comprised an aggregate of 41% and 24% and 43% and 20%, respectively, of our investment portfolio. Since our investment portfolio may not be widely diversified at times, it may be subject to more rapid changes in value than would be the case if the investment portfolio were required to maintain a wide diversification among companies, securities and types of securities.

We are exposed to credit risk from the possibility that counterparties may default on their obligations.

To the extent that transactions in our investment portfolio are entered into directly and not through a broker or clearinghouse, including, but not limited to, forward foreign currency transactions, swap transactions, and the purchase and sale of bonds and other fixed income securities directly from the current holder thereof, we must rely on the creditworthiness of the counterparty to the extent it is unable to deliver the promised asset or cash flows in the case of cash settled transactions, net of any collateral that has been posted by or to the counterparty. The bankruptcy or insolvency of these counterparties could also result in a loss of any collateral posted against these transactions.

In addition, any prime broker or custodian through whom transactions are effected in our investment portfolio will each have a lien over assets held in a margin account with such counterparty. Further, should a prime broker or custodian become insolvent, those assets may become unavailable for redemption and potentially classified as belonging to the defaulting party. The insolvency of any such prime broker or custodian could result in the loss of a substantial portion or all of the assets held with such counterparty. Assets which are deposited with brokers as collateral against margin loss may become available to the creditors of the brokers in the event of the bankruptcy or insolvency of the broker to the extent that it is needed to satisfy obligations to the insolvent party. Any reduction in our assets as a result of a default by a prime broker could negatively affect the net asset value of our investment portfolio.

If Third Point LLC’s risk management systems are ineffective, we may be exposed to material unanticipated losses.

Third Point LLC continually refines its risk management techniques, strategies and assessment methods. However, its risk management techniques and strategies do not fully mitigate the risk exposure of its funds and managed accounts, including our investment portfolio, in all economic or market environments, or against all types of risk, including risks that they might fail to identify or anticipate. Some of Third Point LLC’s strategies for managing risk are based upon its use of historical market behavior statistics. Any failures in Third Point LLC’s risk management techniques and strategies to accurately quantify such risk exposure could limit the risk-adjusted returns of our investment portfolio. In addition, any risk management failures could cause losses in the portfolios managed by Third Point LLC, including our managed account, to be significantly greater than the historical measures predict. Third Point LLC’s approach to managing those risks could prove insufficient, exposing us to material unanticipated losses in our investment portfolio.

In managing our investment portfolio, Third Point LLC may trade on margin and use other forms of financial leverage, which could potentially adversely affect our revenues.

Our investment guidelines provide Third Point LLC with the ability to trade on margin and use other forms of financial leverage. Fluctuations in the market value of our investment portfolio could have a disproportionately large effect in relation to our capital. As of March 31, 2013, our investment account had approximately $31.0 million of margin debt at its brokers. A common metric used to determine financial leverage for accounts such as our investment portfolio is the “gross exposure” of our managed account. The “gross exposure” is shown as a percentage of the Net Asset Value (“NAV”) of the account, and represents the market exposure in the account (long and short) versus the NAV. In other words, if the NAV of an account is $100, and the account holds securities “long” with an aggregate market exposure of $100 (100% long), and has sold short securities with an aggregate market exposure of $25 (25% short), then the gross exposure would be 125% (i.e., $125 of investments against $100 of NAV). As of March 31, 2013, the gross exposure of our investment portfolio was 169.5%. Any event which may adversely affect the value of positions we hold could significantly and negatively affect the net asset value of our investment portfolio and thus our results of operations.

In managing our investment portfolio, Third Point LLC engages in short sales that may subject us to unlimited loss potential.

As our investment manager, Third Point LLC routinely enters into transactions for our account in which it sells a security that we do not own, which we refer to as a short sale, in anticipation of a decline in the market value of the security. Short sales for our account theoretically will involve unlimited loss potential since the market price of securities sold short may continuously increase. If the market price of the subject security increases considerably, Third Point LLC might have to cover short sales at suboptimal prices. As of March 31, 2013, short exposure in the portfolio was $508.6 million over 174 debt, equity and index positions.

Third Point LLC’s representatives’ service on boards and committees may place trading restrictions on our investments.

Third Point LLC may from time to time place its or its affiliates’ representatives on creditors’ committees or boards of certain companies in which our portfolio is invested. While such representation may enable Third Point LLC to enhance the sale value of our investments, it may also place trading restrictions on our investments.

As of the date hereof, representatives of Third Point LLC sat on the board of directors of Yahoo! Inc. and Enphase Energy, Inc., whose securities are publicly traded and included in our investment portfolio.

The ability to use ‘‘soft dollars’’ may provide Third Point LLC with an incentive to select certain brokers that may take into account benefits to be received by Third Point LLC.

Under certain circumstances and subject to compliance with the safe harbor provided by section 28(e) of the Exchange Act, Third Point LLC is entitled to use so-called ‘‘soft dollars’’ generated by commissions paid in connection with transactions for our investment portfolio to pay for certain categories of expenses relating to research and related services provide by brokers. Soft dollars are a means of paying brokerage firms for their services through commission revenue, rather than through direct payments. Third Point LLC’s right to use soft dollars may give Third Point LLC an incentive to select brokers or dealers for our transactions, or to negotiate commission rates or other execution terms, in a manner that takes into account the soft dollar benefits received by Third Point LLC rather than giving exclusive consideration to the interests of our investment portfolio and, accordingly, may create a conflict.

Our investment management agreement has limited termination provisions.

Our investment management agreement with Third Point LLC has limited termination provisions which restrict our ability to manage our investment portfolio outside of Third Point LLC. Because the investment management agreement contains exclusivity and limited termination provisions, we are unable to use investment managers other than Third Point LLC for so long as the agreement is in effect. The investment management agreement was entered into on December 22, 2011 and has an initial term of five years, subject to automatic renewal for additional successive three-year terms unless a party notifies the other parties at least six months prior to the end of a term that it wishes to terminate the investment management agreement at the end of such term. We may also terminate the investment management agreement upon the death, long-term disability or retirement of Daniel S. Loeb, or the occurrence of other circumstances in which Mr. Loeb is no longer directing the investment program of Third Point LLC.

We may also withdraw as participants under the investment management agreement prior to the expiration of the investment management agreement’s term at any time only “for cause”, which is defined as:

•	a material violation of applicable law relating to Third Point LLC’s advisory business;

•	Third Point LLC’s fraud, gross negligence, willful misconduct or reckless disregard of its obligations under the Investment Management Agreement;

•	a material breach by Third Point LLC of our investment guidelines that is not cured within a 15-day period;

•	a conviction or, a plea of guilty or nolo contendere to a felony or a crime affecting the asset management business of Third Point LLC by certain senior officers of Third Point LLC;

•	any act of fraud, material misappropriation, material dishonesty, embezzlement, or similar conduct against or involving us by senior officers of Third Point LLC; or

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a formal administrative or other legal proceeding before the Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the Financial Industry Regulatory Association, or any other U.S. or non-U.S. regulatory or self-regulatory organization against Third Point LLC or certain key personnel which would likely have a material adverse effect on us.

In addition, we may withdraw as a participant under the investment management agreement prior to the expiration of its term if our portfolio underperforms as measured against specified benchmarks.

We may not withdraw or terminate the investment management agreement on the basis of performance other than as provided above. If we become dissatisfied with the results of the investment performance of Third Point LLC as our investment manager but the contractually specified termination threshold has not been met, we will be unable to hire new investment managers until the investment management agreement expires by its terms or is terminated for cause.

Certain of our investments may have limited liquidity and lack valuation data, which could create a conflict of interest.

Our investment guidelines provide Third Point LLC, as our investment manager, with the flexibility to invest in certain securities with limited liquidity or no public market. This lack of liquidity may adversely affect the ability of Third Point LLC to execute trade orders at desired prices. To the extent that Third Point LLC invests our investable assets in securities or instruments for which market quotations or other independent pricing sources are not readily available, under the terms of the investment management agreement the valuation of such securities and instruments for purposes of compensation to Third Point LLC will be determined by Third Point LLC, whose determination, subject to audit verification, will be conclusive and binding in the absence of bad faith or manifest error. Because the investment management agreement gives Third Point LLC the power to determine the value of securities with no readily discernible market value, and because the calculation of Third Point LLC’s fee is based on the value of the investment account, a conflict may exist or arise.

The U.S. and global economic downturns could harm the performance of our investment portfolio, our liquidity and financial condition and our share price.

Volatility in the United States and other securities markets may adversely affect our investment portfolio. The ability of Third Point LLC to manage our investment portfolio profitably is dependent upon conditions in the global financial markets and economic and geopolitical conditions throughout the world that are outside of our control and difficult to predict. Factors such as equity prices, equity market volatility, asset or market correlations, interest rates, counterparty risks, availability of credit, inflation rates, economic uncertainty, changes in laws or regulation (including laws relating to the financial markets generally or the taxation or regulation of the hedge fund industry), trade barriers, commodity prices, interest rates, currency exchange rates and controls, and national and international political circumstances (including governmental instability, wars, terrorist acts or security operations) can have a material impact on the value of our investment portfolio.

If Third Point LLC, as our investment manager, fails to react appropriately to difficult market, economic and geopolitical conditions, our investment portfolio could incur material losses.

Third Point LLC’s use of hedging and derivative transactions in executing trades for our account may not be successful, which could materially adversely affect our investment results

In managing our investment portfolio, Third Point LLC may utilize various financial instruments both for investment purposes and for risk management purposes in order to protect against possible changes in the market value of our investment portfolio resulting from fluctuations in the securities markets and changes in interest rates, protect unrealized gains in the value of our investment portfolio, facilitate the sale of any such investments, enhance or preserve returns, spreads or gains on any investment in our investment portfolio, hedge the interest rate or currency exchange rate on certain liabilities or assets, protect against any increase in the price of any securities Third Point LLC anticipates purchasing for our account at a later date or for any other reason that Third Point LLC, as our investment manager, deems appropriate. The success of such hedging strategy will be subject to Third Point LLC’s ability to correctly assess the degree of correlation between the performance of the instruments used in the hedging strategy and the performance of the investments in the portfolio being hedged. Since the characteristics of many securities change as markets change or time passes, the success of such hedging strategy will also be subject to Third Point LLC’s ability to continually recalculate, readjust and execute hedges in an efficient and timely manner. While Third Point LLC may enter into hedging transactions for our account to seek to reduce risk, such transactions may result in a poorer overall performance for our investment portfolio than if it had not engaged in any such hedging transactions. For a variety of reasons, in managing our investment portfolio Third Point LLC may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent Third Point LLC from achieving the intended hedge or expose our investment portfolio to risk of loss.

Our investment portfolio includes investments in mortgage-backed securities and other asset-backed securities, whose investment characteristics differ from corporate debt securities.

Our investment portfolio may from time to time be invested in mortgage-backed securities and other asset-backed securities, whose investment characteristics differ from corporate debt securities. As of March 31, 2013, the exposure in our investment portfolio of asset-backed securities was $185.9 million long ($13.9 million short). For a discussion of the performance of such instruments included in our investment portfolio as of December 31, 2012 and March 31, 2012 see “Investments—Investment Strategy—Asset-Backed Securities Strategy.” Among the major differences are that interest and principal payments are made more frequently, usually monthly, and that principal may be prepaid at any time because the underlying mortgage loans or other assets generally may be prepaid at any time. Mortgage-backed securities and asset-backed securities may also be subject to call risk and extension risk. For example, because homeowners have the option to prepay their mortgages, the duration of a security backed by home mortgages can either shorten or lengthen. In general, if interest rates on new mortgage loans fall sufficiently below the interest rates on existing outstanding mortgage loans, the rate of prepayment would be expected to increase. Conversely, if mortgage loan interest rates rise above the interest rates on existing outstanding mortgage loans, the rate of prepayment would be expected to decrease. In either case, a change in the prepayment rate can result in losses to investors. If our investment portfolio includes securities that are subordinated to other interests in the same mortgage pool, we may only receive payments after the pool’s obligations to other investors have been satisfied. In addition, our investment portfolio may, from time to time, be invested in structures commonly known as “Re-REMICS,” in which case a trust is further split between a senior tranche and a junior tranche. Third Point LLC usually buys the junior tranche for its funds and the account it manages in such circumstances. An unexpectedly high rate of default on mortgages held by a mortgage pool may limit substantially the pool’s ability to make payments holders of such securities, reducing the value of those securities or rendering them worthless. The risk of such defaults is generally higher in the case of mortgage pools that include “sub-prime” mortgages. Changes in laws and other regulatory developments relating to mortgage loans may impact the investments of our portfolio in mortgage-backed securities in the future.

Our investment portfolio may include investments in securities of issuers based outside the United States, including emerging markets, which may be riskier than securities of U.S. issuers.

Under our investment guidelines, Third Point LLC may invest in securities of issuers organized or based outside the United States that may involve heightened risks in comparison to the risks of investing in domestic securities, including unfavorable changes in currency rates and exchange control regulations, reduced and less reliable information about issuers and markets, less stringent accounting standards, illiquidity of securities and markets, higher brokerage commissions, transfer taxes and custody fees, local economic or political instability and greater market risk in general. In particular, investing in securities of issuers located in emerging market countries involves additional risks, such as exposure to economic structures that are generally less diverse and mature than, and to political systems that can be expected to have less stability than, those of developed countries. Other characteristics of emerging market countries that may affect investment in their markets include certain national policies that may restrict investment by foreigners in issuers or industries deemed sensitive to relevant national interests and the absence of developed legal structures governing private and foreign investments and private property. The typically small size of the markets for securities of issuers located in emerging markets and the possibility of a low or nonexistent volume of trading in those securities may also result in a lack of liquidity and in price volatility of those securities. In addition, dividend and interest payments from and capital gains in respect of certain foreign securities may be subject to foreign taxes that may or may not be reclaimable. Finally, many transactions in these markets are executed as a “total return swap” or other derivative transaction with a financial institution counterparty, and as a result our investment portfolio has counterparty credit risk with respect to such counterparty.

In addition, within the Euro-zone, there remains significant market concern as to the potential default of government issuers. In addition to European sovereign debt, we have other assets in our investment portfolio that are Euro-denominated. As of March 31, 2013, approximately $61 million by market exposure of our invested assets were denominated in Euros. A devaluation of the Euro could lead to a significant decline in the value of these assets. Should governments default on their obligations, there could be a negative impact on both our direct holdings within our investment portfolio as well as non-government issues held within the country of default.

Third Point LLC’s role as an engaged investor in special situation and distressed investments may subject us or Third Point Re to increased risks including the incurrence of additional legal or other expenses.

As our investment manager, Third Point LLC may invest a portion of our investment portfolio in special situation companies. This generally involves investments in securities of companies in event-driven special situations such as acquisitions, tender offers, bankruptcies, recapitalizations, spinoffs, corporate and financial restructurings, litigation or other liability impairments, turnarounds, management changes, consolidating industries and other catalyst-oriented situations. Third Point LLC may also invest our portfolio in securities of issuers in weak financial condition, experiencing poor operating results, having substantial financial needs or negative net worth or facing special competitive or product obsolescence issues or that are involved in bankruptcy reorganization proceedings, liquidation or other corporate restructuring. Investments of this type involve substantial financial business risks that can result in substantial or total losses. Among the problems involved in assessing and making investments in troubled issuers is that fact that it frequently may be difficult to obtain information as to the condition of such issuer. The market prices of the securities of such issuers are also subject to abrupt and erratic market movements and above average price volatility and the spread between the bid and asked prices of such securities may be greater than normally expected. It may take a number of years for the market prices of such securities to reflect their intrinsic values, if at all. It is anticipated that some of such securities may not be widely traded, and that a position in such securities may be substantial in relation to the market for such securities.

As a consequence of Third Point LLC’s role as an engaged investor in special situation and distressed investments, our investment portfolio may be subject to increased risk of incurring additional legal, indemnification or other expenses, even if we are not named in any action. In distressed or special situations litigation often follows when disgruntled shareholders, creditors, and other parties seek to recover losses from poorly performing investments. The enhanced litigation risk for distressed companies is further elevated by the potential that Third Point LLC may have controlling or influential positions in the companies. Some of the claims that can be asserted against Third Point LLC as a distressed investor include: aiding and abetting breach of fiduciary duty; equitable subordination of the investors’ claims; recharacterization of the investor’s claims; and preference or fraudulent transfer claims. Third Point LLC’s use of short-selling for its funds and the accounts it manages has subjected, and may continue to subject Third Point LLC and the short sellers to increased risk of litigation. Lawsuits can be brought against short sellers of a company’s stock to discourage short selling. Among other claims, these suits may allege libel, conspiracy, and market manipulation.

Third Point LLC’s diminution or loss of service or loss of key employees could materially adversely affect our investment results.

We depend upon Third Point LLC, as our investment manager, to implement our investment strategy. All investment decisions with respect to our investment portfolio are made by Third Point LLC, subject to our investment guidelines, under the general supervision of Daniel S. Loeb. As a result, the success of our investment strategy depends largely upon the abilities of Mr. Loeb. While we may terminate the investment management agreement with Third Point LLC upon the death, long-term disability or retirement of Mr. Loeb, or the occurrence of other circumstances in which Mr. Loeb is no longer directing the investment program of Third Point LLC, no assurance can be given that a suitable replacement could be found.

The compensation arrangements of Third Point LLC, as our investment manager, may create an incentive to effect transactions that are risky or speculative.

Third Point LLC is entitled to two forms of compensation under our investment management agreement:

•

a management fee of 2% annually (less the founders payment paid to the Lead Investors and Dowling, as described in our investment management agreement), charged monthly, based on net assets under management; and

•	performance compensation based on the appreciation, including unrealized appreciation, in the value of our investment portfolio equal to 20% of net profits, subject to a loss carryforward provision.

While the performance compensation arrangement provides that losses will be carried forward as an offset against net profits in subsequent periods, Third Point LLC generally will not otherwise be penalized for realized losses or decreases in the value of our portfolio. These performance compensation arrangements may create an incentive for Third Point LLC as our investment manager to engage in transactions that focus on the potential for short-term gains rather than long-term growth or that are particularly risky or speculative.

Increased regulation or scrutiny of alternative investment advisers and certain trading methods such as short selling may affect Third Point LLC’s ability to manage our investment portfolio or affect our business reputation.

The regulatory environment for investment managers is evolving, and changes in the regulation of managers may adversely affect the ability of Third Point LLC to effect transactions in our investment portfolio that utilize leverage or to pursue its trading strategies in managing our investment portfolio. In addition, the securities and futures markets are subject to comprehensive statutes, regulations and margin requirements. The SEC, other regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies. The regulation of derivatives transactions and funds that engage in such transactions is an evolving area of law and is subject to modification by government and judicial action. Any future regulatory change could have a significant negative impact on our financial condition and results of operations.

In addition, a number of states and municipal pension plans have adopted so-called “pay-to-play” laws, regulations or policies which prohibit, restrict or require disclosure of payments to (and/or certain contacts with) state officials by individuals and entities seeking to do business with state entities, including investments by public retirement funds. The SEC also has adopted rules that, among other things, prohibit an investment adviser from providing advisory services for compensation to a government client for a period of up to two years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates. If Third Point LLC, its employees or affiliates or any service providers acting on their behalf, including, without limitation, a placement agent, fail to comply with such pay-to-play laws, regulations or policies, such non-compliance could have an adverse effect on Third Point LLC and our investment portfolio.

As our investment manager, Third Point LLC routinely engages in short selling for our account in managing our investments. Short sale transactions have been subject to increased regulatory scrutiny, including the imposition of restrictions on short selling certain securities and reporting requirements. Third Point LLC’s ability to execute a short selling strategy in managing our investment portfolio may be materially and adversely impacted by temporary or new permanent rules, interpretations, prohibitions, and restrictions adopted in response to these adverse market events. Temporary restrictions or prohibitions on short selling activity may be imposed by regulatory authorities with little or no advance notice and may impact prior and future trading activities of our investment portfolio. Additionally, the SEC, its non-U.S. counterparts, other governmental authorities or self-regulatory organizations may at any time promulgate permanent rules or interpretations consistent with such temporary restrictions or that impose additional or different permanent or temporary limitations or prohibitions. The SEC might impose different limitations or prohibitions on short selling from those imposed by various non-U.S. regulatory authorities. These different regulations, rules or interpretations might have different effective periods.

Regulatory authorities may, from time to time, impose restrictions that adversely affect our ability to borrow certain securities in connection with short sale transactions. In addition, traditional lenders of securities may be less likely to lend securities under certain market conditions. As a result, Third Point LLC may not be able to effectively pursue a short selling strategy due to a limited supply of securities available for borrowing. We may also incur additional costs in connection with short sale transactions effected in our investment portfolio, including in the event that Third Point LLC is required to enter into a borrowing arrangement for our account in advance of any short sales. Moreover, the ability to continue to borrow a security is not guaranteed and our account will be subject to strict delivery requirements. The inability to deliver securities within the required time frame may subject us to mandatory close out by the executing broker-dealer. A mandatory close out may subject us to unintended costs and losses. Certain action or inaction by third parties, such as executing broker-dealers or clearing broker-dealers, may materially impact our ability to effect short sale transactions in our investment portfolio.

An increase in Third Point LLC’s assets under management may adversely affect the returns of our investment portfolio.

It is possible that if the amount of assets Third Point LLC manages for us, in its funds and for other accounts it manages were to increase materially, it could be more difficult for Third Point LLC to invest profitably for those accounts because of the difficulty of trading larger positions without adversely affecting prices and managing risks associated with larger positions. In addition, there can be no assurance that there will be appropriate investment opportunities to accommodate future increase in assets under management, which may force Third Point LLC to modify its investment decisions for the accounts it manages because it cannot deploy all the assets in a manner it desires. Furthermore, due to the overlap of strategies and investments across many of the portfolios managed by Third Point LLC, including its hedge funds, the accounts may be adversely affected in the event of rapid or large liquidations of investment positions held by the accounts due to a lack of liquidity resulting from large position sizes in the same investments held by the other accounts. While the hedge funds managed by Third Point LLC are currently closed for new investment subject to limited exceptions, Third Point LLC may revisit this decision based on market conditions and any increase in assets under management could adversely affect the returns of our investment portfolio.

Risks Relating to Insurance and Other Regulations

Any suspension or revocation of Third Point Re’s reinsurance license would materially impact our ability to do business and implement our business strategy.

Our subsidiary Third Point Re is licensed as a reinsurer only in Bermuda and we do not plan to seek licenses in any other jurisdiction. The suspension or revocation of Third Point Re’s license to do business as a reinsurance company in Bermuda for any reason would mean that we would not be able to enter into any new reinsurance contracts until the suspension ended or Third Point Re became licensed in another jurisdiction. Any such suspension or revocation of our license would negatively impact our reputation in the reinsurance marketplace and could have a material adverse effect on our results of operations.

If we become subject to insurance statutes and regulations in jurisdictions other than Bermuda or there is a change to Bermuda law or regulations or application of Bermuda law or regulations, there could be a significant and negative impact on our business.

Third Point Re, our wholly owned operating subsidiary, is a registered Bermuda Class 4 insurer. As such, it is subject to regulation and supervision in Bermuda. Bermuda insurance statutes, regulations and policies of the BMA require Third Point Re, among other things:

•	maintain a minimum level of capital, surplus and liquidity;

•	satisfy solvency standards;

•	restrict dividends and distributions;

•	obtain prior approval of ownership and transfer of shares;

•	maintain a principal office and appoint and maintain a principal representative in Bermuda; and

•	provide for the performance of certain periodic examinations of Third Point Re and its financial condition.

These statutes and regulations may, in effect, restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy.

The process of obtaining licenses is very time consuming and costly, and we may not be able to become licensed in a jurisdiction other than Bermuda should we choose to do so. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.

In addition, the BMA could revoke or suspend Third Point Re’s license in certain circumstances, including circumstances in which (i) it is shown that false, misleading or inaccurate information has been supplied to the BMA by Third Point Re or on its behalf for the purposes of any provision of the Insurance Act; (ii) we have ceased to carry on business; (iii) Third Point Re has persistently failed to pay fees due under the Insurance Act; (iv) Third Point Re has been shown to have not complied with a condition attached to its registration or with a requirement made of us under the Insurance Act; (v) we are convicted of an offence against a provision of the Insurance Act; (vi) Third Point Re is, in the opinion of the BMA, found not to have been carrying on business in accordance with sound insurance principles; or (vii) if any of the minimum criteria for registration under the Insurance Act is not or will not have been fulfilled. If the BMA suspended or revoked Third Point Re’s license we could lose our exception under the Investment Company Act. See “—We are subject to the risk of becoming an investment company under U.S. federal securities law.”

We are subject to the risk of becoming an investment company under U.S. federal securities law.

The U.S. Investment Company Act of 1940, as amended, or the “Investment Company Act”, regulates certain companies that invest in or trade securities. We rely on an exception under the Investment Company Act that is available to a company organized and regulated as a foreign insurance company which is engaged primarily and predominantly in the reinsurance of risks on insurance agreements. The law in this area has not been well developed and there is a lack of guidance as to the meaning of “primarily and predominantly” under the relevant exception under the Investment Company Act. For example, there is no standard for the amount of premiums that need be written relative to the level of a company’s capital in order to qualify for the exception. If this exception were deemed inapplicable, we would have to seek to register under the Investment Company Act as an investment company, which, under the Investment Company Act, would require an order from the SEC. Our inability to obtain such an order could have a significant adverse impact on our business.

Assuming that we were permitted to register as an investment company, registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, our ability to raise additional debt and equity securities or issue stock options or warrants (which could impact our ability to compensate key employees), financial leverage, dividends, board of director composition and transactions with affiliates. Accordingly, if we were required to register as an investment company we would not be able to operate our business as it is currently conducted, nor would we be permitted to have many of the relationships that we have with our affiliated companies. Accordingly, we likely would not be permitted to engage Third Point LLC as our investment manager, unless we obtained board and shareholder approvals under the Investment Company Act. If Third Point LLC were not our investment manager, we may be required to liquidate our investment portfolio and we would seek to identify and retain another investment manager with a similar investment philosophy. If we could not identify or retain such an advisor, we would be required to make substantial modifications to our investment strategy. Any such changes to our investment strategy could significantly and negatively impact our investment results, financial condition and our ability to implement our business strategy.

If at any time it were established that we had been operating as an investment company in violation of the Investment Company Act, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, that we could be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions undertaken during the period in which it was established that we were an unregistered investment company. If, subsequently, we were not permitted or were unable to register as an investment company, it is likely that we would be forced to cease operations.

To the extent that the laws and regulations change in the future so that contracts we write are deemed not to be reinsurance contracts, we will be at greater risk of not qualifying for the Investment Company Act exception. Additionally, it is possible that our classification as an investment company would result in the suspension or revocation of our reinsurance license.

Insurance regulators in the United States or elsewhere may review our activities and claim that we are subject to additional licensing requirements.

We do not presently expect that we will be admitted to do business in any jurisdiction other than Bermuda. In general, Bermuda insurance statutes, regulations and the policies of the BMA are less restrictive than United States state insurance statutes and regulations. We cannot assure you that insurance regulators in the United States or elsewhere will not review our activities and claim that we are subject to such jurisdiction’s licensing requirements. In addition, we will be subject to indirect regulatory requirements imposed by jurisdictions that may limit our ability to provide reinsurance. For example, our ability to write reinsurance may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies and proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, non-U.S. reinsurers such as us.

If in the future we were to become subject to regulation under the laws of any state in the United States or the laws of the United States or of any other country, we may consider various alternatives to our operations. If we attempt to become licensed in another jurisdiction, for instance, we may not be able to do so and the modification of the conduct of our business or the non-compliance with insurance statutes and regulations could significantly and negatively affect our business.

Our reinsurance subsidiaries are subject to minimum capital and surplus requirements, and our failure to meet these requirements could subject us to regulatory action.

In 2008, the BMA introduced new risk-based capital standards for insurance companies as a tool to assist the BMA both in measuring risk and in determining appropriate levels of capitalization. The amended Bermuda insurance statutes and regulations pursuant to the new risk-based supervisory approach required additional filings by insurers to be made to the BMA. The required statutory capital and surplus of our Bermuda-based operating subsidiary increased under the Bermuda Solvency Capital Requirement model. While Third Point Re, as operating, currently has excess capital and surplus under these new requirements, there can be no assurance that such requirement or similar regulations, in their current form or as may be amended in the future, will not have a material adverse effect on our business, financial condition or results of operations. Any failure to meet applicable requirements or minimum statutory capital requirements could subject us to further examination or corrective action by regulators, including restrictions on dividend payments, limitations on our writing of additional business or engaging in finance activities, supervision or liquidation. Further, any changes in existing risk based capital requirements or minimum statutory capital requirements may require us to increase our statutory capital levels, which we might be unable to do.

Changes in law or regulations could cause a significant and negative impact on our reinsurance business.

From time to time, various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. The extreme turmoil in the financial markets has increased the likelihood of changes in the way the financial services industry is regulated. Governmental authorities worldwide have become increasingly interested in potential risks posed by the insurance industry as a whole, and to commercial and financial systems in general. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, there may be increased regulatory intervention in our industry in the future.

Our exposure to potential regulatory initiatives could be heightened by the fact that we are domiciled in, and operate exclusively from, Bermuda. Bermuda is a small jurisdiction and may be disadvantaged when participating in global or cross-border regulatory matters as compared with larger jurisdictions such as the United States or the leading European Union countries.

Because we are a Bermuda company, we are subject to changes in Bermuda law and regulation that may have an adverse impact on our operations, including through the imposition of tax liability or increased regulatory supervision. In addition, we will be exposed to any changes in the political environment in Bermuda.

The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions. As a result, the BMA has recently implemented and imposed additional requirements on the companies it regulates, such as Third Point Re, as part of its efforts to achieve equivalence under Solvency II, the EU regulatory regime which was enacted in November 2009 and which imposes new solvency and governance requirements across all EU Member States. Although Solvency II was originally supposed to have become effective by November 1, 2012, a proposed Omnibus II directive was to set revised dates for transposition and implementation of Solvency II by the EU Member States. However, there have been a series of delays in the European Parliament vote to approve the Omnibus II directive. Further delay in the implementation of Solvency II is likely, but the extent and nature of the delay is uncertain. The detail of the Solvency II project will be set out in “delegated acts” and binding technical standards which will be issued by the European Commission and will be legally binding. No official drafts for any of these measures have been released. As a result of the delay in implementation of Solvency II, it is unclear when the European Commission will take a final decision on whether or not it will recognize the solvency regime in Bermuda to be equivalent to that laid down in Solvency II.

While we cannot predict the future impact on our operations of changes in the laws and regulation to which we are or may become subject, any such changes could have a material adverse effect on our business, financial condition and results of operations.

Bermuda insurance laws regarding the change of control of insurance companies may limit the acquisition of our shares.

Under Bermuda law, for so long as we have an insurance subsidiary registered under the Insurance Act, the BMA may at any time, by written notice, object to a person holding 10% or more of its common shares if it appears to the BMA that the person is not or is no longer fit and proper to be such a holder. In such a case, the BMA may require the shareholder to reduce its holding of our common shares and direct, among other things, that such shareholder’s voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the BMA will be guilty of an offense. This may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our Company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable.

Changes in accounting principles and financial reporting requirements could result in material changes to our reported results and financial condition.

U.S. GAAP and related financial reporting requirements are complex, continually evolving and may be subject to varied interpretation by the relevant authoritative bodies. Such varied interpretations could result from differing views related to specific facts and circumstances. Changes in U.S. GAAP and financial reporting requirements, or in the interpretation of U.S. GAAP or those requirements, could result in material changes to our reported results and financial condition. Moreover, the SEC is currently evaluating IFRS to determine whether IFRS should be incorporated into the financial reporting system for U.S. issuers. Certain of these standards could result in material changes to our reported results of operation. See Note 2 of the Notes to our consolidated financial statements included elsewhere in this prospectus for a summary of pending changes in accounting principles or financial reporting requirements that could affect our results and disclosures.

Risks Relating to Taxation

In addition to the risk factors discussed below, we advise you to read “Certain Tax Considerations” and to consult your own tax advisor regarding the tax consequences to you of your investment in our shares.

We may be subject to United States federal income taxation.

We are incorporated under the laws of Bermuda and we believe that our activities, as contemplated, will not cause us to be treated as engaging in a United States trade or business and will not cause us to be subject to current United States federal income taxation on our net income. However, because there are no definitive standards provided by the Internal Revenue Code, regulations or court decisions as to the specific activities that constitute being engaged in the conduct of a trade or business within the United States, and as any such determination is essentially factual in nature and must be made annually, we cannot assure you that the United States Internal Revenue Service, or the IRS, will not successfully assert that we are engaged in a trade or business in the United States or, if applicable under the income tax treaty between the U.S. and Bermuda (the “Bermuda Treaty”), engaged in a trade or business in the United States through a permanent establishment, and thus are subject to current United States federal income taxation. If we were deemed to be engaged in a trade or business in the United States (and, if applicable under the Bermuda Treaty, were deemed to be so engaged through a permanent establishment), Third Point Re generally would become subject to United States federal income tax on its income “effectively connected” (or treated as effectively connected) with the U.S. trade or business, and would become subject to the “branch profits” tax on its earnings and profits that are both effectively connected with the U.S. trade or business and deemed repatriated out of the United States. Any such federal tax liability could materially adversely affect our results of operations.

United States persons who own our shares may be subject to United States federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of shares.

PFIC. Significant potential adverse United States federal income tax consequences generally apply to any United States person who owns shares in a PFIC. In general, either we or Third Point Re would be a PFIC for a taxable year if 75% or more of its income constitutes “passive income” or 50% or more of its assets were held to produce “passive income.” Passive income generally includes interest, dividends and other investment income but does not include income derived in the active conduct of an insurance business by a corporation predominantly engaged in an insurance business. This exception for insurance companies is intended to ensure that a bona fide insurance company’s income is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. However, there is very little authority as to what constitutes the active conduct of an insurance business for purposes of the PFIC rules. The IRS has notified taxpayers in IRS Notice 2003-34 that it intends to scrutinize the activities of certain insurance companies located outside of the United States, including reinsurance companies that invest a significant portion of their assets in alternative investment strategies, to determine whether such companies qualify for the active insurance company exception in the PFIC rules.

We believe that our financial reserves are consistent with industry standards and are not in excess of the reasonable needs of our insurance business, and that we are actively engaged in insurance activities that involve sufficient transfer of risk. However, we cannot assure you the IRS will agree with our position and will not successfully assert that we do not qualify for the insurance exception. Moreover, our expectation with respect to any taxable year is based on the amount of risk that we expect to underwrite during that year. If we are unable to underwrite sufficient amount of risk for any taxable year, the Company and/or Third Point Re might be treated as a PFIC. Furthermore, in certain circumstances, we may seek to manage the volatility of our reinsurance results by writing policies that contain certain contractual terms and conditions (such as loss ratio caps), which may cause the IRS to assert that such policies lack sufficient risk transfer to constitute insurance for United States federal income tax purposes, increasing the risk that the Company and/or Third Point Re may be treated as a PFIC. Counsel to the Company and its subsidiaries (the “Group”) is not providing an opinion regarding the Group’s PFIC status due to the absence of applicable authority regarding the active insurance company exception and the dependence of the Group’s PFIC status on the actual operational results and other relevant facts for each taxable year. Prospective investors are urged to consult their own tax advisors to assess their tolerance of this risk.

If a U.S. Holder (as defined below) holds our shares during any taxable year in which the Company and Third Point Re are treated as PFICs, such shares will generally be treated as stock in a PFIC for all subsequent years. The consequences of the Company and/or Third Point Re being treated as a PFIC and certain elections designed to mitigate such consequences, including a “Protective QEF Election,” are discussed in more detail under the heading “Certain United States Federal Income Tax Considerations”. If you are a United States person, we advise you to consult your own tax advisor concerning the potential tax consequences to you under the PFIC rules and to assess your tolerance of this risk.

CFC. United States persons who, directly or indirectly or through attribution rules, own 10% or more of the voting power of our shares, which we refer to as United States 10% shareholders, may be subject to the CFC rules. Under the CFC rules, each United States 10% shareholder must annually include its pro rata share of the CFC’s “subpart F income,” even if no distributions are made. In general (subject to the special rules applicable to “related person insurance income” described below), a foreign insurance company will be treated as a CFC only if United States 10% shareholders collectively own more than 25% of the total combined voting power or total value of the company’s shares for an uninterrupted period of 30 days or more during any year. We believe that the restrictions placed on the voting power of our shares should generally prevent shareholders who acquire shares from being treated as United States 10% shareholders of a CFC. We cannot assure you, however, that these rules will not apply to you. If you are a United States person we strongly urge you to consult your own tax advisor concerning the controlled foreign corporation rules.

Related Person Insurance Income. If (a) our gross income attributable to insurance or reinsurance policies pursuant to which the direct or indirect insureds are our direct or indirect United States shareholders or persons related to such United States shareholders equals or exceeds 20% of our gross insurance income in any taxable year; and (b) direct or indirect insureds and persons related to such insureds own directly or indirectly 20% or more of the voting power or value of our shares, a United States person who owns any shares directly or indirectly on the last day of the taxable year would most likely be required to include its allocable share of our related person insurance income for the taxable year in its income, even if no distributions are made. We do not expect that it is likely that either or both of the 20% gross insurance income threshold or the 20% direct or indirect ownership threshold will be met. However, we cannot assure you that this will be the case. Consequently, we cannot assure you that a person who is a direct or indirect United States shareholder will not be required to include amounts in its income in respect of related person insurance income in any taxable year.

Dispositions of Our Shares. If a United States shareholder is treated as disposing of shares in a CFC of which it is a United States 10% shareholder, or of shares in a foreign insurance corporation that has related person insurance income and in which United States persons collectively own 25% or more of the voting power or value of the company’s share capital, any gain from the disposition will generally be treated as a dividend to the extent of the United States shareholder’s portion of the corporation’s undistributed earnings and profits, as the case may be, that were accumulated during the period that the United States shareholder owned the shares. In addition, the shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the direct or indirect United States shareholder. Although not free from doubt, we believe it would be reasonable for a U.S. person to take the position that these rules should not apply to dispositions of our shares because we should not have any United States 10% shareholders and will not be directly engaged in the insurance business. We cannot assure you, however, that the IRS will interpret the proposed regulations potentially applicable to such dispositions in this manner or that the proposed regulations will not be promulgated in final form in a manner that would cause these rules to apply to dispositions of our shares.

United States tax-exempt organizations who own our shares may recognize unrelated business taxable income.

A United States tax-exempt organization may recognize unrelated business taxable income if a portion of our subpart F insurance income is allocated to it. In general, subpart F insurance income will be allocated to a tax-exempt organization owning (or treated as owning) our shares if we are a CFC as discussed above and it is a United States 10% shareholder or we earn related person insurance income and the exceptions described above do not apply. We cannot assure you that United States persons holding our shares (directly or indirectly) will not be allocated subpart F insurance income. United States tax-exempt organizations should consult their own tax advisors regarding the risk of recognizing unrelated business taxable income as a result of the ownership of our shares.

We may become subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act (“FATCA”) provisions.

The Foreign Account Tax Compliance provisions of the Code (“FATCA”) generally impose a 30% withholding tax regime with respect to (i) certain U.S. source income (including interest and dividends) and gross proceeds from any sale or other disposition after December 31, 2016, of property that can produce U.S. source interest or dividends (“withholdable payments”) and (ii) “passthru payments” (generally, withholdable payments and payments that are attributable to withholdable payments) made by foreign financial institutions (“FFIs”). As a general matter, FATCA was designed to require U.S. persons’ direct and indirect ownership of certain non-U.S. accounts and non-U.S. entities to be reported to the IRS. The application of the FATCA withholding rules will be phased in beginning July 1, 2014, with withholding on foreign passthru payments made by FFIs taking effect no earlier than 2017.

The Bermuda government recently announced that it will negotiate and sign a “Model 2” intergovernmental agreement (“IGA”) with the United States to implement FATCA. If we and/or Third Point Re are treated as FFIs for the purposes of FATCA, under the Model 2 IGA, we and/or Third Point Re will be directed to ‘register’ with the IRS and enabled to comply with the requirements of FATCA, including due diligence, reporting and withholding. Assuming registration and compliance pursuant to a Model 2 IGA, an FFI would be treated as FATCA compliant and not subject to withholding. However, at this early stage, there can be no certainty how such Model 2 IGA would modify the application of FATCA to us and/or Third Point Re. An FFI that satisfies the eligibility, information reporting and other requirements of an IGA generally is not subject to the regular FATCA reporting and withholding obligations discussed below. However, there can be no assurance that the government of Bermuda and the United States will enter into an IGA and it is not clear whether and how such IGA would modify the application of FATCA to the Company and/or Third Point Re. As a result, the following discussion assumes that the Company and/or Third Point Re will not be subject to an IGA. Moreover, there can be no assurance that the government of Bermuda and the United States will ultimately sign a Model 2 IGA. As a result, the following discussion assumes that the Company and/or Third Point Re will not be subject to an IGA.

If the Company and/or Third Point Re are treated as FFIs for purposes of FATCA, withholdable payments and passthru payments made to the Company and/or Third Point Re will be subject to a 30% withholding tax unless an agreement with the IRS (an “FFI Agreement”) is in effect, pursuant to which the Company and/or Third Point Re would be required to provide information regarding its U.S. direct or indirect owners and to comply with other reporting, verification, due diligence and other procedures established by the IRS, including a requirement to seek waivers of non-U.S. laws that would prevent the reporting of such information. The IRS may terminate the FFI Agreement if the IRS notifies the Company and/or Third Point Re that it is out of compliance with the FFI Agreement and the Company and/or Third Point Re does not remediate the compliance failure. Even if the Company and Third Point Re are subject to an FFI Agreement, distributions to an investor that are treated as passthru payments generally will be subject to a 30% withholding tax (a) if the investor fails to provide information or take other actions required for the the Company and/or Third Point Re to comply with the FFI Agreement including, in the case of a non-U.S. investor, providing information regarding certain U.S. direct and indirect owners of the investor (and, in certain circumstances, obtaining waivers of non-U.S. law to permit such reporting), or (b) if the investor is an FFI, unless the investor (i) is subject to an FFI Agreement, (ii) establishes that an exemption applies or (iii) is required to comply with FATCA under an applicable IGA.

Under the regulations implementing FATCA, a foreign insurance company (or foreign holding company of an insurance company) that issues or is obligated to make payments with respect to an account is a foreign financial institution. For this purpose, insurance contracts treated as having “cash value” and annuity contracts issued or maintained by a financial institution are considered accounts, and certain term life insurance contracts are not considered accounts. Insurance companies that issue only property and casualty insurance contracts, or that only issue life insurance contracts lacking cash value (or that provide for limited cash value) generally would not be considered FFIs under the final regulations. However, a holding company may be treated as an FFI if it is formed in connection with or availed of by a collective investment vehicle, mutual fund, exchange traded fund, hedge fund, venture capital fund, leveraged buyout fund, or any similar investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. Moreover, a company may be treated as an FFI if its gross income is primarily attributable to investing, reinvesting, or trading in financial assets and the entity is managed by an FFI, or the entity functions or holds itself out as an investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. There can be no certainty as to whether Company and/or Third Point Re will be treated as a “foreign financial institution” under FATCA. Even if the Company and Third Point Re are not treated as FFIs, then depending on whether the shares of the Company is treated as “regularly traded on one or more more established securities markets” under the FATCA rules and whether the income and assets of Third Point Re meet the requirements for the treatment of Third Point Re as an “active NFFE,” withholdable payments to the Company and/or Third Point Re may be subject to a 30% withholding tax unless the Company and/or Third Point Re provide information regarding its U.S. direct or indirect owners.

Potential additional application of the Federal Insurance Excise Tax.

The IRS, in Revenue Ruling 2008-15, has formally announced its position that the U.S. federal insurance excise tax (the “FET”) is applicable (at a 1% rate on premiums) to all reinsurance cessions or retrocessions of risks by non-U.S. insurers or reinsurers to non-U.S. reinsurers where the underlying risks are either (i) risks of a U.S. entity or individual located wholly or partly within the U.S. or (ii) risks of a non-U.S. entity or individual engaged in a trade or business in the U.S. which are located within the U.S. (“U.S. Situs Risks”), even if the FET has been paid on prior cessions of the same risks. The legal and jurisdictional basis for, and the method of enforcement of, the IRS’s position is unclear. We have not determined if the FET should be applicable with respect to risks ceded to us by, or by us to, a non-U.S. insurance company. If the FET is applicable, it should apply at a 1% rate on premium for all U.S. Situs Risks ceded to us by a non-U.S. insurance company, or by us to a non-U.S. insurance company, even though the FET also applies at a 1% rate on premium ceded to us with respect to such risks.

Change in United States tax laws may be retroactive and could subject us and/or United States persons who own our shares to United States income taxation on our undistributed earnings.

The tax laws and interpretations thereof regarding whether a company is engaged in a United States trade or business, is a CFC, has related party insurance income or is a PFIC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the passive foreign investment company rules to an insurance company and the regulations regarding related party insurance income are in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will have a retroactive effect.

We may become subject to taxes in Bermuda after March 31, 2035, which may have a material adverse effect on our results of operations and your investment.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, has given us an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or any of our operations, shares, debentures or other obligations until March 31, 2035, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda. See “Certain Tax Considerations—Bermuda Tax Considerations.” Given the limited duration of the Bermuda Minister of Finance’s assurance, we cannot assure you that we will not be subject to any Bermuda tax after March 31, 2035.

Risks Relating to This Offering and Our Common Shares

Our common shares have no prior public market and the market price of our common shares may be volatile and could decline after this offering.

Prior to this offering, there has not been a public market for our common shares, and an active market for our common shares may not develop or be sustained after this offering. We will negotiate the initial public offering price per share with the representatives of the underwriters and therefore, that price may not be indicative of the market price of our common shares after this offering. We cannot assure you that an active public market for our common shares will develop after this offering or, if it does develop, it may not be sustained. In the absence of a public trading market, you may not be able to liquidate your investment in our common shares. In addition, the market price of our common shares may fluctuate significantly. Among the factors that could affect our share price are:

•	general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in or failure to meet publicly disclosed expectations as to our future financial performance;

•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	action by institutional shareholders or other large shareholders, including future sales;

•	speculation in the press or investment community;

•	investor perception of us and our industry;

•	changes in market valuations or earnings of similar companies;

•	announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;

•	any future sales of our common shares or other securities;

•	potential characterization of the Company or Third Point Re as a PFIC;

•	regulatory developments; and

•	additions or departures of key personnel.

In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common shares. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.

Future sales of shares by existing shareholders could cause our share price to decline.

Sales of substantial amounts of our common shares in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common shares to decline. Based on shares issued and outstanding as of             , 2013, upon completion of this offering, we will have              issued and outstanding common shares of (or              issued and outstanding common shares, assuming exercise of the underwriters’ overallotment option in full). All of the shares sold pursuant to this offering will be immediately tradeable without restriction under the Securities Act unless held by “affiliates”, as that term is defined in Rule 144 under the Securities Act. The remaining              common shares issued and outstanding as of              will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, means of sale, holding period and other limitations of Rule 144 or pursuant to an exception from registration under Rule 701 under the Securities Act, subject to the terms of the lock-up agreements entered into among us, the underwriters and shareholders holding approximately              of our common shares. J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC, may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements entered into in connection with this offering. See “Underwriting (Conflicts of Interest).” Upon completion of this offering, we may file one or more registration statements under the Securities Act to register the common shares to be issued under our equity compensation plans and, as a result, all common shares acquired upon exercise of share options granted under our plans would also be freely tradable under the Securities Act, subject to the terms of the lock-up agreements, unless purchased by our affiliates. A total of 11,627,906 common shares are reserved for issuance under our current share incentive plans. As of March 31, 2013, there were share options outstanding which following the completion of this offering will be exercisable (subject to vesting) for 10,666,139 common shares, assuming that this offering yields proceeds to us of not less than $215.7 million. In addition, as of March 31, 2013, we have reserved for issuance common shares underlying certain warrants to purchase, in the aggregate, up to 4,651,163 common shares.

We, our executive officers and shareholders holding approximately              common shares, including              shares held by the selling shareholders, have agreed to a “lock-up,” meaning that, subject to certain exceptions, neither we nor they will sell any shares without the prior consent of J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC, for 180 days after the date of this prospectus. Following the expiration of this 180-day lock-up period,              of our common shares will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. See “Common Shares Eligible for Future Sale” for a discussion of the common shares that may be sold into the public market in the future. In addition, certain of our significant shareholders may distribute shares that they hold to their investors who themselves may then sell into the public market following the expiration of the lock-up period. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144A. As resale restrictions end, the market price of our common shares could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. None of the Founders or our management will participate as selling shareholders in this offering. However, existing holders of our common shares have registration rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other shareholders in the future. In the event that we register the common shares for the holders of registration rights, they can be freely sold in the public market upon issuance, subject to the restrictions contained in the lock-up agreements.

In the future, we may issue additional common shares or other equity or debt securities convertible into common shares in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing shareholders and could cause the trading price of our common shares to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If there is no coverage of our company by securities or industry analysts, the trading price for our shares would be negatively impacted. In the event we obtain securities or industry analyst coverage or if one or more of these analysts downgrades our shares or publishes misleading or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our share price or trading volume to decline.

If the ownership of our common shares continues to be highly concentrated, it could prevent you and other shareholders from influencing significant corporate decisions.

Following the completion of this offering, our Founders will beneficially own approximately     % in the aggregate of our issued and outstanding common shares, on an as converted basis after giving effect to the issuance of warrants representing the right to receive 4,069,868 common shares and assuming that the underwriters do not exercise their option to purchase additional shares. As a result, the Founders could exercise significant influence over all matters requiring shareholder approval for the foreseeable future, including approval of significant corporate transactions, which may reduce the market price of our common shares.

The interests of our existing shareholders may conflict with the interests of our other shareholders. Our board of directors intends to adopt corporate governance guidelines that will, among other things, address potential conflicts between a director’s interests and our interests. In addition, we intend to adopt a Code of Business Conduct and Ethics that, among other things, requires our employees to avoid actions or relationships that might conflict or appear to conflict with their job responsibilities or our interests and to disclose their outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to our general counsel. These corporate governance guidelines and Code of Business Conduct and Ethics will not, by themselves, prohibit transactions with our Founders.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure and other requirements applicable to emerging growth companies could make our common shares less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting and other requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to qualify as an emerging growth company upon completion of this offering and will remain an emerging growth company until the earliest of (a) the last day of our fiscal year following the fifth anniversary of this offering; (b) the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (d) the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual, quarterly and current reports under the Securities Exchange Act of 1934 for a period of at least 12 calendar months, and (3) have filed at least one annual report pursuant to the Securities Act of 1934. As a result, we may qualify as an emerging growth company until as late as December 31, 2018.

We cannot predict whether investors will find our common shares less attractive if we choose to rely on one or more of these exemptions or if our decision to avail ourselves of the reduced requirements may make it more difficult for investors and securities analysts to evaluate our company. If some investors find our common shares less attractive as a result of our decision to utilize one or more of the exemptions available to us as an emerging growth company, there may be a less active trading market for our common shares and the market price of our common shares may be adversely affected.

Under Section 102(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Pursuant to Section 107(b) of the Jumpstart Our Business Startups Act, we have irrevocably elected to “opt out” of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, will be expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our share price.

We have historically operated as a private company and have not been subject to the same financial and other reporting and corporate governance requirements as a public company. After this offering, we will be required to file annual, quarterly and other reports with the SEC. We will need to prepare and timely file financial statements that comply with SEC reporting requirements. We will also be subject to other reporting and corporate governance requirements, under the listing standards of the NYSE and the Sarbanes-Oxley Act of 2002, which will impose significant new compliance costs and obligations upon us. The changes necessitated by becoming a public company will require a significant commitment of additional resources and management oversight which will increase our operating costs, including as a result of our engagement of a third party to assist us in developing our internal audit function. These changes will also place significant additional demands on our finance and accounting staff, which may not have prior public company experience or experience working for a newly public company, and on our financial accounting and information systems. We may in the future hire additional accounting and financial staff with appropriate public company reporting experience and technical accounting knowledge. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we will be required, among other things, to:

•	prepare and file periodic reports, and distribute other shareholder communications, in compliance with the federal securities laws and NYSE rules;

•	define and expand the roles and the duties of our board of directors and its committees;

•	institute more comprehensive compliance, investor relations and internal audit functions; and

•

evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

In particular, upon completion of this offering, the Sarbanes-Oxley Act of 2002 will require us to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework, and to report on our conclusions as to the effectiveness of our internal controls. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-

Oxley Act of 2002 unless we choose to utilize the exemption from such attestation requirement available to “emerging growth companies.” As described above, we expect to qualify as an emerging growth company upon completion of this offering and could potentially qualify as an emerging growth company until December 31, 2018. In addition, upon completion of this offering, we will be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common shares. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC, the NYSE, or other regulatory authorities.

We estimate that the increase in out-of-pocket costs related to being a public company will be approximately $2.5 to $3.0 million per annum. We retained the services of advisors at the beginning of 2012 to assist with preparing for compliance with the Sarbanes-Oxley Act of 2002 and to help us develop an internal audit function in anticipation of effecting an initial public offering as required by contractual arrangements with our Founders. Since we have already incurred certain costs related to becoming a public company, the $2.5 to $3.0 million estimated annual additional costs does not reflect the total costs of being a public company.

Investors purchasing common shares in this offering will experience immediate and substantial dilution as a result of this offering and future equity issuances.

The initial public offering price per share will significantly exceed the net tangible book value per share of our issued and outstanding common shares. As a result, investors purchasing common shares in this offering will experience immediate substantial dilution of $         a share, based on an initial public offering price of $        , which is the midpoint of the price range set forth on the cover page of this prospectus. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. Investors purchasing common shares in this offering will contribute approximately         % of the total amount we have raised since our inception, but will own only approximately         % of our total common shares immediately following the completion of this offering. In addition, we have issued options and warrants to acquire common shares at prices significantly below the initial public offering price. These options and warrants contain contractual provisions that increase the number of our common shares issuable thereunder depending on the amount of proceeds payable to us in the offering. To the extent outstanding options and warrants are ultimately exercised, there will be further dilution to investors in this offering. In addition, if the underwriters exercise their over-allotment option, or if we issue additional equity securities, investors purchasing common shares in this offering will experience additional dilution.

We do not intend to pay dividends on our common shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common shares.

We do not intend to declare and pay dividends on our share capital for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common shares for the foreseeable future and the success of an investment in our common shares will depend upon any future appreciation in their value. There is no guarantee that our common shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares.

We may repurchase your common shares without your consent.

Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell to us at fair market value the minimum number of common shares which is necessary to avoid or cure any adverse tax consequences or materially adverse legal or regulatory treatment to us, our subsidiaries or our shareholders if our board of directors reasonably determines, in good faith, that failure to exercise our option would result in such adverse consequences or treatment.

Holders of our shares may have difficulty effecting service of process on us or enforcing judgments against us in the United States.

We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets are located in jurisdictions outside the United States. As such, we have been advised that there is doubt as to whether:

•

a holder of our shares would be able to enforce, in the courts of Bermuda, judgments of United States courts against persons who reside in Bermuda based upon the civil liability provisions of the United States federal securities laws;

•	a holder of our shares would be able to enforce, in the courts of Bermuda, judgments of United States courts based upon the civil liability provisions of the United States federal securities laws;

•

a holder of our shares would be able to bring an original action in the Bermuda courts to enforce liabilities against us or our directors and officers who reside outside the United States based solely upon United States federal securities laws.

Further, we have been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of United States courts, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Because judgments of United States courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

U.S. persons who own our shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act and our bye-laws which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

Interested Directors: Bermuda law provides that we cannot void any transaction we enter into in which a director has an interest, nor can such director be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors. Under Delaware law such transaction would not be voidable if:

•

the material facts as to such interested director’s relationship or interests were disclosed or were known to the board of directors and the board of directors had in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

•

such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction were specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•

the transaction were fair as to the corporation as of the time it was authorized, approved or ratified. Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

Business Combinations with Large Shareholders or Affiliates: As a Bermuda company, we may enter into business combinations with our large shareholders or affiliates, including mergers, asset sales and other transactions in which a large shareholder or affiliate receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders, without obtaining prior approval from our board of directors or from our shareholders. If we were a Delaware corporation, we would need prior approval from our board of directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute. Following this offering, however, we expect that our bye-laws will include a provision restricting business combinations with interested shareholders consistent with the corresponding Delaware statute. See “Description of Share Capital—Certain Bye-laws Provisions—Business Combinations.”

Shareholders’ Suits: The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where an act is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, a court would consider acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors: We may indemnify our directors or officers or any person appointed to any committee by the board of directors acting in their capacity as such in relation to any of our affairs for any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Provisions in our bye-laws may reduce or increase the voting rights of our shares.

In general, and except as provided under our bye-laws and as provided below, the common shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, if, and so long as, the shares of a shareholder are treated as “controlled shares” (as determined pursuant to sections 957 and 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) of any United States person (that owns shares directly or indirectly through non-U.S. entities) and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares owned by such U.S. Person will be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder’s voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any direct or indirect shareholder or its affiliates. “Controlled shares” include, among other things, all shares that a U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among our other shareholders whose shares were not “controlled shares” of the 9.5% U.S. Shareholder so long as such reallocation does not cause any person to become a 9.5% U.S. Shareholder.

Under these provisions, certain shareholders may have their voting rights limited, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership.

We are authorized under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be reallocated under the bye-laws. If any holder fails to respond to this request or submits incomplete or inaccurate information, we may, in our sole discretion, eliminate the shareholder’s voting rights.

Following the offering, our bye-laws may contain provisions that could discourage takeovers and business combinations that our shareholders might consider in their best interests.

In connection with this offering, we intend to seek the consent of our shareholders to amend our bye-laws to include certain provisions that could have the effect of delaying, deterring, preventing or rendering more difficult a change in control of us that our shareholders might consider in their best interests.

For example, we anticipate that, prior to the completion of this offering, our bye-laws will be amended to:

•	provide the right of shareholders to act by majority written consent for so long as our the Lead Investors and the Loeb Entities collectively hold at least 35% of our issued and outstanding shares;

•	establish a classified board of directors;

•	require advance notice of shareholders’ proposals in connection with annual general meetings;

•	authorize our board to issue “blank cheque” preferred shares;

•

prohibit us from engaging in a business combination with a person who acquires at least 15% of our common shares for a period of three years from the date such person acquired such common shares unless board and shareholder approval is obtained prior to the acquisition;

•

require that directors only be removed from office for cause by majority shareholder vote once the Lead Investors and the Loeb Entities cease to collectively hold at least 35% of our issued and outstanding shares;

•	provide that vacancies on the board, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•	allow each of Kelso and Pine Brook to appoint one director for so long as they hold not less than 25% of the number of shares respectively held as of December 22, 2011;

•	require a supermajority vote of shareholders to effect certain amendments to our memorandum of association and bye-laws; and

•

provide a consent right on the part of Kelso, Pine Brook and Daniel S. Loeb to any amendments to our bye-laws or memorandum of association which would have a material adverse effect on their rights for so long as they hold not less than 25% of the number of shares respectively held as of December 22, 2011.

Any such provision could prevent our shareholders from receiving the benefit from any premium to the market price of our common shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of any of these provisions could adversely affect the prevailing market price of our common shares if they were viewed as discouraging takeover attempts in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes market and industry data and forecasts that we have developed from independent research firms, publicly available information, various industry publications, other published industry sources or our internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, none of the issuer of the securities offered hereby, the selling shareholders or the underwriters have independently verified the data. Our internal data, estimates and forecasts are based on information obtained from our investors, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.

This prospectus includes forward-looking statements, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this prospectus.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following:

•	limited historical information about us;

•	operational structure currently is being developed;

•	fluctuation in results of operations;

•	more established competitors;

•	losses exceeding reserves;

•	downgrades or withdrawal of ratings by rating agencies;

•	dependence on key executives;

•	dependence on letter of credit facilities that may not be available on commercially acceptable terms;

•	potential inability to pay dividends;

•	unavailability of capital in the future;

•	dependence on clients’ evaluations of risks associated with such clients’ insurance underwriting;

•	suspension or revocation of our reinsurance license;

•	potentially being deemed an investment company under U.S. federal securities law;

•	potential characterization of Third Point Reinsurance Ltd. and/or Third Point Re as a PFIC;

•	dependence on Third Point LLC to implement our investment strategy;

•	termination by Third Point LLC of our Investment Management Agreement;

•	risks associated with our investment strategy being greater than those faced by competitors;

•	increased regulation or scrutiny of alternative investment advisers affecting our reputation;

•	potentially becoming subject to United States federal income taxation;

•	potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act provisions; and

•	other risks and factors listed under “Risk Factors” and elsewhere in this prospectus.

In light of these risks, uncertainties and other factors, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $         per share, which is the mid-point of the price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering of approximately $         million, after deducting estimated underwriting discounts and commissions in connection with this offering and estimated offering expenses payable by us of $         million. See “Underwriting.”

We will not receive any of the proceeds from the common shares to be sold by the selling shareholders in this offering.

We intend to use the net proceeds we receive from this offering for general corporate purposes, including the costs associated with being a public company, which we estimate will result in additional costs of approximately $2.5 to $3.0 million per annum. We presently intend to contribute substantially all the remaining net proceeds of this offering to our subsidiary Third Point Re’s surplus to increase its underwriting capacity in order to support the growth of our reinsurance premium writings. To the extent that this additional surplus is not immediately needed to pay claims or expenses, it will be invested consistent with past practice pursuant to the terms of our investment management agreement with Third Point LLC. The terms of the agreement among members entered into with our existing shareholders requires that we effect an initial public offering within a contractually specified time period. We are conducting this offering both to raise capital to support the growth of our reinsurance business and to provide a liquidity realization event to our existing shareholders who elect to participate as selling shareholders in this offering. All of our existing shareholders have the contractual right to request the inclusion of shares to be sold on their behalf in this offering pursuant to a registration rights agreement.

A $1.00 increase or decrease in the assumed initial public offering price of $         per share (the mid-point of the price range set forth on the front cover of this prospectus) would increase or decrease the net proceeds to us from this offering by $        , assuming estimated offering expenses payable by us. An increase or decrease of          shares in the number of shares offered by us would increase or decrease the total consideration paid to us by new investors and the total consideration paid to us by all shareholders by $         million, assuming the initial public offering price of $         per share (the mid-point of the price range set forth on the front cover of this prospectus) remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will vary based on the actual public offering price and other terms of this offering determined at pricing.

DIVIDEND POLICY

We do not currently expect to declare or pay dividends on our common shares for the foreseeable future. Instead, we intend to retain earnings to finance the growth and development of our business and for working capital and general corporate purposes. Any payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, under the Companies Act, we may not declare or pay a dividend if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due or that the realized value of our assets would thereafter be less than our liabilities.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2013:

•	on an actual basis; and

•

on an adjusted basis to reflect the sale by us of          common shares in this offering, at an assumed public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus. Each $         increase (decrease) in the public offering price per share would increase (decrease) our total shareholders’ equity and total capitalization by $         million (assuming no exercise of the underwriters’ over-allotment option).

	As of March 31, 2013
	Actual		As Adjusted
			(unaudited)
	(in thousands, except share and per share data)
Cash and cash equivalents	$37,739		$

Long-term debt	$—	(1)	$
Shareholders’ equity
Common shares, $0.10 par value per share, 150,000,000 shares authorized, 78,432,132 shares issued and outstanding actual and shares issued and outstanding as adjusted(2)	$7,843		$
Additional paid-in capital	764,182
Retained earnings	172,701

Shareholders’ equity attributable to shareholders	944,726
Non-controlling interests	25,932		25,932

Total shareholders’ equity	$970,658		$
Total capitalization	$970,658		$

You should read this table in conjunction with the sections of this prospectus entitled “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and our consolidated financial statements and related notes included elsewhere in this prospectus.

(1)	We do not currently have any long-term debt. We utilize letters of credit facilities to secure certain reinsurance contract obligations.
(2)	Does not include options and warrants held by management, directors, our Founders and Aon.

DILUTION

If you invest in our common shares, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per common share and the net tangible book value per common share immediately after this offering.

Our shareholders’ equity attributable to shareholders as of March 31, 2013 was $944.7 million, or $12.05 per common share, and our pro forma book value per share was $12.05. Pro forma book value per share before the offering has been determined by dividing shareholders’ equity attributable to shareholders by the number of common shares issued and outstanding at December 31, 2012.

After giving effect to the sale of common shares sold by us in this offering at an assumed initial public offering price of $         per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma shareholders’ equity attributable to shareholders at March 31, 2013 would have been $         million, or $         per share. This represents an immediate increase in book value per share of $         to the existing shareholders and dilution in book value per share of $         to new investors who purchase shares in this offering. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share		$
Pro forma book value per share as of , 2013	$
Increase in book value per share attributable to new investors in this offering	$
Pro forma book value per share after this offering		$

Dilution of book value per share to new investors		$

A $1.00 increase or decrease in the assumed initial public offering price of $         per share (the mid-point of the price range set forth on the cover page of this prospectus) would increase or decrease total consideration paid by new investors and total consideration paid by all shareholders by $         million, assuming that the number of shares offered by us set forth on the front cover of this prospectus remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of          million shares in the number of shares offered by us would increase or decrease the total consideration paid to us by new investors and total consideration paid to us by all shareholders by $         million, assuming the assumed initial public offering price of $         per share (the mid-point of the price range set forth on the cover page of this prospectus) remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, as of         , 2013 the total number of common shares purchased from us, the total consideration paid to us and the average price per share paid by the existing shareholders and by new investors purchasing shares in this offering (amounts in thousands, except percentages and per share data):

	Shares Purchased			Total Consideration		Average Price Per Share
	Number	Percent		Amount	Percent
Existing shareholders			%	$		$
New investors

Total		100%		$	100%	$

The foregoing table does not reflect proceeds to be realized by existing shareholders in connection with the sales by them in this offering, options outstanding under our share option plans or share options to be granted at or after this offering. As of March 31, 2013 we had outstanding options with a weighted average exercise price of $13.20 per share, which following the completion of this offering will be exercisable (subject to vesting) for 10,666,139 common shares; warrants which following the completion of this offering will represent the right to purchase 4,651,163 common shares with an average exercise price of $10.00 per share, assuming that this offering yields proceeds to us of not less than $215.7 million; and 619,300 exercisable (subject to vesting) restricted shares. As of March 31, 2013, 755,816 shares remained available for grant, assuming that this offering yields proceeds to us of not less than $215.7 million.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our summary financial data for the fiscal year ended December 31, 2012, the period from October 6, 2011 (which is our incorporation date) to December 31, 2011 and for the three months ended March 31, 2013 and March 31, 2012. We were capitalized in December 2011 and commenced underwriting operations in January 2012. Because we have a limited operating history, period-to-period comparisons of our results of operations for full fiscal years are not yet possible and may not be meaningful in the near future. We derived the financial data for the year ended December 31, 2012 and the period from October 6, 2011 (which is our incorporation date) to December 31, 2011 from our audited financial statements included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The financial data for the three months ended March 31, 2012 and March 31, 2013 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. These historical results are not necessarily indicative of future results, and the unaudited interim results for the three months ended March 31, 2013 are not necessarily indicative of results that may be expected for the full year ended December 31, 2013. You should read the following summary financial data together with our audited financial statements and related notes included elsewhere in this prospectus and the information under “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended March 31,		Year Ended December 31, 2012	Period from October 6, 2011 to December 31, 2011
	2013	2012
	(In thousands, exceptshare and per share data and ratios)

Selected Statement of Income Data:
Gross premiums written	$96,020	$92,650	$190,374	$—
Net premiums earned	33,541	13,837	96,481
Net investment income	80,691	33,848	136,422	—

Total revenues	114,232	47,685	232,903	—

Loss and loss adjustment expenses incurred, net	18,638	12,285	80,306	—
Acquisition costs, net	13,073	712	24,604	—
General and administrative expenses	7,008	4,159	27,376	1,130

Total expenses	38,719	17,156	132,286	1,130

Income (loss) including non-controlling interests	75,513	30,529	100,617	(1,130)
Income attributable to non-controlling interests	(1,083)	(306)	(1,216)	—

Net income (loss)	$74,430	$30,223	$99,401	$(1,130)

Earnings (loss) per share(1):
Basic	$0.95	$0.39	$1.27	$(0.01)
Diluted	$0.85	$0.35	$1.14	$(0.01)
Weighted average number of ordinary shares:
Basic	78,432,132	78,432,132	78,432,132	78,432,132
Diluted	87,777,462	85,335,404	87,253,760	78,432,132
Selected ratios:
Property and casualty reinsurance – underwriting ratios(2):
Loss ratio(3)	57.1%	88.8%	83.2%	n/a
Acquisition cost ratio(4)	39.8%	5.1%	25.5%	n/a
General and administrative expense ratio(5)	19.1%	30.1%	26.8%	n/a

Combined ratio(6)	116.0%	124.0%	135.5%	n/a

Net investment return(7)	8.7%	4.5%	17.7%	n/a

(1)

Basic earnings (loss) per share are based on the weighted average number of common shares and participating securities outstanding during the period. The weighted average number of common shares excludes the dilutive effect of warrants currently held by the Founders and Aon, which acted as an advisor in connection with our initial capitalization, which following the completion of this offering will represent the right to receive an aggregate of 4,651,165 common shares, assuming that this offering yields proceeds to us of not less than $215.7 million, and options held by our directors and officers which following the completion of this offering will be exercisable (subject to vesting) for 10,666,139 common shares, assuming that this offering yields net proceeds to us of not less than $215.7 million, and 619,300 unvested restricted shares.
(2)	Underwriting ratios are for the property and casualty reinsurance segment only. See additional information in Note 23 of the Notes to Consolidated Financial Statements.
(3)	Loss ratio is calculated by dividing loss and loss adjustment expenses incurred, net by net premiums earned.
(4)	Acquisition cost ratio is calculated by dividing acquisition costs, net by net premiums earned.
(5)	General and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(6)	Combined ratio is calculated by dividing the sum of loss and loss adjustment expenses incurred, net, acquisition costs, net and general and administrative expenses, by net premiums earned.
(7)	Net investment return represents the return on our investments managed by Third Point LLC, net of fees.

	As of March 31, 2013	As of December, 31
		2012	2011
	(In thousands, except share and per share data)
Selected Balance Sheet Data
Total investments in securities and commodities	$968,976	$937,690	$—
Cash and cash equivalents(1)	37,739	34,005	603,841
Restricted cash and cash equivalents	90,557	77,627	—
Securities purchased under an agreement to sell	38,110	60,408	—
Reinsurance balances receivable, net	136,998	84,280	—
Deferred acquisition costs, net	53,270	45,383	—
Total assets	1,498,197	$1,402,017	$605,263
Deposit liability(2)	51,116	50,446	—
Unearned premium reserves	153,878	93,893	—
Losses and loss adjustment expense reserves	75,321	67,271	—
Securities sold, not yet purchased, at fair value	149,071	176,454	—
Total liabilities	527,539	473,696	19,838
Shareholders’ equity attributable to shareholders(3)	944,726	868,544	585,425
Non-controlling interests	25,932	59,777	—
Total shareholders’ equity	$970,658	$928,321	$585,425

Book value per share data:
Book value per share(4)	$12.05	$11.07	$9.73
Diluted book value per share(5)	$11.76	$10.89	$9.73

Selected ratios:
Growth in diluted book value per share(6)	8.0%	11.9%	n/a
Return on beginning shareholders’ equity(7)	8.6%	13.0%	n/a

(1)	Cash and cash equivalents consists of cash, cash held with investment managers and other short-term, highly liquid investments with original maturity dates of ninety days or less.
(2)	Management exercises significant judgment in determining whether contracts should be accounted for as reinsurance contracts or deposit contracts. During 2012, one contract was deemed to not transfer sufficient insurance risk and has been accounted for using the deposit method of accounting. Using the deposit method of accounting, a deposit liability, rather than written premium, is initially recorded based upon the consideration received less any explicitly identified premiums or fees. In subsequent periods, the deposit liability is adjusted by calculating the effective yield on the deposit to reflect actual payments to date and future expected payments.
(3)	Shareholders’ equity attributable to shareholders and total shareholders’ equity as of December 31, 2011 is reflected net of subscriptions receivable of $177.5 million in accordance with SEC Regulation S-X.
(4)	Book value per share is a non-GAAP financial measure. Book value per share is calculated by dividing shareholders’ equity attributable to shareholders, adjusted for subscriptions receivable, by the number of issued and outstanding shares at period end. See the reconciliation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Book Value Per Share and Fully Diluted Book Value Per Share.”

(5)	Diluted book value per share is a non-GAAP financial measure. Diluted book value per share is calculated by dividing shareholders’ equity attributable to shareholders, adjusted for subscriptions receivable, and adjusted to include unvested restricted shares and the exercise of all in-the-money options and warrants. For purposes of this calculation, the market share price is assumed to be equal to the fully diluted book value per share. See the reconciliation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Book Value Per Share and Fully Diluted Book Value Per Share.”
(6)	Growth in diluted book value per share is calculated by taking the change in diluted book value per share divided by the beginning of period diluted book value per share.
(7)	Return on beginning shareholders’ equity as presented is a non-GAAP financial measure. Return on beginning shareholders’ equity is calculated by dividing net income by the beginning of year total shareholders’ equity. For purposes of determining December 31, 2011 equity, we add back the impact of subscriptions receivable to total shareholders’ equity. Management believes this adjustment more fairly presents the return on equity over the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis is intended to help the reader understand our business, financial condition, results of operations, liquidity and capital resources. You should read this discussion in conjunction with “Selected Historical Consolidated Financial and Other Data,” and our consolidated financial statements and the related notes beginning on page F-1 of this prospectus.

The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Our fiscal year ends December 31 and, unless otherwise noted, references to year or fiscal are for the fiscal year ended December 31, 2012.

Overview

We are a Bermuda-based specialty property and casualty reinsurer with a reinsurance and investment strategy that we believe differentiates us from our competitors. Our objective is to deliver attractive equity returns to shareholders by combining profitable reinsurance underwriting with our investment manager, Third Point LLC’s superior investment management.

We manage our business on the basis of two operating segments: Property and Casualty Reinsurance and Catastrophe Risk Management. We also have a corporate function that includes our investment results.

Property and Casualty Reinsurance

We provide treaty reinsurance to insurance and reinsurance companies. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsurance of an agreed upon portion of business written as specified in a reinsurance contract. Contracts can be written on an excess of loss basis or quota share basis, although all contracts written to date have been on a quota share basis. The product lines that we currently underwrite for this operating segment are: property, casualty and specialty.

Insurance float is an important aspect of our property and casualty reinsurance operation. In an insurance or reinsurance operation, float arises because premiums and proceeds associated with deposit accounted reinsurance contracts are collected before losses are paid. In some instances, the interval between premium receipts and loss payments can extend over many years. During this time interval, insurance and reinsurance companies invest the premiums received and generate investment returns. Although float can be calculated using numbers determined under U.S. GAAP, float is a non-GAAP financial measure and, therefore, there is no comparable U.S. GAAP measure.

We believe that our property and casualty reinsurance segment will contribute to our results by both generating underwriting income as well as generating float. In addition, we expect that float will grow over time as our reinsurance operations expand.

Catastrophe Risk Management

In contrast to many reinsurers with whom we compete, we have elected to limit our underwriting of property catastrophe exposures and write excess of loss catastrophe reinsurance exclusively through the

Catastrophe Fund, which is a separately capitalized reinsurance fund vehicle. We established on June 15, 2012, the Catastrophe Fund, the Catastrophe Fund Manager and the Catastrophe Reinsurer, in partnership with Hiscox. Our partnership with Hiscox is governed by a shareholders’ agreement that provides for certain matters relating to governance of the Catastrophe Fund Manager and restrictions on transfers of its shares. Our investment in and management of the Catastrophe Fund allow us to provide a product that is critical to most of our reinsurance clients and to earn fee income over time. Because the Catastrophe Fund is capitalized in part by investments from unrelated parties, our financial exposure to the higher volatility and liquidity risks associated with property catastrophe losses is limited to our investment commitment to the Catastrophe Fund, which as of the date hereof was $50.0 million, out of total commitments of $94.7 million. We anticipate that our property catastrophe exposures will consistently remain relatively low when compared to many other reinsurers with whom we compete and there are no additional guarantees or recourse to us beyond this investment.

The Catastrophe Fund Manager is a property catastrophe fund management company, which began writing catastrophe risk through the Catastrophe Fund and related Catastrophe Reinsurer on January 1, 2013. The Catastrophe Fund Manager receives fee income in the form of management fees and performance fees from the Catastrophe Fund. We own 85% of The Catastrophe Fund Manager and Hiscox owns the remaining 15%. We consolidate the Catastrophe Fund Manager’s results in our consolidated Third Point Reinsurance Ltd. results with a non-controlling interest recorded for the 15% Hiscox ownership. The objective of the Catastrophe Fund is to achieve positive uncorrelated investment returns by transacting, through the Catastrophe Reinsurer, in a portfolio of collateralized reinsurance treaties and other insurance-linked securities, including catastrophe bonds and industry loss warranties. The Catastrophe Reinsurer is a Bermuda based special purpose insurer authorized to write collateralized property catastrophe reinsurance business. The Catastrophe Fund Manager owns 100% of the voting, non-participating, common shares of the Catastrophe Reinsurer. The Catastrophe Fund owns 100% of the non-voting participating, preferred shares of the Catastrophe Reinsurer. The Catastrophe Fund, the Catastrophe Fund Manager and the Catastrophe Reinsurer commenced underwriting activity on January 1, 2013.

As of March 31, 2013, the Catastrophe Fund had drawn $41.6 million (our share was $22.0 million) with remaining commitments of $53.0 million (our share was $28.0 million) drawn effective April 1, 2013 and June 1, 2013. As a result of our 53% majority interest in the Catastrophe Fund, we were required to consolidate the results of the Catastrophe Fund and the Catastrophe Reinsurer as of March 31, 2013 and December 31, 2012. The Catastrophe Fund is actively seeking new third party investments and we expect our interest to drop below 50% at some point which would potentially allow us to deconsolidate the Catastrophe Fund and the Catastrophe Reinsurer. Market conditions, however, have been challenging due to the launch in the past year of several similar funds and a resulting drop in catastrophic reinsurance pricing.

Investment Management

Our investment strategy is implemented by our investment manager, Third Point LLC, under a long-term investment management contract. We directly own the investments which are held in a separate account and managed by Third Point LLC on substantially the same basis as Third Point LLC’s main hedge funds.

Limited Operating History and Comparability of Results

We were incorporated on October 6, 2011 and completed our initial capitalization on December 22, 2011. We began underwriting business on January 1, 2012. As a result, we have a limited operating history and are exposed to volatility in our results of operations. Period to period comparisons of our results of operations may not be meaningful. In addition, the amount of premiums written may vary from year to year and period to period as a result of several factors, including changes in market conditions and our view of the long-term profit potential of individual lines of business.

Key Performance Indicators

We believe that by combining a disciplined and opportunistic approach to reinsurance underwriting with investment results from the active management of our investment portfolio, we will be able to generate attractive returns to our shareholders. The key financial measures that we believe are meaningful in analyzing our performance are: net underwriting income (loss) for our property and casualty reinsurance segment, combined ratio for our property and casualty reinsurance segment, net investment income, net investment return on investments managed by Third Point LLC, change in fully diluted book value per share and return on beginning shareholders’ equity.

The table below shows the key performance indicators for our consolidated business for the year ended December 31, 2012, the period from October 6, 2011, which is our incorporation date, to December 31, 2012 and for the three months ended March 31, 2013 and March 31, 2012:

	Three Months Ended March 31		Year Ended December 31, 2012	Period Ended December 31, 2011
	2013	2012
	($ in thousands except percentages and per share amounts)
Key underwriting metrics for Property and Casualty Reinsurance segment:
Net underwriting loss	$(5,209)	$(3,319)	$(34,271)	n/a
Combined ratio	116.0%	124.0%	135.5%	n/a

Key investment return metrics:
Net investment income	$80,691	$33,848	$136,422	n/a
Net investment return on investments managed by Third Point LLC	8.7%	4.5%	17.7%	n/a

Key shareholders’ value creation metrics:
Book value per share	$12.05	$10.13	$11.07	$9.73
Diluted book value per share	$11.76	$10.04	$10.89	$9.73
Growth in diluted book value per share	8.0%	3.2%	11.9%	n/a
Return on beginning shareholders’ equity	8.6%	5.2%	13.0%	n/a

Net Underwriting Income (Loss) for Property and Casualty Reinsurance Segment

One way that we evaluate the performance of our property and casualty reinsurance results is by measuring net underwriting income or losses. We do not measure performance based on the amount of gross premiums written. Net underwriting income or loss is calculated from premiums earned, less net loss and loss adjustment expenses, acquisition costs and general and administrative expenses related to the underwriting activities.

Combined Ratio for Property and Casualty Reinsurance Segment

The combined ratio compares the amount of net premiums earned to the amount incurred in claims and underwriting related expenses. This ratio is a key indicator of a reinsurance company’s profitability. It is calculated by dividing premiums earned by the sum of loss and loss adjustment expenses, acquisition costs and general and administrative operating expenses related to underwriting activities. A combined ratio greater than 100% means that loss and loss adjustment expenses, acquisition costs and general and administrative expenses related to underwriting activities exceeded net premiums earned.

Net Investment Income

Net investment income is an important measure that affects overall profitability. Net investment income is affected by the performance of Third Point LLC as our exclusive investment manager and the amount of investable cash, or float, generated by our reinsurance operation. Pursuant to the investment management agreement, Third Point LLC is required to manage our investment portfolio on substantially the same basis as its main hedge funds, subject to certain conditions set forth in our investment guidelines. These conditions include limitations on investing in private securities, a limitation on portfolio leverage, and a limitation on portfolio concentration in individual securities. The investment management agreement allows us to withdraw cash from our investment account with Third Point LLC at any time with three days’ notice to pay claims and with five days’ notice to pay expenses.

We track excess cash flows generated by our property and casualty reinsurance operation, or float, in a separate account which allows us to also track the net investment income generated on the float. We believe that net investment income generated on float is an important consideration in evaluating the overall contribution of our property and casualty reinsurance operation to our consolidated results. It is also explicitly considered as part of the evaluation of management’s performance for purposes of incentive compensation.

Net investment income for the three months ended March 31, 2013 and 2012 and year ended December 31, 2012 was comprised of the following:

	For the Three Months Ended		Year ended
	March 31, 2013	March 31, 2012	December 31, 2012
	($ in thousands)
Net investment income on float	$5,526	$—	$4,901
Net investment income on capital	75,072	33,848	131,521

Net investment income on investments managed by Third Point LLC	80,598	33,848	136,422
Deposit liability investment allocation	(670)	—	—
Net gain on reinsurance contract derivatives	763	—	—

	$80,691	$33,848	$136,422

Net Investment Return on investments managed by Third Point LLC

The net investment return is the percentage change in value of a dollar invested over the reporting period on our investment assets managed by Third Point LLC. Net investment return is the key indicator by which we measure the performance of Third Point LLC, our investment manager.

Return on beginning shareholders’ equity

Return on beginning shareholders’ equity as presented is a non-GAAP financial measure. Return on beginning shareholders’ equity is calculated by dividing net income by the beginning shareholders equity and is a commonly used calculation to measure profitability. For purposes of this calculation, we add back the impact of subscriptions receivable to total shareholders’ equity as of December 31, 2011.

Book Value Per Share and Fully Diluted Book Value Per Share

Book value per share is calculated by dividing shareholders’ equity attributable to shareholders, adjusted for subscriptions receivable, by the number of issued and outstanding shares at any period end. Fully diluted book value per share is calculated by dividing shareholders’ equity attributable to shareholders, adjusted for subscriptions receivable, and adjusted to include unvested restricted shares and the exercise of all in-the-money options and warrants. For purposes of this calculation, the market share price is assumed to be equal to the fully diluted book value per share.

Revenues

We derive our revenues from two principal sources:

•	premiums from reinsurance on property and casualty reinsurance business assumed; and

•	income from investments.

Premiums from our property and casualty reinsurance business assumed are directly related to the number, type and pricing of contracts we write. Premiums are earned over the contract period in proportion to the period of risk covered which is typically 12 to 24 months.

Income from our investments is primarily comprised of interest income, dividends and gains, and net realized and unrealized gains on investment securities included in our investment portfolio.

Expenses

Our expenses consist primarily of the following:

•	loss and loss adjustment expenses;

•	acquisition costs;

•	investment-related expenses; and

•	general and administrative expenses.

Loss and loss adjustment expenses are a function of the amount and type of reinsurance contracts we write and of the loss experience of the underlying coverage. Loss and loss adjustment expenses are based on an actuarial analysis of the estimated losses, including losses incurred during the period and changes in estimates from prior periods. Depending on the nature of the contract, loss and loss adjustment expenses may be paid over a period of years.

Acquisition costs consist primarily of brokerage fees, ceding commissions, premium taxes and other direct expenses that relate to our writing reinsurance contracts and are presented net of commissions ceded under reinsurance contracts. We amortize deferred acquisition costs over the related contract term in the same proportion that the premiums are earned.

Investment-related expenses primarily consist of management and performance fees we pay to our investment manager, Third Point LLC and certain of our Founders, pursuant to the investment management agreement. A 2% management fee calculated on assets under management is paid monthly to Third Point LLC and certain of our Founders, and a performance fee equal to 20% of the net investment income is paid annually to Third Point Advisors LLC (“TPGP”). We include these expenses in net investment income in our consolidated statement of income.

General and administrative expenses consist primarily of salaries and benefits and related costs, including costs associated with our incentive compensation plan, share compensation expenses, legal and accounting fees, travel and client entertainment, fees relating to our letter of credit facilities, information technology, occupancy and other general operating expenses.

For share option expenses, we calculate compensation cost using the Black-Scholes option pricing model and expense shares options over their vesting period, which is typically five years

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP, which requires management to make estimates and assumptions. We have performed a current assessment of our critical accounting policies in connection with preparing our interim unaudited statements as of and for the three months ended March 31, 2013. We believe that the critical accounting policies set forth in our audited consolidated financial statements for the year ended December 31, 2012 continue to describe the significant judgments and estimates used in preparation of our consolidated financial statements. These accounting policies pertain to premium recognition, loss and loss adjustment expenses and fair value of financial instruments. If actual events differ significantly from the underlying judgments or estimates used by management in the application of these accounting policies, there could be a material adverse effect on our results of operations and financial condition.

Premium Revenue Recognition

We estimate the ultimate premiums for the entire contract period and record this estimate at the inception of the contract. These estimates are based primarily on information in the underlying contracts as well as information provided by the clients or brokers. Premiums written are earned over the contract period in proportion to the period of risk covered. Unearned premiums represent the portion of premiums written that relate to the unexpired term of the contracts in force.

Changes in premium estimates are expected and may result in adjustments in any reporting period. These estimates change over time as additional information regarding the underlying business volume is obtained. Any subsequent adjustments arising on such estimates are recorded in the period in which they are determined. Changes in premium estimates do not necessarily result in a direct impact to net income or shareholders’ equity since changes in premium estimates would generally be offset by pro rata changes in acquisition costs and net loss and loss adjustment expenses.

During the three months ended March 31, 2013, we recorded $2.1 million of negative premium adjustments, representing 2.3% of gross premiums written, primarily due to lower premium estimates on a crop contract based on more current information by the cedent.

Deferred acquisition costs

Acquisition costs consist of commissions, brokerage and excise taxes that are related directly to the successful acquisition of new or renewal reinsurance contracts. These costs are deferred and amortized over the period in which the related premiums are earned. We evaluate the recoverability of deferred acquisition costs by determining if the sum of future earned premiums and anticipated investment income is greater than expected future loss and loss adjustment expenses and acquisition costs. If a loss is probable on the unexpired portion of contracts in force, a premium deficiency loss is recognized. As of March 31, 2013 and December 31, 2012, deferred acquisition costs are fully recoverable and no premium deficiency has been recorded.

Acquisition costs also include profit commissions that are expensed when incurred. Profit commissions are calculated and accrued based on the expected loss experience for contracts and recorded when the current loss estimate indicates that a profit commission is probable under the contract terms. As of March 31, 2013 and December 31, 2012, we had not recognized any profit commissions on our contracts.

Loss and Loss Adjustment Expense Reserves

Our reserves for losses and loss expenses include case reserves and reserves for losses incurred but not yet reported (“IBNR reserves”). Case reserves are established for losses that have been reported, but not yet paid, based on loss reports from brokers and ceding companies. IBNR reserves represent the estimated ultimate cost of events that have occurred but have not been reported to us, or specifically identified by us. IBNR reserves are established by management based on actuarially determined estimates of ultimate losses and loss adjustment expenses.

Inherent in the estimate of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors that may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in our consolidated income in the period in which they become known.

We perform an actuarial projection of our reserves quarterly and have an independent actuarial review performed annually. All reserves are estimated on an individual contract basis; there is no aggregation of contracts for projection of ultimate loss or reserves. The company records the reserve estimates produced by our quarterly actuarial reserves as the liability for unpaid claims and claims adjustment expenses; there are no adjustments made by management on the calculated reserves.

We initially reserve every individual contract to the expected loss and loss expense ratio in the pricing analysis. As loss information is received from the cedents, we incorporate other actuarial methods in our projection of ultimate losses and, hence, reserves. In our pricing analyses, we typically utilize a significant amount of information unique to the individual client and, when necessary, supplement the analysis with industry data. Industry data primarily takes the form of paid and incurred development patterns from statutory financial statements and statistical agencies.

For our actuarial reserve projections, the relevant information we receive from our reinsurance clients include premium estimates, paid loss and loss adjustment expense and case reserves. We review the data for reasonableness and research any anomalies. On each contract, we compare the expected paid and incurred amounts at each quarter-end with actual amounts reported. We also compare premiums received with projected premium receipts at each quarter end.

There is a time lag between when a covered loss event occurs and when it is actually reported to our cedents. The actuarial methods that we use to estimate losses have been designed to address this lag in loss reporting. There is also a time lag between reinsurance clients paying claims, establishing case reserves and re-estimating their reserves, and notifying us of the payments and/or new or revised case reserves. This reporting lag is typically 60 to 90 days after the end of a reporting period, but can be longer in some cases. We use techniques that adjust for this type of lag. While it would be unusual to have lags that extend beyond 90 days, our actuarial techniques are designed to adjust for such a circumstance.

The principal actuarial methods (and associated key assumptions) we use to perform our quarterly loss reserve analysis may include one or more of the following methods:

A Priori Loss Ratio Method. To estimate ultimate losses under the a priori loss ratio method, we multiply earned premiums by an expected loss ratio. The expected loss ratio is selected as part of the pricing and utilizes individual client data, supplemented by industry data where necessary. This method is often useful when there is limited historical data due to few losses being incurred.

Paid Loss Development Method. This method estimates ultimate losses by calculating past paid loss development factors and applying them to exposure periods with further expected paid loss development. The paid loss development method assumes that losses are paid at a rate consistent with the historical rate of payment. It provides an objective test of reported loss projections because paid losses contain no reserve estimates. For some lines of business, claim payments are made slowly and it may take many years for claims to be fully reported and settled.

Incurred Loss Development Method. This method estimates ultimate losses by using past incurred loss development factors and applying them to exposure periods with further expected incurred loss development. Since incurred losses include payments and case reserves, changes in both of these amounts are incorporated in this method. This approach provides a larger volume of data to estimate ultimate losses than paid loss methods. Thus, incurred loss patterns may be less varied than paid loss patterns, especially for coverages that have historically been paid out over a long period of time but for which claims are incurred relatively early and case loss reserve estimates established.

Bornhuetter-Ferguson Paid and Incurred Loss Methods. These methods are a weighted average of the a priori loss ratio and the relevant development factor method. The weighting between the two methods depends on the maturity of the business. This means that for the more recent years a greater weight is placed on the a priori loss ratio, while for the more mature years a greater weight is placed on the development factor methods. These methods avoid some of the distortions that could result from a large development factor being applied to a small base of paid or incurred losses to calculate ultimate losses. This method will react slowly if actual paid or incurred loss experience develops differently than historical paid or incurred loss experience because of major changes in rate levels, retentions or deductibles, the forms and conditions of coverage, the types of risks covered or a variety of other factors.

IBNR to Outstanding Ratio Method. This method is used in selected cases typically for very mature years that still have open claims. This method assumes that the estimated future loss development is indicated by the current level of case reserves.

Key to the projection of ultimate loss is the amount of credibility or weight assigned to each actuarial method. Each method has advantages and disadvantages, and those can change depending on numerous factors including the reliability of the underlying data. For most actuaries, the selection and weighting of the projection methods is a highly subjective process. In order to achieve a desirable amount of consistency from study to study and between contracts, we have implemented a weighting scheme that incorporates numerous “rules” for the weighting of actuarial methods. These rules attempt to effectively codify the judgmental process used for selecting weights for the various methods. There can be extenuating circumstances where the rules would be modified for a specific reinsurance contract; examples would include a large market event or new information on historical years that may cause us to increase our a priori loss ratio.

As part of our quarterly reserving process, loss-sensitive contingent expenses (e.g., profit commissions, sliding-scale ceding commissions, etc.) are calculated on an individual contract basis. These expense calculations are based on the updated ultimate loss estimates derived from our quarterly reserving process.

Our reserving methodologies use a loss reserving model that calculates a point estimate for our ultimate losses. Although we believe that our assumptions and methodologies are reasonable, we cannot be certain that our ultimate payments will not vary, potentially materially, from the estimates we have made.

As of December 31, 2012, approximately 77.7% of our total IBNR reserves related to our crop book of business; as of March 31, 2013, that percentage had decreased to 41.6% of the total IBNR reserves. Crop is a relatively fast paying line of business with the majority of losses from any underwriting year paying out within nine months after the end of the calendar year.

We do not produce a range of IBNR reserves. However, a 10% increase in IBNR reserves would translate into a 0.7% decrease in total shareholders’ equity as of December 31, 2012 and a 0.4% decrease in total shareholders’ equity as of March 31, 2013.

Deposit assets and liabilities

Certain reinsurance contracts are deemed not to transfer sufficient insurance risk in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 944, Financial Services—Insurance and Topic 340-30 Insurance contracts that do not transfer insurance risk, and are accounted for using the deposit method of accounting. Management exercises significant judgment in determining whether contracts should be accounted for as reinsurance contracts or deposit contracts. Using the deposit method of accounting, a deposit liability, rather than written premium, is initially recorded based upon the consideration received less any explicitly identified premiums or fees. In subsequent periods, the deposit liability is adjusted by calculating the effective yield on the deposit to reflect actual payments to date and future expected payments.

Effective October 1, 2012, we entered into a single aggregate excess of loss contract for consideration of $50.0 million. This contract was deemed to not transfer sufficient insurance risk or timing risk, and has therefore been accounted for using the deposit method of accounting. Under the terms of the agreement, we maintain a notional experience account, the value of which is determined by adding premiums to the $50.0 million of consideration less claims paid plus a crediting rate multiplied by the annual starting balance of the notional experience account. The crediting rate varies from a minimum of 3% to a maximum of 6.1%, based on our actual investment returns.

The following table details the deposit liability as of March 31, 2013 and December 31, 2012:

	March 31, 2013	December 31, 2012
	($ in thousands)
Initial consideration received	$50,000	$50,000
Net investment income allocation accrued	1,116	446

	$51,116	$50,446

Fair value measurement

Our investments are managed by Third Point LLC and are carried at fair value. Fair value is defined as the price that we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying value of our assets and liabilities, which qualify as financial instruments, approximates the fair value presented in the consolidated balance sheet.

Our investment manager Third Point LLC, has a formal valuation policy that sets forth the pricing methodology for investments to be implemented in fair valuing each security in our portfolio. The valuation policy is updated and approved at least on an annual basis by Third Point LLC’s valuation committee (the “Committee”), which is comprised of officers and employees who are senior business management personnel. The Committee meets on a monthly basis. The Committee’s role is to review and verify the propriety and consistency of the valuation methodology to determine the fair value of investments. The Committee also reviews any due diligence performed and approves any changes to current or potential external pricing vendors.

Securities and commodities listed on a national securities or commodities exchange or quoted on NASDAQ are valued at their last sales price as of the last business day of the period. Listed securities with no reported sales on such date and over-the-counter (“OTC”) securities are valued at their last closing bid price if held long by the Company, and last closing ask price if held short by the Company. As of March 31, 2013, securities valued at $308.1 million (December 31, 2012 – $248.4 million), representing 31.8% (December 31, 2012 – 26.5%) of investments in securities and commodities, and $47.1 million (December 31, 2012 – $68.8 million), representing 31.6% (December 31, 2012 – 39.0%) of securities sold, not yet purchased, are valued based on dealer quotes or other quoted market prices for similar securities.

Our derivatives are recorded at fair value. Third Point LLC values exchange-traded derivative contracts at their last sales price on the exchange where it is primarily traded. OTC derivatives, which include swap, option, swaption, and forward currency contracts, are valued by third party sources when available; otherwise, fair values are obtained from counterparty quotes that are based on pricing models that consider the time value of money, volatility, and the current market and contractual prices of the underlying financial instruments.

As an extension of its underwriting activities, the Catastrophe Reinsurer has sold derivative instruments that provide reinsurance-like protection to third parties for specific loss events associated with certain lines of business. These derivatives are recorded on the consolidated balance sheet at fair value, with the offset recorded in net investment income in the consolidated statement of income. These contracts are valued on the basis of models developed by us.

Our holdings in asset-backed securities (“ABS”) are substantially invested in residential mortgage-backed securities (“RMBS”). The balance of the ABS positions were held in commercial mortgage-backed securities, collateralized debt obligations and student loan asset-backed securities. All of these classes of ABS are sensitive to changes in interest rates and any resulting change in the rate at which borrowers sell their properties, refinance, or otherwise pre-pay their loans. Investors in these classes of ABS may be exposed to the credit risk of underlying borrowers not being able to make timely payments on loans or the likelihood of borrowers defaulting on their loans. In addition, investors may be exposed to significant market and liquidity risks.

We value investments in investment funds at fair value, which is an amount equal to the sum of the capital accounts in the investment funds generally determined from financial information provided by the investment managers of the investment funds. The resulting net gains or net losses are reflected in our consolidated statement of income.

The fair values of all investments are estimated using prices obtained from third-party pricing services, where available. For securities that we are unable to obtain fair values from a pricing service or broker, fair values were estimated using information obtained from Third Point LLC. We perform several processes to ascertain the reasonableness of the valuation of all of our investments comprising our investment portfolio, including securities that are categorized as Level 2 and Level 3 within the fair value hierarchy. These processes include (i) obtaining and reviewing weekly and monthly investment portfolio reports from Third Point LLC, (ii) obtaining and reviewing monthly NAV and investment return reports received directly from our third-party fund administrator which are compared to the reports noted in (i), and (iii) weekly update discussions with Third Point LLC regarding the investment portfolio, including, their process for reviewing and validating pricing obtained from outside service providers. As of March 31, 2013, the investments for which we did not receive a fair value from a pricing service or broker accounted for less than 1% of our investment portfolio. The actual value at which these securities could actually be sold or settled with a willing buyer or seller may differ from our estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

During the year ended December 31, 2012 and three months ended March 31, 2013, there were no changes in the valuation techniques as it relates to the above.

Monetary assets and liabilities denominated in foreign currencies are translated at the closing rates of exchange as of March 31, 2013. Transactions during the period are translated at the rate of exchange prevailing on the date of the transaction. We do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments, dividends and interest from the fluctuations arising from changes in fair values of securities and derivatives held. Periodic payments received or paid on swap agreements are recorded as realized gain or loss on investment transactions. Such fluctuations are included within net investment income in the consolidated statement of income.

Private securities are not registered for public sale and are carried at an estimated fair value at the end of the period, as determined by Third Point LLC. Valuation techniques used by Third Point LLC may include market approach, last transaction analysis, liquidation analysis and/or using discounted cash flow models where the significant inputs could include but are not limited to additional rounds of equity financing, financial metrics such as revenue multiples or price-earnings ratio, discount rates and other factors. In addition, Third Point LLC may employ third party valuation firms to conduct separate valuations of such private securities. The third party valuation firms provide written reports documenting their recommended valuation as of the determination date for the specified investments.

Due to the inherent uncertainty of valuation for private securities, the estimated fair value may differ materially from the values that would have been used had a ready market existed for these investments. As of March 31, 2013, we had $2.8 million (December 31, 2012 – $2.8 million) of private securities fair valued by the Third Point LLC representing less than 1% of total investments in securities and commodities.

U.S. GAAP disclosure requirements establish a framework for measuring fair value, including a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability. The three-level hierarchy of inputs is summarized below:

•

Level 1 – Quoted prices available in active markets/exchanges for identical investments as of the reporting date. The types of assets and liabilities that are classified at this level generally include equity securities, commodities, futures and option contracts listed in active markets.

•

Level 2 – Pricing inputs other than observable inputs including, but not limited to, prices quoted for similar assets or liabilities in active markets/exchanges or prices quoted for identical or similar assets or liabilities in markets that are not active, and fair value is determined through the use of models or other valuation methodologies. The types of assets and liabilities that are classified at this level generally include equity securities traded on non-active exchanges, corporate, sovereign, asset-backed and bank debt securities, forward contracts and certain derivatives.

•

Level 3 – Pricing inputs unobservable for the investment and include activities where there is little, if any, market activity for the investment. The inputs applied in the determination of fair value require significant management judgment and estimation. The types of assets and liabilities that are classified at this level generally include certain corporate and bank debt, private investments and certain derivatives.

Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability including assumptions about risk; for example, the risk inherent in a particular valuation technique used to measure fair value including such a pricing model and/or the risk inherent in the inputs to the valuation technique. Inputs may be observable or unobservable.

Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources other than those of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The key inputs for corporate, government and sovereign bond valuation are coupon frequency, coupon rate and underlying bond spread. The key inputs for asset-backed securities are yield, probability of default, loss severity and prepayment.

Key inputs for OTC valuations vary based on the type of underlying security on which the contract was written:

•

The key inputs for most OTC option contracts include notional, strike price, maturity, payout structure, current foreign exchange forward and spot rates, current market price of underlying and volatility of underlying.

•	The key inputs for most forward contracts include notional, maturity, forward rate, spot rate, various interest rate curves and discount factor.

•

The key inputs for swap valuation will vary based on the type of underlying on which the contract was written. Generally, the key inputs for most swap contracts include notional, swap period, fixed rate, credit or interest rate curves, current market or spot price of the underlying and the volatility of the underlying.

Investments

Our investments are classified as “trading securities” and are carried at fair value with changes in fair value included in earnings in our consolidated statement of income (loss).

Fair values of our fixed maturity investments are based on quoted market prices, or when such prices are not available, by reference to broker or underwriter bid indications and/or internal pricing valuation techniques.

Investment transactions are recorded on a trade date basis with balances pending settlement recorded separately in the consolidated balance sheet as receivable for investments sold or payable for investments purchased.

We record security and commodity transactions and related income and expense on a trade-date basis. Realized gains and losses are determined using cost calculated on a specific identification basis. Dividends are recorded on the ex-dividend date. Income and expense are recorded on the accrual basis including interest and premiums amortized and discounts accreted.

Share-based compensation

We account for our share plans in accordance with ASC 718, “Compensation—Share Compensation.”

U.S. GAAP requires that share-based compensation transactions be recognized using the fair value of the award at the grant date. We measure compensation for restricted shares based on the price of our common shares at the grant date and the expense is recognized on a straight-line basis over the vesting period. Determining the fair value of share purchase options at the grant date requires significant estimation and judgment. We use an option-pricing model (Black-Scholes) to calculate the fair value for share purchase options.

For share purchase options issued under the employee stock incentive plan, compensation cost is calculated and expensed over the vesting periods on a graded vesting basis. If actual results differ significantly from these estimates and assumptions, particularly in relation to the estimation of volatility that requires the most judgment due to our limited operating history, share-based compensation expense, primarily with respect to future share-based awards, could be materially impacted.

We have established a Share Incentive Plan for directors, employees and consultants. The following is a summary as of the date of this prospectus of authorized and granted shares under the Share Incentive Plan:

	Exercise Price	Authorized	Granted	Aggregate fair value of granted options and shares(1)
				($ in thousands)
Management options	$10	6,976,744	6,523,256
	$16	2,325,581	2,174,417
	$20	2,325,581	2,174,417

		11,627,906	10,872,090	$33,297

Director options	$10	50,848	50,848
	$16	16,950	16,950
	$20	16,950	16,950

		84,748	84,748	260

Management restricted shares	n/a	619,300	619,300	6,193

		12,331,954	11,576,138	$39,751

(1)	Aggregate fair value of management options granted includes $7.0 million related to management options that have not met the performance condition described below.

In the absence of a public market for our common shares and in light of the proximity of the dates of the grants of incentive options to our initial capitalization, our board of directors, with input from management, estimated the fair value of our common shares on the date of each such grant as being equivalent to the original $10.00 per share price in our initial private placement capitalization.

The following table provides, by grant date, the number of stock options awarded during the year ended December 31, 2012, the exercise price for each set of grants, the associated estimated fair value of our common stock and the fair value of the option:

Grant date	Options granted	Exercise price	Fair value of common shares	Fair value of option
2/1/2012	5,651,163	$10.00	$10.00	$3.73
	1,883,719	$16.00	$10.00	$2.34
	1,883,719	$20.00	$10.00	$1.78
2/13/2012	348,837	$10.00	$10.00	$3.73
	116,279	$16.00	$10.00	$2.34
	116,279	$20.00	$10.00	$1.78
2/16/2012	50,848	$10.00	$10.00	$3.73
	16,950	$16.00	$10.00	$2.34
	16,950	$20.00	$10.00	$1.78
4/16/2012	348,837	$10.00	$10.00	$3.73
	116,279	$16.00	$10.00	$2.34
	116,279	$20.00	$10.00	$1.78
6/4/2012	174,419	$10.00	$10.00	$3.73
	58,140	$16.00	$10.00	$2.34
	58,140	$20.00	$10.00	$1.78

	10,956,838

There were no stock options awarded during the three months ended March 31, 2013. Our board of directors and management intended all options granted to be exercisable at a price per share not less than the estimated per share fair value of our common stock underlying those options on the date of grant.

The following table provides, by grant date, the number of restricted share awards for the year ended December 31, 2012 and the estimated fair value of our common stock on the grant date:

Grant date	Restricted shares granted	Fair value of common shares
2/1/2012	585,300	$10.00
4/16/2012	34,000	$10.00

	619,300

There were no restricted stock awards granted during the three months ended March 31, 2013.

Share based compensation expense of $1.8 million for the three months ended March 31, 2013 (2012—$1.1 million) was included in general and administrative expenses. As of March 31, 2013, we have $30.7 million of unamortized share compensation expense related to management and director options, including $7.0 million related to management stock options that have not met the performance condition described below.

The vesting of the options issued pursuant to the Share Incentive Plan is subject to satisfaction of both (i) a service condition and (ii) a capital condition. The service condition will be met as to 20% of the options on each of the first five anniversaries of the employee’s first day of employment with us. As of March 31, 2013, we had raised $784.3 million, or 78.4% of $1 billion targeted total capital to be raised, of aggregate consideration from the subscription of shares. Consequently, 8,383,742 of the management options outstanding have met the performance condition as of March 31, 2013 and 2,197,649 of the management options outstanding would be considered exercisable (subject to the service condition) only if the additional capital is raised. We did not consider it probable as of March 31, 2013 that this performance condition would be met; therefore, we have not recorded share compensation expense for these 2,197,649 management options as of March 31, 2013.

The director options contain only a service condition that will be met with respect to 20% of the director options on each of the five anniversary dates following the grant date of the director options.

The Share Incentive Plan’s management and director options activity for the three months ended March 31, 2013 and year ended December 31, 2012 was as follows:

	Number of options	Weighted average exercise price
Balance as of January 1, 2012	—	$—
Granted—employees	10,872,090	13.20
Granted—directors	84,748	13.20
Forfeited	—	—
Exercised	—

Balance as of December 31, 2012	10,956,838	13.20
Granted—employees	—
Granted—directors	—
Forfeited	(290,699)	13.20
Exercised	—

Balance as of March 31, 2013	10,666,139	$13.20

The fair value of stock options issued during 2012 was estimated on the grant date using the Black-Scholes option-pricing model. The estimated share price used for purposes of determining the fair value of stock options was $10.00 based on the proximity to the $10.00 original offering price per share. The volatility assumption used of 31.25% was based on average estimated volatility of a reinsurance company peer group. The other assumptions used in the option-pricing model were as follows: risk free interest rate of 1.9%, expected life of ten years and a 0.0% dividend yield.

The following table summarizes information about our management and director stock options outstanding as of March 31, 2013:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average exercise price	Remaining contractual life	Number of options	Weighted average exercise price
$10.00	6,399,685	$10.00	8.78	951,329	$10.00
$16.00	2,133,227	$16.00	8.78	317,110	$16.00
$20.00	2,133,227	$20.00	8.78	317,110	$20.00

	10,666,139	$13.20	8.78	1,585,549	$13.20

For the three months ended March 31, 2013, we recorded $1.3 million (2012—$0.8 million) of share compensation expense related to stock options.

Restricted shares vest either ratably or at the end of the required service period and contain certain restrictions during the vesting period, relating to, among other things, forfeiture in the event of termination of employment and transferability. For the three months ended March 31, 2013, we recorded $1.8 million (2012—$1.1 million) of share compensation expense related to restricted awards.

Restricted share award activity for the three months ended March 31, 2013 and year ended December 31, 2012 was as follows:

	Number of non-vested restricted shares	Weighted average grant date fair value
Balance as of January 1, 2012	—	$—
Granted	641,800	10.00
Forfeited	(22,500)	10.00
Vested	—

Balance as of December 31, 2012	619,300	10.00
Granted	—
Forfeited	—
Vested	—

Balance as of March 31, 2013	619,300	$10.00

Warrants

We account for certain warrant contracts issued to our Founders and Aon in conjunction with our initial capitalization, and which may be settled by us using either the physical settlement or net-share settlement methods, in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Accordingly, the fair value of these warrants has been recorded in equity as an addition to additional paid-in capital. The associated cost of these warrants has been recorded as a component of capital raise costs and is included in general and administrative expenses. We use an option-pricing model (Black-Scholes) to calculate the fair value for share purchase warrants issued.

We account for certain warrant contracts issued to an advisor in connection with our initial capitalization, where services have been received by the Company, in part, in exchange for equity instruments, based on the fair value of such services, in accordance with ASC 718, Compensation—Stock Compensation, and ASC 505-50, Equity-Based Payments to Non-Employees. The associated cost of these warrants has been recorded as capital raise costs, and are included in additional paid in capital in the consolidated statement of shareholders equity.

Capital raise costs

Capital raise costs of $20.5 million incurred in connection with our initial capitalization through private common share offerings, including placement agent and investment banking fees, legal fees and the fair value of warrants issued to our founders and advisors were deducted from the proceeds of the offering and reported net in shareholders’ equity and the statement of cashflows. Incorporation costs not related to the raising of capital are expensed as incurred and are included in general and administrative expenses.

Foreign currency transactions

Our functional currency is the U.S. dollar. Transactions in foreign currencies are recorded in U.S. dollars at the exchange rate in effect on the transaction date. Monetary assets and liabilities in foreign currencies are translated at the exchange rates in effect at the consolidated balance sheet date and foreign exchange gains and losses, if any, are included in the consolidated statement of income (loss).

Taxes and uncertain tax positions

Under current Bermuda law, Third Point Reinsurance Ltd. and its Bermuda subsidiaries are not subject to any income or capital gains taxes. In the event that such taxes are imposed, Third Point Reinsurance Ltd. and its Bermuda incorporated subsidiaries would be exempted from any such taxes until March 2035 pursuant to the Tax Assurance Certificates issued to such entities pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966, as amended.

As of March 31, 2013 and December 31, 2012, we did not have any uncertain tax positions.

Non-controlling interests

Third Point Re consolidates the results of entities in which it has a controlling financial interest. We record the portion of shareholders’ equity attributable to non-controlling interests as a separate line item within shareholders’ equity of the consolidated balance sheet. We record the portion of net income attributable to non-controlling interests as a separate line within the consolidated statement of income.

Earnings per share

Basic earnings (loss) per share are based on the weighted average number of common shares and participating securities outstanding during the period. The weighted average number of common shares excludes any dilutive effect of outstanding warrants, options and convertible securities such as unvested restricted shares. Diluted earnings (loss) per share are based on the weighted average number of common shares and share equivalents including any dilutive effects of warrants, options and other awards under stock plans. U.S. GAAP requires that unvested share awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid (referred to as ‘‘participating securities”), be included in the number of shares outstanding for both basic and diluted earnings per share calculations. We treat our unvested restricted stock as participating securities. In the event of a net loss, the participating securities are excluded from the calculation of both basic and diluted loss per share.

Subscriptions receivable

In December 2011, we entered into subscription agreements with shareholders to purchase 78,432,132 common shares for $784.3 million. All of the shares were issued and outstanding as of the date of the subscriptions. As of December 31, 2011, we had received $606.8 million resulting in a subscriptions receivable balance of $177.5 million. The remaining subscriptions receivable were received in the first quarter of 2012. In accordance with SEC Regulation S-X, this subscription receivable has been recorded as a reduction in shareholders’ equity in the consolidated balance sheet.

Leases

Leases in which substantially all of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are recognized in the consolidated statement of income (loss) on a straight-line basis over the term of the lease.

Comprehensive income (loss)

We have no comprehensive income (loss) other than the net income (loss) disclosed in the consolidated statement of income (loss).

Segment information

Under U.S. GAAP, operating segments are based on the internal information that management uses for allocating resources and assessing performance as the source of the our reportable segments. Third Point Re reports two operating segments—Property and Casualty Reinsurance and Catastrophe Risk Management. We have also identified a corporate function that includes our investment results. For more information, see Note 24 of our audited consolidated financial statements included elsewhere in the prospectus.

Business Outlook

Property and Casualty Reinsurance

The reinsurance markets in which we operate have historically been cyclical. During periods of excess underwriting capacity, as defined by the availability of capital, competition can result in lower pricing and less favorable policy terms and conditions for insurers and reinsurer. During periods of reduced underwriting capacity, pricing and policy terms and conditions are generally more favorable for insurers and reinsurer. Historically, underwriting capacity has been impacted by several factors, including industry losses, including the impact of catastrophes, changes in legal and regulatory guidelines, new entrants, investment results including interest rate levels and the credit ratings and financial strength of competitors.

While our management believes that pricing trends for the type of quota share business on which we focus have been relatively stable, there is significant underwriting capacity currently available, and we therefore believe market conditions will remain competitive in the near term. We believe there are several market developments, however, that indicate the potential for improving conditions in the medium term. These include improving pricing in several primary insurance lines of business which historically have flowed through to the reinsurance market, decelerating reserve releases from prior underwriting years, and the rapid decrease in recent periods in yields from the investment portfolios consisting mostly of long-only, investment grade, shorter-term, fixed income securities. These companies are now focused on the need for pricing increases to offset the drop in investment income or on increasing the risk profile of their investment portfolios, which consumes more of their risk capital.

We anticipate that we will continue to see attractive opportunities for the following reasons: Intermediaries and reinsurance buyers are increasingly familiar with Third Point Re, leading to increased submission volume in the lines and types of reinsurance we target. In addition, our primary insurance company clients are growing gross premium primarily through realizing rate increases and, to a lesser extent, expansion of the number of policies they write. As a consequence their need for quota share reinsurance has increased. Finally, the number of distressed situations for which our customized solutions may be helpful appears to be increasing.

Catastrophe Risk Management

We intend to continue to monitor market conditions to participate in future underserved or capacity constrained lines of business as they arise and offer products that we believe will generate favorable returns on equity over the long term. For instance, we believe that market conditions for property catastrophe reinsurance have deteriorated due to the significant influx of capacity from collateralized reinsurance funds and sidecars. The resultant drop in catastrophe pricing impacts us in two ways: First, 36.5% of our property and casualty gross premiums written since inception represented property quota share business, where the clients purchase separate property catastrophe coverage from another reinsurer. To the extent these clients are able to access more attractively priced property catastrophe reinsurance from another reinsurer, the profitability of their underlying business is increased, thereby improving their financial condition and reducing our residual counterparty credit risk. Second, while the expected margins generated by our catastrophe fund are expected to be negatively impacted by decreasing reinsurance pricing, the expected overall impact on our results is tempered by our catastrophe fund’s portfolio construction and focus on smaller, regional companies.

Consolidated Results of Operations—Three months ended March 31, 2013 and 2012

Overview

For the three months ended March 31, 2013, we reported net income of $74.4 million, compared to net income of $30.2 million reported for the three months ended March 31, 2012.

Underwriting Results for our Property and Casualty Reinsurance Segment

The net underwriting loss from our property and casualty reinsurance segment for the three months ended March 31, 2013 was $5.2 million, compared to a net underwriting loss from our property and casualty reinsurance segment of $3.3 million for the three months ended March 31, 2012. The change was due to several, generally offsetting factors, as follows:

Factors resulting in increases in net underwriting income (decrease in underwriting loss):

•

Net premiums earned is a function of the earning of gross premiums written and reinsurance premiums ceded over the last several quarters and, therefore, changes in net premiums earned generally lag quarterly increases and decreases in gross premiums written and reinsurance premiums ceded. The increase in net premiums earned for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 was primarily due to the continued expansion of our underwriting and related gross premiums written since our reinsurance operations commenced in January 2012.

Factors resulting in decreases in underwriting income (increase in underwriting loss):

•

Net loss and loss adjustment expenses increased compared to the three months ended March 31, 2012 due to the larger in-force underwriting portfolio; however, the net loss and loss expense ratio was lower due to changes in the mix of business. The reinsurance contracts that we write have a wide range of expected loss ratios. The three months ended March 31, 2012 included a higher proportion of net premiums earned related to crop business which is booked at a higher initial loss ratio compared to other property and casualty reinsurance business.

•

Acquisition costs and related acquisition cost ratio increased primarily due to changes in the mix of business. The reinsurance contracts that we write have a wide range of acquisition cost ratios. The three months ended March 31, 2012, included a higher proportion of net premiums earned related to one crop contract which had a very low acquisition cost ratio.

•

General and administrative expenses increased from $4.2 million for the three months ended March 31, 2012 to $6.2 million for the three months ended March 31, 2013 primarily due to increased headcount and related staff costs as we continued to build out our management team and infrastructure over the course of 2012.

Investment Results

For the three months ended March 31, 2013, we recorded net investment income of $80.7 million, compared to $33.5 million for the three months ended March 31, 2012. The return on investments managed by Third Point LLC was 8.7% for the three months ended March 31, 2013 compared to 4.5% for the three months ended March 31, 2012. The increase in net investment income was primarily due to the higher investment return generated by Third Point LLC during the three months ended March 31, 2013 compared to the three months ended March 31, 2012. The equity strategy was the largest contributor to overall investment returns representing approximately 45% of the total return driven primarily by the technology, financial and consumer sectors. In addition, net investment income benefitted from higher average investable assets for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 due to positive cash flow contributed by our reinsurance operations. Also impacting net investment income for the three months ended March 31, 2013 was an unrealized gain on derivative reinsurance contracts written by the Cat Reinsurer partially offset by the allocation of $0.7 million of investment income related to a deposit accounted reinsurance contract.

All of our investable assets managed by Third Point LLC are held in a separate account and managed under an investment management agreement whereby TP GP, an affiliate of Third Point LLC, has a non-controlling interest in the assets held in the separate account. The value of the non-controlling interest is equal to the amounts invested by TP GP, plus performance fees paid by us to Third Point LLC and TP GP and investment gains and losses thereon.

Book Value Per Share

For the three months ended March 31, 2013, the book value per share increased by $0.98 per share, or 8.9%, to $12.05 per share from $11.07 per share as of December 31, 2012. For the three months ended March 31, 2013, fully diluted book value per share increased by $0.87 per share, or 8.0%, to $11.76 per share from $10.89 per share as of December 31, 2012. The increase was driven primarily from net income generated in the three months ended March 31, 2013.

The growth in fully diluted book value per share was impacted by warrants and share compensation issued to our Founders, employees and an advisor in conjunction with our initial formation and build-out of the management team.

Book value per share as used by our management is a non-GAAP measure, as it is calculated after deducting the impact of non-controlling interests, and adding back subscriptions receivable. Fully diluted book value per share is also a non-GAAP measure and represents book value per share combined with the impact from dilution of all in-the-money share options issued, warrants and unvested restricted shares outstanding as of any period end. We believe that long-term growth in fully diluted book value per share is the most important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure.

The following table sets forth the computation of basic and fully diluted book value per share as of March 31, 2013 and December 31, 2012:

	March 31, 2013	December 31, 2012
	(In thousands, except share and per share amounts)
Basic and fully diluted book value per share numerator:
Total shareholders’ equity	$970,658	$928,321
Less: Non-controlling interests	25,932	59,777

Shareholders’ equity attributable to shareholders	944,726	868,544
Effect of dilutive warrants issued to founders and management	36,480	36,480
Effect of dilutive stock options issued to directors and employees	50,302	51,670

Fully diluted book value per share numerator:	$1,031,508	$956,694

Basic and fully diluted book value per share denominator:
Issued and outstanding shares	78,432,132	78,432,132
Effect of dilutive warrants issued to founders and management	3,648,006	3,648,006
Effect of dilutive stock options issued to directors and employees	5,030,156	5,167,045
Effect of dilutive restricted shares issued to employees	619,300	619,300

Fully diluted book value per share numerator:	87,729,594	87,866,483

Basic book value per share	$12.05	$11.07

Diluted book value per share	$11.76	$10.89

Segment Results—Three months ended March 31, 2013 and 2012

The determination of our business segments is based on the manner in which our management monitors the performance of our operations. Our business currently comprises two operating segments—Property and Casualty Reinsurance and Catastrophe Risk Management. We have also identified a corporate function that includes our investment results.

Property and Casualty Reinsurance

The Property and Casualty Reinsurance segment provides property, casualty and specialty treaty reinsurance to insurance and reinsurance companies on a worldwide basis. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsurance of an agreed upon portion of business written as specified in a reinsurance contract. Contracts can be written on an excess of loss basis or quota share basis, although all contracts we have written to date have been on a quota share basis. The product lines that we currently underwrite are property, casualty and specialty.

Gross premiums written. Gross premiums written increased by $0.2 million, or 0.2%, to $92.9 million for the three months ended March 31, 2013 from $92.7 million for the three months ended March 31, 2012. The following table provides a breakdown of our property and casualty reinsurance segment’s gross premiums written by line of business for the three months ended March 31, 2013 and 2012:

	For the three months ended
	March 31, 2013		March 31, 2012
	($ in thousands)
Property	$350	0.4%	$—	0.0%
Casualty	52,208	56.2%	42,700	46.1%
Specialty	40,313	43.4%	49,950	53.9%

	$92,871	100.0%	$92,650	100.0%

The change in gross premiums written was driven by:

Factors resulting in increases:

•	We wrote $43.2 million of new business in the three months ended March 31, 2013.

•	Contracts that renewed during the three months ended March 31, 2013 resulted in increased premiums of $23.7 million due primarily to an increased line size on one contract.

Factors resulting in decreases:

•

Negative premium adjustments relating to the prior year’s contracts were $2.1 million for the three months ended March 31, 2013 primarily due to a lower premium estimate on one crop contract based on more current premium information provided by the cedent.

•	We did not renew two reinsurance contracts that accounted for approximately $64.7 million of premiums for the three months ended March 31, 2012.

Premiums ceded. The $10.0 million of premiums ceded for the three months ended March 31, 2013 related to the purchase of a retrocessional contract relating to certain rules on our crop contract.

Net premiums earned. Net premiums earned increased $18.8 million, or 135.9%, to $32.6 million. Third Point Re began underwriting on January 1, 2012. The three months ended March 31, 2013 reflects net premiums earned on a larger in-force underwriting portfolio compared to the three months ended March 31, 2012.

Net loss and loss expenses. Net loss and loss expenses for the three months ended March 31, 2013 were $18.6 million, or 57.1% of net premiums earned, compared to $12.3 million, or 88.8% of net premiums earned, for the three months ended March 31, 2012. The decrease in the loss ratio was primarily due to a shift in business mix. The reinsurance contracts that we write have a wide range of expected loss ratios. The three months ended March 31, 2012 included a higher proportion of net premiums earned related to crop business, which is booked at a higher initial loss ratio compared to our other property and casualty reinsurance business.

For the three months ended March 31, 2013, we also recorded a $2.4 million decrease in loss and loss adjustment expense reserves primarily due to a decrease in a premium estimate on our crop contract which is currently booked to a greater than 100% loss ratio. These adjustments offset resulting in no net underwriting income impact in the three months ended March 31, 2013.

Acquisition costs. Acquisition costs include commissions, brokerage and excise taxes. Acquisition costs are presented net of commissions ceded under reinsurance contracts. Acquisition costs for the three months ended March 31, 2013 were $13.0 million, or 39.8% of net premiums earned, compared to $0.7 million, or 5.1% of net premiums earned, for the three months ended March 31, 2012. The reinsurance contracts that we write have a wide range of acquisition costs. The acquisition cost ratio increased due to a higher proportion of net premiums earned related to property and casualty quota share contracts which generally have a higher acquisition cost ratio. The three months ended March 31, 2012 included a higher proportion of net premiums earned related to one crop contract which had a very low acquisition cost ratio.

General and administrative expenses. General and administrative expenses for the three months ended March 31, 2013 were $6.2 million, or 19.1% of net premiums earned, compared to $4.2 million, or 30.1% of net premiums earned, for the three months ended March 31, 2012. The increase in the general and administrative expenses for the three months ended March 31, 2013 was primarily due to an increase in headcount and related staff costs over the comparable prior year period as we have increased our staffing and headcount over the course of 2012. The lower general and administrative ratio is primarily due to higher net premiums earned as a result of having a larger in-force underwriting portfolio compared to the three months ended March 31, 2012.

Catastrophe Risk Management

The Catastrophe Reinsurer wrote no business before January 1, 2013. From January 1, 2013, the underwriting results of the Catastrophe Reinsurer as well as results of the Catastrophe Fund, and the entities for which the Catastrophe Fund Manager underwrites and manages catastrophe risk, are captured in this segment. We are currently required to consolidate the results of the Catastrophe Fund and the Catastrophe Reinsurer with our other operations because we control a majority of the outstanding interests in these entities. However, as an open-ended investment fund, the Catastrophe Fund is continuing to market its interests to third-party investors. We expect that the Catastrophe Fund may achieve levels of third-party investment to potentially allow us to deconsolidate its results during 2013.

Gross premiums written. Gross premiums written were $3.1 million consisting of property catastrophe business written.

Net premiums earned. Net premiums earned was $0.9 million for the three months ended March 31, 2013.

Net investment income. Net investment income of $0.8 million for the three months ended March 31, 2013 consists primarily of net unrealized gain on derivative reinsurance contracts written by the Catastrophe Reinsurer.

Net loss and loss expenses. There were no losses recorded for the three months ended March 31, 2013 due to the absence of any property catastrophe losses impacting our contracts.

Acquisition costs. Acquisition costs include commissions, brokerage and excise taxes. Acquisition costs for the three months ended March 31, 2013 were $0.1 million, or 9.1% of net premiums earned.

General and administrative expenses. General and administrative expenses for the three months ended March 31, 2013 were $0.8 million. General and administrative expenses consist of costs associated with the employee leasing agreement, cat modeling and legal and accounting expenses.

Consolidated Results of Operations—Year ended December 31, 2012 and Period from October 6, 2011 to December 31, 2011

Overview

For the year ended December 31, 2012, we reported net income of $99.4 million, compared to net loss of $1.1 million reported for the period from October 6, 2011, our date of incorporation, to December 31, 2011.

Underwriting Results

The net underwriting loss for the year ended December 31, 2012 was $34.3 million. We commenced underwriting activity on January 1, 2012. The key drivers of the underwriting loss recorded in the year ended December 31, 2012 were as follows:

•

We incurred a full year of general and administrative expenses, including certain start-up related costs, compared to only a partial year of net premiums earned as our underwriting portfolio continues to increase. Although we would expect modest increases in our general and administrative expenses due to additional staff and professional services, including services required once we become subject to reporting requirements applicable to public companies, we also expect our general and administrative expense ratio to decrease as the net premiums earned on our underwriting portfolio increase.

•

We recognized a net underwriting loss of $10.0 million on the sole crop reinsurance contract written, largely due to severe drought conditions impacting most of the United States farm belt. The National Oceanic and Atmospheric Administration reported that 55% of the contiguous United States was under moderate to extreme drought conditions, which was the largest land area in the United States to be affected by a drought since December 1956. The net underwriting loss on our crop contract was partially offset by net underwriting income of $1.6 million on the remaining reinsurance business written.

Investment Results

For the year ended December 31, 2012, we recorded net investment income of $136.4 million, representing a return of 17.7% on our investments managed by Third Point LLC. The performance of our investment portfolio, as managed by Third Point LLC, was driven by positive results across all investment strategies coupled with strong gains in several core holdings, particularly large positions in Greek government bonds and Yahoo! Inc. In August and September of 2012, Third Point LLC purchased the restructured strip of Greek government debt at a significant discount to face value and sold a large portion of the position back to the Greek government in late December 2012, realizing significant returns. The investment in Yahoo! Inc. was prompted by an identification of several key positive catalysts with the potential to unlock substantial shareholder value coupled with a perceived undervaluation of Yahoo! by the market. Both investments appreciated in value considerably by year end and continue to be core positions in our portfolio. Positive performance throughout the first half of 2012 was led by investments in corporate and structured credit instruments. Our equity portfolio boosted gains in the second half of the year as our investment manager increased both gross (or long plus short positions) and net (or long minus short positions) exposure as market conditions improved in the third quarter. Equities accounted for approximately 50% of 2012 overall investment returns driven primarily by the energy, industrials and technology sectors. In addition to positive investments, Third Point LLC successfully employed several process-focused initiatives including increasing concentration in selected positions and lowering the overall number of positions.

For the year ended December 31, 2012, our net investment income reflected contributions for all of the investment strategies employed by Third Point LLC. Primary contributions included long and short equity, corporate credit, asset-backed securities, and macroeconomic and other positions which contributed $61.5 million, $28.2 million, $18.9 million and $27.8 million, respectively.

We were formed on October 6, 2011 and received initial proceeds from our capitalization transactions in December 2011. These proceeds were invested in January 2012. As of December 31, 2011, we held only cash and cash equivalents which did not generate any net investment income for that period.

All of our investable assets are held in a separate account and managed under the Investment Management Agreement whereby TP GP, an affiliate of Third Point LLC, has a minority interest in the assets held in the separate account. The value of the minority interest is equal to the amounts invested by TP GP, plus performance fees paid by us to Third Point LLC and TP GP and investment gains and losses thereon.

Book Value Per Share

For the year ended December 31, 2012, our book value per share increased by $1.35 per share, or 13.8%, to $11.07 per share from $9.73 per share as of December 31, 2011. For the year ended December 31, 2012, our fully diluted book value per share increased by $1.16 per share, or 11.9%, to $10.89 per share from $9.73 per share as of December 31, 2011. The growth in fully diluted book value per share was impacted by warrants and share compensation issued to our Founders, employees and an advisor in conjunction with our initial formation and build-out of the management team.

Book value per share as used by our management is a non-GAAP measure, as it is calculated after deducting the impact of non-controlling minority interests, and adding back subscriptions receivable. In addition, fully diluted book value per share is also a non-GAAP measure and represents book value per share combined with the impact from dilution of all in-the-money share options issued, warrants and unvested restricted shares outstanding as of any period end. We believe that long-term growth in fully diluted book value per share is the most important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure.

The following table sets forth the computation of basic and fully diluted book value per share as of December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011
	(In thousands, except share and per share amounts)
Basic and fully diluted book value per share numerator:
Total shareholders’ equity	$928,321	$585,425
Less: Non-controlling interests	59,777	—

Shareholders’ equity attributable to shareholders	868,544	585,425
Add: Subscriptions receivable:	—	177,507

Book value per share numerator	868,544	762,932
Effect of dilutive warrants issued to founders and management	36,480	—
Effect of dilutive share options issued to directors and employees	51,670	—

Fully diluted book value per share numerator:	$956,694	$762,932

Basic and fully diluted book value per share denominator:
Issued and outstanding shares	78,432,132	78,432,132
Effect of dilutive warrants issued to founders and management	3,648,006	—
Effect of dilutive restricted shares issued to employees	619,300	—
Effect of dilutive share options issued to directors and employees	5,167,045	—

Fully diluted book value per share numerator:	87,866,483	78,432,132

Basic book value per share	$11.07	$9.73
Fully diluted book value per share	$10.89	$9.73

Segment Results—Year ended December 31, 2012 and Period from October 6, 2011 to December 31, 2011.

The determination of our business segments is based on the manner in which our management monitors the performance of our operations. Our business currently comprises two operating segments—Property and Casualty Reinsurance and Property Catastrophe Risk Management. We have also identified a corporate function that includes our investment results.

Property and Casualty Reinsurance

The Property and Casualty Reinsurance segment provides treaty reinsurance to insurance and reinsurance companies on a worldwide basis. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsurance of an agreed upon portion of business written as specified in a reinsurance contract. Contracts can be written on an excess of loss basis or quota share basis although all contracts written to date have been on a quota share basis. The product lines that we currently underwrite are property, auto, workers compensation and crop quota share contracts.

Gross premiums written. Gross premiums written consisted of $190.4 million for the year ended December 31, 2012. We commenced underwriting activities on January 1, 2012. The following table provides a breakdown of our property and casualty reinsurance segment’s gross premiums written by line of business for the year ended December 31, 2012:

	($ in thousands)
Property	$103,174	54.2%
Casualty	44,700	23.5%
Specialty	42,500	22.3%

	$190,374	100.0%

Net premiums earned. Net premiums earned consisted of $96.5 million for the year ended December 31, 2012.

Net loss and loss expenses. Net loss and loss expenses for the year ended December 31, 2012 was $80.3 million, or 83.2% of net premiums earned.

During the year ended December 31, 2012, we recorded $52.1 million, or 54.0% of net premiums earned, of loss and loss adjustment expenses on our sole crop reinsurance contract. This crop reinsurance contract accounted for $10.0 million of net underwriting loss for the year ended December 31, 2012.

Acquisition costs. Acquisition costs include commissions, brokerage and excise taxes. Acquisition costs for the year ended were $24.6 million, or 25.5%, of net premiums earned. The reinsurance contracts that we write have a wide range of acquisition costs. The acquisition cost ratio for the year ended December 31, 2012 reflects a high proportion of net premiums earned related to the sole crop reinsurance contract referred to above, which had a very low acquisition cost ratio.

General and administrative expenses. General and administrative expenses for the year ended December 31, 2012 were $25.8 million, or 26.8%, of net premiums earned, compared to $1.1 million for the period ended December 31, 2011. The increase in general and administrative expenses for the year ended December 31, 2012 was primarily due to an increase in headcount and related staff costs over those incurred during 2011 due to the build-out of the management team and infrastructure over the course of 2012. In addition, the 2011 period reflects only the period from October 6, 2011, our date of incorporation, to December 31, 2011.

Catastrophe Risk Management

For the year ended December 31, 2012, the Catastrophe Fund Manager incurred $1.5 million of general and administrative expenses including the cost of employees, allocated overhead expenses, the licensing of property catastrophe modeling software and legal expenses. The Catastrophe Reinsurer wrote no business before January 1, 2013. From January 1, 2013, the underwriting results of the Catastrophe Reinsurer as well as results of the Catastrophe Fund, the entities for which the Catastrophe Fund Manager underwrites and manages catastrophe risk, are captured in this segment. We are currently required to consolidate the results of the Catastrophe Fund and the Catastrophe Reinsurer with our other operations because we control a majority of the outstanding interests in these entities. However, as an open-ended investment fund, the Catastrophe Fund is continuing to market its interests to third-party investors. We expect that the Catastrophe Fund may achieve levels of third-party investment to potentially allow us to deconsolidate its results during 2013.

Management and Director Options

The Plan grants an option to employees, including employees of the Catastrophe Fund Manager, and directors to purchase our common shares.

The Plan’s activity during the year ended December 31, 2012 was as follows:

	Number of options at the current capital level	Weighted average exercise price
Balance as of January 1, 2012	—	$—
Granted – employees	8,526,994	13.20
Granted – directors	84,748	13.20
Forfeited	—	—
Exercised	—	—

Balance as of December 31, 2012	8,611,742	13.20

The weighted average fair value of options granted on February 8, 2012 was $3.07 per share. The fair value of each option issued was estimated on the grant date using the Black-Scholes option-pricing model. The volatility assumption used, of 31.25% was based on average estimated volatility of a reinsurance company peer group. The other assumptions used in the option-pricing model were as follows: risk free interest rate of 1.9%, expected life of ten years and a 0.0% dividend yield. As of December 31, 2012, the weighted-average remaining contractual term for options outstanding was 9 years.

Options vest ratably over five years and contain certain restrictions during the vesting period, relating to, among other things, forfeiture in the event of termination of employment and transferability. As of December 31, 2012, 583,680 stock options were exercisable. For the year ended December 31, 2012, we recorded $4.8 million (2011 – nil) of share compensation expense related to stock options.

Restricted Shares

Restricted shares vest either ratably or at the end of the required service period and contain certain restrictions during the vesting period, relating to, among other things, forfeiture in the event of termination of employment and transferability. For the year ended December 31, 2012, we recorded $1.6 million (2011 – nil) of share compensation expense related to restricted awards.

Restricted share award activity for the year ended December 31, 2012 was as follows:

	Number of non- vested restricted shares	Weighted average grant date fair value
Balance as of January 1, 2012	—	$—
Granted	641,800	10.00
Forfeited	(22,500)	10.00
Vested	—

Balance as of December 31, 2012	619,300	10.00

We anticipate increases in general and administrative expenses due to additional staff and professional services, including services that will be required once we become subject to reporting requirements applicable to publicly held companies.

Liquidity and Capital Resources

Our investment portfolio is concentrated in tradeable securities and is valued to market each day. Pursuant to our investment guidelines as specified in our Investment Management Agreement with Third Point LLC, at least 60% of our portfolio must be invested in securities of publicly traded companies and governments of OECD high income countries, asset-backed securities, cash, cash equivalents and gold and other precious metals. We can liquidate all or a portion of our investment portfolio at any time with not less than three days’ notice depending on cash need to pay claims on our reinsurance contracts, and with not less than five days’ notice to pay for expenses or on not less than 30 days’ notice in order to satisfy a requirement of A.M. Best. Since we do not write excess of loss property catastrophe contracts or other types of reinsurance contracts that are typically subject to sudden, acute liquidity demands, we believe the liquidity provided by our investment portfolio will be sufficient to satisfy all liquidity requirements.

General

Third Point Reinsurance Ltd. is a holding company and has no substantial operations of its own. Its assets consist primarily of Third Point Reinsurance Ltd.’s investments in subsidiaries. Third Point Reinsurance Ltd.’s ability to pay dividends or return capital to shareholders will depend upon the availability of dividends or other statutorily permissible distributions from those subsidiaries.

We and our Bermuda subsidiaries are subject to Bermuda regulatory constraints that affect our and our subsidiaries’ ability to pay dividends. Under the Companies Act, as amended, a Bermuda company may declare or pay a dividend out of distributable reserves only if it has reasonable grounds for believing that it is, or would after the payment, be able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than its liabilities. Under the Insurance Act, Third Point Re, as a Class 4 insurer, is prohibited from declaring or paying a dividend if it is in breach of its minimum solvency margin (“MSM”), enhanced capital ratio (“ECR”) or minimum liquidity ratio or if the declaration or payment of such dividend would cause such a breach. Where Third Point Re, as a Class 4 insurer, fails to meet its MSM or minimum liquidity ratio on the last day of any financial year, it is prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.

In addition, Third Point Re, as a Class 4 insurer, is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the BMA an affidavit signed by at least 2 directors (one of whom must be a Bermuda resident director if any of the insurer’s directors are resident in Bermuda) and the principal representative stating that it will continue to meet its solvency margin and minimum liquidity ratio.

Liquidity and Cash Flows

Our cash flows from operations generally represent the difference between: (l) premiums collected and investment earnings realized and (2) losses and loss expenses paid reinsurance purchased an underwriting and other expenses paid. Cash flows from operations may differ substantially from net income. The potential for a large claim under a reinsurance contract means that substantial and unpredictable payments may need to be made within relatively short periods of time.

Our sources of funds primarily consist of premiums written, reinsurance recoveries, investment income and proceeds from sales and redemptions of investments. Cash is used primarily to pay loss and loss adjustment expenses, reinsurance premiums, acquisition costs and general and administrative expenses and to purchase investments.

Cash flows used in operations for the year ended December 31, 2012 were $32.6 million compared to $1.6 million for the period from October 6, 2011 (incorporation date) to December 31, 2011. Cash flows provided by operating activities for the three months ended March 31, 2013 were $5.9 million compared to cash flows used in operating activities of $7.3 million for the three months ended March 31, 2012. Cash flows from operating activities generally represent net premiums collected, net investment gains realized less loss and loss adjustment expenses, acquisition costs and general and administrative expenses paid.

Cash flows used in investing activities for the year ended December 31, 2012 were $766.0 million. Cash flows used in investing activities for the three months ended March 31, 2013 were $3.3 million, compared to $748.2 million for the three months ended March 31, 2012. The cash flows used in investing activities for the three months ended March 31, 2012 and the year ended December 31, 2012, reflects the initial investment of our portfolio during the first quarter of 2012.

Cash flows provided by financing activities for the year ended December 31, 2012 and the three months ended March 31, 2013 were $228.7 million and $1.1 million, respectively, compared to $605.4 million for the period from October 6, 2011 (incorporation date) to December 31, 2011 and $158.9 million for the three months ended March 31, 2012, respectively. The cash flows from financing activities for the year ended December 31, 2012 consisted of the receipt of subscriptions receivable, net of costs, funds received related to a deposit liability contract and contributions from minority interests. Cash flows from financing activities for the three months ended March 31, 2012 consisted of the receipt of subscriptions receivable, net of costs.

Cash flows from financing activities for the period from October 6, 2011, our date of incorporation, to December 31, 2011 consisted of proceeds from the issuance of shares, net of costs.

For the period from inception until March 31, 2013, we have had sufficient cash flow from proceeds of our initial capitalization and from operations and investments to meet our liquidity requirements. We expect that projected operating and capital expenditure requirements for at least the next twelve months will be met by our balance of cash, funds generated from underwriting activities, investment income and proceeds of this offering. We may incur indebtedness in the future if we determine that it would be an efficient part of our capital structure.

In addition, we expect that the net proceeds from this offering will provide us with the financial flexibility to execute our strategic objectives. Our ability to generate cash, however, is subject to our performance, general economic conditions, industry trends and other factors. To the extent that funds from this offering, combined with existing cash and cash equivalents, investment returns and operating cash flow are insufficient to fund our future activities and requirements, we may need to raise additional funds through public or private equity or debt financing. If we issue equity securities in order to raise additional funds, substantial dilution to existing shareholders may occur. If we raise cash through the issuance of additional indebtedness, we may be subject to additional contractual restrictions on our business. There is no assurance that we would be able to raise the additional funds on favorable terms or at all.

We do not believe that inflation has had a material effect on our consolidated results of operations. The effects of inflation are considered implicitly in pricing our reinsurance contracts through the modeled components such as demand surge. Loss reserves are established to recognize likely loss settlements at the date payment is made. Those reserves inherently recognize the effects of inflation. The actual effects of inflation on our results cannot be accurately known, however, until claims are ultimately resolved.

Cash and restricted cash and cash equivalents

Cash and cash equivalents consist of cash held in banks, cash held with investment managers and other short-term, highly liquid investments with original maturity dates of ninety days or less.

Restricted cash and cash equivalents consist of cash held in trust accounts with the Catastrophe Reinsurer securing collateralized reinsurance contracts written as well as cash held with brokers securing letters of credit issued under credit facilities.

Letter of Credit Facilities

As of March 31, 2013, we had entered into the following letter of credit facilities, which automatically renew annually unless terminated by either party in accordance with the required notice period:

	Facility	Renewal date	Notice period (Unused Facility Portion)
	($ in thousands)
BNP Paribas	$100,000	February 15, 2014	60 days prior to termination date
Citibank(1)	150,000	January 23, 2014	90 days prior to termination date
J.P. Morgan	50,000	August 22, 2013	60 days prior to termination date

	$300,000

(1)	Effective January 1, 2013, the Citibank facility was reduced from $250 million to $150 million.

As of March 31, 2013, $61.0 million (December 31, 2012 – $60.9 million) of letters of credit, representing 20.3% of the total available facilities, had been drawn upon (December 31, 2012 – 15.3% (based on total available facilities of $400 million)).

Under the facilities, we provide collateral that may consist of equity securities, debt securities, restricted cash, and cash and cash equivalents. As of March 31, 2013, total cash and cash equivalents with a fair value of $61.2 million (December 31, 2012 – $64.8 million) were pledged as security against the letters of credit issued. These amounts are included in restricted cash and cash equivalents in the consolidated balance sheet. Each of the facilities contain customary events of default and restrictive covenants, including but not limited to, limitations on liens on collateral, transactions with affiliates, mergers and sales of assets, as well as solvency and maintenance of certain minimum pledged equity requirements, A.M. Best Company rating of “A-” or higher, and restricts issuance of any debt without the consent of the letter of credit provider. Additionally, if an event of default exists, as defined in the letter of credit facilities, we will be prohibited from paying dividends. We were in compliance with all of the covenants as of March 31, 2013.

Financial Condition

Shareholders’ equity

As of December 31, 2012, shareholders’ equity was $928.3 million compared to $585.4 million as of December 31, 2011. This increase was primarily due to the receipt of subscriptions due from shareholders, net income of $99.4 million, and contributions of non-controlling interests of $58.6 million for the year ended December 31, 2012.

As of March 31, 2013, shareholders’ equity was $970.7 million compared to $928.3 million as of December 31, 2012. This increase was primarily due to net income of $74.4 million for the three months ended March 31, 2013 partially offset by withdrawals of non-controlling interests of $35.1 million for the three months ended March 31, 2013.

Investments

As of December 31, 2012, total cash and investments at fair market value was $1,049.3 million compared to $603.8 million as of December 31, 2011. The increase was due to the receipt of the remaining subscriptions receivable during the first quarter of 2012, $136.4 million of net investment income generated for the year ended December 31, 2012 and the generation of $59.0 million of float from our property and casualty reinsurance operation.

As of March 31, 2013, total cash and investments at fair value was $1,097.3 million compared to $1,049.3 million as of December 31, 2012. The increase was primarily due to net investment income generated for the three months ended March 31, 2013.

The following tables present our investments, categorized by the level of the fair value hierarchy as of December 31, 2012:

	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
	($ in thousands)
Assets
Equity securities	$496,473	$1,699	$—	$498,172
Private common equity securities	—	—	2,757	2,757

Total equities	496,473	1,699	2,757	500,929
Asset-backed securities	—	191,401	—	191,401
Bank debts	—	22,531	54	22,585
Corporate bonds	—	56,814	1,046	57,860
Sovereign debt	—	7,485	—	7,485

Total debt securities	—	278,231	1,100	279,331
Investment in limited partnership	—	91,287	—	91,287
Commodities	51,093	—	—	51,093
Options	3,191	276	—	3,467
Trade claims	—	11,583	—	11,583

Total other investments	54,284	103,146	—	157,430

Total investments	550,757	383,076	3,857	937,690
Net unrealized gain on derivative contracts	1,025	24,603	—	25,628

Total assets	$551,782	$407,679	$3,857	$963,318

Liabilities
Equity securities	$104,308	$—	$—	$104,308
Sovereign debt	—	59,918	—	59,918
Corporate bonds	—	8,924	—	8,924
Options	3,259	45	—	3,304

Total securities sold, not yet purchased	107,567	68,887	—	176,454
Net unrealized loss on derivative contracts	10	12,982	—	12,992

Total liabilities	$107,577	$81,869	$—	$189,446

During the year ended December 31, 2012, we made no significant reclassifications of assets or liabilities between Levels 1 and 2.

The following tables present our investments, categorized by the level of the fair value hierarchy as of March 31, 2013:

	As of March 31, 2013
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
	($ in thousands)
Assets
Equity securities	$512,654	$1,715	$—	$514,369
Private common equity securities	—	—	4,406	4,406

Total equities	512,654	1,715	4,406	518,775
Asset-backed securities	—	217,993	—	217,993
Bank debts	—	44,999	—	44,999
Corporate bonds	—	63,749	9,354	73,103
Sovereign debt	—	3,000	—	3,000

Total debt securities	—	329,741	9,354	339,095
Investment in limited partnership	—	31,720	—	31,720
Commodities	44,048	—	—	44,048
Options	12,064	2,320	—	14,384
Trade claims	—	20,954	—	20,954

Total other investments	56,112	54,994	—	111,106

Net unrealized gain on derivative contracts	—	27,981	763	28,744

Total assets	$568,766	$414,431	$14,523	$997,720

Liabilities
Equity securities	$88,850	$—	$—	$88,850
Asset-backed securities	—	509	—	509
Sovereign debt	—	37,658	—	37,658
Corporate bonds	—	10,682	—	10,682
Options	9,787	1,585	—	11,372

Total securities sold, not yet purchased	98,637	50,434	—	149,071
Net unrealized loss on derivative contracts	32	11,252	—	11,284

Total liabilities	$98,669	$61,686	$—	$160,355

During the three months ended March 31, 2013 and 2012, we made no significant reclassifications of assets or liabilities between Levels 1 and 2.

Contractual Obligations

As of December 31, 2012:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	($ in thousands)
Reserve for losses and loss expenses(1)	$67,271	$60,798	$5,342	$1,131	$—
Other operating agreements(2)	2,179	526	1,653	—	—
Rental Leases(3)	1,699	404	1,295	—	—
Deposit liability(4)	50,446	—	50,446	—	—
Remaining capital commitments to the Catastrophe Fund(5)	28,000	28,000	—	—	—

	$149,595	$89,728	$58,736	$1,131	$—

(1)	We have estimated the expected payout pattern of the reserve for losses and loss expenses by applying estimated payout patterns by contract. The amount and timing of actual loss payments could differ materially from the estimated payouts in the table above. Please refer to Critical Accounting Estimates—Reserve for losses and loss expenses for additional information.
(2)	On December 20, 2011, Third Point Reinsurance Company Ltd. acquired from NetJets Sales Inc., two 12.5%, five year, undivided interests in two aircraft. The agreement with NetJets provides for monthly management fees, occupied hourly fees and other fees.
(3)	We lease office space at Chesney House in Bermuda. This two year lease is scheduled to expire on November 30, 2013, with an option to renew for an additional three years.
(4)	We entered into an aggregate excess of loss agreement for consideration of $50.0 million. Under the terms of the agreement we maintain a notional experience account, the value of which is determined by adding premiums to the $50.0 million of consideration less claims paid plus a crediting rate multiplied by the annual starting balance of the notional experience account. The crediting rate carries from a minimum of 3% to a maximum of 6.1% based on actual investment returns. For purposes of this contractual obligations table, we have assumed that this contract would settle at its first commutation date at October 1, 2016.
(5)	We committed to invest $50 million in the Catastrophe Fund of which we had invested $22.0 million as of December 31, 2012. We received capital call notices to invest $10.2 million and $17.8 million into the Catastrophe Fund which were funded on April 1, 2013 and June 1, 2013, respectively, representing the remainder of our commitment.

Off-Balance Sheet Commitments and Arrangements

We have no obligations, assets or liabilities, other than those derivatives in our investment portfolio and disclosed in our financial statements, which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

We believe we are principally exposed to the following types of market risk:

•	equity price risk;

•	foreign currency risk;

•	interest rate risk;

•	commodity price risk;

•	credit risk; and

•	political risk.

Equity Price Risk

Our Investment Manager, Third Point LLC, continually tracks the performance and exposures of our entire investment portfolio, each strategy and sector, and selective individual securities. A particular focus is placed on “beta” exposure, which is the portion of the portfolio that is directly correlated to risks and movements of the equity market as a whole (usually represented by the S&P 500 index) as opposed to idiosyncratic risks and factors associated with a specific position. Further, the performance of our investment portfolio has historically been compared to several market indices, including the S&P 500, CS/Tremont Event Driven Index, HFRI Event Driven Index, and others.

As of March 31, 2013, our investment portfolio included long and short equity securities, along with certain equity-based derivative instruments, the carrying values of which are primarily based on quoted market prices.

Generally, market prices of common equity securities are subject to fluctuation, which could cause the amount to be realized upon the closing of the position to differ significantly from their current reported value. This risk is partly mitigated by the presence of both long and short equity securities in our investment portfolio. As of March 31, 2013, a 10% decline in the price of each of these listed equity securities and equity-based derivative instruments, would have resulted in a $49.8 million, or 4.98%, decline in the fair value of our total investment portfolio.

Computations of the prospective effects of hypothetical equity price changes are based on numerous assumptions, including the maintenance of the existing level and composition of investment securities and should not be relied on as indicative of future results.

Foreign Currency Risk

Our investment manager continually measures foreign currency exposures and compares current exposures to historical movement within the relevant currencies. Within the typical course of business, Third Point LLC may decide to hedge foreign currency risk within our investment portfolio by using short-term forward contracts; however, from time to time Third Point LLC may determine not to so hedge based on its views of the likely movements of the underlying currency.

As of March 31, 2013, 100% of our reinsurance contracts were denominated in U.S. dollars, and any losses related to these contracts would be paid in U.S. dollars. As such, were not currently exposed to foreign currency risk with regard to our underwriting operations as of March 31, 2013.

We are exposed to foreign currency risk through cash, forwards, options and investments in securities denominated in foreign currencies. Foreign currency exchange rate risk is the potential for adverse changes in the U.S. dollar value of investments (long and short) and foreign currency derivative instruments, which we employ from both a speculative and risk management perspective, due to a change in the exchange rate of the foreign currency in which cash and financial instruments are denominated. As of March 31, 2013, our total net exposure to foreign denominated securities represented 2.6% of our investment portfolio including cash and cash equivalents, at ($26.5) million. This number was negative due to longer short positions than long positions.

The following table summarizes the net impact that a 10% increase and decrease in the value of the U.S. dollar against select foreign currencies would have had on the value of our investment portfolio as of March 31, 2013:

	10% increase in U.S. dollar		10% decrease in U.S. dollar
Foreign Currency	Change in fair value	Change in fair value as % of investment portfolio	Change in fair value	Change in fair value as % of investment portfolio
	($ in thousands)
Euro	$(610)	-0.06%	$610	0.06%
Japanese Yen	3,414	0.49%	(3,414)	-0.49%
British Pounds	(16)	0.02%	16	-0.02%
Other	(134)	-0.01%	134	0.01%

Total	$2,655	0.44%	$(2,655)	-0.44%

Computations of the prospective effects of hypothetical currency price changes are based on numerous assumptions, including the maintenance of the existing level and composition of investment securities denominated in foreign currencies and related foreign currency instruments, and should not be relied on as indicative of future results. We and our investment manager periodically monitor our net exposure to foreign exchange rates and generally do not expect changes in foreign exchange to have a materially adverse impact on our operations.

Interest Rate Risk

Our investment portfolio includes interest rate sensitive securities, such as corporate and sovereign debt instruments, asset-backed securities (“ABS”), and interest rate options. One key market risk exposure for any debt instrument is interest rate risk. As interest rates rise, the market value of our long fixed-income portfolio falls, and the opposite is also true as interest rates fall. Additionally, some of our corporate and sovereign debt instruments, ABS and derivative investments may also be credit sensitive and their value may indirectly fluctuate with changes in interest rates.

The effects of interest rate movement have historically not had a material impact on the performance of our investment portfolio as managed by Third Point LLC. However, our investment manager monitors the potential effects of interest rate shifts by performing stress tests against the portfolio composition using a proprietary in-house risk system.

The following table summarizes the impact that a 100 basis point increase or decrease in interest rates would have on the value of our investment portfolio as of March 31, 2013:

	100 basis point increase in interest rates		100 basis point decrease in interest rates
	Change in fair value	Change in fair value as % of investment portfolio	Change in fair value	Change in fair value as % of investment portfolio
	($ in thousands)
Corporate and Sovereign Debt Instruments	$628	0.06%	$(379)	-0.04%
Asset Backed Securities(1)	(10,045)	-0.99%	10,244	1.00%

Net exposure to interest rate risk	$(9,417)	-0.92%	$9,845	0.97%

(1)	Includes instruments for which durations are available on March 31, 2013. Includes a convexity adjustment if convexity is available. Not included are mortgage hedges which would reduce the impact of rate changes.

For the purposes of the above tables, the hypothetical impact of changes in interest rates on debt instruments, ABS, and interest rate options was determined based on the interest rates and credit spreads applicable to each instrument individually. We and our investment manager periodically monitor our net exposure to interest rate risk and generally do not expect changes in interest rates to have a materially adverse impact on our operations.

Commodity Price Risk

In managing our investment portfolio, Third Point LLC periodically monitors and actively trades to take advantage of, and/or seeks to minimize any damage from, fluctuations in commodity prices. As our investment manager, Third Point LLC may choose to opportunistically make a long or short investment in a commodity or in a security directly impacted by the price of a commodity as a response to market developments.

As of March 31, 2013, our investment portfolio included exposure to changes in commodity prices, through ownership of physical commodities and commodity-linked securities. We purchase such investments from time to time from both a speculative and risk management perspective. Generally, market prices of commodities are subject to fluctuation. As of March 31, 2013, a 10% decline in the price of each of these commodities and commodity-linked securities would have resulted in a $4.0 million, or 0.4%, decline in the fair value of our total investment portfolio.

We and our investment manager periodically monitor our exposure to commodity price fluctuations and generally do not expect changes in commodity prices to have a materially adverse impact on our operations.

Credit Risk

We are exposed to credit risk from our clients relating to balances receivable under our reinsurance contracts, including premiums receivable, and the possibility that counterparties may default on their obligations to us. The risk of counterparty default is partially mitigated by the fact that any amount owed to us from a reinsurance counterparty is netted against any claims related losses we would pay in the future. We monitor the collectability of these balances on a regular basis.

Third Point LLC typically performs intensive fundamental analysis on the broader markets, credit spreads, security-specific information, and the underlying issuers of debt securities that are contained in our investment portfolio.

In addition, the securities, commodities, and cash in our investment portfolio are held with several prime brokers, subjecting us to the related credit risk from the possibility that one or more of them may default on their obligations to us. Our investment manager closely and regularly monitors the concentration of credit risk with each broker and if necessary, transfers cash or securities among brokers to diversify and mitigate our credit risk.

Political Risk

We are exposed to political risk to the extent that our investment manager trades securities that are listed on various U.S. and foreign exchanges and markets. The governments in any of these jurisdictions could impose restrictions, regulations or other measures, which may have a material impact on our investment strategy and underwriting operations. We currently do not write political risk coverage on our insurance contracts; however, changes in government laws and regulations may impact our underwriting operations.

In managing our investment portfolio, Third Point LLC routinely monitors and assesses relative levels of risks associated with local political and market conditions and focuses its investments primarily in countries in which it believes the rule of law is respected and followed, thereby affording more predictable outcomes of investments in that country.

Recent Accounting Pronouncements

Please refer to Note 2 of our audit consolidated financial statement for the year ended December 31, 2012 for details of recently issued accounting standards.

BUSINESS

Overview

We are a Bermuda-based property and casualty reinsurer with a reinsurance and investment strategy that we believe differentiates us from our competitors. Our goal is to deliver attractive equity returns to shareholders by combining profitable reinsurance underwriting with the superior investment management provided by Third Point LLC, our investment manager.

Our reinsurance strategy is to be highly opportunistic and disciplined. During periods of extremely competitive or soft reinsurance market conditions we intend to be selective with regard to the amount and type of reinsurance we write and conserve our risk-taking capital for periods when market conditions are more favorable to us from a pricing perspective.

Substantially all of our investable assets are managed by our investment manager, Third Point LLC, which is wholly owned by Daniel S. Loeb, one of our founding shareholders. Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing $13.5 billion in assets as of May 31, 2013. We directly own our investments, which are held in a separate account and managed by Third Point LLC on substantially the same basis as its main hedge funds, including Third Point Partners L.P., the original Third Point LLC hedge fund.

We were incorporated on October 6, 2011 and completed our initial capitalization transaction on December 22, 2011 with $784.3 million of equity capital, and commenced underwriting business on January 1, 2012. In January 2012, we received an A- (Excellent) financial strength rating from A.M. Best.

Our management team is led by John R. Berger, a highly-respected reinsurance industry veteran with over 30 years of experience, the majority of which was spent as the principal executive officer of three successful reinsurance companies. In addition, we have recruited a management team around Mr. Berger that also has significant senior leadership and underwriting experience in the reinsurance industry. We believe that our experience and longstanding relationships with our insurance company clients, senior reinsurance brokers, insurance regulators and credit rating agencies are an important competitive advantage.

For the year ended December 31, 2012, we generated net income of $99.4 million, which represented a return on beginning shareholders’ equity attributable to shareholders, adjusted for subscriptions receivable, of 13.0%. For 2012 and for the three months ended March 31, 2013, our gross premiums written totaled $190.4 million and $96.0 million, respectively, and earned premiums totaled $96.5 million, respectively. For the same periods our net investment income totaled $136.4 million and $80.7 million, respectively, which represent net returns of 17.7% and 8.7%, respectively, on our investments managed by Third Point LLC. In 2012 our combined ratio was 135.5%, reflecting the impact of high general and administrative expenses relative to earned premiums due to the start-up nature of our business in 2012; a $10.0 million underwriting loss on our sole crop reinsurance contract attributable to the severe drought that impacted most of the U.S. farm belt in 2012; and the fact that this crop contract was our largest contract by earned premium, representing almost half of earned premium for the year. Our combined ratio for the three months ended March 31, 2013 was 116.0% due to a significant decrease in general and administrative expenses as a percentage of earned premiums. As of March 31, 2013, we had equity attributable to shareholders of $944.7 million.

Reinsurance Strategy

Our reinsurance strategy is to build a reinsurance portfolio that generates stable underwriting profits, with margins commensurate with the amount of risk assumed, by opportunistically targeting sub-sectors of the market and specific situations where reinsurance capacity and alternatives may be constrained. Our management team has differentiated expertise that allows us to identify profitable reinsurance opportunities. The level of volatility in our reinsurance portfolio will be determined by market conditions but will typically be lower than that of most other reinsurance companies. We manage reinsurance volatility by focusing on lines of business that have historically demonstrated more stable return characteristics, such as limited catastrophe exposed property, which we refer to as “property quota share,” auto, workers compensation and certain segments of crop. These lines of business are often characterized as having exposure to higher frequency and lower severity claims activity. We seek to further manage the volatility of our reinsurance results by writing reinsurance policies on a quota share basis, where we assume an agreed percentage of premiums and losses for a portfolio of insurance policies. We also make use of contractual terms and conditions within our reinsurance contracts that include individual or aggregate loss occurrence limits, which limit the dollar amount of loss that we can incur from a particular occurrence or series of occurrences within the term of a reinsurance contract; loss ratio caps, which limit the maximum loss we can incur pursuant to a contract to a defined loss ratio; sliding scale commissions that vary with accordance to the client’s performance; and sub-limits and exclusions for particular risks not covered by a particular reinsurance contract.

We wrote 11 quota share contracts and one deposit accounted reserve cover during 2012 in our property and casualty reinsurance segment and a further five quota share contracts during the three months ended March 31, 2013, all with underlying U.S. exposure. For the year ended December 31, 2012, three contracts contributed more than 10% of our gross premiums written. These three contracts contributed 22%, 20% and 12% respectively, of total gross premiums written for the year ended December 31, 2012. For the three months ended March 31, 2013, two contracts each contributed more than 10% of total gross premiums written. These two contracts each represented 36.5% of total gross premiums written for the three months ended March 31, 2013. As we expand our business over time, we expect that the proportion of total gross premiums written represented by individual contracts will decline. Under current market conditions, we focus primarily on writing quota share agreements pursuant to which we assume an agreed percentage of premiums and losses for portfolio of insurance policies and share that percentage of premiums and losses with the reinsured.

We intend to increase our geographic spread over time by adding reinsurance programs from European, Asian and South American clients; however, we expect that a majority of our reinsurance business will continue to be composed of U.S. exposure. The following table provides a breakdown of gross premiums written for the year ended December 31, 2012 and for the three month period ended March 31, 2013, by line of business:

	Three Months Ended March 31, 2013		Year Ended December 31, 2012
Gross Premiums Written	Amount	Percentage of Total	Amount	Percentage of Total
	($ in thousands)
Property and Casualty Reinsurance Segment
Property	$350	0.3%	$103,174	54.2%
Casualty	52,208	54.4%	44,700	23.5%
Specialty	40,313	42.0%	42,500	22.3%

	$92,871	96.7%	$190,374	100.0%
Catastrophe Risk Management Segment	3,149	3.3%	—	—

Total	$96,020	100.0%	$190,374	100.0%

Most of our clients buy reinsurance from us for capital management purposes, primarily to increase their capacity to write insurance premium. The most common form of reinsurance used for this purpose is quota share reinsurance. Many of the clients that buy these contracts are growing as a result of securing primary rate increases and through expansion in the number of policies they write. Because quota share reinsurance typically includes structural and contractual features that limit the amount of risk assumed by the reinsurer, it therefore carries relatively lower expected margins than excess of loss reinsurance and other more volatile forms of reinsurance. During periods of less favorable market conditions, margins on quota share reinsurance written for the capital management purposes of our clients typically remain stable and are sufficient to support our business plan. As market conditions improve, we may expand the lines of business and forms of reinsurance on which we focus to increase our risk-adjusted returns.

We typically write larger customized reinsurance contracts that require significant interaction during the course of negotiations between the customer, intermediaries and our management. Our management team lead underwrites most of the reinsurance contracts we underwrite, meaning that we establish the pricing and terms and conditions of the reinsurance contract, except in certain instances where we will follow terms and conditions established by our competitors if we believe the opportunity meets our return hurdles and helps us balance our reinsurance portfolio.

We track excess cash flows generated by our property and casualty reinsurance operations, or float, in a separate account which allows us to also track the net investment income generated on the float. We believe that net investment income generated on float is an important consideration in evaluating the overall contribution of our property and casualty reinsurance operations to our consolidated results.

In contrast to many reinsurers with whom we compete, we have elected to limit our underwriting of property catastrophe exposures and write excess of loss catastrophe reinsurance exclusively through the Catastrophe Fund, which is a separately capitalized reinsurance fund vehicle. We established the Catastrophe Fund, the Catastrophe Fund Manager and the Catastrophe Reinsurer on June 15, 2012, in partnership with Hiscox. Our investment in and management of the Catastrophe Fund allow us to provide a product that is critical to most of our reinsurance clients and to earn fee income over time. Because the Catastrophe Fund is capitalized in part by investments from unrelated parties, our financial exposure to the higher volatility and liquidity risks associated with property catastrophe losses is limited to our investment commitment to the catastrophe fund, which as of the date hereof was $50 million, out of total commitments of $94.7 million. Until our investment in the Catastrophe Fund drops below 50% of total investment in the Catastrophe Fund, we will consolidate the financial results of the Catastrophe Fund. As there are no additional guarantees or recourse to us beyond this investment, we anticipate that our property catastrophe exposures will consistently remain relatively low when compared to many other reinsurers with whom we compete.

Investment Strategy

Our investment strategy distinguishes us from most other reinsurers, who typically concentrate their investment portfolios on long-only, investment grade, shorter-term, fixed income securities. As implemented by our investment manager, Third Point LLC, our investment strategy is intended to achieve superior risk-adjusted returns by deploying capital in both long and short investments with favorable risk/reward characteristics across select asset classes, sectors and geographies. Third Point LLC identifies investment opportunities via a bottom-up, value-oriented approach to single security analysis supplemented by a top-down view of portfolio risk management. Third Point LLC seeks dislocations in certain areas of the capital markets or in the pricing of particular securities and supplements single security analysis with an approach to portfolio construction that includes sizing each investment based on upside/downside calculations, all with a view towards appropriately positioning and managing overall exposures. Dislocations in capital markets refer to any major movements in prices of the capital markets as a whole, certain segments of the market, or a specific security. If Third Point LLC has what it considers to be a differentiated view from the perceived market sentiment with respect to such movement, Third Point LLC may trade securities in our investment account based on that differentiated view. If the ultimate market reaction with respect to the event or movement ultimately proves to be closer to Third Point LLC’s original viewpoint, we may have investment gains in our investment portfolio as a result of the shift in market sentiment. Through our investment manager, Third Point LLC, we make investments globally, in both developed and emerging markets, in all sectors, and in equity, credit, commodity, currency, options and other instruments.

Third Point LLC has historically favored event-driven situations, in which it believes that a catalyst, either intrinsic or extrinsic, will unlock value or alter the lens through which the greater market values a particular investment. Third Point LLC attempts to apply this event framework to each of its single security investments and this approach informs the timing and risk of each investment. For additional detail regarding Third Point LLC’s investment strategy and event-driven framework utilized in managing our investment portfolio, please refer to the description under “Investments—Investment Strategies.”

As our investment manager, Third Point LLC has the contractual right to manage substantially all of our investable assets pursuant to an investment management agreement that has an initial term expiring on

December 22, 2016, subject to automatic renewal for successive three-year terms unless a party notifies the other parties of its intention to terminate at least six months prior to the end of a term. Third Point LLC is required to follow our investment guidelines and to act in a manner that is fair and equitable in allocating investment opportunities to us. However, it is not otherwise restricted with respect to the nature or timing of making investments for our account. Our investment guidelines require Third Point LLC to manage our investment portfolio on a substantially equivalent basis to its main funds; but in any event to keep at least 60% of the investment portfolio in debt and equity securities, cash, cash equivalents or precious metals; limit single position concentration to no more than 15% of the portfolio assets managed; and limit net exposure to no greater than 1.5 times portfolio assets managed for more than 10 trading days in any 30-day period. Net exposure represents the short exposure subtracted from the long exposure in a given category. We have the contractual right to withdraw funds from our managed account to pay claims and expenses as needed. The net increase in the value of our investment portfolio for the year ended December 31, 2012 was 17.7%. For the three months ended March 31, 2013 the net increase in the value of our investment portfolio was 8.7% compared to 4.5% for the three months ended March 31, 2012.

Third Point Partners L.P., which is Third Point LLC’s oldest fund, has reported a compounded annualized return of approximately 21.0% from its formation in June 1995 through December 31, 2012, and a compounded annual return of 9.7% and 17.7% for the five- and ten-year periods ended December 31, 2012. The following chart sets forth Third Point Partners L.P.’s total return after fees and incentive allocation for each year in the period since inception as measured against various equity and alternative management indices. The linear graph below illustrates the compounded growth of a hypothetical $1,000 investment in Third Point Partners L.P. at inception in June 1995, assuming no redemptions and net of fees and expenses as described below:

Historical Performance of Third Point Partners L.P.(1)(2)(3)		Illustrative Return After Fees, Expenses and Incentive Allocation Since Inception— Third Point Partners L.P.(2)(3)(4)
2012	20.96%
2011	-0.35%
2010	41.81%
2009	38.44%
2008	-32.75%
2007	17.31%
2006	15.03%
2005	19.51%
2004	30.36%
2003	52.02%
2002	-6.65%
2001	15.05%
2000	17.07%
1999	42.16%
1998	6.61%
1997	52.07%
1996	44.29%
1995	37.00%

(1)	For 2012, results of Third Point Partners L.P. as reported are higher than results for our managed account due primarily to timing of the initial investment of our portfolio and differences in management and performance fees.
(2)	Past performance is not necessarily indicative of future results. All investments involve risk including the loss of principal.
(3)

The historical performance of Third Point Partners L.P. (i) for the years 2001 through 2012 reflects the total return after incentive allocation for each such year as included in the audited statement of financial condition of Third Point Partners L.P. for those years and (ii) for the years 1995 through 2000 reflects the total return after incentive allocation for each such year as reported by Third Point Partners L.P. Total return after incentive allocation for the years 2001 through 2012 is based on the net asset value for all limited partners of Third Point Partners L.P. taken as a whole, some of whom pay no incentive allocation or management fees, whereas total return after incentive allocation for the years 1995 through 2000 is based on the net asset value for only those limited partners of Third Point Partners L.P. that paid incentive allocation and management fees. In each case, results are presented net of management fees, brokerage commissions, administrative expenses, and accrued performance allocation, if any, and include the reinvestment of all dividends, interest, and capital gains.
(4)	The illustrative return is calculated as a theoretical investment of $1,000 in Third Point Partners, L.P. at inception relative to the same theoretical investment in two hedge fund indices designed to track performance of certain “event-driven” hedge funds over the same period of time. All references to the Dow Jones Credit Suisse HFI Event Driven Index (“DJ-CS HFI”) and HFRI Event-Driven Total Index (“HFRI”) reflect performance calculated through December 31, 2012. The DJ-CS HFI is an asset-weighted index and includes only funds, as opposed to separate accounts. The DJ-CS HFI uses the Dow Jones Credit Suisse database and consists only of event driven funds deemed to be “event-driven” by the index and that have a minimum of $50 million in assets under management, a minimum of a 12-month track record, and audited financial statements. The HFRI consists only of event driven funds with a minimum of $50 million in assets under management or a minimum of a 12-month track record. Both indices state that returns are reported net of all fees and expenses. Please see the glossary included in this prospectus beginning on page G-1 for a description of how these indices are calculated. Although Third Point Partners L.P. has been compared here with the performance of well known and widely recognized indices, the indices have not been selected to represent an appropriate benchmark for Third Point Partners L.P., whose holdings, performance and volatility may differ significantly from the securities that comprise the indices.

Competitive Strengths

Our operations are designed to achieve superior results through a combination of our reinsurance underwriting and our investment management strategies. We believe that our flexible business model has the potential to outperform through both reinsurance and capital markets cycles, which differentiates us from many of the reinsurers with whom we compete:

•

Balanced Business Model: Our reinsurance underwriting strategy and portfolio construction and our investment strategy are designed to be complementary and to maximize the risk-taking opportunity set available to us.

•

Disciplined and Opportunistic Underwriting Approach: We will focus on reinsurance transactions where we can compete most efficiently through cultivating our relationships with intermediaries and insurance and reinsurance company clients, contributing to our ability to structure the coverage and lead underwrite the terms and conditions of the transactions on which we focus. We intend to manage reinsurance pricing cycles by reducing our risk taking during periods of less favorable market conditions and potentially increasing our risk-taking when conditions improve.

•

Differentiated Investment Strategy: Our investment portfolio is managed by our investment manager, Third Point LLC, according to its event-driven opportunistic strategy, which we believe will lead to higher risk-adjusted returns than can be achieved by the portfolios of many of the reinsurers with whom we compete, which are typically concentrated in long-only, investment grade, shorter-term, fixed income securities.

•

Experienced Management Team: We have assembled an experienced management team led by industry veteran John Berger. Our management team’s breadth of underwriting experience and strong relationships with key intermediaries and insurance company clients provide access to a significant flow of reinsurance opportunities.

•	Strong Balance Sheet: We have a strong balance sheet with no debt, low operating leverage, no legacy liabilities, limited catastrophe exposure and minimal liquidity risk.

Market Trends and Opportunities

The reinsurance markets in which we operate have historically been cyclical. During periods of excess underwriting capacity, as defined by the availability of capital, competition can result in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of reduced underwriting capacity, pricing and policy terms and conditions are generally more favorable for insurers and reinsurers. Historically, underwriting capacity has been affected by several factors, including industry losses, the impact of catastrophes, changes in legal and regulatory guidelines, new entrants, investment results (including interest rate levels) and the credit ratings and financial strength of competitors.

While our management believes that pricing trends for the type of quota share business on which we focus have been relatively stable, there is significant underwriting capacity currently available, and we therefore believe market conditions will remain competitive in the near term. We believe there are several market developments, however, that indicate the potential for improving conditions in the medium term. These include improving pricing in several primary insurance lines of business which historically have flowed through to the reinsurance market, decelerating reserve releases from prior underwriting years, and the rapid decrease in recent periods in yields from the investment portfolios consisting mostly of long-only, investment grade, shorter-term, fixed income securities. These companies are now focused on the need for pricing increases to offset the drop in investment income or on increasing the risk profile of their investment portfolios, which consumes more of their risk capital.

We anticipate that we will continue to see attractive opportunities for the following reasons: Intermediaries and reinsurance buyers are increasingly familiar with Third Point Re, leading to increased submission volume in the lines and types of reinsurance we target; our primary insurance company clients are growing gross premium primarily through realizing rate increases and, to a lesser extent adding to the number of policies they write and consequently increasing their need for quota share reinsurance; and the number of distressed situations for which our customized solutions may be helpful appears to be increasing.

We intend to continue to monitor market conditions to participate in future underserved or capacity constrained lines of business as they arise and offer products that we believe will generate favorable returns on equity over the long term. For instance, we recently reinsured certain obligations of a U.S. mortgage insurance company with respect to newly originated residential mortgages. The U.S. mortgage market suffered severe dislocation during the financial crisis of 2008 and as a result, mortgage insurers suffered severe losses and several needed to increase their capital both by means of new equity issuances and buying increased amounts of reinsurance. At the same time, we believe that the quality of the mortgages that mortgage insurers now insure has greatly improved due to more rigorous lending standards imposed by banks and other industry participants. We believe this recent transaction presented an attractive opportunity because of the improved quality of newly originated mortgages, the underlying risk of the reinsurance contract, and the recapitalization of the mortgage insurer, which eliminated most of the residual servicer performance risk.

We also believe that the increasingly competitive market conditions in the property catastrophe reinsurance market due to an influx of capacity from collateralized reinsurance funds and separately capitalized reinsurance vehicles managed by traditional reinsurance companies, which are often termed “sidecars,” has affected business opportunities available to us in two ways: First, over 36.5% of our property and casualty gross premiums written since inception represented property quota share business, where the clients purchase separate catastrophe coverage from another reinsurer. To the extent these clients are able to access more attractively priced catastrophe reinsurance from another reinsurer, the profitability of their underlying business is increased, thereby improving their financial condition and reducing our residual credit risk. Second, while the expected margins generated by our catastrophe fund are expected to be negatively impacted by decreasing reinsurance pricing, the expected overall impact on our results is tempered by our catastrophe fund’s portfolio construction and focus on smaller, regional companies. These companies may have more limited access to collateralized reinsurance funds because of the size of their reinsurance programs and tend to favor reinsurance providers with whom they have had a long term relationship.

Plan of Operation

Our plan of operation for the remainder of 2013 and the first six months of 2014 is to:

•	continue to pursue profitable reinsurance underwriting opportunities;

•	continue to invest of substantially all of our investable assets with our investment manager, Third Point LLC; and

•	conserve our risk-taking capital for periods when market conditions are more favorable to us from a pricing perspective

We believe cash flows from our reinsurance operations, investment income and proceeds of this offering will satisfy cash requirements for the foreseeable future and do not expect that it will be necessary to raise additional funds to meet operating expenses during the next six months.

Property and Casualty Segment Products

Our underwriting team has extensive experience in underwriting in all forms of property and casualty reinsurance products. As of March 31, 2013, we had written 16 quota share treaties in our property and casualty reinsurance segment that covered risks for U.S. based exposures. In the current market, which we categorize as being highly competitive, our focus will continue to be on property quota share treaties that offer stable returns. We have also considered and written programs such as loss portfolio transfers where we are able to leverage our investment capabilities. During periods of less favorable market conditions, margins on quota share reinsurance written for the capital management purposes of our clients typically remain stable and are sufficient to support our business plan. As market conditions improve, we may expand the lines of business and forms of reinsurance on which we focus to increase our risk-adjusted returns.

While we expect to establish a diversified portfolio, our allocation of risk will vary based on our perception of the opportunities available in each line of business. Moreover, our focus on certain lines will fluctuate based upon market conditions and we may only offer or underwrite a limited range of lines in any given period. We intend to:

•	target markets where capacity and alternatives are underserved or capacity constrained;

•	employ strict underwriting discipline;

•	select reinsurance opportunities with favorable economics over the life of the contract; and

•	potentially offer lines that are not identified in this prospectus.

Through March 31, 2013, we bound the following lines of business:

Personal Automobile Insurance. Personal automobile insurance is purchased for individually owned or leased cars designed to provide the insured with financial protection against bodily injury or physical damage resulting from traffic accidents and against liability that could arise from such occurrences. In addition, automobile insurance may offer financial protection against theft or damage of the vehicle from incidents other than collisions. Each state has different rules and regulations in place for compulsory coverage and the specific terms of automobile insurance policies will vary from company to company. Third Point Re generally focuses on providing proportional reinsurance to small, single state and regional carriers that specialize in minimum financial responsibility limits required by their respective states. This business is often referred to as “non-standard” automobile business and was historically overlooked by standard markets. More recently, however, standard companies have expanded their appetite for such business and it is written by a broad range of carriers.

Workers Compensation Insurance. Workers compensation insurance provides wage replacement and medical benefits to employees injured in the course of employment in exchange for the mandatory relinquishment of the employee’s right to sue the employer for negligence. While plans differ among jurisdictions, provisions can be made for payments in place of wages (functioning as a form of disability insurance), compensation for economic loss (past and future), reimbursement or payment of medical and like expenses (functioning as a form of health insurance), and benefits payable to dependents of workers killed during employment (functioning as a form of life reinsurance). General damages for pain and suffering and punitive damages for employer negligence are not generally available in workers compensation plans. Our approach to workers compensation is very selective and targets insurance companies that are very specialized within the workers compensation line and geographically focused. We limit the volatility and tail of this line of business by capping our per occurrence exposures.

Homeowners’ Insurance. Homeowners’ insurance coverage combines various personal insurance protections, which can include losses occurring to one’s home, their contents, loss of use (including additional living expenses), or loss of other personal possessions of the homeowner, as well as liability insurance for accidents that may happen at covered homes or at the hands of the homeowners. Third Point Re provides quota share reinsurance which limits the amount of catastrophic losses that can be recovered; in many cases, hurricanes and other serious natural events are excluded totally. There are also often other loss sensitive features that vary the cost of the reinsurance as results improve or deteriorate, buffering the potential volatility to us.

Crop Insurance. Crop insurance on growing crops in the United States provides protection to farmers for crop losses caused by weather, disease, and insects. Two types of policies are available. Multiple peril crop insurance, or MPCI, is subsidized by the U.S. Department of Agriculture and covers a most natural perils. Additionally, farmers can purchase single peril policies such as hail insurance. These products are not subsidized and the farmer pays the entire premium. Other single peril policies cover the perils such as wind, freeze, and excess rain. We predominantly support MPCI business. As of March 31, 2013 the majority of our portfolio is multiple-peril and written on a quota share basis.

Marketing

We expect that the majority of our business will be sourced through reinsurance brokers. Brokerage distribution channels provide us with access to an efficient, variable cost, and global distribution system without the significant time and expense that would be incurred in creating a wholly-owned distribution network. We believe that our financial strength rating, unencumbered balance sheet, well known and respected management team, and responsive client service are enhancing our working relationships with clients and brokers.

Our objective is to build long-term relationships with senior individuals at reinsurance brokers, and with our clients. We meet frequently in Bermuda and London with brokers and senior representatives of clients and prospective clients, and encourage client visits to our executive offices in Bermuda in order to help distinguish us and to develop mutually beneficial understandings of our respective businesses. We believe that by leveraging the underwriting experience and relationships of our management team, we have transferred and expanded on pre-existing relationships, as evidenced by rates of submission flow, open dialogue, and successful closing of targeted accounts. Reinsurance brokers receive a brokerage commission that is usually a percentage of gross premiums written. They are typically paid only if a placement is completed. We seek to become the first choice of brokers and clients by providing:

•	creative solutions that address the specific business needs of our clients;

•	rapid and substantive responses to structuring and pricing quote requests;

•	financial security; and

•	clear indication of risks we will and will not underwrite.

The following table sets forth our premiums written by brokers or placed directly as of the year ended December 31, 2012 and for the three months ended March 31, 2013:

	Three Months Ended March 31, 2013		Year Ended December 31, 2012
	Premiums written	% of Total	Premiums written	% of Total
	(dollars in thousands, except percentages)
Name of Broker/Direct Placement
Guy Carpenter & Company, LLC.	$1,564	1.6%	$65,072	34.2%
Advocate Reinsurance Partners, LLC	(640)	(0.7)%	22,473	11.8%
Aon Benfield—a division of Aon plc	49,904	52.0%	22,000	11.6%
Validus Reinsurance Ltd*	35,000	36.5%	—	—
James River Insurance Company*	(2,900)	(3.0)%	42,500	22.3%
Other	13,092	13.6%	38,329	20.1%

Total	$96,020	100.0%	$190,374	100.0%

*	Direct placement

We believe that the number of brokers with whom we do business will expand over time, and by maintaining close working relationships with brokers who have completed at least one transaction with us we are able to increase our chances of successfully growing our account and accessing a broader range of potential clients.

Underwriting

We have established a senior team of underwriters and actuaries to develop and manage our reinsurance business. We believe that their experience, industry presence, and long-standing relationships will allow us to tailor our portfolio to specific market segments. Our approach to underwriting will allow us to deploy our capital in a variety of lines of business and to capitalize on opportunities that we believe offer favorable returns on equity over the long term. Our underwriters and actuaries have expertise in a number of lines of business and we will also look to outside consultants to help us with niche areas of expertise when we deem it appropriate. From time to time, we may consider investment income in our underwriting and pricing of a particular transaction.

We generally apply the following underwriting management principles:

Team Approach

Each submission is assigned to an underwriter. If the program meets our underwriting criteria, the actuarial team is invited into the analysis process. The underwriter and actuary work in concert to evaluate the opportunity, determine the optimal structure, and price the deal. When capital is committed to any transaction, the evaluation team creates a deal analysis memorandum that highlights the key components of the proposed transaction and presents the proposed transaction to a senior group of staff including the Chief Underwriting Officer and representatives of the underwriting, actuarial and finance teams. This group must agree that the transaction meets or exceeds our profitability requirements before we submit a binding proposal. Our Chief Underwriting Officer maintains the exclusive ultimate authority to bind contracts.

Actuarial Pricing

We have developed proprietary actuarial models and also use several commercially available tools to assist in pricing our business. Our analysis considers the data and information provided by the potential cedent as well as relevant industry data, where appropriate. We use this cedent specific and industry data to develop our own point estimate of the expected losses under each potential contract. We also use a stochastic model to simulate a distribution of potential loss outcomes and the impact of any contractual features that may exist such as sliding scale ceding commissions or profit commissions.

One of the key metrics that we consider as a result of this process is the expected combined ratio on a particular transaction. We also consider the projected outcomes at various percentiles, with a specific focus on outcomes in the tail. As a part of this process, we also specifically test each transaction to determine if there is sufficient risk transfer to qualify for reinsurance accounting. The results of this pricing process are shared with the underwriter on a contract, and if a deal is bound summary exhibits are attached to a memo summarizing the actuarial pricing analysis that was performed.

Act as Lead Underwriter

Typically, one or two reinsurers will act as the lead or co-lead markets in developing and negotiating treaty pricing, terms and conditions of reinsurance contracts. We act as the lead underwriter for the majority of the premium that we underwrite. We believe that lead underwriting is a critically important factor in achieving long-term success, as lead underwriters have greater control of overall economics of their programs. In addition, we believe that reinsurers that lead policies are generally solicited for a broader range of business and have greater access to attractive risks.

Alignment of Interests

We seek to ensure that every contract we underwrite aligns our interests with our client’s interest. Specifically, we may seek to:

•	Require our clients to maintain a meaningful risk position in their business.

•	pay our clients a commission based upon actual expenses and offer an additional commission as an incentive based upon profitability

•	include deficit carry-forward provisions in our contracts which allows us to potentially offset underwriting losses from one year to the next.

•	charge the client a premium for reinstatement of the amount of reinsurance coverage to the full amount reduced as a result of a reinsurance loss payment, which we refer to as a reinstatement premium.

We believe these tools help us align our risk with the risk of the client and provide incentive to clients to manage our mutual interests. We also believe that aligning our interests with our client’s interests promotes profitability, accurate reporting of information, timely settling and management of claims, and limits the potential for disputes. Adjustments to profit commissions and other participating features would be recorded in our financial statements based on the ultimate loss ratio pick, which refers to an underwriter’s or actuary’s estimation of future losses based on past losses, and the contractual provisions of the reinsurance contract.

During the year ended December 31, 2012 and for the period ended March 31, 2013, losses and loss adjustment expenses incurred totaled $80.3 million and $18.6 million, respectively. Subsequent adjustments to our loss reserves for these contracts may result in corresponding adjustments to profit commission and other participating features based upon the structure of the contract, the level of losses accounted for in our financial statements and the timing of the subsequent changes. As part of our quarterly reserving process, profit commissions and other participating features are calculated on an individual contract basis. Profit commissions and other participating features are considered probable when our actuarial loss estimate results in estimated profit commission based on the terms of the contract. As of March 31, 2013 we have not recognized any profit commissions on our contracts.

Underwriting Operations

We currently have three senior executives that comprise our Underwriting Team. The team consists of our Chief Executive Officer/Chief Underwriting Officer and two Executive Vice Presidents. All three underwriters have in excess of 30 years of experience in the reinsurance business. The two Executive Vice Presidents have held the Chief Executive Officer position in former companies. All underwriting activity is performed in Bermuda. The Chief Underwriting Officer has exclusive authority to bind Third Point Re to risk.

Detailed Underwriting Diligence

We employ selective underwriting criteria in the contracts we choose to underwrite and spend a significant amount of time with our clients and brokers to understand the risks and appropriately structure the contracts. We usually obtain significant amounts of data from our clients to conduct a thorough actuarial modeling analysis. As part of our pricing and underwriting process, we assess among other factors:

•	the client’s and industry historical loss data and current market conditions;

•	the business purpose served by a proposed contract;

•	the client’s pricing and underwriting strategies;

•	the expected duration for claims to fully develop;

•	the geographic areas in which the client is doing business and its market share;

•	the reputation and financial strength of the client;

•	the reputation and expertise of the broker;

•	proposed contract terms and conditions; and

•	reports provided by independent industry specialists.

Retrocessional Coverage

Retrocessional coverage consists of reinsurance purchased to cover a portion of the risks that we reinsure on behalf of our clients. While we did not purchase retrocessional coverage in 2012, we began doing so in the first half of 2013 and we will continue to do so in the future. From time to time, we consider purchases of retrocessional coverage for one or more of the following reasons: to manage our overall exposure, to reduce our net liability on individual risks, to obtain additional underwriting capacity and to balance our underwriting portfolio. Additionally, retrocession can be used as a mechanism to share the risks and rewards of business written and therefore can be used as a tool to align our interests with those of our counterparties. We currently have coverage that provides for recovery of a portion of loss and loss adjustment expenses incurred on one crop contract. Loss and loss adjustment expenses recoverable from the retrocessionaires are recorded as assets. For the three months ended March 31, 2013, loss and loss adjustment expenses incurred reported on our consolidated statement of income are net of loss and loss expenses recovered of $2.1 million. Retrocession contracts do not relieve us from our obligations to the insureds. Failure of retrocessionaires to honor their obligations could result in losses to us. As of March 31, 2013, we had loss and loss adjustment expenses recoverable of $2.1 million with one retrocessionaire who was rated “A (Excellent)” by A.M. Best. We regularly evaluate the financial condition of our retrocessionaires to assess the ability of the retrocessionaires to honor their obligations.

Claims Management

As all of our in force contracts are quota share agreements, our claims management process begins upon receipt of reports from our clients. These statements are reviewed on an individual basis, evaluated against company expectations and catalogued in our management system for portfolio analysis and reporting purposes. In addition to analyzing report statements and results, claims audits are performed on specific contracts based on results and management direction to ensure the clients are reporting and reserving their claims accurately and appropriately.

Our team and infrastructure also has the capability and experience to manage excess of loss claims if we determine to underwrite business on that basis in the future.

Reserves

On a quarterly basis, our actuaries produce an actuarial central estimate of the gross and net loss reserves for all contracts bound as of the evaluation date. The reserves are calculated on an undiscounted basis with regards to future investment income. The projections also include estimates of loss-sensitive contingent times such as profit commissions and sliding scale ceding commissions. All calculations are done on a contract-by-contract basis and reflect the most recent premium and loss information provided by our cedents.

In estimating our reserves for unpaid losses and loss adjustment expenses, it is necessary to project future loss and loss adjustment expense payments. It is certain that actual future losses and loss adjustment expenses will not develop exactly as projected and may, in fact, significantly vary from the projections. Further, the projections make no provision for extraordinary future emergence of new classes of losses or types of losses not sufficiently represented in our or the applicable cedent’s historical database or which are not yet quantifiable.

Collateral Arrangement/ Letter of Credit Facility

We are not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Many jurisdictions such as the United States do not permit clients to take credit for reinsurance on their statutory financial statements if such reinsurance is obtained from unlicensed or non-admitted insurers without appropriate collateral. As a result, we anticipate that all of our U.S. clients and a portion of our non-U.S. clients will require us to provide collateral for the contracts we bind with them. We expect this collateral to take the form of funds withheld, trust arrangements or letters of credit. We had in place letter of credit facilities from Citibank, N.A., BNP Paribas and J.P. Morgan in a maximum aggregate amount of $300 million, as of March 31, 2013 and had have issued letters of credit totaling $61.0 million in favor of clients. The failure to maintain, replace or increase our letter of credit facility on commercially acceptable terms may significantly and negatively affect our ability to implement our business strategy. See “Risk Factors—Risks Relating to Our Business—Our failure to obtain sufficient letter of credit facilities or to increase our letter of credit capacity on commercially acceptable terms as we grow could significantly and negatively affect our ability to implement our business strategy.”

Competition

The reinsurance industry is highly competitive. We expect to compete with major reinsurers, most of which are well established, have a significant operating histories and strong financial strength ratings and have developed long-standing client relationships.

Although we seek to provide coverage where capacity and alternatives are limited, we directly compete with larger companies due to the breadth of their coverage across the property and casualty market in substantially all lines of business. We also compete with smaller companies and other niche reinsurers from time to time.

While we have a limited operating history, we believe that our unique approach to underwriting and broad relationships will allow us to be successful in underwriting transactions against more established competitors.

Risk Management

We have developed a comprehensive risk management strategy that is governed by an articulated vision of risk appetite and control that is conveyed throughout the organization and measured in a transparent and consistent manner. Our risk management strategy, metrics and progress is summarized in a report that is presented to the board of directors on a quarterly basis. Our internal capital model incorporates statistics from the pricing, reserving and investment processes to produce an estimate of the amount of capital used at set points in time (e.g., each quarter-end) as well as the overall variability in the prospective financial results. We work closely with the risk management personnel of Third Point LLC, as our investment manager, to measure and report the variability of our investment portfolio. We also monitor the contractual exposure to catastrophic losses as aggregated across all bound reinsurance contracts.

Catastrophe Risk Management

Our goal is to build a fund management business that ultimately offers investors a diverse range of products tied to the performance of catastrophe reinsurance risk. Catastrophe reinsurance is an asset class that has historically provided uncorrelated, attractive returns with relatively low volatility. The investor base has grown considerably since 2006, and now includes pension funds, endowments and foundations and family offices.

Our fund management business combines a world-class team and platform with deal flow partly sourced through a partnership with global reinsurer Hiscox Ltd. Each potential transaction is underwritten and modeled by a dedicated team with significant experience in a wide range of reinsurance transactions including traditional reinsurance, retrocession, catastrophe bonds and indexed instruments. We use third-party catastrophe models and portfolio management tools to evaluate the suitability of each deal, and all transactions must be reviewed and approved by our Chief Risk Officer and our Chief Underwriting Officer.

The Catastrophe Fund is an open-ended fund providing exposure to a diversified portfolio of peak zone natural catastrophe risk. The Catastrophe Fund seeks return through a unique portfolio construction that limits exposure to any single peril or region. The Catastrophe Fund was launched on January 1, 2013.

Ratings

We currently have an A- (Excellent) financial strength rating with a stable outlook from A.M. Best, which is the fourth highest of 15 ratings. We believe that a strong rating is an important factor in the marketing of reinsurance products to clients and brokers. This rating reflects the rating agency’s opinion of our financial strength, operating performance and ability to meet obligations. It is not an evaluation directed toward the protection of investors or a recommendation to buy, sell or hold our common shares.

Joint Venture and Investment Management Agreement

On December 22, 2011, we entered into the investment management agreement with Third Point LLC, Third Point Re, and TP GP (Third Point Re and TP GP, together with any other party admitted in the future as a participant, the “Participants” and each a “Participant”) pursuant to which the parties created a joint venture (the “Account”) whereby Third Point LLC manages the assets of Third Point Re and TP GP as well as our assets and any of our subsidiaries’ assets, if any, in accordance with the terms and subject to the conditions set forth in the investment management agreement.

Management Fee

Pursuant to the investment management agreement, Third Point LLC is entitled to receive a monthly payment in advance by each Participant (other than TP GP) and is equal to (i) 0.1667% (2.00% annualized) of the capital account of such Participant (before accounting for any accrual of the Performance Allocation (as defined in the investment management agreement)) minus (ii) the aggregate amount of founders payments paid for such month pursuant to the Founders Agreement, in each case pro-rated for intra-month withdrawals or contributions (see “Certain Relationships and Related Party Transactions—Related Person Transactions—Founders Agreement”). This payment is debited against the capital account of each relevant Participant and paid in cash to Third Point LLC.

Performance Allocation

As further set out in the investment management agreement, the Account has established one or more capital accounts to which capital contributions, withdrawals, net profit and net loss will be allocated in respect of each Participant. At the end of each fiscal year, the Performance Allocation (equal to 20% of the net profit allocable to the capital account of each Participant) will be reallocated to the capital account of TP GP from the capital account of each other Participant, provided, however, that a Performance Allocation will not be made with respect to such capital account until such capital account has recouped the amount of any unrecouped net capital loss in its Loss Recovery Account (as defined in the investment management agreement). If a Participant withdraws all or a portion of its capital account other than at the end of a fiscal year, the Performance Allocation accrued and attributable to the portion withdrawn will be debited against such Participant’s capital account and credited to TP GP’s capital account at the time of withdrawal.

Third Point LLC is required to maintain a Loss Recovery Account in respect of each Participant, the opening balance of which will be zero. Thereafter, for any fiscal year, the Loss Recovery Account balance shall be the sum of all prior year net loss amounts allocated to the Participant and not subsequently offset by prior year net profit amounts allocated to such Participant; provided that the Loss Recovery Account balance shall be reduced proportionately to reflect any withdrawals made by such Participant. TP GP may waive or reduce the Performance Allocation, in its sole discretion. Third Point LLC and TP GP may elect, at the beginning of each fiscal year to restructure the Performance Allocation as a performance fee to Third Point LLC with the same terms as the Performance Allocation.

Investment Guidelines

As detailed in our Investment Management Agreement, Third Point LLC is required to adhere to the following investment guidelines:

•

Composition of Investments: At least 60% of the investment portfolio will be held in debt or equity securities (including swaps) of publicly traded companies (or their subsidiaries) and governments of OECD (the Organization of Economic Co-operation and Development) high income countries, asset-backed securities, cash, cash equivalents and gold and other precious metals. Except with the prior written consent of the investment committee, none of the assets in the investment portfolio will be held in illiquid investments traditionally considered “venture capital” or private equity investments. In addition, no investments in third party managed funds or other investment vehicles will be made without the consent of the investment committee.

•

Concentration of Investments: Other than cash, cash equivalents and United States government obligations, no single investment in the investment portfolio will constitute more than 15% of the portfolio.

•

Liquidity: Assets will be invested in such fashion that Third Point Re has a reasonable expectation that it can meet any of its liabilities as they become due. Third Point Re reviews the liquidity of the Third Point LLC portfolio on a periodic basis.

•	Net Exposure Limits: The investment portfolio may not employ greater than 1.5 times portfolio assets managed for more than 10 trading days in any 30-trading day period.

Term

The investment management agreement has an initial term of five years, subject to automatic renewal for additional successive three-year terms unless a party notifies the other parties at least six months prior to the end of a term that it wishes to terminate the investment management agreement at the end of such term.

We may also terminate the Investment Management Agreement upon the death, long-term disability or retirement of Daniel S. Loeb, or the occurrence of other circumstances in which Mr. Loeb is no longer directing the investment program of Third Point LLC.

We may also withdraw as participants under the investment management agreement prior to the expiration of the investment management agreement’s term at any time only ‘‘for cause’’, which is defined as:

•	a material violation of applicable law relating to Third Point LLC’s advisory business;

•	Third Point LLC’s fraud, gross negligence, willful misconduct or reckless disregard of its obligations under the investment management agreement;

•	a material breach by Third Point LLC of our investment guidelines that is not cured within a 15-day period;

•	a conviction or, a plea of guilty or nolo contendere to a felony or a crime affecting the asset management business of Third Point LLC by certain senior officers of Third Point LLC;

•	any act of fraud, material misappropriation, material dishonesty, embezzlement, or similar conduct against or involving us by senior officers of Third Point LLC; or

•

a formal administrative or other legal proceeding before the SEC, the U.S. Commodity Futures Trading Commission, the Financial Industry Regulatory Association, or any other U.S. or non-U.S. regulatory or self-regulatory organization against Third Point LLC or certain key personnel which would likely have a material adverse effect on us.

In addition, we may withdraw as a participant under the investment management agreement prior to the expiration of its term if net investment performance of Third Point LLC has (a) incurred a loss in two successive calendar years and (ii) underperformed the S&P 500 Index by at least 10 percentage points for such two successive calendar years, taken as a whole, or (b) (i) incurred a cumulative loss of 10% or more during any 24-month period and (ii) underperformed the S&P 500 Index by at least 15 percentage points for such 24-month period. We may not withdraw or terminate the investment management agreement on the basis of performance. If we become dissatisfied with the results of the investment performance of Third Point LLC, we will be unable to hire new investment managers until the investment management agreement expires by its terms or is terminated for cause.

For the years ended December 31, 2012 and 2011, we incurred management fees of $2.4 million and $0.0 million, respectively, payable to Third Point LLC and performance fees of $33.9 and $0.0 million, respectively, payable to TP GP. For the three months ended March 31, 2013 and March 31, 2012, management fees payable to Third Point LLC were $724,000 and $574,000, respectively, and performance fees were $20.0 million and $8.4 million, respectively.

Investments

Investment Strategy

As our investment manager, Third Point LLC has the contractual right to manage substantially all of our investable assets until December 22, 2016, and is required to follow our investment guidelines and to act in a manner that is fair and equitable in allocating investment opportunities to us. However, it is not otherwise restricted with respect to the nature or timing of making investments for our account. We have the contractual right to withdraw funds from our managed account to pay claims and expenses as needed. The increase in the value of our investment portfolio assets managed by Third Point LLC for the year ended December 31, 2012 was 17.7%. For the three months ended March 31, 2013, returns on our investment portfolio were 8.7% compared to 4.5% three months ended March 31, 2012.

Third Point LLC utilizes the following strategies, among others, in managing our investment portfolio:

Long Special Situation and Value Equities Strategy. Third Point LLC’s approach to investing in long equity securities is to identify companies undergoing changes such as a corporate restructuring, management changes, acquisition, capital structure alteration, proxy fight or similar extraordinary circumstance. Third Point LLC believes that its experience in these “special situations,” when combined with its bottom-up analysis capabilities, allows it to identify companies where the catalyst for change will be accretive to the share price. In addition, Third Point LLC, as our investment manager, may discover “extrinsic,” or market-based catalysts, that may lead to a “re-rating” of the company’s equity, or recognition in the marketplace of the actual value of such a company. Examples of these “extrinsic” catalysts include an anticipated reassessment by Wall Street analysts of a previously underappreciated asset on a company’s balance sheet as a result of changes in investor sentiments with relation to such assets, an IPO or another offering by a competitor of the subject company highlighting the value of that company, or simply a shift in the worth of the products or services the company manufactures or offers due to shifting global demand.

In terms of timing, the occurrence of certain special situations may cause Third Point LLC to focus on specific companies affected thereby, while some investment opportunities arise in anticipation of the occurrence of an extraordinary corporate event. Thus, investments may be on the one hand prospective and on the other retrospective. The following are certain typical kinds of special situations and events Third Point LLC seeks to identify.

Initial Public Offerings and New Issues. Third Point LLC, as our investment manager, may purchase new issues of equity securities of companies in initial public offerings which may be inexpensive relative to their peers because they do not have established transparency, valuation, management teams, or analyst coverage. In addition, Third Point LLC, as our investment manager, may take positions for our investment portfolio in securities of companies engaged in the process of secondary stock offerings, which may be attractive as a result of a short-term depression in the stock price as a result of such offering.

Litigation. Third Point LLC may purchase shares of companies for our portfolio whose prices have dropped dramatically in response to the issuance of unfavorable legal decisions, or perceived legal liabilities as a result of an event. Third Point LLC’s specialized analysis of the results of the litigation outcome includes the likelihood of penalties being assessed, and whether the impact is likely to be long lasting on a business or one of its units. Conversely, Third Point LLC may purchase securities for our investment portfolio in anticipation of legal outcomes that may favorably influence security valuations based on an analysis of existing case law, the facts of the complaint, and the strength of the legal claim. Third Point LLC’s substantial resources within the legal community and long history of taking positions in these types of outcomes provide insights that may not be available to all investors.

Post-Reorganization Equities. Third Point LLC may invest in securities for our investment portfolio issued by companies emerging from bankruptcy or reorganization proceedings, particularly common shares issued to creditors under a plan of reorganization. As our investment manager, Third Point LLC believes that the market for these securities is typically inefficient due to a lack of institutional ownership and selling pressure generated by former creditors who have become equity holders through the plan of reorganization, but due to either their investment restrictions or practices are unwilling equity holders. These equity securities often go through a period where they are not listed on major exchanges and trade only through brokers. In addition, many of these companies have complex capital structures. For traditional equity holders, these companies may be difficult to analyze without the resources of credit analysts capable of understanding debt securities and plans of reorganization.

Value Investing with a Catalyst. Third Point LLC will seek opportunities to invest our investment portfolio in undervalued securities in which a potential catalyst for an extraordinary gain exists. These might take the form of a long-awaited product launch, a large holder advocating the sale of a company whose shares are trading at a substantial discount to the potential sales price, companies considering or engaged in spin-off transactions, and other types of reorganizations a company may devise in the face of an external threat or to bolster securities perceived to be undervalued. Particular attention will be paid to the spread between market price and the fundamental value of the security or potentially restructured package of securities suggested by Third Point LLC’s analysis.

Short Special Situation and Value Equities Strategy. Many of the above approaches are equally applicable to short-selling securities. Selling securities short involves selling securities that the seller does not own. To make delivery to the purchaser of the securities, Third Point LLC will borrow securities for our investment portfolio from a third party lender. Typically, Third Point LLC, on behalf of our investment portfolio, will return the borrowed securities to the lender by delivering to the lender securities purchased in the market.

Third Point LLC mainly pursues a short selling strategy that involves evaluating individual equity positions that may be overvalued due to weaknesses in earnings, product lines, or a poor management team, particularly those likely to suffer in comparison to market peers. These short selling positions are often sector-focused and may result from comparable analysis of similarly positioned companies within a sector. Where Third Point LLC can identify perceived overvalued equities due to excessive leverage, which might trigger a liquidity crisis or bankruptcy, it may initiate a short position on behalf of the fund.

Third Point LLC will occasionally sell securities in our investment portfolio, in particular exchange-traded funds (“ETFs”), short as a hedge against the decline in the value of our other portfolio investments.

High Yield Corporate Credit Strategy. As our investment manager, Third Point LLC will, from time to time, invest in performing credit (generally corporate credit that is not in default and/or in bankruptcy proceedings). Typically, only performing credit where Third Point LLC has a differentiated view as to the company’s ability to repay will be considered for investment in available corporate debt. Third Point LLC will most often select “high-yield” securities that are trading at lower prices, or higher yields, than Third Point LLC believes appropriate due to the market overestimating default risk and/or undervaluing the potential recovery that the holders of such debt would receive should the issuer ultimately default. Generally, Third Point LLC will seek to achieve favorable total returns based on current cash flow and potential capital appreciation. Such securities may be pay-in-kind or zero coupon securities. Third Point LLC will look for securities of companies that may be involved in extraordinary transactions that could result in the sale of the company (in which case debt is typically repaid in full) or a similar value-producing transaction. When Third Point LLC believes there has been a market overreaction to an event affecting a company, it may purchase performing credit with a higher yield, and hold it until the market recognizes that the event may not be as severe as originally thought, in which case the spread re-compresses and the yield shrinks, allowing the fund to dispose of the investment for a profit.

For example, a bond of a company going through a crisis may become substantially less expensive to purchase in the market than bonds of its competitors. If Third Point LLC believes that the crisis is likely to be short-lived, or that the company is likely to be acquired by another, more credit-worthy entity, the debt in question may become attractive for investment by the fund.

Distressed Corporate Credit Strategy. Third Point LLC may invest assets in our investment portfolio in publicly and non-publicly traded debt securities and other debt obligations, such as bank loans, bonds, notes, convertible bonds, promissory notes and payables to trade creditors, of companies that are experiencing significant financial or business distress. Under many circumstances, these instruments will be in default. Third Point LLC may invest in reorganizations in any foreign jurisdiction, although historically Third Point LLC’s investments in these types of securities have occurred primarily in the United States and Europe.

Companies that are experiencing significant financial or business distress include, but are not limited to, companies that are or are likely to become subject to bankruptcy proceedings; companies that are candidates for restructuring or recapitalization (e.g., through exchange offers, rights offerings, workouts and other extraordinary transactions), liquidation or sale of all or a portion of their assets; companies currently experiencing operating difficulties but that offer the potential for significant earnings and cash flow improvement; and companies in need of “rescue” financing for purposes of avoiding bankruptcy.

Third Point LLC may invest at the outset of the bankruptcy, and occasionally may participate on a creditors’ committee, to seek an active role in determining the company’s path towards reorganization and the ultimate realization of the Fund’s investment. In addition, Third Point LLC may also purchase distressed securities at the later stage of a bankruptcy proceeding, once a plan of reorganization has been submitted to the court, which provides Third Point LLC with insight into the value of the assets of the company, the tenor of its projections, and the character of the management team.

Asset-Backed Securities Strategy. Third Point LLC, as our investment manager, believes that asset-backed securities, including, without limitation, mortgage-backed securities (both residential and commercial), often represent attractive risk reward scenarios. Third Point LLC will typically purchase only securities securitizing the loans at issue, rather than the actual loans themselves, although if “whole loans” represent a compelling investment opportunity, Third Point LLC may purchase these loans for our account.

Third Point LLC’s approach to investing our investment portfolio in asset-backed securities relies on an analysis of the expected payments to the issuing trust or similar entity. This analysis may incorporate existing pre-payments, the duration of the security, the vintage of the security, the historical default behavior patterns in the selected type of security, and the value of the collateral underlying the obligation. Third Point LLC typically seeks scenarios where its assumptions about the rate of defaults are differentiated from the prevailing market consensus. Market conditions are critical to understanding the value of asset-backed securities and so Third Point LLC will generally hold a directional view on loan valuation in the context of the broader macroeconomic environment. Third Point LLC considers interest rates, housing prices, unemployment levels, housing stock, rental rates, weather disruptions, and tax changes when developing its macroeconomic view on housing. When reviewing a potential investment in an asset-backed security, however, Third Point LLC analyzes housing on a market-by-market basis, rather than a taking general view on housing in the United States as a whole.

In addition to investing in individual ABS bonds, Third Point LLC may also take long or short positions in indices referencing certain asset-backed securities. These indices generally consist of a finite set of underlying bonds, which can be analyzed individually to impute the total appropriate price for the index. These indices are typically large and liquid and so allow for more frequent trading and larger individual positions. From time to time, Third Point LLC will discover an anomaly in the price of a specific index as compared to its analysis of the value of the underlying bonds. In these circumstances, Third Point LLC may exploit such anomalies by arbitraging or buying the bonds and selling short the index (or vice versa). Such indices may also be used (long or short) as a hedge against the direct securities in the portfolio.

Beyond mortgage securities, Third Point LLC is continually searching the market for opportunities in other securitized pools, including without limitation, student loans, patent royalties, credit card receivables, car loans, etc. Third Point LLC’s approach to these pools is similar to that applied to mortgages, namely an evaluation of likely full payments versus defaults and expected level of defaults.

The following table summarizes our gross portfolio exposure as of March 31, 2013 and December 31, 2012:

Gross Portfolio Exposure

	Long/Short Equity	Corporate Credit	Asset-Backed Securities	Macro/Other
3/31/2013	53.7%	15.7%	11.5%	19.1%
12/31/2012	54.2%	14.6%	12.2%	19.0%

The following table summarizes our return contribution:

Return Contribution

	Long/Short Equity	Corporate Credit	Asset-Backed Securities	Macro/Other
Jan – Mar 2013	5.33%	0.58%	2.25%	0.49%
Jan – Dec 2012	7.84%	3.60%	2.42%	3.54%

Risk Arbitrage Strategy. Risk arbitrage involves the purchase of securities which are the subject of a takeover attempt, exchange offer, merger or other acquisition prior to the time the market price of the securities fully reflects the value offered in the transaction. Risk arbitrage positions may involve both long and short positions, or a combination thereof. For example, Third Point LLC may purchase the security of the target company for our investment portfolio and sell short the security of the acquirer to be issued in the transaction in the expectation that the short position will be covered by delivery of the acquirer’s security when issued. These positions may be hedged or leveraged through the purchase of put and call options. If Third Point LLC believes that the prospects for a successful consummation of the transaction are high and that the imputed return to the fund from such an investment is sufficient relative to other potential investments, as well as on an absolute basis relative to Third Point LLC’s assessment of the downside risk in the case of non-consummation, an investment may be made. If the transaction is not consummated, however, the price of the target company’s shares may decline and Third Point LLC may sell such securities at a loss. More detailed descriptions of various risk arbitrage related transactions are below.

Balance Sheet Arbitrage. Balance sheet arbitrage is defined as the purchase of securities of an issuer coupled with the sale of another type of securities of the same issuer to take advantage of attractive price disparities in such securities as a result of the issuer’s perceived financial situation or anomalous market conditions. Balance sheet arbitrage typically proves to be successful upon the occurrence of a triggering event within the company, such as a default in payment on debt securities or a sharp decline in business operations.

Cash Tender Offers and Cash Mergers. At a time that a cash tender or merger is announced, the market price of the securities affected is typically less than the price offered to security holders upon consummation of the transaction. Third Point LLC intends to focus on hostile acquisitions and tender offers, where it believes the risk/reward characteristics to be more favorable than in “friendly” transactions.

Catalyzed Sales Process. A company may find itself the target of a dissident shareholder group attempting to force an auction of the company or some other extraordinary transaction involving the company. Third Point LLC from time to time may align with other holders to act as a principal in these situations and may also initiate on its own, or with others, shareholder proposals, proxy fights, consent solicitations or other catalysts.

Exchange Offers. In the context of a takeover bid, either hostile or friendly, a transaction may be structured as an exchange offer using securities of the acquiring company in lieu of or in addition to cash. Third Point LLC, as our investment manager, will attempt to value the new securities to be issued taking into account the structure, liquidity, marketability and other considerations as well as the transaction’s likelihood of consummation.

Minority Squeeze-Outs. A parent company that owns the majority of a subsidiary’s stock may propose to purchase from public shareholders the balance of the company’s shares that it does not own. Third Point LLC will analyze these transactions with respect to, among other things, the value of the target, the premium offered over recent and historical stock prices, probable timing perceived, ability to extract additional consideration and obstacles to consummation.

Voluntary Sale Process. If a company announces that it has decided to seek buyers for the company as a whole or for a substantial portion of its assets, Third Point LLC will analyze the prospects of such a sale with respect to, among other things, value, timing, potential buyers, regulatory restraints, the circumstances surrounding the decision to sell the company, and the capitalization of the subject company.

On the other hand, securities of companies involved in a voluntary sales process may at times trade up to unrealistic levels in relation to their fair value. In such instances, Third Point LLC may sell for our account short securities of such a company and we could realize a profit if the sale price is lower than the trading price of shares at the time the company commenced the sale process or if the sale process is abandoned.

Long or Short Physical and Exchange-Traded Commodities Strategy. Third Point LLC may hold both physical and exchange-traded commodities for our investment portfolio including precious metals and indices or ETFs reflecting the value of such commodities. The value of these commodities may rise dramatically due to an impending market-based catalyst or when serving as a hedge against macroeconomic pressures.

Third Point LLC’s approach to investing our portfolio in commodities is typically either speculative or in conjunction with risk-focused “tail trades.” Speculative investments take into consideration a wide variety of supply and demand fundamentals analyses, combined with a macroeconomic viewpoint.

“Tail trades” —which are not always related to commodities, as outlined below—are asymmetric bets designed to hedge the risk of losses in the event of unusual market downside activity. Typically, Third Point LLC structures these trades so as to spend only a small amount of premium to maintain the position until such time as either the downside event comes to pass or until Third Point LLC sees a more compelling, less costly opportunity to structure a tail trade that provides similar protections.

Long or Short Currencies or Government Debt Strategy. Third Point LLC, as our investment manager, may invest our portfolio selectively in currencies or in government debt—both domestic and foreign—in a speculative fashion where events linked to the structural stability of a nation or region may impact the price of its currency or value of its public obligations. Third Point LLC’s approach to investing in currencies is typically either speculative or in conjunction with risk management “tail trades.”

Third Point LLC, as our investment manager, evaluates the risk/reward in these investments by taking under consideration leading economic indicators such as employment trends, industrial production, consumer demand, political environments, and other factors to determine whether a country’s currency or debt is likely to undergo a fundamental move in pricing, either appreciating or depreciating. Third Point LLC in each instance looks for catalysts that will result in large shifts in valuation, rather than approaching these investments with a heavy trading strategy that seeks to capitalize on small shifts in pricing.

In addition, since our account denominated in U.S. Dollars, Third Point LLC will seek when possible to hedge all or substantially all of the exposure of our investment portfolio to debt and equities denominated in other currencies unless Third Point LLC has a differentiated view on the prospects for such non-U.S. currency, in which case the above paragraph will apply.

Fixed Income Securities Generally. Third Point LLC, as our investment manager, may invest our investment portfolio in fixed income securities. Investment in these securities may offer opportunities for income and capital appreciation, and may also be used for temporary defensive purposes and to maintain liquidity. Fixed income securities are obligations of the issuer to make payments of principal and/or interest on future dates, and include, among other securities: bank debt, bonds, notes, and debentures issued by corporations; debt securities issued or guaranteed by the U.S. government or one of its agencies or instrumentalities or by a non-U.S. government or one of its agencies or instrumentalities; municipal securities; and mortgage-backed and other asset-backed securities. These securities may pay fixed, variable, or floating rates of interest, and may include zero coupon obligations. Fixed income securities are subject to the risk of the issuer’s or a guarantor’s inability to meet principal and interest payments on its obligations (i.e., credit risk) and are subject to price volatility due to factors such as interest rate sensitivity, market perception of the creditworthiness of the issuer, general market liquidity (i.e., market risk), government interference, economic news, and investor sentiment. The fixed income investments in our investment portfolio may be subject to early redemption features, refinancing options, pre-payment options or similar provisions which, in each case, could result in the issuer repaying the principal on an obligation earlier than expected. This may happen when there is a decline in interest rates, or when a borrower’s performance allows the refinancing of certain classes of debt with lower cost debt. To the extent such early prepayments increase, they may have a material adverse effect on our investment objectives and the profits on capital invested in fixed income investments. As with other investments we make, there may not be a liquid market for any of the debt instruments in which we invest, which may limit our ability to sell these debt instruments or to obtain the desired price. Third Point LLC may also purchase loans for our account as participations from certain financial institutions and our portfolio may be subject to the credit risk of the selling financial institution as well as that of the underlying borrower.

Third Point LLC may attempt to take advantage of undervalued fixed income securities or relative mispricings in disrupted credit markets. The identification of attractive investment opportunities in disrupted credit markets is difficult and involves a significant degree of uncertainty. During periods of “credit squeezes” or “flights to quality,” the market for fixed income investments can become substantially reduced. This poses a particular risk that leveraged credit instrument positions may need to be sold at discounts to fair value in order to meet margin calls. At the same time, the dealers may correspondingly reduce the value of outstanding positions, resulting in additional margin calls as loan to value triggers are hit under prime brokerage and swap agreements.

Bank Loans. As our investment manager, Third Point LLC may invest in loans and loan participations originated by banks and other financial institutions. These investments may include highly-leveraged loans to borrowers with below investment grade credit ratings. Such loans are typically private corporate secured loans that are negotiated by one or more commercial banks or financial institutions and syndicated among a group of commercial banks and financial institutions. In order to induce the lenders to extend credit and to offer a favorable interest rate, the borrower often provides the lenders with extensive information about its business that is not generally available to the public. To the extent Third Point LLC obtains such information that is material and nonpublic, it may be unable to effect trades for the accounts it manages, including our investment portfolio, in the other securities of the borrower until the information is disclosed to the public or otherwise ceases to be material, nonpublic information. A failure to advance requested funds to a borrower could result in claims and in possible assertions of offsets against amounts previously lent. Depending on the way in which Third Point LLC acquires interests in a bank loan, we may be exposed to credit risks of both the borrower and the institution which sold us its interest in the loan. Also, bank loan transfers typically require consent of the issuer and agent bank, so the settlement period is longer and creates increased credit risk.

Other Strategies

Cash Investments. Third Point LLC may, without limitation, hold cash or invest in cash equivalents for our account.

Foreign Securities. Third Point LLC may invest our assets in securities of foreign corporate or governmental issuers. These investments include both equity and credit securities and can be made in any global market, as Third Point LLC is not limited to specific countries. Third Point LLC’s investing of our assets in foreign securities, particularly securities of issuers located in emerging markets, involves considerations not typically associated with investing in securities of domestic companies.

Credit Default Swaps. Third Point LLC may invest our assets in broker-offered or bespoke-created credit default swaps (long or short) referencing a corporate entity’s or government’s debt obligations. These investments are made based on an analysis of the likelihood of full repayment of the debt owed and of the likelihood of default. These investments are made with consideration of the size of the CDS pool outstanding and Third Point LLC’s relative position and potential liquidity within that issuance.

Futures and Swaps. As our investment manager, affiliates of Third Point LLC may purchase and write futures contracts, options on futures, or certain swaps, either directly or through investments in other collective investment vehicles, each of which are instruments that are subject to regulation by the U.S. Commodity Futures Trading Commission (the “CFTC”). In managing our investment portfolio, Third Point LLC expects to use futures and swaps, in addition to any strategies described above, for hedging and risk management purposes, but may engage in speculative trading of these instruments as well. A futures contract is an agreement, executed on the floor of a commodity exchange, to sell or buy a specific amount of a commodity or a security at a specific time and price. Unless the contract is sold to another before settlement date, participants in the contract must buy or sell the underlying commodity. Futures contracts include those contracts traded on the New York Mercantile Exchange. Swaps subject to regulation by the CFTC include: (i) options, such as puts, calls, caps and floors on most reference assets; (ii) swaps, such as those on interest rates, broad-based securities indices and most other reference assets; (iii) credit default swaps; (iv) any other instrument “that is or becomes commonly known as a swap;” (v) foreign exchange swaps and foreign exchange forward contracts; and (vi) an instrument that combines any of the above.

Third Point LLC has claimed an exemption from registration as a commodity pool operator (“CPO”) under the United States Commodity Exchange Act pursuant to CFTC Rule 4.13(a)(3), which allows Third Point LLC to invest our assets in futures, options on futures and certain swaps (“commodity interests”), provided that the overall use of such instruments is limited. As a result of claiming the exemption, Third Point LLC is not required to comply with the disclosure, reporting and recordkeeping requirements generally applicable to registered CPOs, including delivery to investors of a disclosure document and a certified annual report designed to meet CFTC requirements. Third Point LLC has also claimed exemption from registration with the CFTC as a commodity trading advisor (“CTA”) under CFTC Rule 4.14(a)(8), which exempts from registration CTAs who advise pools that operate pursuant to CFTC Rule 4.13(a)(3). If at any time Third Point LLC invests in commodity interests above the limited amounts described above, Third Point LLC may be required to register as a commodity pool operator and may be required to register as a CTA as well.

Trading in Forward Contracts. As our investment manager, Third Point LLC may engage in the trading of forward contracts from time to time. In contrast to futures contracts traded on an exchange, forward contracts are not guaranteed by any exchange or clearing house and are subject to the creditworthiness of the counterparty of the trade. Banks and other dealers with whom Third Point LLC may transact in such forwards on our behalf may require the deposit of margin with respect to such trading, although margin requirements are often minimal or nonexistent. Counterparties are not required to continue to make markets in such contracts and these contracts can experience periods of illiquidity, sometimes of significant duration. There have been periods during which certain counterparties have refused to continue to quote prices for forward contracts or have quoted prices with an unusually wide spread (the difference between the price at which the counterparty is prepared to buy and that at which it is prepared to sell). Arrangements to trade forward contracts may be made with only one or a few counterparties, and liquidity problems therefore might be greater than if such arrangements were made with numerous counterparties. In addition, disruptions can occur in any market we trade due to unusually high trading volume, political intervention, or other factors. Market illiquidity or disruption could result in major losses.

Metals and Commodities. Third Point LLC may invest directly or indirectly for our account in metals, commodities and similar materials. Since ownership of such investments does not generate any income, the sole source of return would be from gains realized on sales of the investments, and a negative return would be realized to the extent such investments are sold at a loss. Certain metals, commodities and similar materials may incur storage or insurance costs that are higher than the custody fees paid on traditional financial assets. Prices of such metals, commodities and materials are affected by factors such as cyclical economic conditions, political events, and monetary policies of various governments and countries. Certain metals, commodities and similar materials are also subject to governmental action for political reasons. Markets for physical commodities are at times volatile, and there may be sharp fluctuations in prices even during periods of rising prices. There is also a risk that such metals, commodities or similar investments could be lost, suffer damage or deterioration if not adequately stored, or stolen, or that access to such investments could be restricted by natural events (e.g., force majeure) or tortious human actions. Such risks are increased to the extent we take possession of a physical commodity. The storage costs for physical commodities are higher than the custody fees paid on financial assets, although Third Point LLC will contract with internationally recognized custodians to hold any of our owned physical commodities. However, these custodians, consistent with market practice, may not have insurance adequate to cover any such loss. Finally, it is complicated to leverage positions in physical commodities, and to the extent we need to raise cash on an expedited basis, such commodities may not be available to borrow against on commercial terms.

Securities Options Strategies. In managing our investment portfolio, Third Point LLC may engage in various investment strategies involving options, including index options, for the purpose of hedging its portfolio positions or for speculation. When Third Point LLC purchases an option for our account, we will be required to pay the price of the option and transaction charges to the broker effecting the transaction. If the option is exercised, the total cost of the option may be more than the amount of the brokerage costs that would be payable if the security were to be purchased directly. If the option expires unexercised, our account will lose an amount equal to the cost of the option. Third Point LLC may also cause us to write (sell) call and put options on securities its owns and those not currently in our portfolio. Third Point LLC will engage in the latter practice, known as selling uncovered or naked options, on our behalf on only an infrequent basis.

As the investment management agreement requires Third Point LLC to invest our portfolio on substantially the same basis as its hedge funds, the purpose of which is to invest, long and short, in favorable risk-reward scenarios, Third Point LLC has a broad mandate and reserves the right to invest on behalf of our account in strategies and asset classes that may not be described above, but as to which Third Point LLC has determined are in the best interests of our account. Third Point LLC provides monthly and quarterly updates as to exposures and profit/loss attribution and any material changes in strategy are conveyed through such communications.

Risk Management. The entire process of portfolio creation as described above is an exercise in risk management. While Third Point LLC does not employ hard limits, such as “stop losses” or sector caps, in order to construct our portfolio, considerations such as value-at-risk, sector correlations, portfolio stress tests, factor risks and the like are continuously monitored, and portfolio changes are made on a real-time basis as a result of such analyses. In addition, investments for our account are subject to our investment guidelines.

Third Point LLC has developed risk management tools and formed a risk management committee, comprised of individuals from its business and investment team, to support in the monitoring and evaluation of risk in the portfolio. The risk management team of Third Point LLC works closely with Third Point LLC’s operations group and investment professionals to ensure that the risk profile of all investments is properly captured. Individual positions are sized based on probability-based estimates of upside and downside movements. The risk management tools, which may include those provided by third party risk management firms, are designed to ensure that material underlying portfolio risk data are available on a real-time basis for the risk management, research and trading teams to perform their various responsibilities.

Investment Portfolio

The following table represents the total long and short exposure and geographic exposure of our investment portfolio as managed by Third Point LLC, as of December 31, 2012 and March 31, 2013:

	March 31, 2013 Exposure			December 31, 2012 Exposure
	Long	Short	Net	Long	Short	Net
Long/Short Equity
Consumer	7.5%	-2.5%	5.0%	6.7%	-2.7%	4.0%
Energy & Utilities	4.4%	-1.6%	2.8%	6.3%	-2.4%	3.9%
Financials	6.7%	-1.1%	5.6%	10.4%	-0.9%	9.5%
Healthcare	2.3%	-2.6%	-0.3%	2.7%	-3.1%	-0.4%
Ind. & Comdty.	10.6%	-1.6%	9.0%	12.8%	-2.8%	10.0%
TMT	29.3%	-4.9%	24.4%	20.3%	-1.4%	18.9%
Market Hedges	6.2%	-9.7%	-3.5%	3.8%	-7.2%	-3.4%
Total L/S Equity	67.0%	-24.0%	43.0%	63.0%	-20.5%	42.5%
Credit
Distressed	8.6%	0.0%	8.6%	5.1%	0.0%	5.1%
Performing	9.8%	-8.3%	1.5%	12.9%	-4.8%	8.1%
ABS(1)	18.2%	-1.4%	16.8%	17.6%	-1.5%	16.1%
Total Credit	36.6%	-9.7%	26.9%	35.6%	-6.3%	29.3%[1]
Macro
Gold	4.3%	-0.5%	3.8%	5.5%	-0.6%	4.9%
Government	2.6%	-9.9%	-7.3%	4.3%	-19.5%	-15.2%
Tail Risk	9.3%	-5.8%	3.5%	0.1%	0.0%	0.1%
Total Macro	16.2%	-16.2%	0.0%	9.9%	-20.1%	-10.2%
Other
Risk Arbitrage	0.0%	0.0%	0.0%	1.2%	0.0%	1.2%
Currency(2)	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Total Other	0.0%	0.0%	0.0%	1.2%	0.0%	1.2%

(1)	Includes RMBS, CMBS, and related indices.
(2)	Gains and losses that are attributable to foreign currency price movements on portfolio positions vs. the U.S. dollar.

Geographic Exposure	March 31, 2013 Exposure			December 31, 2012 Exposure
	Long	Short	Net	Long	Short	Net
Americas	93%	-30%	63%	95%	-30%	65%
EMEA	14%	-12%	2%	14%	-11%	3%
Asia	13%	-8%	5%	1%	-6%	-5%

In managing our investment account, Third Point LLC assigns every investment position a sector, strategy and particular geographic category. The dollar exposure of each position under each category is aggregated and the exposure percentages listed in the exposure table represent the aggregate market exposure of a given category against the total net asset value of the account. Long and short exposure percentages represent the aggregate relative value of all long and short positions in a given category, respectively. Net exposure represents the short exposure subtracted from the long exposure in a given category. Third Point LLC reports the composition of our total managed portfolio on a market exposure basis, which it believes is the appropriate manner in which to assess the exposure and profile of investments and is the way in which it manages the portfolio. Under this methodology, the exposure for equity swaps and futures contracts are reported at their full notional amount. The notional amount of any derivative contract is the underlying value upon which payment obligations are computed. For an equity total return swap, for example, the notional amount is the number of shares underlying the swap multiplied by the market price of those shares. Options are reported at their delta adjusted basis. The delta of an equity option is the sensitivity of the option price to the underlying stock price. The delta adjusted basis is the number of shares underlying the option multiplied by the delta and the underlying stock price. Credit derivatives are reported in accordance with their equivalent underlying security exposure. Currency derivatives are reported at fair market value. Cash and cash equivalents are excluded from exposure calculations.

Investment Returns

A summary of our consolidated net investment income for the year ended December 31, 2012 and for the three months ended March 31, 2013 and March 31, 2012 is as follows:

	For the three months ended March 31,		For the year ended December 31, 2012
	2013	2012	2012	2011
	($ in thousands)
Change in net unrealized gains on investments and investment derivatives	$1,769	$22,802	$113,422	$—
Net realized gains on investments and investment derivatives	99,576	19,318	55,632	—
Dividend and interest income, net of withholding taxes	5,545	5,190	25,269	—
Interest and other net investment income (expenses)	(1,190)	(955)	(5,615)	—
Dividends paid on securities sold, not yet purchased	(270)	(294)	(1,629)	—
Management and performance fees	(24,832)	(12,213)	(50,211)	—

Net investment income from investments managed by Third Point LLC	80,598	33,848	136,868	—
Deposit liability allocation	(670)	—	(446)	—
Net gain on reinsurance contract derivatives	763	—	—	—

	$80,691	$33,848	$136,422	$—

The investment return is based on the total assets in our investment account managed by Third Point LLC, which includes the majority of our equity capital and collected premiums. Investment returns for the year ended December 31, 2012 and for the three months ended March 31, 2013 and 2012, net of all fees and expenses, is as follows:(1)

	For the three months ended March 31,		For the year ended December 31,
	2013	2012	2012
Third Point Reinsurance Company Ltd.	8.7%	4.5%	17.7%
S&P 500	10.0%	12.0%	16.0%

(1)	Past performance is not necessarily indicative of future results.

Investment Regulatory Concerns and Restrictions

Third Point LLC is involved regularly in trading activities which involve a broad number of U.S. and foreign securities law regimes, including laws governing trading on inside information, market manipulation and a broad number of technical trading requirements that involve fundamental market regulation policies. Violation of such laws could result in severe restrictions on Third Point LLC’s activities and, indirectly, damage to our investment portfolio and/or reputation as our Investment Management Agreement has limited termination provisions.

Third Point LLC’s failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions. The regulations that Third Point LLC is subject to are designed primarily to ensure the integrity of the financial markets. They are not designed to protect us or, indirectly, you. Even if a sanction imposed against Third Point LLC or one of its personnel by a regulator was for a small monetary amount, the adverse publicity related to such sanction against Third Point LLC by regulators could harm its reputation and, possibly, ours.

In recent years, there has been debate in both the U.S. and foreign governments about new rules or regulations to be applicable to alternative investment advisers, like Third Point LLC.

In August 2007, the SEC adopted a new rule intended to clarify the SEC’s authority to bring enforcement actions against investment advisers for fraud against investors and prospective investors in their funds (as opposed to fraud against the funds themselves). Although we do not believe the SEC’s rule has directly affected us, Third Point LLC and, accordingly, our investment strategy, may be adversely affected if new or revised legislation or regulations are enacted or by changes to existing rules and regulations of U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets.

It is possible that increased regulation of alternative investment advisers could adversely affect Third Point LLC’s ability to manage our investment portfolio or its ability to manage our portfolio pursuant to our existing investment strategy, which could cause us to alter our existing investment strategy and could significantly and negatively affect our business and results of operations. In addition, adverse publicity regarding alternative investment strategies generally, or Third Point LLC or its affiliates specifically, could negatively affect our business reputation and attractiveness as a counterparty to brokers and clients.

Other Trading Restrictions

Third Point LLC may from time to time place it or its affiliates’ representatives on creditors committees or boards of certain companies in which our portfolio is invested. While such representation may enable Third Point LLC to enhance the value of our investments, it may place trading restrictions on certain securities included in our investment portfolio.

Information Technology

We have a disaster recovery plan with respect to our information technology infrastructure that includes arrangements with an offshore data center. Our secondary off-island location for data systems back-up and recovery is located in Toronto, Canada, due to its non-correlated nature with Bermuda. The environment is configured to be live within one hour of a disaster scenario and supports all of the business capabilities of our primary Bermuda site.

Legal Proceedings

We are not currently involved in any litigation or arbitration. We anticipate that, similar to the rest of the reinsurance industry, we will be subject to litigation and arbitration from time to time in the ordinary course of business.

If we are subject to disputes in the ordinary course of our business we anticipate engaging in discussions with the parties to the applicable contract to seek to resolve the matter. If such discussions are unsuccessful, we anticipate invoking the dispute resolution provisions of the relevant contract, which typically provide for the parties to submit to arbitration or litigation, as applicable, to resolve the dispute.

Properties

We lease office space at Chesney House in Pembroke, Bermuda, pursuant to a two-year lease agreement. This two-year lease is scheduled to expire on November 30, 2013, with an option to renew for an additional three years. We believe for the foreseeable future this office space will be sufficient for us to conduct our operations.

Employees

As of July 16, 2013, we had 17 employees, 16 of whom were based in Bermuda and one of whom was based in the United Kingdom. We believe that our employee relations are good. None of our employees are subject to collective bargaining agreements, and we are not aware of any current efforts to implement such agreements.

CERTAIN REGULATORY CONSIDERATIONS

Bermuda Insurance Regulation

The Insurance Act of 1978

The Insurance Act of 1978, as amended, and related regulations of Bermuda (the “Insurance Act”), which regulates the insurance business of Third Point Re and the Catastrophe Reinsurer, provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the BMA. Under the Insurance Act insurance business includes reinsurance business. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the BMA may impose from time to time. The Insurance Act also grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies.

An insurance advisory committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA’s functions and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Classification of Insurers

The Insurance Act distinguishes between insurers carrying on long-term business, insurers carrying on general business and insurers carrying on special purpose business. There are six classifications of insurers carrying on general business, ranging from Class 1 insurers (pure captives) to Class 4 insurers (very large commercial underwriters). There is only one classification of special purpose insurer. Third Point Re is registered as a Class 4 insurer and the Catastrophe Reinsurer is registered as a special purpose insurer.

Classification as a Class 4 insurer

A body corporate is registrable as a Class 4 insurer where (i) it has at the time of its application for registration, or will have before it carries on insurance business, a total statutory capital and surplus of not less than $100,000,000; and (ii) it intends to carry on general insurance business, including excess liability business or property catastrophe reinsurance business. Class 4 insurers are required to maintain fully paid-up share capital of $1,000,000.

Classification as a Special Purpose Insurer

A special purpose insurer (“SPI”) means an insurer that carries on special purpose business. Special purpose business is defined under the Insurance Act as insurance business under which an insurer fully funds its liabilities to the persons insured through (a) the proceeds of any one or more of (i) a debt issuance where the repayment rights of the providers of such debt are subordinated to the rights of the person insured, or (ii) some other financing mechanism approved by the BMA; (b) cash; and (c) time deposits.

Principal Representative and Principal Office

Third Point Re and the Catastrophe Reinsurer are each required to maintain a principal office and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal office of

Third Point Re is at our principal executive offices in Bermuda, and Third Point Re’s principal representative is John Berger. The principal office of the Catastrophe Reinsurer is at The Waterfront, Chesney House, 96 Pitts Bay Road, Pembroke, HM 08 Bermuda and the Catastrophe Reinsurer’s principal representative is Prime Management Limited. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days’ notice in writing to the BMA is given of the intention to do so.

It is the duty of the principal representative to forthwith notify the BMA where the principal representative believes there is a likelihood of the insurer (for which the principal representative acts) becoming insolvent or that a reportable “event” has, to the principal representative’s knowledge, occurred or is believed to have occurred. Examples of a reportable “event” include a failure by Third Point Re to comply substantially with a condition imposed upon it by the BMA relating to a solvency margin or a liquidity or other ratio, a significant loss likely to cause the insurer to fail to comply with its enhanced capital requirement (discussed below) and the occurrence of a “material change” (as such term is defined under the Insurance Act) in its business operations.

Within 14 days of such notification to the BMA, the principal representative must furnish the BMA with a written report setting out all the particulars of the case that are available to the principal representative.

Loss Reserve Specialist

As a Class 4 insurer, Third Point Re must appoint an individual approved by the BMA to be its loss reserve specialist. In order to qualify as an approved loss reserve specialist, the applicant must be an individual and possess adequate professional qualifications as a casualty actuary and/or possess adequate experience to assess the sufficiency of insurance reserves of the insurer. The Class 4 insurer is required to submit annually an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss expense provisions.

As an SPI, the Catastrophe Reinsurer is not required to appoint a loss reserve specialist.

Annual Financial Statements

As a Class 4 insurer, Third Point Re must prepare and submit, on an annual basis, both audited U.S. GAAP and statutory financial statements.

The Catastrophe Reinsurer, as an SPI, must prepare and submit annual statutory financial statements, unless an application has been filed under the Insurance Act to have the statutory filing requirement waived. Where such a waiver has been granted, the BMA will accept unaudited management accounts from the SPI prepared in accordance with generally accepted accounting principles (GAAP) or international financial reporting standards that apply in Bermuda, Canada, the United Kingdom or the United States of America. The Catastrophe Reinsurer is also required to provide the BMA with a copy of the unaudited management statement accounts as soon as practicable after the same have been submitted to the participants and, at a minimum, within four months at the end of each financial year.

The Insurance Act prescribes rules for the preparation and substance of statutory financial statements (which include, in statutory form, a balance sheet, income statement, a statement of capital and surplus, and notes thereto). The statutory financial statements include detailed information and analysis regarding premiums, claims, reinsurance and investments of the insurer. In addition, as a Class 4 insurer, Third Point Re is also required to prepare and submit to the BMA financial statements which have been prepared under generally accepted accounting principles or international financial reporting standards (“GAAP financial statements”).

As a Class 4 insurer, Third Point Re’s annual U.S. GAAP and statutory financial statements are required to be filed with the BMA within four months from the end of the relevant financial year (unless specifically extended).

The statutory financial statements do not form part of the public records maintained by the BMA but the GAAP financial statements are available for public inspection.

Annual Statutory Financial Return and Annual Capital and Solvency Return

Third Point Re, as a Class 4 insurer, and the Catastrophe Reinsurer, as an SPI, are required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended) unless the Catastrophe Reinsurer has filed and obtained a waiver, as outlined above. The statutory financial return includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, a general business, or special purpose business, as applicable, solvency certificate, the statutory financial statements themselves and the opinion of the loss reserve specialist.

The principal representative and at least two directors of the insurer must sign the solvency certificate. The directors are required to certify whether the minimum solvency margin has been met, and the independent approved auditor is required to state whether in its opinion it was reasonable for the directors to make this certification.

Where an insurer’s accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

In addition, each year Third Point Re, as a Class 4 insurer, is also required to file with the BMA a capital and solvency return along with its annual financial statutory return. The prescribed form of capital and solvency return comprises the insurer’s Bermuda Solvency Capital Requirement (“BSCR”) model or an approved internal capital model in lieu thereof (more fully described below), a schedule of fixed income investments by rating categories, a schedule of net loss and loss expense provisions by line of business, a schedule of premiums written by line of business, a schedule of risk management, a schedule of fixed income securities, a schedule of commercial insurer’s solvency self assessment (CISSA), a schedule of catastrophe risk return, a schedule of loss triangles or reconciliation of net loss reserves and a schedule of eligible capital.

Neither the statutory financial return nor the capital and solvency return is available for public inspection.

Quarterly Financial Statements

Third Point Re, as a Class 4 insurer not being otherwise subject to group supervision (described below), is required to prepare and file quarterly financial returns with the BMA on or before the last day of the months May, August and November of each year. The quarterly financial returns consist of (i) quarterly unaudited financial statements for each financial quarter (which must minimally include a balance sheet and income statement and must also be recent and not reflect a financial position that exceeds two months) and (ii) a list and details of material intra-group transactions and risk concentrations that have materialized since the most recent quarterly or annual financial returns, details surrounding all intra-group reinsurance and retrocession arrangements and other intra-group risk transfer insurance business arrangements that have materialized since the most recent quarterly or annual financial returns and details of the ten largest exposures to unaffiliated counterparties and any other unaffiliated counterparty exposures exceeding 10% of the insurer’s statutory capital and surplus. Quarterly financial statements are not required where the Class 4 insurer is subject to group supervision.

Independent Approved Auditor

Third Point Re, as a Class 4 insurer, must appoint an independent auditor who will annually audit and report on the insurer’s GAAP financial statements, its statutory financial statements and its statutory financial returns, each of which are required to be filed annually with the BMA. The auditor must be approved by the BMA as the independent auditor of the insurer. If the insurer fails to appoint an approved auditor or at any time fails to fill a vacancy for such auditor, the BMA may appoint an approved auditor for the insurer and shall fix the remuneration to be paid to the approved auditor within 14 days, if not agreed sooner by the insurer and the auditor.

The Catastrophe Reinsurer, as an SPI, may file an application under the Insurance Act to have this requirement waived, as outlined above.

Non-insurance Business

Third Point Re, as a Class 4 insurer may not engage in non-insurance business unless that non-insurance business is ancillary to its core business. Non-insurance business means any business other than insurance business and includes carrying on investment business, managing an investment fund as operator, carrying on business as a fund administrator, carrying on banking business, underwriting debt or securities or otherwise engaging in investment banking, engaging in commercial or industrial activities and carrying on the business of management, sales or leasing of real property. Third Point Re, as a Class 4 insurer registered before December 31, 2012, will be permitted to continue engaging in non-insurance business but must discontinue doing so not later than year-end 2016.

Minimum Liquidity Ratio

The Insurance Act provides a minimum liquidity ratio for general business. As an insurer engaged in general business, Third Point Re is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable and funds held by ceding reinsurers.

There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans.

The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined) and letters of credit and guarantees.

Minimum Solvency Margin and Enhanced Capital Requirements

The Insurance Act provides that the value of the statutory assets of a Class 4 insurer must exceed the value of its statutory liabilities by an amount greater than its prescribed minimum solvency margin (“MSM”).

The MSM that must be maintained by a Class 4 insurer with respect to its general business is the greater of (i) $100 million, or (ii) 50% of net premium written (with a credit for reinsurance ceded not exceeding 25% of gross premiums) or (iii) 15% of net discounted aggregate loss and loss expense provisions and other insurance reserves.

The Insurance Act provides that an SPI is required to maintain a minimum solvency margin by which the value of the special purpose business assets must exceed its special purpose business liabilities by at least $1.

Class 4 insurers are also required to maintain available statutory capital and surplus at a level equal to or in excess of its enhanced capital requirement (“ECR”) which is established by reference to either the BSCR model or an approved internal capital model.

The BSCR model is a risk-based capital model which provides a method for determining an insurer’s capital requirements (statutory capital and surplus) by taking into account the risk characteristics of different aspects of the insurer’s business. The BSCR formulae establish capital requirements for eight categories of risk: fixed income investment risk, equity investment risk, interest rate/liquidity risk, premium risk, reserve risk, credit risk, catastrophe risk and operational risk. For each category, the capital requirement is determined by applying factors to asset, premium, reserve, creditor, probable maximum loss and operation items, with higher factors applied to items with greater underlying risk and lower factors for less risky items.

While not specifically referred to in the Insurance Act, the BMA has also established a target capital level (“TCL”) for each Class 4 insurer equal to 120% of its ECR. While a Class 4 insurer is not currently required to maintain its statutory capital and surplus at this level, the TCL serves as an early warning tool for the BMA and failure to maintain statutory capital at least equal to the TCL will likely result in increased regulatory oversight.

Any Class 4 insurer which at any time fails to meet its MSM requirements must, upon becoming aware of such failure, immediately notify the BMA and, within 14 days thereafter, file a written report with the BMA containing particulars of the circumstances that gave rise to the failure and setting out its plan detailing specific actions to be taken and the expected timeframe in which the company intends to rectify the failure.

Any Class 4 insurer which at any time fails to meet its enhanced capital requirement applicable to it shall upon becoming aware of that failure, or of having reason to believe that such a failure has occurred, immediately notify the BMA in writing and within 14 days of such notification file with the BMA a written report containing particulars of the circumstances leading to the failure; and a plan detailing the manner, specific actions to be taken and time within which the insurer intends to rectify the failure and within 45 days of becoming aware of that failure, or of having reason to believe that such a failure has occurred, furnish the BMA with (i) unaudited interim statutory financial statements covering such period as the BMA may require; (ii) the opinion of a loss reserve specialist where applicable; (iii) a general business solvency certificate in respect of the financial statements; and (iv) a capital and solvency return reflecting an enhanced capital requirement prepared using post failure data where applicable.

Eligible Capital

To enable the BMA to better assess the quality of the insurer’s capital resources, a Class 4 insurer is required to disclose the makeup of its capital in accordance with the recently introduced ‘3-tiered capital system’. Under this system, all of the insurer’s capital instruments will be classified as either basic or ancillary capital which in turn will be classified into one of 3 tiers based on their “loss absorbency” characteristics. Highest quality capital will be classified as Tier 1 Capital, lesser quality capital will be classified as either Tier 2 Capital or Tier 3 Capital. Under this regime, up to certain specified percentages of Tier 1, Tier 2 and Tier 3 Capital may be used to support the insurer’s MSM, ECR and TCL.

The characteristics of the capital instruments that must be satisfied to qualify as Tier 1, Tier 2 and Tier 3 Capital are set out in the Insurance (Eligible Capital) Rules 2012, and any amendments thereto. Under these rules, Tier 1, Tier 2 and Tier 3 Capital may, until January 1, 2024, include capital instruments that do not satisfy the requirement that the instrument be non-redeemable or settled only with the issuance of an instrument of equal or higher quality upon a breach, or if it would cause a breach, of the ECR.

Where the BMA has previously approved the use of certain instruments for capital purposes, the BMA’s consent will need to be obtained if such instruments are to remain eligible for use in satisfying the MSM and the ECR.

Code of Conduct

Every Bermuda registered insurer must comply with the Insurance Code of Conduct (the “Code”) which prescribes the duties and standards that must be complied with to ensure sound corporate governance, risk management and internal controls are implemented. The BMA will assess an insurer’s compliance with the Code in a proportionate manner relative to the nature, scale and complexity of its business. Failure to comply with the requirements of the Code will be taken into account by the BMA in determining whether an insurer is conducting its business in a sound and prudent manner as prescribed by the Insurance Act and may result in the BMA exercising its powers of intervention and investigation (see below) and, in the case of Third Point Re, as a Class 4 insurer, will be a factor in calculating the operational risk charge under the insurer’s BSCR or approved internal model.

Restrictions on Dividends and Distributions

A Class 4 insurer is prohibited from declaring or paying a dividend if it is in breach of its MSM, ECR or minimum liquidity ratio or if the declaration or payment of such dividend would cause such a breach. An SPI is prohibited from declaring or paying any dividend during any financial year if it is in breach of its minimum solvency margin or if the declaration or payment of such dividends would cause it to fail to meet such minimum margin. Where a Class 4 insurer fails to meet its MSM or minimum liquidity ratio or an SPI fails to meet its minimum solvency margin on the last day of any financial year, it is prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.

In addition, a Class 4 insurer is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the BMA an affidavit signed by at least 2 directors (one of whom must be a Bermuda resident director if any of the insurer’s directors are resident in Bermuda) and the principal representative stating that it will continue to meet its solvency margin and minimum liquidity ratio. Where such an affidavit is filed, it shall be available for public inspection at the offices of the BMA.

Reduction of Capital

Third Point Re, as a general business insurer may not reduce its total statutory capital by 15% or more, as set out in its previous year’s financial statements, unless it has received the prior approval of the BMA. Total statutory capital consists of the insurer’s paid in share capital, its contributed surplus (sometimes called additional paid in capital) and any other fixed capital designated by the BMA as statutory capital (such as letters of credit).

As a Class 4 insurer, where Third Point Re seeks to reduce its statutory capital by 15% or more, as set out in its previous year’s financial statements, it must also submit an affidavit signed by at least 2 directors (one of whom must be a Bermuda resident director if any of the company’s directors are resident in Bermuda) and the principal representative stating that the proposed reduction will not cause the company to fail its relevant margins. Where such an affidavit is filed, it shall be available for public inspection at the offices of the BMA.

Fit and Proper Controllers

The BMA maintains supervision over the controllers of all registered insurers in Bermuda. A controller includes (i) the managing director of the registered insurer or its parent company; (ii) the chief executive of the registered insurer or of its parent company; (iii) a shareholder controller; and, (iv) any person in accordance with whose directions or instructions the directors of the registered insurer or of its parent company are accustomed to act.

The definition of shareholder controller is set out in the Insurance Act but generally refers to (i) a person who holds 10% or more of the shares carrying rights to vote at a shareholders’ meeting of the registered insurer or its parent company, or (ii) a person who is entitled to exercise 10% or more of the voting power at any shareholders’ meeting of such registered insurer or its parent company, or (iii) a person who is able to exercise significant influence over the management of the registered insurer or its parent company by virtue of its shareholding or its entitlement to exercise, or control the exercise of, the voting power at any shareholders’ meeting.

A shareholder controller that owns 10% or more but less than 20% of the shares as described above is defined as a 10% shareholder controller; a shareholder controller that owns 20% or more but less than 33% of the shares as described above is defined as a 20% shareholder controller; a shareholder controller that owns 33% or more but less than 50% of the shares as described above is defined as a 33% shareholder controller; and a shareholder controller that owns 50% or more of the shares as described above is defined as a 50% shareholder controller.

Where the shares of the shareholder of a registered insurer, or the shares of its parent company, are traded on a recognised stock exchange, and such person becomes a 10%, 20%, 33% or 50% shareholder controller of the insurer, that person shall, within 45 days, notify the BMA in writing that he has become such a controller.

Where the shares of a shareholder or prospective shareholder of an insurer, or the shares of its parent company, are not traded on a recognised stock exchange (ie. private companies), the Insurance Act prohibits such person from becoming a shareholder controller unless he has first served on the BMA notice in writing stating that he intends to become such a controller and the BMA has either, before the end of 45 days following the date of notification, provided notice to the proposed controller that it does not object to his becoming such a controller or the full 45 days has elapsed without the BMA filing an objection.

Any person who contravenes the Insurance Act by failing to give notice or knowingly becoming a controller of any description before the required 45 days has elapsed is guilty of an offence and liable to a fine of $25,000 on summary conviction.

The BMA may file a notice of objection to any person who has become a controller of any description where it appears that such person is not, or is no longer, a fit and proper person to be a controller of the registered insurer. Before issuing a notice of objection, the BMA is required to serve upon the person concerned a preliminary written notice stating the BMA’s intention to issue formal notice of objection. Upon receipt of the preliminary written notice, the person served may, within 28 days, file written representations with the BMA which shall be taken into account by the BMA in making its final determination. Any person who continues to be a controller of any description after having received a notice of objection shall be guilty of an offence and shall be liable on summary conviction to a fine of $25,000 (and a continuing fine of $500 per day for each day that the offence is continuing) or, if convicted on indictment, to a fine of $100,000 and/or 2 years in prison.

Notification by Registered Person of Change of Controllers and Officers

All registered insurers are required to give written notice to the BMA of the fact that a person has become, or ceased to be, a controller or officer of the registered insurer within 45 days of becoming aware of such fact. An officer in relation to a registered insurer means a director, chief executive or senior executive performing duties of underwriting, actuarial, risk management, compliance, internal audit, finance or investment matters.

Notification of Material Changes

All registered insurers are required to give notice to the BMA of their intention to effect a material change within the meaning of the Insurance Act. For the purposes of the Insurance Act, the following changes are material: (i) the transfer or acquisition of insurance business being part of a scheme falling under section 25 of the Insurance Act or section 99 of the Companies Act, (ii) the amalgamation with or acquisition of another firm, (iii) engaging in unrelated business that is retail business, (iv) the acquisition of a controlling interest in an undertaking that is engaged in non-insurance business which offers services and products to persons who are not affiliates of the insurer, (v) outsourcing all or substantially all of the company’s actuarial, risk management and internal audit functions, (vi) outsourcing all or a material part of an insurer’s underwriting activity, (vii) the transfer other than by way of reinsurance of all or substantially all of a line of business, and (viii) the expansion into a material new line of business.

No registered insurer shall take any steps to give effect to a material change unless it has first served notice on the BMA that it intends to effect such material change and before the end of 14 days, either the BMA has notified such company in writing that it has no objection to such change or that period has lapsed without the BMA having issued a notice of objection.

Before issuing a notice of objection, the BMA is required to serve upon the person concerned a preliminary written notice stating the BMA’s intention to issue formal notice of objection. Upon receipt of the preliminary written notice, the person served may, within 28 days, file written representations with the BMA which shall be taken into account by the BMA in making its final determination.

Group Supervision

The BMA may, in respect of an insurance group, determine whether it is appropriate for it to act as its group supervisor. An insurance group is defined as a group of companies that conducts exclusively, or mainly, insurance business. The BMA may make such determination where it ascertains that (i) the group is headed by a “specified insurer” (that is to say, it is headed by either a Class 3A, Class 3B or Class 4 general business insurer or a Class C, Class D or Class E long term insurer or another class of insurer designated by order of the BMA); or (ii) where the insurance group is not headed by a “specified insurer”, where it is headed by a parent company which is incorporated in Bermuda or (iii) where the parent company of the group is not a Bermuda company, in circumstances where the BMA is satisfied that the insurance group is directed and managed from Bermuda or the insurer with the largest balance sheet total is a specified insurer.

Where the BMA determines that it should act as the group supervisor, it shall designate a specified insurer that is a member of the insurance group to be the designated insurer (the “Designated Insurer”) and it shall give to the Designated Insurer and other competent authorities written notice of its intention to act as group supervisor. Once the BMA has been designated as group supervisor, the Designated Insurer must ensure that an approved group actuary is appointed to provide an opinion as to the adequacy of the insurance group’s insurance reserves as reported in its group statutory financial statements.

Pursuant to its powers under the Insurance Act, the BMA will maintain a register of particulars for every insurance group for which it acts as the group supervisor detailing, among other things, the names and addresses of the Designated Insurer; each member company of the insurance group falling within the scope of group supervision; the principal representative of the insurance group in Bermuda; other competent authorities supervising other member companies of the insurance group; and the insurance group auditors. The Designated Insurer must notify the BMA of any changes to the above details entered on the register of an insurance group.

As group supervisor, the BMA will perform a number of supervisory functions including (i) coordinating the gathering and dissemination of information which is of importance for the supervisory task of other competent authorities; (ii) carrying out a supervisory review and assessment of the insurance group; (iii) carrying out an assessment of the insurance group’s compliance with the rules on solvency, risk concentration, intra-group transactions and good governance procedures; (iv) planning and coordinating, with other competent authorities, supervisory activities in respect of the insurance group, both as a going concern and in emergency situations; (v) coordinating any enforcement action that may need to be taken against the insurance group or any of its members; and (vi) planning and coordinating meetings of colleges of supervisors (consisting of insurance regulators) in order to facilitate the carrying out of the functions described above.

In carrying out its functions, the BMA may make rules for (i) assessing the financial situation and the solvency position of the insurance group and/or its members and (ii) regulating intra-group transactions, risk concentration, governance procedures, risk management and regulatory reporting and disclosure.

We are not currently subject to group supervision, but the BMA may exercise its authority to act as our group supervisor in the future.

Supervision, Investigation, Intervention and Disclosure

The BMA may, by notice in writing served on an insurer or a designated insurer (as described in “Group Supervision” above), require the insurer or designated insurer to provide such information and/or documentation as the BMA may reasonably require with respect to matters that are likely to be material to the performance of its supervisory functions under the Insurance Act. In addition, it may require such person’s auditor, underwriter, accountant or any other person with relevant professional skill to prepare a report on any aspect pertaining thereto. In the case of a report, the person so appointed shall immediately give the BMA written notice of any fact or matter of which he becomes aware or which indicates to him that any condition attaching to his registration under the Insurance Act is not or has not or may not be or may not have been fulfilled and that such matters are likely to be material to the performance of its functions under the Insurance Act. If it appears to the BMA to be desirable in the interests of the clients of an insurer or relevant insurance group, the BMA may also exercise these powers in relation to subsidiaries, parent companies and other affiliates of the insurer or designated insurer.

If the BMA deems it necessary to protect the interests of the policyholders or potential policyholders of an insurer or insurance group, it may appoint one or more competent persons to investigate and report on the nature, conduct or state of the insurer’s or the insurance group’s business, or any aspect thereof, or the ownership or control of the insurer or insurance group. If the person so appointed thinks it necessary for the purposes of his investigation, he may also investigate the business of any person who is or has been at any relevant time, a member of the insurance group or of a partnership of which the person being investigated is a member. In this regard, it shall be the duty of every person who is or was a controller, officer, employee, agent, banker, auditor, accountant, barrister and attorney or insurance manager to produce to the person appointed such documentation as he may reasonably require for purposes of his investigation, and to attend and answer questions relevant to the investigation and to otherwise provide such assistance as may be necessary in connection therewith.

Where the BMA suspects that a person has failed to properly register under the Insurance Act or that an insurer or designated insurer has failed to comply with a requirement of the Insurance Act or that a person is not, or is no longer, a fit and proper person to perform functions in relation to a regulated activity, it may, by notice in writing, carry out an investigation into such person (or any other person connected thereto). In connection therewith, the BMA may require every person who is or was a controller, officer, employee, agent, banker, auditor, accountant, barrister and attorney or insurance manager to make a report and produce such documents in his care, custody and control and to attend before the BMA to answer questions relevant to the BMA’s investigation and to take such actions as the BMA may direct. The BMA may also enter any premises for the purposes of carrying out its investigation and may petition the court for a warrant if it believes a person has failed to comply with a notice served on him or there are reasonable grounds for suspecting the completeness of any information or documentation produced in response to such notice or that its directions will not be complied with or that any relevant documents would be removed, tampered with or destroyed.

If it appears to the BMA that the business of the insurer is being so conducted that there is a significant risk of the insurer becoming insolvent, or that the insurer is in breach of the Insurance Act or any conditions imposed upon its registration, or the minimum criteria stipulated in the Insurance Act is not or has not been fulfilled in respect of a registered insurer, or that a person has become a controller without providing the BMA with the appropriate notice or in contravention of a notice of objection, or the registered insurer is in breach of its ECR, or that a designated insurer is in breach of any provision of the Insurance Act or the regulations or rules applicable to it, the BMA may issue such directions as appear desirable for safeguarding the interests of policyholders or potential policyholders of the insurer or the insurance group. The BMA may direct an insurer, for itself and in its capacity as designated insurer of the insurance group of which it is a member, (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer’s liabilities, (3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of, a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments, (7) to limit its premium income, (8) not to enter into specified transactions with any specified person or persons of a specified class, (9) to provide such written particulars relating to the financial circumstances of the insurer as the BMA thinks fit, (10) (as an individual insurer only and not in its capacity as designated insurer) to obtain the opinion of a loss reserve specialist and submit it to the BMA and/or (11) to remove a controller or officer.

The BMA has the power to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda if it is satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities and that such cooperation is in the public interest. The grounds for disclosure by the BMA to a foreign regulatory authority without consent of the insurer are limited and the Insurance Act provides for sanctions for breach of the statutory duty of confidentiality.

Cancellation of Insurer’s Registration

An insurer’s registration may be cancelled by the BMA on certain grounds specified in the Insurance Act. Failure by the insurer to comply with its obligations under the Insurance Act or if, the BMA believes that the insurer has not been carrying on business in accordance with sound.

In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to the BMA. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides for sanctions for breach of the statutory duty of confidentiality.

Certain Other Bermuda Law Considerations

All Bermuda “exempted companies” are exempt from certain Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians. However, exempted companies may not participate in certain business transactions, including (i) the acquisition or holding of land in Bermuda except that required for their business and held by way of lease or tenancy for terms of not more than 50 years or, with the consent of the Minister of Finance, land which is used to provide accommodation or recreational facilities for officers and our employees for a term not exceeding 21 years, (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister, (iii) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or securities issued by Bermuda public authorities or, (iv) the carrying on of business of any kind in Bermuda, except in furtherance of the business carried on outside Bermuda or under license granted by the Minister. Generally it is not permitted without a special license granted by the Minister to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.

All Bermuda companies must comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. A company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the company’s assets would thereby be less than its liabilities.

United States Insurance Regulation

Third Point Re is licensed in Bermuda to write reinsurance and is not admitted to do business in any jurisdiction in the United States or in any country other than Bermuda. The insurance laws of each state of the United States and of many foreign countries regulate the sale of insurance and reinsurance within their jurisdictions by alien insurers and reinsurers, such as Third Point Re.

Third Point Re currently intends to conduct its business so as not to be subject to the licensing requirements of insurance regulators in the United States or elsewhere (other than Bermuda). Many aspects of the activities of Third Point Re are similar to those employed by other non-admitted reinsurers that provide reinsurance to U.S. and other ceding companies. There can be no assurance, however, that insurance regulators in the United States or elsewhere will not review the activities of Third Point Re and claim that Third Point Re is subject to such jurisdiction’s licensing requirements.

In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers are subject to indirect regulatory requirements imposed by jurisdictions in which their ceding companies are licensed through the “credit for reinsurance” mechanism. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the insurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums and loss reserves and loss adjustment expense reserves ceded to the reinsurer.

In the United States, many states allow credit for reinsurance ceded to a reinsurer that is domiciled and licensed in another state of the United States and meets certain financial requirements. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited. The great majority of states, however, permit the reduction in statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to be offset to the extent that the reinsurer provides a letter of credit or other acceptable security arrangement, and a few states reduce the amount of security to be posted based on a number of factors, including the credit rating given to a reinsurer from a U.S.-nationally recognized statistical rating organization.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of July 16, 2013:

Name	Age	Position
John R. Berger	61	Chairman of the Board, Chief Executive Officer and Chief Underwriting Officer
Christopher L. Collins	39	Director
Steven E. Fass	67	Director
Mary R. Hennessy	61	Director
William L. Spiegel	51	Director
Joshua L. Targoff	44	Director
J. Robert Bredahl	50	Chief Financial Officer and Chief Operating Officer
Manoj K. Gupta	37	SVP, Underwriting; and Lead Portfolio Manager, Third Point Reinsurance Investment Management Ltd.
Daniel V. Malloy	53	Executive Vice President—Underwriting
Tonya L. Marshall	42	Executive Vice President, General Counsel and Secretary
Michael McKnight	52	Chief Actuary and Chief Risk Officer
Anthony Urban	52	Executive Vice President—Underwriting

John R. Berger—Mr. Berger is our Chairman, Chief Executive Officer and Chief Underwriting Officer and has served in this position since December 22, 2011. Mr. Berger is an insurance industry veteran with over thirty years of experience, the majority of which was spent as the principal executive officer of three successful reinsurance companies.

Mr. Berger served as Chief Executive Officer, Reinsurance and Vice Chairman of the Board of Alterra Capital Holdings Limited (previously known as “Max Capital Group Ltd.”) from May 2010. He also served as Chairman of Alterra Reinsurance Limited (previously known as “Harbor Point Re Limited”), Chief Executive Officer of Alterra Capital Services Inc. (previously known as “Harbor Point Services, Inc.”), and a Director of Alterra Agency Limited (“Harbor Point Agency Limited”), New Point III Limited and New Point Re III Limited. From August 1998 to December 2005, he was the Chief Executive Officer and President of Chubb Re, Inc.

From November 1983 to August 1998, he held various positions at F&G Re including Chief Executive Officer and President. Following the acquisition of USF&G by The St. Paul Companies in April 1998 until August 1998, he served as President of the North American Treaty operation of St. Paul Re and President of F&G Re. Prior to 1983, Mr. Berger was an Underwriter at General Re and Prudential Reinsurance.

Mr. Berger is a Member of the Board of Directors of the Reinsurance Association of America. He earned an undergraduate degree in Economics from Princeton University and an MBA from Rutgers University.

Christopher L. Collins—Mr. Collins has served as a director of Third Point Reinsurance Ltd. since December 2011. Mr. Collins joined Kelso in 2001 and has been a Managing Director since 2009. He spent the preceding two years at the Stanford Graduate School of Business earning his M.B.A. degree in 2001. He spent the previous three years as an Analyst at Stonington Partners. He received a B.A. in English with honors from Duke University in 1996. Mr. Collins is currently a director of Audio Visual Services Corporation, Augusta Sportswear, Inc., Cronos Ltd., HCBF Holding Company, Inc., iGPS Company LLC, MainLine Management LLC (an affiliate of Buckeye Partners, L.P.), Renfro Corporation, and Wilton Re Holdings Limited.

Steven E. Fass—Mr. Fass’s insurance career has spanned nearly 38 years. Mr. Fass currently serves as a director of RITC Syndicate Managers, a London based run off specialist. He retired in 2008 as the President and Chief Executive Officer of the White Mountains Insurance Group Ltd. From 1984 through 2006 he was the

President and Chief Executive Officer of White Mountains Re, and its predecessor companies Folksamerica Holding Company and Folksamerica Reinsurance Company. He joined Folksamerica in 1980 as its Vice President, Treasurer and Chief Financial Officer. Prior to joining Folksamerica he held various positions at American Re and Skandia America Re. Mr. Fass has held numerous directorships including Chairman of White Mountains Re, Chairman of Fund American Reinsurance Company Ltd., Chairman of Sirius International Insurance Company Ltd. and Chairman of Esurance Insurance Company. He was a director of both White Mountains (2000-2008) and One Beacon Insurance Group, both public companies.

Mary R. Hennessy—Ms. Hennessy is currently an independent consultant to the property and casualty insurance and reinsurance industry, which was her occupation from 2002 through 2008. From 2008 to 2010, she served as chief executive officer of GMAC Insurance—Personal Lines. From 2000-2002, Ms. Hennessy served as the chief executive officer, president and member of the board of directors of Overseas Partners, Ltd. From 1997 to 1999, she served as president, chief operating officer, and as a member of TIG Holdings, Inc.’s board of directors after serving as the executive vice president and chief underwriting officer from 1996 to 1997. From 1988 to 1996, Ms. Hennessy held various positions with American Re Corporation. Ms. Hennessy previously served as a Director of Global Indemnity plc. She currently serves on the board of directors of GeoVera Insurance Holdings, Ltd. and serves as the chair of its audit committee. She has previously served on the board of directors and audit committees of Bristol West Holdings, Inc. and Syncora Holdings Ltd. (formerly Security Capital Assurance Ltd.), and represented Overseas Partners, Ltd. on the board of Annuity & Life Re Holdings, Ltd., all of which were listed on the New York Stock Exchange at the time.

Ms. Hennessy received a B.A. in Mathematics from the College of St. Elizabeth. She is a fellow of the Casualty Actuarial Society.

William L. Spiegel—Mr. Spiegel is a founding partner and a Managing Director of Pine Brook and is responsible for managing its financial services investing activities. He is also a member of the Investment Committee. Mr. Spiegel currently represents Pine Brook as a director of AloStar Bank of Commerce, Aurigen Capital Limited, Essent Group Ltd., Global Atlantic Financial Group, Green Bancorp, Inc. and Syndicate Holding Corp. Mr. Spiegel has 23 years of private equity investment experience. Prior to joining Pine Brook, he was with The Cypress Group from its inception in 1994 until 2006. Prior to joining The Cypress Group, Mr. Spiegel worked in the Merchant Banking Group at Lehman Brothers. He has served on the board of directors of numerous companies, including four publicly traded corporations. He is currently a director of Lancashire Holdings Limited, a global provider of specialty insurance products.

Mr. Spiegel holds a B.Sc. in Economics from The London School of Economics and Political Science, an M.A. in Economics from the University of Western Ontario and an M.B.A. from The University of Chicago.

Joshua L. Targoff—Mr. Targoff is a Partner and Chief Operating Officer and General Counsel of Third Point LLC. Mr. Targoff received an A.B. from Brown University in 1991 and a J.D. from Yale Law School in 1996. From 1996 to 2003 he was an associate in the law firm of Debevoise & Plimpton, LLP. From 2003 to 2008, Mr. Targoff served in the legal department of Jefferies & Company, Inc., most recently as General Counsel of Investment Banking. In May of 2008 Mr. Targoff joined Third Point, as General Counsel, and was promoted to Chief Operating Officer in 2009. Mr. Targoff serves as a director of Third Point Offshore Fund, Ltd. and Third Point Ultra Ltd.

J. Robert Bredahl—Mr. Bredahl is our Chief Financial Officer and Chief Operating Officer and has served in these positions since February 2012. Prior to joining Third Point Re in February 2012, Mr. Bredahl was the Chief Executive Officer of Aon Benfield Securities, Aon’s Investment Banking Group, and the President of the Americas division of Aon Benfield, the premier reinsurance intermediary and capital advisor from November 2008 to January 2012. Prior to Aon’s acquisition of Benfield in November 2008, Mr. Bredahl held various senior level positions at Benfield and at the time of acquisition was CEO of Benfield U.S. Inc. and CEO of Benfield advisory. Prior to joining Aon Benfield in March 2002, he served as Chief Executive Officer of Inreon PLC and

Managing Director and Head of U.S. Derivative Sales for Barclays Capital. Mr. Bedahl earned a Bachelor of Arts degree in Economics from Middlebury College. While at Aon Benfield Securities he held several securities licenses including the Series 24, Series 7, and Series 63.

Manoj K. Gupta—Mr. Gupta has held the position of SVP, Underwriting at Third Point Reinsurance Ltd. since April 16, 2012 and the position of Lead Portfolio Manager, Third Point Reinsurance Investment Management Ltd., since June 15, 2012. Prior to joining Third Point Re, Mr. Gupta was the lead portfolio manager for catastrophe reinsurance at Goldman Sachs Asset Management (“GSAM”), one of the world’s largest asset management firms and a subsidiary of Goldman Sachs Group. During his tenure at GSAM from October 2006 until April 2012, Mr. Gupta launched three standalone catastrophe risk funds and also placed reinsurance risk within the firm’s multi-strategy hedge funds. Prior to joining GSAM, Mr. Gupta was a leader of reinsurance broker Benfield’s alternative capacity and credit risk solutions efforts. Prior to joining Benfield in April 2003, Mr. Gupta was head of business development and strategic planning at Inreon, a reinsurance trading platform co-sponsored by Swiss Re and Munich Re, and a management consultant for McKinsey & Company. Mr. Gupta graduated from University of Waterloo, Canada with a Bachelor of Applied Science in Electrical Engineering.

Daniel V. Malloy—Mr. Malloy is our Executive Vice President—Underwriting, a position he has served in since January 23, 2012. Prior to joining Third Point Reinsurance Ltd., Dan Malloy worked at Aon Benfield from 2003 co-leading the Specialty Lines practice groups, which were responsible for providing clients and brokers with primary and reinsurance market updates, peer analytics, new product ideas, growth initiatives and placement assistance. Specialty Lines includes the casualty, professional liability, surety, workers’ compensation, property risk, environmental, structured reinsurance and MGA practices. Mr. Malloy has almost 32 years of reinsurance experience including 10 years of structured reinsurance underwriting.

Before joining Aon Benfield, he was President and a board member of Stockton Reinsurance Ltd. in Bermuda from 1998 to 2003. His experience with structured reinsurance began when he served as President of Centre Re Bermuda where he was employed from 1993 to 1998. Mr. Malloy began his reinsurance career in 1981 working as a reinsurance broker for Sedgwick Re for twelve years. Mr. Malloy holds a Bachelor of Arts degree in biology from Dartmouth College.

Tonya L. Marshall—Ms. Marshall is our Executive Vice President, General Counsel and Secretary where she is responsible for the legal function and acts as corporate secretary for us and Third Point Re, and has served in these positions since February 2012. Prior to joining us, Ms. Marshall was the general counsel and board secretary for The Bank of N.T. Butterfield & Son Limited, an international banking, asset and wealth management group headquartered in Bermuda, where she was responsible for the Group’s legal function and acted as corporate secretary to the Group’s holding company from November 2008 to January 2012.

Prior to joining Butterfield in 2008, Ms. Marshall was employed by the international law firm of Conyers Dill & Pearman from September 1998 to August 2008, where her practice included all aspects of corporate and commercial law with a particular focus on public company and insurance/reinsurance company matters. In the course of her employment with Conyers, Ms. Marshall also served as a director or Alternative Director to various Bermuda companies for which Conyers provided legal advice, corporate secretarial and registered office services.

Ms. Marshall holds a B.Comm from Dalhousie University, an LL.B. from the University of Buckingham and a Diploma in Legal Practice from the Oxford Institute of Legal Practice.

Michael McKnight—Mr. McKnight is our Chief Actuary and Chief Risk Officer and has served in this position since February 2012. Michael McKnight is the former Chief Actuary of Reinsurance for Alterra Capital Holdings Limited (previously known as “Max Capital Group Ltd.”) since August 2004. In that position, he reviewed and approved new and renewal reinsurance transactions, analyzed all bound reinsurance contracts and projected ultimate loss and reserve values, and maintained and updated company’s Return on Equity (ROE)

models. Prior to Alterra, Mr. McKnight was Managing Director & Chief Underwriting Officer of Gerling Global International Reinsurance Co. Ltd. (Barbados). In addition to his underwriting duties, he completed loss and expense actuarial reserve studies on all bound business, and set reserves at required levels. From July 1994 until August 2001, Mr. McKnight was a Consulting Actuary and Profit Center Manager for the actuarial firm of Milliman, USA. He worked on a wide variety of actuarial projects, including pricing, reserving, M&A and Dynamic Financial Analysis (“DFA”). He worked in the Atlanta and London offices, before taking over the Bermuda practice in February 1998. Mr. McKnight began his actuarial career in 1985 at Atlanta International Insurance Company (an Alexander & Alexander company—now Aon). He also worked at two personal lines companies (Integon & Direct Response Group) where he was responsible for pricing and reserving for a variety of books, including auto, homeowners and warranty. Mr. McKnight has a Bachelor of Science in Applied Mathematics from Valdosta State University. He is an Associate of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. He is former president of the Casualty Actuaries of Bermuda.

Anthony Urban—Mr. Urban is our Executive Vice President—Underwriting, in which position he has served since October 2011. Anthony Urban is the former President and Chief Executive Officer of JRG Reinsurance Company, Ltd. a Bermuda based reinsurance company, which he helped establish in January 2008 with an initial capitalization of $250 million. Prior to JRG Re, from December 2002 to July 2007, Mr. Urban was the Chief Underwriting Officer and Head of Reinsurance Operations of Endurance Reinsurance Corporation of America. Prior to Endurance, from November 2000 to November 2002, Mr. Urban served as the Executive Vice President and Chief Underwriting Officer of AXA Corporate Solutions Reinsurance Company (“AXA”), where he managed a reinsurance portfolio of approximately $500 million in premium and a program book of business of approximately $300 million in premium. Prior to AXA, from June 1986 to October 2000, Mr. Urban was employed as a Senior Vice President and Chief Production Officer at Constitution Reinsurance Corporation. Mr. Urban started his career as a Pricing Analyst at North American Reinsurance (Swiss Re) in September 1983.

Mr. Urban has a Bachelor of Arts degree from Dartmouth College, Hanover, New Hampshire.

Corporate Governance

Board Composition

Our business and affairs are managed under the direction of our board of directors. We currently have five directors, with one vacancy on our board. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Two independent designees are jointly nominated by Mr. Loeb, Kelso and Pine Brook. The directors are divided into three classes, with (i) Class I being elected by the shareholders for a one year term, (ii) Class II being elected by the shareholders for a two year term and (iii) Class III being elected by the shareholders for a three year term. For as long as a Lead Investor holds shares representing at least 25% of the total number of shares held by such Lead Investor, the Lead Investor has the right to appoint one Class III director to the board of directors at each annual general meeting at which the term of such Lead Investor’s appointee expires. The composition of the board of directors of Third Point Re mirrors the composition of our board of directors.

We are subject to an Agreement among Members (the “AAM”) and a founders agreement (the “Founders Agreement”) both dated as of December 22, 2011. Under the AAM we and all of our shareholders, agreed to place certain restrictions on the transfers of shares by Kelso, Daniel S. Loeb, Pine Brook and Dowling. The AAM also requires Kelso, Daniel S. Loeb and Pine Brook to consent to a variety of significant corporate actions before they are taken by us as well as guaranteeing each of them (or their designees) certain rights related to inclusion on committees of our board of directors. Additionally, the AAM includes provisions requiring us to repurchase a large portion of Mr. Loeb’s shares in the event of his death or disability or a withdrawal by us of 10% or more of our investable assets from Third Point LLC. In addition, the AAM provides each of our shareholders preemptive rights to purchase any newly issued securities issued prior to this initial public offering of our equity securities. Finally, the AAM requires us to take certain actions to repurchase our common shares in the event that an initial public offering of our equity securities has not occurred by the fifth anniversary of the date of the AAM. The AAM will terminate and its provisions are no longer operative upon the consummation of this initial public offering of our equity securities.

Under the Founders Agreement, Kelso, Pine Brook, PROL and Dowling (or its applicable affiliate) are entitled to receive in the aggregate, directly from each Participant (other than TP GP) an annual founders payment (payable in cash monthly in advance) equal to 1.7% of the value of such participant’s capital account (the “Founders Payment”). The portion of the Founders Payment payable to each such party is proportionate based on its (or its affiliates’) respective investment in us accruing as of the beginning of each month. In the event that Third Point LLC or an affiliate of Third Point LLC is no longer managing the assets of Third Point Re through the account or otherwise, then for so long as Daniel S. Loeb still holds interests in Third Point Re, Daniel S. Loeb shall have the right to participate pro-rata with the parties to the Founders Agreement in proportion to his interests in Third Point Re in any fee arrangement entered into between the parties to the Founders Agreement and any investment manager. See “Certain Relationships and Related Party Transactions.”

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the board of directors to satisfy their oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Committees of the Board of Directors

The board of directors has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The board has also established an Underwriting Committee, Risk and Compliance Committee, Investment Committee and Executive Committee.

Audit Committee

The Audit Committee currently consists of Steven Fass, Mary Hennessy, Christopher Collins and William Spiegel, and has the responsibility for, among other things, assisting the board of directors in reviewing: our financial reporting and other internal control processes; our financial statements; the independent auditors’ qualifications and independence; the performance of our internal audit function and independent auditors; and our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics.

Steven Fass has been identified as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. Upon completion of this offering, the Audit Committee will consist of Steven Fass, Mary Hennessy, and      and will have at least      independent director(s) and at least one Audit Committee financial expert. Prior to the consummation of this offering, our board of directors will adopt a written charter under which the Audit Committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and NYSE, will be available without charge on the investor relations portion of our website upon completion of this offering.

Compensation Committee

The Compensation Committee currently consists of Christopher Collins, Joshua Targoff, Steven Fass and Mary Hennessy, and has the responsibility for reviewing and approving the compensation and benefits of our employees, directors and consultants, overseeing the administration of our employee benefits plans, authorizing and administering share option grants and other incentive arrangements and reviewing and approving employment and related agreements of our executive officers and directors. Upon completion of this offering, the Compensation Committee will consist of     ,     , and      and will have at least      independent director(s). Prior to the consummation of this offering, our board of directors will adopt a written charter under which the Compensation Committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and NYSE, will be available without charge on the investor relations portion of our website upon completion of this offering.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Christopher Collins, Steven Fass and William Spiegel. The Governance and Nominating Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us, and overseeing Board of Directors evaluations. Upon completion of this offering, the members of our Governance and Nominating Committee are expected to be Steven Fass, Mary Hennessy and             . The charter of our Governance and Nominating Committee will be available without charge on the investor relations portion of our website upon completion of this offering.

Compensation Committee Interlocks and Insider Participation

Christopher Collins, Joshua Targoff, Steven Fass and Mary Hennessy served as the members of our Compensation Committee in 2012. None of the members of our Compensation Committee is an officer or employee of our Company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee. The members of our Compensation Committee (and/or certain entities affiliated with certain members) are parties to the Founders’ Agreement, Joint Venture Investment Management Agreement, Registration Rights Agreement, AAM, Lead Investors, PROL and Dowling Warrants, Closing Letter Agreement, Trademark License Agreements and other agreements referred to under “Certain Relationships and Related Party Transactions.”

Code of Business Conduct and Ethics

In connection with this offering, our board intends to adopt and maintain a Code of Business Conduct and Ethics that applies to members of our board of directors and all of our employees, including our senior executive and financial officers including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. A copy of the Code of Business Conduct and Ethics will be available on our website at http://www.thirdpointre.bm. We will promptly disclose any future amendments to this code on our website as well as any waivers from this code for executive officers and directors. Copies of this code are also available in print from our Corporate Secretary upon request.

Director Compensation

Directors who are also our full-time officers or employees will receive no additional compensation for serving as directors. In connection with this offering, we intend to adopt a director compensation plan.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned in the year ended December 31, 2012 by our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
		($)	($)		($)	($)	($)	($)
John R. Berger, Chief Executive Officer and Chief Underwriting Officer	2012	850,000	425,000	(4)	—	8,959,503	456,397	10,690,900

J. Robert Bredahl, Chief Financial Officer and Chief Operating Officer(5)	2012	648,077	1,324,038	(6)	5,675,000	5,319,705	261,338	13,228,158

Daniel V. Malloy, Executive Vice President, Underwriting(7)	2012	560,154	580,077	(8)	340,000	3,919,783	253,325	5,653,339

(1)	Messrs. Bredahl and Malloy were granted a total of 567,500 and 34,000 restricted shares, respectively, to replace equity awards from their former employers that were forfeited when each became an employee of the Company. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 16, “Share-Based Compensation,” to the Audited Consolidated Financial Statements included in this registration statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation” for a discussion of the relevant assumptions used in calculating these amounts.
(2)	The amount reported is valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions. See Note 16, “Share-Based Compensation,” to the Audited Consolidated Financial Statements included in this registration statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation” for a discussion of the relevant assumptions used in calculating these amounts. Management will become entitled to additional options upon our raising of additional capital in this offering, up to a cap of $215.7 million. See “Outstanding Equity Awards at Fiscal Year-End 2012” below.
(3)	The following table sets forth the compensation reflected in this “All Other Compensation” column:

All Other Compensation

Name	Year	Qualifying Company Contributions to 401K Plan ($)(a)	Company-Paid Transportation Expense ($)(b)	Reimbursed Housing Expenses ($)(c)	Tax Reimbursements ($)(d)	Total Other Compensation ($)
John R. Berger	2012	50,000	171,152	116,387	118,858	456,397
J. Robert Bredahl	2012	50,000	119,629	34,580	57,129	261,338
Daniel V. Malloy	2012	50,000	92,788	38,139	72,398	253,325

(a)	Represents Company contributions to retirement plan.
(b)

Mr. Berger is entitled to private air travel to and from Bermuda, pursuant to the terms of his employment agreement. Mr. Bredahl and Mr. Malloy receive private air travel to and from Bermuda, generally when traveling with the CEO; they otherwise receive first class air travel to and from Bermuda.

Corporate aircraft charges are based on the incremental cost to the Company. Commercial aircraft charges are based on the actual cost of airfare. Also includes ground transportation costs paid by the Company.
(c)	Messrs. Berger, Bredahl and Malloy are entitled to a housing allowance under the terms of their employment agreements. Represents cost of housing and utilities, including electricity and cable services, paid or reimbursed by the Company.
(d)	Represents payment of Bermuda social security taxes on behalf of Messrs. Berger, Bredahl and Malloy and reimbursement of all taxes incurred with respect to (i) the housing allowance and company-paid transportation benefit and (ii) the tax reimbursement payments.

(4)	Represents a discretionary annual bonus for 2012 paid in March 2013.
(5)	Mr. Bredahl’s employment with the Company commenced in February 2012.
(6)	Includes a $324,038 discretionary annual bonus for 2012 paid in March 2013 and a $1,000,000 sign on bonus paid in March 2012 pursuant to the terms of Mr. Bredahl’s employment agreement.
(7)	Mr. Malloy’s employment with the Company commenced on January 23, 2012.
(8)	Includes a $280,077 discretionary annual bonus for 2012 paid in March 2013 and a $300,000 sign on bonus paid in March 2012 pursuant to the terms of Mr. Malloy’s employment agreement.

Narrative to Summary Compensation Table

The following summaries are qualified by reference to the full text of the respective agreements and plans, which have been filed as exhibits to this registration statement.

Executive Employment Agreements

We have used employment agreements as a means to attract and retain executive officers. These are more fully discussed below. We believe that these agreements provide our executive officers with the assurance that their employment is a long-term arrangement and provide us with the assurance that the officers’ services will be available to us for the foreseeable future.

John R. Berger. On December 22, 2011, we entered into an employment agreement with Mr. Berger, pursuant to which he agreed to serve as our Chief Executive Officer and a member of our board. Mr. Berger also serves as our Chief Underwriting Officer. The employment agreement sets Mr. Berger’s annual base salary at $850,000. The employment agreement specifies that Mr. Berger is eligible for an annual bonus with a threshold, target and maximum amount of, respectively, 50%, 150% and 300% of base salary, based on achievement of such individual and corporate performance goals as may be established by the board. The employment agreement also provides for a grant to Mr. Berger of options to purchase common shares on the terms set forth in the Share Incentive Plan and Mr. Berger’s option agreement (as described below). Mr. Berger’s employment agreement also provides that, during the term of his employment and while his principal place of employment is Bermuda, he is entitled to (i) private air travel to and from Bermuda, (ii) a housing allowance of $10,000 per month, and (iii) tax reimbursement for the taxes incurred with respect to (a) the air travel benefit, (b) the housing benefit and (c) the tax reimbursement payment. Under the terms of his employment agreement, he is entitled to four weeks of paid vacation annually, and is also eligible to participate in all normal company benefits, including the Company’s 401(k), medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements.

Mr. Berger’s employment term is for an initial period of three years, and automatically extends for an additional year on the third anniversary of the employment agreement commencement date and every anniversary thereafter, unless either party gives notice of non-extension at least 90 day prior to such anniversary.

If Mr. Berger’s employment is terminated by the Company without cause or if Mr. Berger resigns for good reason, Mr. Berger will be entitled to receive (i) an annual bonus payment, prorated for the period of his service prior to the termination date, (ii) payment of 18 months’ base salary, payable over the 18 month period following the termination date, (iii) 18 months of continued participation in medical and life insurance benefits at active employee rates. The payment of the above shall be contingent on Mr. Berger executing a general release of all claims against the Company. If Mr. Berger’s employment is terminated due to his death or disability, Mr. Berger will be entitled to receive (i) an annual bonus payment, prorated for the period of his service prior to the termination date. Following termination of his employment for any reason, Mr. Berger will be entitled to receive (i) all accrued and unpaid base salary and benefits and (ii) reimbursement for approved business expenses incurred prior to termination. Mr. Berger is subject to confidentiality and nondisparagement covenants and, during the term of his employment and for 18 months following termination of employment, to non-competition and non-solicitation covenants.

Mr. Berger is entitled to coverage under and directors and officers insurance policy during his employment and for six years following the termination of his employment.

J. Robert Bredahl. On January 26, 2012, we entered into an employment agreement with Mr. Bredahl, pursuant to which he agreed to serve as our Chief Financial Officer and Chief Operating Officer. The employment agreement sets Mr. Bredahl’s annual base salary at $750,000. The employment agreement specifies that Mr. Bredahl is eligible for an annual bonus with a threshold, target and maximum amount of, respectively, 50%, 150% and 300% of base salary, based on achievement of such individual and corporate performance goals as may be established by the board. The employment agreement also provides for grants to Mr. Bredahl of (i) restricted stock to replace unvested restricted stock that he held in his former employer that was forfeited when he became an employee of the Company, subject to the terms of a restricted share award agreement (as described below) and (ii) options to purchase common shares on the terms set forth in the Share Incentive Plan and Mr. Bredahl’s option agreement (as described below). Mr. Bredahl’s employment agreement also provides that, during the term of his employment and while his principal place of employment is Bermuda, he is entitled to (i) air travel to and from Bermuda (private air travel, when traveling with the Chief Executive Officer, or first-class air travel otherwise), (ii) a housing allowance of $6,000 per month (which was subsequently reduced to $3,000), and (iii) tax reimbursement for the taxes incurred with respect to (a) the air travel benefit, (b) the housing benefit and (c) the tax reimbursement payment. Under the terms of his employment agreement, he is entitled to four weeks of paid vacation annually, and is also eligible to participate in all normal company benefits, including the Company’s 401(k), medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements.

Mr. Bredahl’s employment term is for an initial period of three years, and automatically extends for an additional year on the third anniversary of the employment agreement commencement date and every anniversary thereafter, unless either party gives notice of non-extension at least 90 day prior to such anniversary.

If Mr. Bredahl’s employment is terminated by the Company without cause or if Mr. Bredahl resigns for good reason, Mr. Bredahl will be entitled to receive (i) an annual bonus payment, prorated for the period of his service prior to the termination date, (ii) payment of 18 months’ base salary, payable over the 18 month period following the termination date, (iii) 18 months of continued participation in medical and life insurance benefits at active employee rates. The payment of the above shall be contingent on Mr. Bredahl executing a general release of all claims against the Company. If Mr. Bredahl’s employment is terminated due to his death or disability, Mr. Bredahl will be entitled to receive (i) an annual bonus payment, prorated for the period of his service prior to the termination date. Following termination of his employment for any reason, Mr. Bredahl will be entitled to receive (i) all accrued and unpaid base salary and benefits and (ii) reimbursement for approved business expenses incurred prior to termination. Mr. Bredahl is subject to confidentiality and nondisparagement covenants and, during the term of his employment and for 18 months following termination of employment, to non-competition and non-solicitation covenants.

Mr. Bredahl is entitled to coverage under and directors and officers insurance policy during his employment and for six years following the termination of his employment.

Daniel V. Malloy. On January 23, 2012, we entered into an employment agreement with Mr. Malloy, pursuant to which he agreed to serve as our Executive Vice President Underwriting. The employment agreement sets Mr. Malloy’s annual base salary at $600,000. The employment agreement specifies that Mr. Malloy is eligible for an annual bonus with a threshold, target and maximum amount of, respectively, 50%, 150% and 300% of base salary, based on achievement of such individual and corporate performance goals as may be established by the board. The employment agreement also provides for grants to Mr. Malloy of (i) restricted stock to replace unvested restricted stock that he held in his former employer that was forfeited when he became an employee of the Company, subject to the terms of a restricted share award agreement (as described below) and (ii) options to purchase common shares on the terms set forth in the Share Incentive Plan and Mr. Malloy’s option agreement (as described below). Mr. Malloy’s employment agreement also provides that, during the term of his employment and while his principal place of employment is Bermuda, he is entitled to (i) a housing allowance and (ii) tax reimbursement for the taxes incurred with respect to (a) the housing benefit and (b) the tax reimbursement payment. Under the terms of his employment agreement, he is entitled to four weeks of paid vacation annually, and is also eligible to participate in all normal company benefits, including the Company’s 401(k), medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements.

Mr. Malloy’s employment term is for an initial period of three years, and automatically extends for an additional year on the third anniversary of the employment agreement commencement date and every anniversary thereafter, unless either party gives notice of non-extension at least 90 day prior to such anniversary.

If Mr. Malloy’s employment is terminated by the Company without cause or if Mr. Malloy resigns for good reason, Mr. Malloy will be entitled to receive (i) an annual bonus payment, prorated for the period of his service prior to the termination date, (ii) payment of 18 months’ base salary, payable over the 18 month period following the termination date, (iii) 18 months of continued participation in medical and life insurance benefits at active employee rates. The payment of the above shall be contingent on Mr. Malloy executing a general release of all claims against the Company. If Mr. Malloy’s employment is terminated due to his death or disability, Mr. Malloy will be entitled to receive (i) an annual bonus payment, prorated for the period of his service prior to the termination date. Following termination of his employment for any reason, Mr. Malloy will be entitled to receive (i) all accrued and unpaid base salary and benefits and (ii) reimbursement for approved business expenses incurred prior to termination. Mr. Malloy is subject to confidentiality and nondisparagement covenants and, during the term of his employment and for 18 months following termination of employment, to non-competition and non-solicitation covenants.

Mr. Malloy is entitled to coverage under and directors and officers insurance policy during his employment and for six years following the termination of his employment.

Third Point Reinsurance Ltd. 401(k) Plan

We maintain a tax-qualified defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation, subject to applicable annual Code limits. We have the ability to make discretionary contributions to the 401(k) plan on behalf of employees who have completed at least 500 hours of service during the plan year, and we make safe harbor contributions of at least three percent of each participant’s annual compensation. For 2012, the Company made a contribution of $17,000 on behalf of each employee and made a 100% matching contribution.

Third Point Reinsurance Limited Share Incentive Plan

Our board adopted, and our shareholders approved, the Third Point Reinsurance Limited Share Incentive Plan, which we refer to as the Stock Option Plan. The Stock Option Plan became effective on February 1, 2012 and will terminate on December 22, 2021 unless earlier terminated by the board. The purpose of our Stock Option Plan is to foster and promote the long-term financial success of the Company and its subsidiaries and materially increase shareholder value by (a) motivating superior performance by means of service- and performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by participants and (c) enabling the Company and its subsidiaries to attract and retain the services of an outstanding management and employee team upon whose judgment, interest and special effort the successful conduct of its and their operations is largely dependent.

An aggregate of 11,627,906 of our common shares were made available for grants of options under the Stock Option Plan. As of March 31, 2013, options to purchase 10,682,391 of our common shares, with a weighted average exercise price of $13.20 per share, were outstanding under the Share Plan, assuming that this offering yields proceeds to us of not less than $215.7 million. Shares subject to an option that are not issued due to expiration, termination, cancellation or forfeiture of an option are again available for grant under the Plan.

The Stock Option Plan is administered by our Compensation Committee. The Compensation Committee has the power to determine who may participate in the Stock Option Plan, interpret the Plan and its application as well as establish rules and regulations for the administration of the Plan.

In the event of any dividend or distribution in kind, stock split, bonus issuance, reverse stock split, or reclassification of shares, the Compensation Committee may appropriately adjust the number of securities available under the plan, the number and class of securities subject to each outstanding option and the purchase price per security.

Participants in the plan consist of those employees and members of the board selected by the Compensation Committee in consultation with the Chief Executive Officer. Options may be incentive stock options or nonqualified stock options. An “incentive stock option” is an option that meets the requirements of Section 422 of the Code, and a “non-qualified stock option” is an option that does not meet those requirements.

The number of common shares subject to an option, whether the option is an incentive stock option or a nonqualified stock option, the purchase price payable on exercise, the vesting schedule, if any, the period during which an option may be exercised and the other terms and provisions of the options are determined by the Compensation Committee. Options under the plan are subject to terms and provisions of an option agreement signed by the Company and the optionee. All options granted under the Stock Option Plan expire not more than ten years after the date of grant and have an exercise price that is determined by the Compensation Committee, but which in no event is less than the fair market value of our common shares on the date of grant. If our common shares are not listed on an established stock exchange, payment for common shares purchased on the exercise of an option must be made at the time of such exercise in cash. If our common shares are listed on such an exchange, payment may be made in cash, or (i) by delivery of common shares of the Company.

All of the terms relating to the exercise, cancellation or other disposition of any option upon a termination of employment with or service to the Company of the recipient of such option, whether due to disability, death or under any other circumstances, are determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee at the time of grant, upon a termination of the participant’s employment or the occurrence of a change in control, treatment of the options will be as follows:

Effect of a Termination or Change in Control on Options

Termination of Employment due to Death or Disability	Termination of Employment for Cause	Termination of Employment Without Cause of for Good Reason	Termination of Employment for Any Other Reason	Change in Control

• options that would have become exercisable on the vesting date immediately following the date of termination become vested on termination

• all vested options are exercisable until the earlier to occur of: (i) the first anniversary of termination or (ii) the normal option expiration date

• all options vested as of the termination date are exercisable for three months following the termination date or, if earlier, until the normal option expiration date

• unvested options terminated and cancelled

• treatment determined by terms of option agreement • unvested options terminated and cancelled

• all options vested as of the termination date are exercisable for three months following the termination date or, if earlier, the normal option expiration date

• unvested options terminated and cancelled

• each option cancelled in exchange for a payment of an amount equal to the excess of the per share consideration paid in conjunction the transaction over the exercise price for such option

Options granted under the Stock Option Plan may not be transferred by the participant other than by will or pursuant to the laws of descent and distribution unless permitted by the Compensation Committee for estate planning purposes.

The board may amend or terminate the Stock Option Plan at any time, except that no amendment shall be made without the approval of a majority of optionholders if the amendment would does not preserve the economic value of any previously granted, unvested option.

Nonqualified Share Option Agreement

In accordance with the Nonqualified Share Option Agreement (referred to as the “Option Agreement”) entered in to by each of Messrs. Berger, Bredahl and Malloy, the options vest upon the satisfaction of both a service condition and a capital condition. The service condition will be met as to 20% of the options on each of the first five anniversaries of the date of the agreement. Once the service condition has been met, the capital condition will be deemed met with respect to the product of (a) the total number of outstanding options for with the service condition has been satisfied and (b) the lesser of (i) 1 and (ii) a fraction, the numerator of which is the aggregate consideration received by the Company for issuance of its common shares up to and including the closing of a qualified initial public offering and the denominator of which is $1,000,000,000. Following the occurrence of a qualified initial public offering, any options that are not capable of becoming exercisable as a result of the capital condition not being satisfied will be forfeited and cancelled for no consideration. The options expire on the tenth anniversary of the agreement date.

In the event of a termination of employment, the option treatment is as follows:

•

Termination due to death or disability: Options that would have become exercisable on the vesting date immediately following the date of termination (measuring achievement of the capital condition as of the date of termination) become vested on termination; all vested options are exercisable until the earlier to occur of: (i) the first anniversary of termination or (ii) the options’ normal expiration date.

•

Termination without cause or for good reason: Options that would have become exercisable on (i) the vesting date immediately following the date of termination (measuring achievement of the capital condition as of the date of termination) become exercisable immediately, and (ii) the options that would have become exercisable on the second vesting date following termination become exercisable on a pro rata basis, with the number of options that vest on termination determined by multiplying the total number of options scheduled to vest on the second vesting date by a ratio, the numerator of which is the number of days in the applicable vesting period that occur prior to the first anniversary of the date of termination and denominator of which is 365. In the case of both (i) and (ii), achievement of the capital condition will be measured as of the date of termination of employment, and vested options will be exercisable until the first anniversary of the termination of employment or, if earlier, the normal expiration date. Any remaining unvested options will be cancelled immediately.

•

Termination for cause: All options vested as of the termination date remain exercisable for three months following the termination date or, if earlier, until the options’ normal expiration date; unvested options terminate and are cancelled immediately.

The Option Agreement provides that in the event of a Change in Control, each option for which the capital condition has been satisfied as of immediately prior to such change in control (regardless of whether the service condition has been met) will be cancelled in exchange for a payment equal to the excess, if any, of the consideration received by the Company for a common share in the change in control transaction over the exercise price of the option. All other options will be immediately cancelled for no consideration.

The Compensation Committee may choose to permit a cashless exercise of options, on terms and conditions as it may establish.

Restricted Share Award Agreements

Mr. Bredahl is party to two Restricted Share Award Agreements, dated January 26, 2012 under which he was granted a total of 567,500 restricted shares of the Company. His agreements provide that, subject to his continued employment through each such date, 347,500 of the restricted shares will vest on the third anniversary of the agreement date, and 220,000 will vest on the fifth anniversary of the agreement date. Mr. Malloy is party to a Restricted Share Award Agreement, dated January 23, 2012, under which he was granted a total of 34,000 restricted shares of the Company. His agreement provides that, subject to his continued employment through such date, all of the restricted shares will vest on the third anniversary of the agreement date. On a termination of employment due to death, disability, without cause or for good reason, all restricted shares held by Messrs. Bredahl and Malloy will become vested immediately. On a termination of employment for any other reason, unless determined otherwise by the Compensation Committee, all unvested restricted shares will immediately be cancelled and forfeited without payment. In the event of a change in control, each unvested restricted share will immediately become vested.

Prior to vesting, the restricted shares may not be transferred. Messrs. Bredahl and Malloy are entitled to dividends and other distributions paid with respect to their restricted shares, but any payments made prior to vesting will be retained by the Company and paid only upon vesting and will be subject to forfeiture until the shares become vested.

The Company may amend the restricted share award agreement and the terms and conditions of any unvested restricted shares awarded under the agreement at any time, provided that any agreement that does not preserve the economic value of the award or otherwise materially adversely affects the rights of the holder of restricted shares must be approved by the holders of a majority of all unvested restricted shares.

Additional Incentive Plans

Prior to completion of this offering, we also expect to adopt an annual incentive bonus plan and omnibus equity incentive plan, which will be filed as exhibits to this registration statement.

Option Holdings and Fiscal Year-End Option Values

The following table shows information concerning outstanding equity awards as of December 31, 2012 for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2012

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested ($)(3)
John R. Berger	2/1/2012	350,208	1,400,835	481,515	10.00	12/22/2021			n/a
	2/1/2012	116,736	466,945	160,505	16.00	12/22/2021
	2/1/2012	116,736	466,945	160,505	20.00	12/22/2021

J. Robert Bredahl	2/1/2012	—	1,039,682	285,900	10.00	1/26/2022	567,500	(4)	6,180,075
	2/1/2012	—	346,561	95,299	16.00	1/26/2022
	2/1/2012	—	346,561	95,299	20.00	1/26/2022

Daniel V. Malloy	2/1/2012	—	766,081	210,663	10.00	1/23/2022	34,000	(5)	370,260
	2/1/2012	—	255,360	70,221	16.00	1/23/2022
	2/1/2012	—	255,360	70,221	20.00	1/23/2022

(1)	The vesting of these options is subject to satisfaction of both (i) a service condition and (ii) a performance condition. The service condition will be met as to 20% of the options on each of the first five anniversaries of the employee’s first day of employment with the Company—December 22, 2011 for Mr. Berger, January 26, 2012 for Mr. Bredahl and January 23, 2012 for Mr. Malloy. Once the service condition has been met, the performance condition will be deemed met with respect to a pro-rata portion of the service-vested options determined based on the Company’s proportionate achievement of its fund raising target of $1,000,000,000 as of completion of this offering. As of December 31, 2012, the Company had raised a total of $784.3 million therefore, the performance condition has been satisfied with respect to 78.4% of the options. The remaining 21.6% of the options will become eligible for vesting based on the service condition or be forfeited depending on whether the additional $215.7 million capital needed for full satisfaction of the performance condition is raised in this offering. See “Narrative to Summary Compensation Table—Nonqualified Share Option Agreement” above for additional information regarding the capital condition.
(2)	Represents options that remain subject to the performance condition. See footnote (1) above.
(3)	Market value of the shares that have not vested is based on the $10.89 per share market value of the common shares on December 31, 2012.
(4)	Subject to Mr. Bredahl’s continued employment through each such date, 347,500 of the restricted shares are scheduled to vest on January 26, 2015, and 220,000 are scheduled to vest on January 26, 2017.
(5)	Subject to Mr. Malloy’s continued employment through such date, all of the restricted shares are scheduled to vest on January 23, 2015.

Non-Employee Director Compensation in Fiscal Year 2012

We have not paid cash compensation to our directors for service on our board and our employees do not receive compensation for serving as members of our board. Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as board and committee members. In accordance with the terms of their director service agreements, our non-employee directors receive grants of share options as compensation for their services on our board, pursuant to the terms of the Plan, described above. Because we only pay compensation to independent directors, Mr. Collins, Mr. Berger, Mr. Loeb (who served as a director until May 2013), Mr. Spiegel and Mr. Targoff were not compensated for their service as directors and were omitted from the following table.

Name	Option Awards ($)(1)(2)		Total ($)(1)
Steven E. Fass, Director	130,088	(2)	130,088
Mary Hennessy, Director	130,088	(3)	130,088

(1)	The amounts in this column represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718, excluding any forfeiture assumptions related to service-based vesting conditions. See Note 16, “Share-Based Compensation,” to the Audited Consolidated Financial Statements included in this registration statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation” for a discussion of the relevant assumptions used in calculating these amounts.
(2)	The options were granted on February 16, 2012 and vest in five equal increments on first five anniversaries of the grant date, subject to continued service as a director on each applicable vesting date.
(3)	As of December 31, 2012, Mr. Fass held outstanding, unvested options to purchase 42,374 shares. Of these options, 25,424 had an exercise price of $10.00, 8,475 had an exercise price of $16.00 and 8,475 had an exercise price of $20.00.
(4)	As of December 31, 2012, Ms. Hennessy held outstanding, unvested options to purchase 42,374 shares. Of these options, 25,424 had an exercise price of $10.00, 8,475 had an exercise price of $16.00 and 8,475 had an exercise price of $20.00.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

Upon completion of this offering, we intend to adopt a related person transactions policy pursuant to which our executive officers, directors and principal shareholders, including their immediate family members, will not be permitted to enter into a related person transaction with us without the consent of our Audit Committee, another independent committee of our board or the full board. Any request for us to enter into a transaction with an executive officer, director, principal shareholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, will be required to be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees will be required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. A copy of our related person transactions policy will be available on our website.

Related Person Transactions

Joint Venture and Investment Management Agreement

On December 22, 2011, we entered into the Joint Venture and Investment Management Agreement (the “Investment Management Agreement”) with Third Point LLC, Third Point Re, and Third Point Advisors LLC (“TP GP”), an affiliate of Third Point LLC, (Third Point Re and TP GP, together with any other party admitted in the future as a participant, the “Participants” and each a “Participant”), pursuant to which the parties created a joint venture (the “Account”) whereby Third Point LLC manages the assets of Third Point Re and TP GP as well as our assets and any of our subsidiaries, if any, in accordance with the terms and subject to the conditions set forth in the Investment Management Agreement.

Term

The Investment Management Agreement has an initial term of five years, subject to automatic renewal for additional successive three-year terms unless a party notifies the other parties at least six months prior to the end of a term that it wishes to terminate the Investment Management Agreement at the end of such term.

We may also terminate the Investment Management Agreement upon the death, long-term disability or retirement of Daniel S. Loeb, or the occurrence of other circumstances in which Mr. Loeb is no longer directing the investment program of Third Point LLC.

We may also withdraw as participants under the Investment Management Agreement prior to the expiration of the Investment Management Agreement’s term at any time only ‘‘for cause’’, which is defined as:

•	a material violation of applicable law relating to Third Point LLC’s advisory business;

•	Third Point LLC’s fraud, gross negligence, willful misconduct or reckless disregard of its obligations under the Investment Management Agreement;

•	a material breach by Third Point LLC of our investment guidelines that is not cured within a 15-day period;

•	a conviction or, a plea of guilty or nolo contendere to a felony or a crime affecting the asset management business of Third Point LLC by certain senior officers of Third Point LLC;

•	any act of fraud, material misappropriation, material dishonesty, embezzlement, or similar conduct against or involving us by senior officers of Third Point LLC; or

•

a formal administrative or other legal proceeding before the Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the Financial Industry Regulatory Association, or any other U.S. or non-U.S. regulatory or self-regulatory organization against Third Point LLC or certain key personnel which would likely have a material adverse effect on us.

In addition, we may withdraw as a participant under the Investment Management Agreement prior to the expiration of its term if net investment performance of Third Point LLC has (a) incurred a loss in two successive calendar years and (ii) underperformed the S&P 500 Index by at least 1,000 basis points (10 pts) for such two successive calendar years, taken as a whole, or (b) (i) incurred a cumulative loss of 10% or more during any 24 month period and (ii) underperformed the S&P 500 Index by at least 1,500 basis points (15 pts) for such 24 month period. We may not withdraw or terminate the Investment Management Agreement on the basis of performance. If we become dissatisfied with the results of the investment performance of Third Point LLC, we will be unable to hire new investment managers until the Investment Management Agreement expires by its terms or is terminated for cause.

Management Fee

Pursuant to the Investment Management Agreement, Third Point LLC is entitled to receive a monthly payment in advance by each Participant (other than TP GP) and is equal to (i) 0.1667% (2.00% annualized) of the capital account of such Participant (before accounting for any accrual of the Performance Allocation (as defined in the Investment Management Agreement)) minus (ii) the aggregate amount of founders payments paid for such month pursuant to the Founders Agreement, in each case pro-rated for intra-month withdrawals or contributions (see “—Founders Agreement”). This payment is debited against the capital account of each relevant Participant and paid in cash to Third Point LLC. For the year ended December 31, 2012, we paid $2.4 million of management fees to Third Point LLC and $13.9 million of management fees to the Founders under the Founders Agreement. There were no fees incurred or paid during 2011. For the three months ended March 31, 2013 and March 31, 2012, management fees to Third Point LLC were $724,000 and $574,000, respectively.

Performance Allocation

As further set out in the Investment Management Agreement, the Account has established one or more capital accounts to which capital contributions, withdrawals, net profit and net loss will be allocated in respect of each Participant. At the end of each fiscal year, the Performance Allocation (equal to 20% of the net profit allocable to the capital account of each Participant) will be reallocated to the capital account of TP GP from the capital account of each other Participant, provided, however, that a Performance Allocation will not be made with respect to such capital account until such capital account has recouped the amount of any unrecouped net capital loss in its Loss Recovery Account (as defined in the Investment Management Agreement). If a Participant withdraws all or a portion of its capital account other than at the end of a fiscal year, the Performance Allocation accrued and attributable to the portion withdrawn will be debited against such Participant’s capital account and credited to TP GP’s capital account at the time of withdrawal.

Third Point LLC is required to maintain a Loss Recovery Account in respect of each Participant, the opening balance of which will be zero. Thereafter, for any fiscal year, the Loss Recovery Account balance shall be the sum of all prior year net loss amounts allocated to the Participant and not subsequently offset by prior year net profit amounts allocated to such Participant; provided that the Loss Recovery Account balance shall be reduced proportionately to reflect any withdrawals made by such Participant. TP GP may waive or reduce the Performance Allocation, in its sole discretion. Third Point LLC and TP GP may elect, at the beginning of each fiscal year to restructure the Performance Allocation as a performance fee to Third Point LLC with the same terms as the Performance Allocation.

For the year ended December 31, 2012 and the three months ended March 31, 2013 we incurred $33.9 million and $20.0 million in performance fees, respectively.

Contributions

Third Point Re may elect to make additional capital contributions at the beginning of each calendar month or on specified intra-month days to the Account with the purpose of having the maximum investment exposure as may be prudent under the circumstances (as determined by Third Point Re’s board of directors). In addition, Third Point Re is required, at the end of each calendar month, to make such additional capital contributions to the Account so that Third Point Re will have the maximum investment exposure as may be prudent under the circumstances (as determined by Third Point Re’s board of directors), but in no event shall less than 95% of Third Point Re’s investable assets be invested through the Account after accounting for such additional required capital contributions.

In addition, the Investment Management Agreement provides that TP GP will make additional capital contributions to the Account so that, at all times, the percentage obtained by dividing TP GP’s capital account by the aggregate capital accounts of all Participants is equal to at least 0.2%.

Conflicts of Interest

Third Point LLC is not required to devote its full time to its duties under the Investment Management Agreement, but must devote such amount of its time to such duties as is commercially reasonable and, in any event, such amount of time as is necessary and appropriate to conduct the affairs contemplated by the Investment Management Agreement in good faith.

Third Point LLC and its owners, members, officers and principals may become involved in other business ventures. Third Point LLC and/or its affiliates also manage other assets (whether for their own account or for the account of a third party) that are invested or are available for investment in investment or trading activities (“Managed Accounts”) which may have substantially the same investment programs as the Account. In addition, Third Point LLC may determine to forego an investment on behalf of the Account, but permit employees of Third Point LLC to invest, or offer co-investment opportunities to its employees, its affiliates, one or more Participants or third parties in either case, including but not limited to situations where it determines in good faith that the amount available for the investment is greater than what Third Point LLC reasonably believes is appropriate for investment by the Account. The Account has no interest in the foregoing activities.

In executing securities transactions, Third Point LLC may combine orders of the Account and Managed Accounts, which may at times reduce the number of securities available for purchase by the Account. Third Point LLC is required to seek to allocate investment opportunities among the Account and the Managed Accounts in a fair and equitable manner taking into account each client’s best interests and investment objectives and restrictions. Third Point LLC has adopted procedures to help ensure that allocations do not reflect a practice of favoring or discriminating against any client or group of clients. Account performance shall not be a factor in trade allocations. Subject to the last sentence of this paragraph, Third Point LLC manages the Account on a parallel pro rata basis with its Managed Accounts, employing primarily the same investment strategies, subject but not limited to each client’s varying stated investment objectives, including the amount of leverage used, investment restrictions and tax considerations. Consequently, when possible, client orders in the same security will be generally placed on an aggregated basis and allocated proportionately (taking into account leverage and such other factors described above) to each of the Account and the Managed Accounts participating therein. Third Point LLC may, however, increase or decrease the amount of securities allocated to an account to avoid holding odd-lot shares for particular clients or, in our case, with approval of the investment committee. In the case of aggregated orders, if all such orders are not filled at the same price, the Account and each Managed Account will participate at the average share price for all Third Point LLC’s transactions in that security on a given day, and transaction costs will be shared pro-rata based on each of the Account’s and the Managed Accounts’ participation in the transaction. Third Point LLC or its affiliates may, in the future advise other funds or separately managed accounts that do not participate with the Account on a pro rata basis.

Monthly, and at times intra-month, as Third Point LLC may deem necessary in its sole discretion, Third Point LLC is required to execute rebalancing trades (based on monthly performance and cash inflows and outflows) to maintain to the extent practicable parity in the portfolio composition of the Account and the Managed Accounts, taking into account various factors including account leverage, investment restrictions and tax considerations. In order to effect a rebalancing, Third Point LLC will purchase or sell securities or other investments for the Account while at the same time Third Point LLC is selling or purchasing the same investments for one or more of the Managed Accounts. Transactions between the Account and Managed Accounts are for cash consideration at (i) the current market price of the particular securities if effected on the open market or (ii) the close of business market price for the particular securities on the day of the transaction if not effected on the open market.

Principal trades are to be effected by Third Point LLC in compliance with the Investment Advisers Act of 1940, as amended. Every principal trade shall require the prior written consent of disinterested members of the board of directors of Third Point Re. In the event it is determined in good faith by Third Point LLC that it would be advantageous to establish arrangements under which particular investments are held by the Account or a Managed Account, while the economic benefits and risks of such investments are shared by the Account and the Managed Accounts, which arrangements may entail the creation of special purpose vehicles, derivative contracts and other mechanisms for sharing risk and reward, then Third Point LLC will establish such arrangements only where there is no reasonable alternative, will seek to ensure that all such arrangements result in a fair and equitable sharing of risk and reward, taking into consideration any financing or other incremental costs, and will obtain approval from the investment committee for such arrangement.

In addition, to the fullest extent permitted by law (i) whenever a conflict of interest exists or arises between Third Point LLC or any of its affiliates, on the one hand, and the Account or any of the Participants on the other hand, or (ii) whenever the Investment Management Agreement or any other agreement provides that Third Point LLC must act in a manner which is, or provide terms which are, fair and reasonable, Third Point LLC must resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles.

In selecting brokers or dealers to execute transactions, Third Point LLC may use soft dollars, which is the commission generated from a trade or other financial transaction between us and Third Point LLC. Third Point LLC need not solicit competitive bids and does not have an obligation to seek the lowest available brokerage commissions, mark-ups or other compensation (collectively, “Commissions”). It is not Third Point LLC’s practice to negotiate “execution only” Commissions; thus, the Account may be deemed to be paying for research and other services provided by the broker or brokers which are included in the Commissions. Research and related services furnished by brokers will be limited to services that constitute research and brokerage services within the meaning of Section 28(e) of the United States Securities Exchange Act of 1934. Accordingly, research and related services may include, but are not limited to, written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts, as well as discussions with research personnel; financial or industry publications; statistical and pricing services, along with hardware, software, data bases and other technical, technological and telecommunication services, lines and equipment utilized in the investment management process, including any updates, upgrades, modifications, maintenance, repairs, replacements, modernizations or improvements thereof. With respect to brokerage and research services obtained by the use of Commissions that also assist Third Point LLC in performing other functions that do not provide it with lawful and appropriate assistance in making investment decisions (such as accounting, recordkeeping or administrative services) (“Mixed Use Services”), Third Point LLC is required to make a reasonable allocation of the cost of such service according to its use and use Commissions to pay only for the eligible component that falls under the Section 28(e) safe harbor. Third Point LLC may have a conflict of interest when determining the allocation of Mixed Use Services between those services that primarily provide assistance in making investment decisions on behalf of its clients and those that primarily benefit Third Point LLC. The use of Commissions to obtain such other services that may be outside of the parameters of Section 28(e) will be paid for by Third Point LLC in hard dollars.

In addition, Third Point LLC may execute trades with broker-dealers with whom it has other business relationships, including prime brokerage, credit relationships and capital introduction relationships or with broker-dealers that have invested, either directly or through affiliates, in us or our affiliates. However, Third Point LLC does not intend for these other relationships to influence the choice of broker-dealers who execute trades for the Account.

From time to time Third Point LLC may participate in certain broker-dealer’s (“sponsoring broker-dealer”) charity day programs, whereby the applicant may elect on a specified day to effect certain client trades through the sponsoring broker-dealer and permit it to use a portion of client commissions for charitable purposes, including donations to other broker-dealers that may need assistance in natural disaster recovery efforts. While Third Point LLC takes into consideration the sponsoring broker-dealer’s overall execution capabilities as well as other factors as described above, the commissions charged may be in excess of that which another broker-dealer might have charged for the same transaction which could result in Third Point LLC not obtaining best execution on these client trades.

Expenses

Third Point LLC will bear its own operating and overhead expenses attributable to the management of the Account (such as salaries, bonuses, rent, office, utilities and administrative expenses).

Notwithstanding the foregoing, unless otherwise approved in writing by the investment committee of Third Point Re, to the extent the aggregate amount of the expenses payable by the Account for any fiscal year (excluding, for the avoidance of doubt, any use of “soft dollars” in accordance with the Investment Management Agreement and any indemnification payments made pursuant to the Investment Management Agreement) exceed the product of (a) 0.0125 and (b) the average net assets of the Account (calculated as the average of the net assets determined as of each calendar month end) for such fiscal year, Third Point LLC will reimburse the amount of such excess. Except in certain circumstances described in the Investment Management Agreement, the expenses to be paid by the Account will be borne by the Participants pro-rata in accordance with the balance in their respective capital accounts.

Indemnification

As more fully set out in the Investment Management Agreement, to the fullest extent permitted by law, each Participant will (generally pro-rata in proportion to such Participant’s capital account) exculpate, indemnify, defend and hold harmless Third Point LLC and its members, affiliates, managers, directors, officers and employees (each, a “Covered Person”) from and against losses and expenses that are incurred by any Covered Person directly or indirectly resulting from the performance of Third Point LLC’s obligations under the Investment Management Agreement. The foregoing indemnification rights apply only to the extent that the action or failure to act by the Covered Person does not constitute fraud, gross negligence, willful misconduct, or a material breach of the Investment Management Agreement.

Third Point LLC will indemnify and hold harmless each of the Participants against any losses and expenses caused by: (i) any misstatement or omission of material fact contained in a filing made by or on behalf of a Participant under the United States Securities and Exchange Act of 1934 or other federal law or other public disclosure or other applicable law in so far as such losses and expenses arise out of or are based upon any written information provided by Third Point LLC regarding the Participants or the Account expressly for use in such filing or other public disclosure, to the extent (and only to the extent) that such misstatement or omission of a material fact contained in such filing occurs in reliance upon and in conformity with the written information furnished by Third Point LLC; (ii) Third Point LLC’s fraud, gross negligence or willful misconduct in the performance of its obligations; (iii) breaches of the investment guidelines set forth in the Investment Management Agreement by Third Point LLC if not cured within 15 days of the date on which Third Point LLC receives a notice of such breach from a Participant; (iv) a material breach by Third Point LLC of the Investment Management Agreement (other than the investment guidelines); or (v) violations of law by Third Point LLC.

Agreement Among Members

On December 22, 2011, we and all of our shareholders entered into an Agreement Among Members (the “AAM”), which among other provisions, places certain restrictions on the transfers of shares by Kelso, Daniel S. Loeb, Pine Brook and Dowling. The AAM also requires Kelso, Daniel S. Loeb and Pine Brook to consent to a variety of significant corporate actions before they are taken by the Company as well as guaranteeing each of them (or their designees) certain rights related to inclusion on committees of our board. Additionally, the AAM includes provisions requiring us to repurchase a large portion of Mr. Loeb’s shares in the event of his death or disability or a withdrawal by the Company of 10% or more of its investable assets from Third Point LLC. In addition, the AAM provides each of our shareholders preemptive rights to purchase any newly issued securities issued prior to this initial public offering of our equity securities. In addition, pursuant to the AAM we have agreed to use commercially reasonable efforts to provide each of our shareholders the right to participate on a pro rata basis in connection with certain offerings of our equity securities. Finally, the AAM requires the Company to take certain actions to repurchase its common shares in the event that an initial public offering of our equity securities has not occurred by the fifth anniversary of the date of the AAM. The AAM will terminate and its provisions will no longer be operative upon the consummation of this offering.

Founders Agreement

Each of the Lead Investors, Dowling (or in each case, one of their affiliates) and Third Point Re have entered into a founders agreement, dated December 22, 2011 (the “Founders Agreement”) pursuant to which Kelso, Pine Brook, PROL and Dowling (or its applicable affiliate) are entitled to receive in the aggregate, directly from each Participant (other than TP GP) an annual founders payment (payable in cash monthly in advance) equal to 1.7% of the value of such participant’s capital account (the “Founders Payment”). The portion of the Founders Payment payable to each such party is proportionate based on its (or its affiliates’) respective investment in us accruing as of the beginning of each month, (the portion of the Founders Payment received by each such party, as applicable, the “Individual Founders Payment”). The right to receive the Individual Founders Payment is not transferable by any such party (other than to its affiliates). The right to receive the Founders Payment may be forfeited in certain circumstances.

In the event that Third Point LLC or an affiliate of Third Point LLC is no longer managing the assets of Third Point Re through the Account or otherwise, then for so long as Daniel S. Loeb still holds interests in Third Point Re, Daniel S. Loeb shall have the right to participate pro-rata with the parties to the Founders Agreement in proportion to his interests in Third Point Re in any fee arrangement entered into between the parties to the Founders Agreement and any investment manager.

Registration Rights Agreement

On December 22, 2011, certain of our shareholders executed and delivered the registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to grant (A) each Founder (i) at any time after the second anniversary of the closing, the right to demand registration and request that we effect a Qualified IPO (as defined in the Registration Rights Agreement) and (ii) at any time after the earlier of a Qualified IPO and the third anniversary of the execution of the Registration Rights Agreement, the right to request that we effect the registration under the Securities Act of all or a portion of such Founder’s securities and (B) PROL at any time after a Qualified IPO, a one-time right to request that we effect the registration under the Securities Act of all or a portion of PROL’s securities, in each of case (A) and (B) subject to limitations on the number and timing of demand registrations and the other restrictions and cutback provisions contained in the Registration Rights Agreement.

In addition, pursuant to the Registration Rights Agreement, we have granted all shareholders “piggyback” rights to include securities in a registration statement filed by us with the SEC under the Securities Act, subject to the restrictions and cutback provisions and other customary limitations contained in the Registration Rights Agreement.

In connection with the registration of our equity securities under the Securities Act, the investors party to the Registration Rights Agreement agree (in the case of Pine Brook, Kelso and Daniel S. Loeb), if requested by the managing underwriter) not to effect any sale or distribution or to request registration of any securities within 7 days prior and 90 days following (unless advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or for such shorter period as the managing underwriter may agree) the effective date of the registration statement relating to such registration.

Lead Investors, and PROL and Dowling Warrants

On December 22, 2011, we issued the Lead Investors and PROL (pro rata according to the proportion that their respective contributions to our initial capitalization represent to the total share of our initial capitalization by the Lead Investors and PROL) warrants representing the right to purchase up to 4,069,868 of our common shares, exercisable at $10.00 per share (the “Lead Investors and PROL Warrants.”) The number of our common shares that each holder of the Lead Investors and PROL Warrants is entitled to receive corresponds to the aggregate amount of equity we raise in certain equity issuance transactions, including this offering. After giving effect to this offering, we anticipate that the maximum number of common shares will be issuable pursuant to the Lead Investors and PROL.

The Lead Investors and PROL Warrants (subject in certain cases to earlier expiration) expire on the fourth anniversary of the issuance of the Lead Investors and PROL Warrants, or immediately following the closing of a Qualified Initial Public Offering (as defined in the Lead Investors and PROL Warrants). All Lead Investors and PROL Warrants are entitled to customary anti-dilution protections (including in respect of dividends).

Trademark License Agreements

On December 22, 2011, Third Point LLC entered into trademark license agreements (each, a “TLA”) with each of Third Point Re and the Company, respectively, pursuant to which Third Point LLC licensed to each of Third Point Re and the Company, on a royalty free non-exclusive basis the name “Third Point”, the trade mark “Third Point” and the “Third Point” logo (collectively, the “Licensed Marks”) to be used in connection with their respective businesses. In addition to customary termination rights for the benefit of Third Point LLC, Third Point LLC has the right to terminate each TLA upon written notice to Third Point Re or the Company, as the case may be, in the event the Investment Management Agreement is terminated. The TLA provides that, for so long as Third Point LLC acts as the investment manager for the Account, Third Point LLC may not license the Licensed Marks to any entity, the principal business of which is reinsurance, without the prior written consent of the licensee.

Closing Letter Agreement

On December 22, 2011, Third Point LLC, Kelso, Pine Brook, TP GP and the Company entered into a letter agreement (the “Closing Letter Agreement”) setting forth certain covenants of Third Point LLC and the Company and certain indemnification arrangements as further described below.

Pursuant to the Closing Letter Agreement, Third Point LLC agreed not to manage more than a specified percentage of the assets of any offshore reinsurance company (other than Third Point Re), the principal business of which is property and casualty reinsurance, without the prior written consent of each of the Lead Investors (not to be unreasonably withheld), with certain exceptions for investments by any such reinsurance company of its assets in any Managed Account.

In addition, Third Point LLC agreed that it will not raise incremental capital in its existing funds or any newly-created funds or vehicles that pursue the same investment strategy as that of Third Point Re, to the extent that as a result of such incremental capital, the assets of Third Point Re managed by Third Point LLC will be less than a specified percentage of the aggregate assets in Third Point Re and in such previously-described funds or vehicles to be reduced, prior to a Qualified IPO (as defined therein), pro-rata if less than $1 billion of equity capital is raised in the offering.

We have agreed that, from the closing and until the Investment Management Agreement is terminated, we shall cause each of our direct and indirect subsidiaries to (i) become a participant for purposes of the Investment Management Agreement or (ii) enter with Third Point LLC into an agreement similar to the Investment Management Agreement pursuant to which Third Point LLC will act as Third Point LLC in respect of a percentage of such subsidiary’s investable assets equal to the percentage of investable assets invested by Third Point Re in the Account.

If at the time of an initial public offering, Third Point LLC is acting as Third Point LLC for the Account, Third Point LLC has agreed that it will cause its hedge funds not to be available for investment during the pendency of this offering.

Indemnification

We have agreed to indemnify and hold harmless the Founders and each of their respective affiliates, and the respective shareholders, members, managers, directors, officers, partners and employees, and agents of each Founder and/or its affiliates from and against, and shall reimburse each indemnified person for, any and all losses that at any time are imposed on, incurred by, and/or asserted against such indemnified person arising out of, relating to, and/or in connection with, the Agreement Among Members, we and/or our assets, business, and/or affairs; provided that such indemnified Person will not be entitled to indemnification for any losses to the extent it is determined by a final and binding judgment of a court of competent jurisdiction that such losses arise out of such indemnified person’s fraud, gross negligence, willful misconduct or a material breach of the Closing Letter Agreement. Any indemnification pursuant to the Closing Letter Agreement will be made only out our assets and none of our members (including the Founders) or any other indemnified person will have any personal liability on account of such indemnification.

Pine Brook Road Partners, LLC and Narragansett Bay Insurance Company

Third Point Re entered into a quota share reinsurance agreement with Narragansett Bay Insurance Company (“Narragansett Bay”), effective December 31, 2012, under which Narragansett Bay is obligated to cede an estimated $10.5 million of premium over the one year term of the contract. Pine Brook is the manager of an investment fund that owns our common shares and warrants. Pine Brook currently owns 15.9% of our issued and outstanding common shares and will own 14.6% of our common shares should all outstanding warrants be exercised. Pine Brook is also the manager of an investment fund that owns 45.2% of Narragansett Bay’s common shares and up to 49.0% of common shares should a convertible debt instrument convert to common shares.

TP Lux Holdco LP

Third Point Re has entered into a limited partnership agreement, as one of the limited partners of TP Lux Holdco LP (the “Cayman HoldCo”), which is also an affiliate of Third Point LLC. The Cayman HoldCo was formed as a limited partnership under the laws of the Cayman Islands and invests and holds debt and equity interests in TP Lux HoldCo S.a r.l., a Luxembourg private limited liability company (the “LuxCo”), which is also an affiliate of Third Point LLC.

The LuxCo was established under the laws of the Grand-Duchy of Luxembourg and its principal objective is to act as a collective investment vehicle to purchase Euro debt and equity investments. TPRCL invests in the Cayman HoldCo alongside other investment funds managed by the Third Point LLC. As of March 31, 2013 and

December 31, 2012, Third Point Re held less than a 10% interest in the Cayman Holdco. As a result, Third Point Re accounts for its investment in the limited partnership under the variable interest model, in which TPRCL is not the primary beneficiary, at fair value in the consolidated balance sheet and records the change in the fair value in the consolidated statement of income (loss).

As of March 31, 2013, the estimated fair value of the investment in the limited partnership was $31.7 million (December 31, 2012—$91.3 million).

Third Point Loan LLC

Third Point Loan LLC (“Loan LLC”) serves as nominee of Third Point Re and other affiliated investment management clients of Third Point LLC for certain investments. Loan LLC has appointed Third Point LLC as its true and lawful agent and attorney. At March 31, 2013 and December 31, 2012, Loan LLC held $84.6 and $43.7 million, respectively, of Third Point Re’s investments which are included in investments in securities and in derivative contracts in our consolidated balance sheet. Third Point Re’s pro rata interest in the underlying investments registered in the name of the Loan LLC and the related income and expense are reflected accordingly in the accompanying consolidated balance sheet and the consolidated statement of net income (loss).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND SELLING SHAREHOLDERS

The following table indicates information as of                     , 2013 regarding the beneficial ownership of our common shares by:

•	each person, or group of persons, who is known to beneficially own more than 5% of any class of our common shares;

•	each of our directors;

•	each of the named executive officers;

•	all of our directors and executive officers as a group; and

•	other selling shareholders.

The selling shareholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The selling shareholders are selling              of the shares to be sold in this offering. To the extent we and the underwriters sell more than              shares, the selling shareholders have granted the underwriters an option to purchase              common shares. None of the Founders or our management will participate as selling shareholders in this offering.

The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as issued and outstanding all shares that a person would receive upon exercise of share options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as issued and outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Information with respect to beneficial ownership has been furnished below for each director, executive officer, or beneficial owner of more than 5% of our common shares. Except as otherwise noted below, the address for each person listed on the table is c/o Third Point Reinsurance Ltd., 96 Pitts Bay Road, Pembroke HM 08 Bermuda.

In computing the number of common shares beneficially owned by a person and the percentage ownership of that person, we deemed issued and outstanding common shares subject to options or warrants held by that person that are currently exercisable or exercisable within sixty days of the date set forth above. Shares issuable pursuant to stock options or warrants are deemed issued and outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After the Offering Assuming the Underwriters’ Option is Not Exercised		Shares Beneficially Owned After the Offering Assuming the Underwriters’ Option is Exercised in Full
Name and Address	Number of Shares	Percentage of Class(1)	Shares Being Offered	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class
5% Shareholders
KEP TP Holdings, L.P.(2)	4,110,708	5.22%	—	4,110,708		4,110,708
KIA TP Holdings, L.P.(2)	22,702,932	28.39%	—	22,702,932		22,702,932
Pine Brook LVR, L.P.(3)	13,406,820	16.90%	—	13,406,820		13,406,820
Daniel S. Loeb(4)	8,500,000	10.84%	—	8,500,000		8,500,000
P RE Opportunities Ltd.(5)	5,362,728	6.81%	—	5,362,728		5,362,728
Directors and Named Executive Officers			—
John R. Berger(6)	1,083,680	1.37%	—	1,083,680		1,083,680
Christopher L. Collins(2)	—	*	—	—		—
Mary R. Hennessy(7)	8,475	*	—	8,475		8,475
William Spiegel(3)	—	*	—	—		—
Joshua Targoff(8)	228,941	*	—	228,941		228,941
Steven E. Fass	108,475	*	—	108,475		108,475
J. Robert Bredahl(9)	546,561	*	—	546,561		546,561
Tonya Marshall(10)	91,200	*	—	91,200		91,200
Manoj K. Gupta(11)	91,200	*	—	91,200		91,200
Daniel V. Malloy III(12)	355,360	*	—	355,360		355,360
Michael McKnight(13)	72,960	*	—	72,960		72,960
Anthony Urban(14)	164,160	*	—	164,160		164,160
All executive officers and directors as a group (12) persons	2,532,071	3.21%	—	2,532,071		2,532,071
Selling Shareholders

*	Represents beneficial ownership of less than 1%.
(1)	Based on an aggregate of 78,432,132 common shares issued and outstanding as of March 31, 2013.
(2)

KEP TP Holdings, L.P. (“KEP TP”) and KIA TP Holdings, L.P. (“KIA TP”) also own warrants to purchase 278,042 and 1,535,596 common shares, respectively. KEP TP and KIA TP, due to their common control, could be deemed to beneficially own each of the other’s shares. Each of KEP TP and KIA TP disclaim such beneficial ownership. Mr. Collins could be deemed to share beneficial ownership of common shares owned by KEP TP and KIA TP by virtue of his status as a director of KEP VI (Cayman) GP Ltd., a business of which is serving as the general partner of KEP TP and of Kelso GP VIII (Cayman) Ltd., a business of which is serving as the general partner of the general partner of KIA TP. Mr. Collins shares investment and voting power with respect to the ownership interests owned by KEP TP and KIA TP, but disclaims beneficial ownership of such interests. The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022.
(3)

Pine Brook LVR, L.P. own warrants to purchase 906,820 common shares. The business address of Pine Brook LVR, L.P. is c/o Pine Brook Road Partners, LLC, 60 East 42nd Street, 50th Floor, New York, New York. Mr. Spiegel could be deemed to share beneficial ownership of common shares owned by Pine Brook LVR L.P. Mr. Spiegel disclaims beneficial ownership of the common shares, except to the extent of any direct pecuniary interest therein.

(4)	Of these shares, the Daniel S. Loeb 2010 Grantor Retained Annuity Trust No. 2 owns 300,000 shares, Third Point Advisors LLC owns 1,000,000 shares, Third Point Opportunities Master Fund L.P. owns 1,200,000 shares and the 2011 Loeb Family GST Trust owns 6,000,000 shares. Mr. Loeb has sole voting and dispositive power over the shares held by the Daniel S. Loeb 2010 Grantor Retained Annuity Trust No. 2, Third Point Advisors LLC, the 2011 Loeb Family GST Trust and Third Point Opportunities Master Fund L.P. Mr. Loeb disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. Mr. Loeb’s address is c/o Third Point, LLC, 390 Park Avenue, 18th Floor, New York, NY 10022.
(5)	PROL owns warrants to purchase 362,728 common shares. Permal Asset Management LLC (“PAM”) may be deemed to control PROL through the directors of PROL, who are affiliated with PAM, and accordingly PAM could be deemed to share beneficial ownership of common shares owned by PROL. PAM disclaims beneficial ownership of such interests. The business address of PROL is c/o HWR Services Ltd., P.O. Box 71, Road Town, Tortola, British Virgin Islands.
(6)	Includes options to purchase 346,560 common shares. Also includes 500,000 common shares held by JVC52, LLC which is a Delaware limited liability company. Mrs. Nathalie Berger, Mr. Berger’s wife, controls JVC52, LLC. Mr. Berger disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein, if any.
(7)	Includes options to purchase 8,474 common shares.
(8)	Includes the following shares that Mr. Targoff has the right to receive from Third Point LLC or one of its affiliates pursuant to Third Point LLC’s employee deferral compensation arrangements: (i) 125,000 common shares that Mr. Targoff currently has the right to receive on December 21, 2013 and (ii) 93,941 common shares with respect to which Mr. Targoff’s right to receive such shares vests ratably on December 31 in each year beginning with 2012. In each case, Mr. Targoff’s right to receive the shares described above is subject to certain conditions, including his continued employment with Third Point LLC. Pursuant to a contractual arrangement with an affiliate of Third Point LLC, Mr. Targoff has the right to direct the voting of all such shares, and may therefore be deemed to have beneficial ownership of such shares. Mr. Targoff disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any.
(9)	Includes options to purchase 346,560 common shares. Also includes 200,000 of our common shares held by the J. Robert Bredahl Irrevocable Insurance Trust. Mrs. Kimberly J. Bredahl, Mr. Bredahl’s wife, is the trustee of the J. Robert Bredahl Irrevocable Insurance Trust. Mr. Bredahl disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein, if any.
(10)	Includes options to purchase 91,200 common shares.
(11)	Includes options to purchase 91,200 common shares.
(12)	Includes options to purchase 255,360 common shares.
(13)	Includes options to purchase 72,960 common shares.
(14)	Includes options to purchase 164,160 common shares.

DESCRIPTION OF SHARE CAPITAL

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 45834. We were incorporated on October 6, 2011 under the name Third Point Reinsurance Ltd. Our registered office is located at 2 Church Street, Hamilton HM 11, Bermuda. Our agent for service of process in the United States in connection with this offering is Registered Agent Solutions, Inc.

The objects of our business are unrestricted, and the Company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

Share Capital

Upon the closing of this offering, our authorized share capital will consist of          common shares, par value $0.10 per share and              preference shares, par value $             per share. The following descriptions of our share capital, memorandum of association and bye-laws are intended as summaries only and are qualified in their entirety by reference to our memorandum of association and bye-laws, as they will become effective upon the completion of this offering and as filed as exhibits to the registration statement, of which this prospectus forms a part, and to applicable Bermuda law. The descriptions of our common shares reflect changes to our capital structure that will occur upon the closing of this offering.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.

Common Shares

Common shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange. Under certain circumstances and subject to the provisions of Bermuda law and our bye-laws, we may be required to make an offer to repurchase shares held by members. All shares sold pursuant to this offering will be, when issued, fully paid and non-assessable.

Dividend Policy

The board may, subject to Bermuda law and our bye-laws, declare a dividend to be paid to our members as of a record date determined by the board, in proportion to the number of shares held by such holder. No unpaid dividend shall bear any interest.

Voting Rights

In general, and subject to the adjustments described below, members will have one vote for each share held by them and will be entitled to vote, on a non-cumulative basis, at all meetings of members.

Under our bye-laws if, and so long as, the votes conferred by the “Controlled Shares” (as defined below) of any person would otherwise cause such person (or any other person) to be treated as a “9.5% Shareholder” (as defined below) with respect to any matter (including, without limitation, election of directors), the votes conferred by the Controlled Shares owned by shareholders of such person’s “Controlled Group” (as defined below) will be reduced (and will be automatically reduced in the future) by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares of such person will not result in any other person being treated as a 9.5% Shareholder with respect to the vote on such matter. These reductions will be made pursuant to formulas provided in our bye-laws, as applied by the board within its discretion. Under these provisions certain members may have their voting rights limited to less than one vote per share, while other members may have voting rights in excess of one vote per share.

“Controlled Shares” means, in reference to any person, all shares that such person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of any U.S. Person, constructively (within the meaning of Section 958(b) of the Code); “Controlled Group” means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other member any of whose shares are included in the Controlled Shares of such person; “9.5% Shareholder” means a U.S. Person that (a) owns (within the meaning of Section 958(a) of the Code) any shares and (b) owns, is deemed to own, or constructively owns Controlled Shares which confer votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares.

In addition, our bye-laws provide that the board may determine that certain shares shall not carry voting rights or shall have reduced voting rights to the extent that the board reasonably determines, by the affirmative vote of a majority of the directors, that it is necessary to do so to avoid any adverse tax consequences or materially adverse legal or regulatory treatment to us, any of our subsidiaries or any member or its affiliates, provided that the Board will use reasonable efforts to ensure equal treatment to similarly situated members to the extent possible under the circumstances.

Our bye-laws authorize us to request information from any member for the purpose of determining whether a member’s voting rights are to be adjusted as described above. If, after a reasonable cure period, a member fails to respond to a request by us for information or submits incomplete or inaccurate information in response to a request, the board may eliminate the member’s voting rights. A member will be required to notify us in the event it acquires actual knowledge that it or one of its investors is the actual, deemed or constructive owner of 9.5% or more of our controlled shares.

Before the date of this prospectus, there has been no public market for our common shares.

Certain Bye-laws Provisions

The provisions of our bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of such persons’ terms.

Number of Directors. Our bye-laws provide that the board shall have not less than seven directors or such number in excess thereof as our board of directors may determine.

Classified Board of Directors. Upon completion of this offering, in accordance with the terms of our bye-laws, our board will be divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. Our bye-laws will further provide that the authorized number of directors may be changed only by resolution of the board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Also, for so long as a Lead Investor holds shares representing at least 25% of the total number of shares held by such Lead Investor as of December 11, 2011, such Lead Investor shall have the right to appoint one Class III director to the board at each annual general meeting at which the term of such Lead Investor’s appointee expires. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Removal of Directors. Following this offering, our bye-laws will provide that for so long as the Lead Investors and the Loeb Entities collectively control 35% or more of our outstanding share capital, directors can be removed with or without cause by a majority vote of shareholders. After Kelso, Pine Brook and the Loeb Entities, taken together, cease to control 35% or more of our outstanding share capital, our directors may be removed only for cause by the affirmative vote of the holders of at least a 50% of our voting shares. Any vacancy on our board, including a vacancy resulting from an enlargement of our board, may be filled only by vote of a majority of our directors then in office, provided that in the event the vacancy to be filled is for a Lead Investor’s appointee, then such Lead Investor shall have the right to appoint the director to fill such vacancy. In addition, Daniel S. Loeb, Kelso, Pine Brook and PROL each shall have the right to appoint one of its representatives to attend board meetings in an observer capacity.

No Shareholder Action by Written Consent. Our bye-laws will provide that after our Lead Investors and the Loeb Entities cease to collectively control 35% or more of our issued and outstanding share capital, shareholder action may be taken only at an annual meeting or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder meeting could delay, prevent or invalidate shareholder action.

Shareholder Advance Notice Procedure. Our bye-laws will establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. The bye-laws will provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the shareholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the shareholder’s notice must be delivered to or mailed and received by us not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. The notice must include the following information:

•	the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

•

a representation that the shareholder is a holder of record of our share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

•

if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;

•

such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, or the matter had been proposed, or intended to be proposed, by the board of directors;

•	if applicable, the consent of each nominee to serve as a director if elected; and such other information that the board of directors may request in its discretion; and

•	such other information that the board of directors may request in its discretion.

Amendments to Memorandum of Association and Bye-laws. Amendments to our bye-laws will require an affirmative vote of majority of our board and a majority of the outstanding shares then entitled to vote at any annual or special meeting of shareholders. Amendments to our memorandum of association will require an affirmative vote of majority of our board and 66.67% of the outstanding shares then entitled to vote at any annual or special meeting of shareholders. Our bye-laws will also provide that, specified provisions of our bye-laws may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66.67% of the issued and outstanding shares then entitled to vote at any annual or special meeting of shareholders, including the provisions governing voting, the election of directors, our classified board, director removal and amendments to our bye-laws and memorandum of association.

In addition, no amendment to the bye-laws or memorandum of association which would have a material adverse effect on the rights of Kelso, Pine Brook or Daniel S. Loeb may be made without such party’s consent, but only for so long as such party holds a number of shares equal to at least 25% of the total number of shares held by such party on December 22, 2011.

These provisions make it more difficult for any person to remove or amend any provisions in our memorandum of association and bye- that may have an anti-takeover effect.

Business Combinations. Our bye-laws will provide that we are prohibited from engaging in any “business combination” with any “interested shareholder” for a period of three years following the time that the shareholder became an interested shareholder without the approval by the board and the authorization at an annual or special general meeting, by the affirmative vote of at least 66.67% of our issued and outstanding voting shares that are not owned by the interested shareholder unless:

•

prior to the time that the person became an interested shareholder, the board approved either such business combination or the transaction which resulted in the person becoming an interested shareholder; or

•

upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the number of our issued and outstanding voting shares at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

Our bye-laws will define “business combination” to include the following:

•	any merger or consolidation of the Company with the interested shareholder or its affiliates;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of our assets involving the interested shareholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by us of any share of the Company to the interested shareholder;

•	any transaction involving the us that has the effect of increasing the proportionate share of any class or series of our shares beneficially owned by the interested shareholder; or

•	any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

An “interested shareholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the issued and outstanding voting shares of the Company.

Consent to Special Actions. Our bye-laws provide that we shall not and shall cause TP Re not to enter into any transaction with any (i) our affiliates, (ii) shareholder and/or director, officer, employee, and/or affiliate of any shareholder, and/or (iii) director, officer, employee, and/or affiliate of any of the foregoing without the prior written consent of Kelso, Pine Brook and Daniel S. Loeb for so long as such entity holds shares representing at least 25% of the shares respectively held by it on December 22, 2011.

Meetings of Shareholders. Our annual general meeting will be held each year. A special general meeting will be held when, in the judgment of the Chairman, any of our two directors, any director and our secretary or the board, such a meeting is necessary. In addition, upon receiving a requisition from holders of at least 1/10th of our voting shares, the board shall convene a special general meeting. At least two or more persons representing more than 50% of our aggregate voting power must be present to constitute a quorum for the transaction of business at a general meeting, provided that if we shall at any time have only one member, one member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time. As determined according to certain adjustments of voting power specified in our bye-laws (see “—Voting Rights”), questions proposed for consideration by the shareholders will be decided by the affirmative vote of the majority of the votes cast.

Repurchase of Shares. Our bye-laws provide that, if at any time following the first anniversary of the completion of this offering, the average of our closing price per share on NYSE (or such other principal stock exchange or automated quotation system on which our shares are then traded) for each trading day in the then most recent 12 month period is 90% or less than the book value per our shares, we will make offers, from time to time, to repurchase, in the open market or in a tender offer, a number of its shares that, when combined with all prior similar repurchases, does not exceed 15% of sum of (a) the number of shares outstanding offer such repurchase and (b) the aggregate number of shares repurchased, provided that the majority of the members of the board other than Daniel S. Loeb and the directors affiliated with or employed by Third Point LLC or its affiliates (such disinterested directors, the “Disinterested Board Members”) may, in their sole discretion, determine not to offer to make such a repurchase. Any such offer to repurchase shall be for a price per share determined by the board, but in no event greater than the book value per share, provided that we will not make any such offers to the extent our repurchase of shares (A) does not comply with the Companies Act, or (B) would result in (i) an adverse ratings action against us or Third Point Re by A.M. Best, or (ii) any adverse action against us or Third Point Re by any regulatory authority.

Market Listing

We intend to apply for listing our common shares on the NYSE under the symbol “TPRE.”

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common shares will be             .

COMPARISON OF SHAREHOLDER RIGHTS

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their shareholders. The following is a summary of certain significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their shareholders.

Duties of Directors

The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our board. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company, and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders or members, creditors, or any class of either shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the company. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the company and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the company.

Interested Directors

Bermuda law and our bye-laws provide that a transaction entered into by us in which a director has an interest will not be voidable by us and such director will not be liable to us for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws require directors to recuse themselves from any discussion or decision involving another firm or company with which the director is affiliated or other matters with respect to which the director has a personal conflict.

Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter or (iii) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Generally, except as otherwise provided in the bye-laws or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast, except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held, except in cases where voting rights are reduced as described under “Risk Factors—Rules Relating to this offering of our common shares—Provisions in our bye-laws may reduce or increase the voting rights of our shares”

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each shareholder is entitled to one vote for each share of stock held by the shareholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for shareholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors.

Amalgamations, Mergers and Similar Arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote on such transaction. A shareholder of a company participating in certain merger and consolidation transactions may, under certain circumstances, be entitled to appraisal rights, such as having a court to determine the fair value of the stock or requiring the company to pay such value in cash. However, such appraisal right is not available to shareholders if the stock received in such transaction is listed on a national securities exchange, including either the New York Stock Exchange or the Nasdaq Global Market.

Takeovers

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•

By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•

By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•

Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting shareholders of the subsidiary are entitled to certain appraisal rights. Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested shareholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws.

Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for this purpose.

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) transactions from which such director derived an improper personal benefit.

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.

Special Meeting of Shareholders

Under our bye-laws, a special general meeting will be held when, in the judgment of the Chairman, any of our two directors or, any director and our secretary or the board, decide such a meeting is necessary. In addition, upon receiving a requisition from holders of at least 1/10th of our voting shares, the board shall convene a special general meeting.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

Notice of Shareholder Meetings

Bermuda law requires that shareholders be given at least five days’ advance notice of any general meeting. Under Delaware law, a company is generally required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

Dividends and other Distributions

Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the company’s assets would thereby be less than its liabilities. “Contributed surplus” is defined for purposes of section 54 of the Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of members of a company is also open to inspection by shareholders and members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law requires that a company, within 10 days before a meeting of shareholders, prepare and make available a complete list of shareholders entitled to vote at the meeting. This list must be open to the examination of any shareholder for any purpose relating to the meeting for a period of at least 10 days prior to the meeting during ordinary business hours and at the principal place of business of the company. Delaware law also permits a shareholder to inspect the company’s books and records if the shareholder can establish that he or she is a shareholder of the company, the shareholder has complied with Delaware law with respect to the form and manner of making demand for inspection of corporate records and the inspection by the shareholder is for a proper purpose.

Shareholder Proposals

Under Bermuda law, shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting, although restrictions may be included in a Delaware corporation’s certificate of incorporation or bylaws.

Amendment of Memorandum of Association/Certificate of Incorporation

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders’ meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s original certificate of incorporation.

Amendment of Bye-laws

Our bye-laws provide that the bye-laws may only be amended upon a resolution approved by the board and a resolution approved by the members of the Company. In addition, no amendment to the bye-laws which would have a material adverse effect on the rights of Kelso, Pine Brook or Daniel S. Loeb may be made without such party’s consent but only for so long as such party holds a number of shares equal to at least 25% of the total number of shares held by such party on December 22, 2011. Following this offering, certain amendments related to voting, the election of directors, board classification, removal of directors and amendments to the bye-laws and memorandum of association will require an affirmative vote of not less than 66.67% of the directors then in office and a resolution of the shareholders including the affirmative vote of not less than 66.67% of the votes attaching to all shares outstanding.

Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.

Dissolution

Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Bermuda Registrar of Companies. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all shareholders entitled to vote thereon consent in writing to such dissolution.

COMMON SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common shares. Sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices of our common shares. Some of our common shares will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale some of which are described below. Sales of substantial amounts of common shares in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

After this offering,          of our common shares will be issued and outstanding. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining          common shares that will be issued and outstanding after this offering are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Lock-up Agreements

We, certain of our officers and directors and the selling shareholders have agreed with the underwriters not to dispose of or hedge any of the common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC. These agreements are described below under “Underwriting (Conflicts of Interest).”

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any of our common shares that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common shares by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell common shares acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Approximately          of our common shares that are not subject to the lock-up agreements described above will be eligible for sale under Rule 144 immediately upon the closing of this offering.

Beginning 90 days after the date of this prospectus, and subject to the lock up agreements described above, our affiliates who have beneficially owned our common shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1% of the number of our common shares then issued and outstanding, which will equal approximately          shares immediately after this offering, assuming an initial public offering price of $          per share (which is the mid-point of the price range set forth on the cover page of this prospectus); and

•

the average weekly trading volume in our common shares on the NYSE during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Any of our employees, officers or directors who acquired shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire.

Equity Incentive Plans

As of March 31, 2013, we had outstanding 10,666,139 options to purchase common shares, of which 1,585,549 options to purchase common shares were vested, and 755,816 shares were authorized for future issuance under our Share Incentive Plan (the “Plan”). Following this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all of the common shares issuable upon exercise of outstanding options as well as all common shares reserved for future issuance under our equity plans. Please see “Executive Compensation” for additional information regarding these plans. Common shares issued under any S-8 registration statement will be available for sale in the public market, subject to the Rule 144 provisions applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

Warrants

During 2011, the Founders and Aon provided insurance industry expertise, resources and relationships to ensure that we would be fully operational with key management in place in time for the January 2012 treaty season. In consideration for their commitments, we reserved for issuance warrants to the Founders and Aon to purchase, in the aggregate, up to 4,651,163 common shares. The warrants represent, in the aggregate, 4.0% (Founders 3.5% and Aon 0.5%) of the fully diluted shares of the Company. The warrants will expire 10 years from the date of issuance on December 22, 2011, and will be exercisable at a price per share of $10.00, equal to the price per share paid by investors in the private offering.

Registration Rights

The holders of our currently issued and outstanding common shares are entitled to certain rights with respect to the registration of those shares under the Securities Act pursuant to the Registration Rights Agreement. For a description of these registration rights, please see “Certain Relationships and Related Party Transactions—Related Person Transactions—Registration Rights Agreement.” If these shares are registered, they will be freely tradable without restriction under the Securities Act unless acquired by us or one of our affiliates.

CERTAIN TAX CONSIDERATIONS

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

United States Federal Income Tax Considerations

The following discussion summarizes certain United States federal income tax considerations relating to the Company and its subsidiaries (referred to herein as the “Group”) and to buying, holding and selling the shares of the Company issued in this offering. The legal conclusions as to matters of U.S. federal income tax law included in this discussion are, subject to the limitations, qualifications and assumptions set forth below, the opinion of our tax counsel, Debevoise & Plimpton LLP. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated under the Code (“Regulations”), court decisions, administrative interpretations and the tax treaty between the United States and Bermuda (the “Bermuda Treaty”), all as currently in effect. Court decisions and administrative interpretations are not necessarily binding on the IRS. The Code, Regulations, administrative interpretations, court decisions and the Bermuda Treaty are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative changes could affect the information, beliefs and conclusions in this summary. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. Unless otherwise expressly provided herein, the tax consequences under United States state and local tax laws and foreign tax laws are not addressed. This discussion is not a complete analysis of all of the tax considerations that may be relevant to the decision to acquire our shares.

Unless otherwise expressly stated herein, this discussion only addresses United States federal income tax considerations relevant to a “United States person” (as defined below) who holds our shares as “capital assets” within the meaning of Section 1221 of the Code (a “U.S. Holder”). Unless otherwise expressly stated herein, references to our shares refer only to the shares issued in this offering. Unless otherwise noted, this discussion does not address aspects of United States federal income taxation that may be relevant to a shareholder that is subject to special rules such as:

•	an investor that is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a broker or dealer in securities or foreign currencies;

•	an investor that holds shares not issued in this offering;

•	a trader in securities that elects to apply a mark to market method of tax accounting; or

•	a shareholder that holds our shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction.

For the purposes of this discussion, a “United States person” means an investor who beneficially owns one or more of our shares and who is:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes that was created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

•	any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Prospective investors that are partnerships or partners in a partnership are strongly urged to consult their own tax advisors regarding the particular consequences of owning our shares.

United States Federal Income Taxation of the Company and Third Point Re

The Group believes that its activities, as contemplated, will not constitute being engaged in the conduct of a trade or business within the United States, although there can be no assurance the IRS will not successfully assert that the Group is engaged in the conduct of a trade or business within the United States. Because the Group believes that it will not be engaged in the conduct of a trade or business within the United States, the Group does not expect to be subject to United States federal income tax, except as described below.

The determination as to whether the Group is engaged in the conduct of a trade or business within the United States is factual in nature and must be made annually. Neither the Code nor the applicable Regulations provide a general definition of what constitutes being engaged in the conduct of a trade or business within the United States, and the limited case law on the subject does not provide definitive guidance. The case law that exists generally provides that a foreign corporation will be treated as engaged in the conduct of a trade or business within the United States if it regularly and continuously carries out business activities in the United States.

If deemed to be engaged in the conduct of a trade or business within the United States, the Company and/or Third Point Re generally would become subject to United States federal income tax on their taxable income treated as “effectively connected” to such trade or business and such income would be taxed at regular corporate rates. In addition, the Company and/or Third Point Re would become subject to United States branch profits tax on their earnings and profits that are both “effectively connected” with their trade or business in the United States, with certain adjustments, and deemed repatriated out of the United States. The highest marginal United States federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the “branch profits” tax. The United States federal income tax liability of the Company and/or Third Point Re would generally be computed in the same manner that applies to the income of a United States corporation, except that deductions and credits would generally only be available for tax years where United States income tax returns were filed. If the Company and/or Third Point Re were deemed to be engaged in the conduct of a trade or business within the United States, the Company and/or Third Point Re may be subject to penalties if they fail to file tax returns.

The United States and Bermuda currently are parties to the Bermuda Treaty, which relates to the taxation of insurance enterprises. If Third Point Re is entitled to the benefits under the Bermuda Treaty, Third Point Re would not be subject to U.S. federal income tax on any income found to be effectively connected with the conduct of a trade or business within the United States unless that trade or business is conducted through a permanent establishment in the United States. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. Third Point Re intends to conduct its activities in such a manner as to minimize the risk that it will be considered as having a permanent establishment in the United States, although there can be no assurance that it will achieve this result. An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens (the “Bermuda Treaty Benefits Test”). It is not certain whether Third Point Re will be entitled to the benefits under the Bermuda Treaty because it cannot be predicted whether its ownership will be such as to satisfy the Bermuda Treaty Benefits Test.

Even if the Group is not engaged in the conduct of a trade or business within the United States, the Group will be subject to United States federal income tax on certain fixed or determinable annual or periodical gains, profits and income, such as dividends and certain interest on investments, if any, from sources within the United States. Generally, this tax is imposed by withholding 30% of the payments, or deemed payments, to the Group that are subject to this tax, and is eliminated with respect to certain types of United States source income, such as interest on certain debt instruments. If the Group is treated as engaged in the conduct of a trade or business within the United States, the 30% withholding tax only applies to payments that are not effectively connected with such trade or business.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to Third Point Re with respect to insureds located in the United States at a rate of (i) 4% for direct casualty insurance and indemnity bond premiums and (ii) 1% for reinsurance premiums and for direct insurance premiums for life, sickness and accident policies and annuity contracts. It is the position of the IRS that such tax applies each time such a U.S. risk is insured, reinsured or retroceded (even if the relevant agreement is between two non-U.S. entities).

United States Federal Taxation of Holders Taxation of Dividends

Subject to the discussion below regarding passive foreign investment companies, controlled foreign corporations and related person insurance income, cash distributions paid with respect to our shares will constitute ordinary dividend income to a U.S. Holder to the extent paid out of current or accumulated earnings and profits, and U.S. Holders generally will be subject to United States federal income tax upon receipt of such dividends. Dividends paid to certain non-corporate U.S. Holders (including individuals) generally will be taxable at a maximum rate of 20% if the dividends constitute “qualified dividend income” and the U.S. Holder holds the shares for more than 60 days out of the 121-day period that begins 60 days before the ex-dividend date and meets certain other requirements.

Any dividends paid on our shares generally will constitute “qualified dividend income” if our shares are readily tradable on an established securities market in the United States. Dividends paid on our shares generally will not be eligible for the dividends received deduction.

Certain U.S. Holders that are individuals, estates or trusts are subject to an additional tax at the rate of 3.8% on all or a portion of their “net investment income,” which may include all or a portion of their income arising from a distribution with respect to our shares and gain upon the sale, exchange or other disposition of such shares.

To the extent distributions on our shares are made that exceed the current and accumulated earnings and profits of the Company, U.S. Holders will be treated as having received a return of their tax basis in their shares, and any amount distributed by the Company in excess of a U.S. Holder’s tax basis generally will be treated as gain from the sale of a capital asset.

Prospective investors are strongly urged to consult with their own tax advisors regarding the taxation of any dividends on the shares of the Company.

Passive Foreign Investment Companies

In general, a foreign corporation is treated as a passive foreign investment company (“PFIC”) if 75% or more of its gross income constitutes “passive income” (as defined below) or 50% or more of its assets produce, or are held for the production of, passive income.

In determining whether the Company and/or Third Point Re will be treated as a PFIC, each of the Company and Third Point Re is treated as if it directly owned its proportionate share of the assets and received its proportionate share of the income of any other corporation of which it is a 25% or greater shareholder (by value). Under this look-through rule, the Company is deemed to own its proportionate share of the assets and to have received its proportionate share of the income of Third Point Re. Because of the substantial majority of the Company’s assets are the shares of Third Point Re, the Company believes that it should not be considered a PFIC if Third Point Re is not considered a PFIC.

For purposes of the PFIC tests, “passive income” generally includes interest, dividends, annuities and other investment income. The PFIC rules contain an express exception for income that is derived in the active conduct of an insurance business by a corporation predominantly engaged in an insurance business (the “Insurance Company Exception”).

The Insurance Company Exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. However, there is very little authority as to what constitutes the active conduct of an insurance business or being predominantly engaged in such business. In particular, there is uncertainty as to what constitutes the appropriate levels of financial reserves and risk transfer with respect to an insurance contract, and the appropriate level of insurance business activity with respect to an insurance company. Therefore, income derived by the Group could be considered passive income derived outside of the active conduct of an insurance business if it is earned from investments that are attributable to financial reserves in excess of the reasonable needs of the Group’s insurance business or from non-traditional insurance activities that do not contain sufficient risk transfer, or if the Group were found not to be predominantly engaged in an active insurance business under U.S. tax principles.

The Group believes that its financial reserves will be consistent with industry standards and will not be in excess of the reasonable needs of the Group’s insurance business. The Group also believes that it will be actively engaged in insurance activities that involve sufficient transfer of risk. However, there can be no assurance that the IRS will agree with the Group’s position and will not assert that the Group does not qualify for the Insurance Company Exception in any year, or that, if the IRS were to make such an assertion, that the IRS’ position would not ultimately be sustained by the courts. Moreover, our expectation with respect to any taxable year will be based on the amount of risk that we expect to underwrite during that year. If we are unable to underwrite a sufficient amount of risk for any taxable year, the Company and/or Third Point Re might be a PFIC. Furthermore, in certain circumstances, we may seek to manage the volatility of our reinsurance results by writing policies that contain certain contractual terms and conditions (such as loss ratio caps), which may cause the IRS to assert that such policies lack sufficient risk transfer to constitute insurance for United States federal income tax purposes, increasing the risk that the Company and/or Third Point Re may be treated as a PFIC. In addition, the IRS may issue regulatory or other guidance that applies on either a prospective or retroactive basis under which the Group could fail to qualify for the Insurance Company Exception. The IRS announced in Notice 2003-34 that it intends to scrutinize the activities of purported insurance companies organized outside the United States, including insurance companies that invest a significant portion of their assets in alternative investment strategies, and will apply the PFIC rules where it determines a foreign corporation is not an insurance company for United States federal income tax purposes. Accordingly, there can be no assurance that the Company and Third Point Re will not be treated as PFICs for any taxable year. Counsel to the Group is not providing an opinion regarding the

Group’s PFIC status due to the absence of applicable authority regarding the Insurance Company Exception and the dependence of the Group’s PFIC status on the actual operational results and other relevant facts for each taxable year. Prospective investors are urged to consult their own tax advisors to assess their tolerance of this risk.

In the event that final regulations under Section 1298(f) of the Code are published, U.S. Holders may be required (possibly retroactively) to file an annual information report with respect to any PFICs in which they own a direct or indirect interest on IRS Form 8621.

If the Company and Third Point Re are treated as PFICs, U.S. Holders may be able to mitigate certain of the negative tax consequences if they are able to make: (i) a timely qualified electing fund (“QEF”) election; (ii) a protective QEF election; or (iii) a mark to market election with respect to the first taxable year in which the Company and Third Point Re are considered PFICs during the U.S. Holder’s holding period in its shares.

As described below, the availability of these elections is uncertain as a matter of law and in certain cases requires that the Group provide certain information to U.S. Holders. The Group will notify its U.S. Holders if the Group concludes in any year that the Company and/or Third Point Re are likely to be treated as PFICs. In addition, the Group intends to provide its U.S. Holders each year, upon request, with the information required for making a QEF election or protective QEF election. Upon the determination by the Group that the Company and/or Third Point Re are likely to be treated as PFICs for such year, the Group intends to provide such information on the Group’s web site. The Company may hold, directly or indirectly, interests in other entities that are treated as PFICs with respect to a U.S. Holder. The Company intends to use reasonable commercial efforts to cause any such entity to provide information that is necessary under currently applicable U.S. Treasury regulations for U.S. Holders to make a separate QEF election with respect to such entity. However, if the Company does not control, directly or indirectly, such entity, the Company may not be able to cause such entity to provide such information, in which event a QEF election with respect to such entity generally will not be available. In such event, the rules described below under “Treatment Absent a Timely QEF Election” generally will apply to direct and indirect dispositions of the Company’s interest in such entity (including a disposition by a U.S. Holder of Ordinary Shares and a disposition by the Company of its interest in such entity) and distributions by such entity.

Treatment Absent a Timely QEF Election

If the Company and Third Point Re are treated as PFICs, a U.S. Holder that does not make a QEF election generally will be subject to a special tax and an interest charge upon the sale of its shares or receipt of an “excess distribution” with respect to its shares. A U.S. Holder will be treated as receiving an “excess distribution” if the amount of the distributions received by the U.S. Holder in any taxable year is more than 125% of the average annual distributions paid by the Company with respect to its shares during the three preceding taxable years (or the period in which the U.S. Holder held such shares if shorter).

In addition, a portion of any gain recognized by a U.S. Holder upon the sale of our shares may be recharacterized as ordinary income. Further, any dividends received from the Company, if the Company is treated as a PFIC, will not constitute qualified dividend income and will not be eligible for the reduced 20% rate of tax even if such rate would be available otherwise. If a U.S. Holder holds our shares during any taxable year in which the Company and Third Point Re are treated as PFICs, such shares will generally be treated as stock in a PFIC for all subsequent years. In addition, a U.S. Holder that holds our shares during any period in which the Company and Third Point Re are treated as PFICs will be treated as owning a proportionate amount of the stock of Third Point Re for purposes of applying the PFIC rules to such U.S. Holder.

Timely QEF Election

If the Company and Third Point Re are treated as PFICs, a U.S. Holder that timely makes a QEF election will be currently taxable on its pro rata share of the Group’s ordinary earnings and net capital gain regardless of whether the Company makes any distributions. Such U.S. Holder’s basis in its shares will be increased to reflect such taxed but undistributed income, and any subsequent distributions of previously taxed income will reduce its basis and will not be taxed again as a distribution to such U.S. Holder.

In general, a U.S. Holder that makes a QEF election must annually file a separate IRS Form 8621 for each PFIC in which such U.S. Holder is a direct or indirect owner during the year with its United States federal income tax return. A U.S. Holder that wishes to make a QEF election must make such election on a timely filed IRS Form 8621 for the first taxable year for which the election is to be effective. Prospective investors are strongly urged to consult with their own tax advisors regarding the mechanics and effects of making a QEF election.

Protective QEF Election

In certain circumstances, a U.S. Holder may be able to make a retroactive QEF election at a later date. However, a retroactive QEF election may not be available to a U.S. Holder if it has not previously preserved its right to make such an election. A U.S. Holder may preserve its right to make a retroactive QEF election by filing a protective statement signed under penalty of perjury with the IRS for the first taxable year in which such U.S. Holder acquires our shares, if the U.S. Holder reasonably believes that the Company and Third Point Re are not PFICs for the taxable year. The protective statement must generally contain statements describing: such U.S. Holder’s basis for its reasonable belief that the Company and Third Point Re were not PFICs for their taxable year ending with or within such U.S. Holder’s first taxable year to which the protective statement applies; an agreement to extend the periods of limitations on the assessment of such U.S. Holder’s PFIC related taxes for all taxable years to which the protective statement applies; such U.S. Holder’s name, address and certain identifying information with respect to such U.S. Holder and to the Group; and information and representations regarding the highest percentage of shares of each class of shares that such U.S. Holder held directly or indirectly during its first taxable year to which the protective statement applies.

In general, filing the protective statement with respect to a taxable year does not obligate a U.S. Holder to include its pro rata share of the Group’s earnings in income for such taxable year if the Company and Third Point Re are not treated as PFICs for such taxable year. The filing simply preserves a U.S. Holder’s ability to make a retroactive QEF election with respect to such taxable year and may protect such U.S. Holder from some of the more severe penalties under the PFIC rules. If a U.S. Holder makes a valid retroactive QEF election with respect to its shares and the Company and Third Point Re are treated as PFICs, such U.S. Holder will be taxed on its cumulative annual pro rata share of the Group’s ordinary earnings and net capital gains (regardless of whether any distributions were received) as if such U.S. Holder made such elections on a timely basis (i.e., on a non-retroactive basis), plus an interest charge to eliminate the tax deferral arising from the retroactive election.

In light of the uncertainty and lack of guidance regarding the application of the PFIC rules to companies engaged in an insurance business, a U.S. Holder may wish to consider filing a protective statement with respect to the Company and Third Point Re for the first taxable year in which such U.S. Holder holds our shares in order to preserve the ability to make a retroactive QEF election, if otherwise eligible to make such election. Prospective investors are strongly urged to consult with their own tax advisors regarding the mechanics and effects of filing a protective statement with respect to their interests in the Company and Third Point Re and of making a retroactive QEF election in the event it is subsequently determined that the Company and Third Point Re are deemed to be PFICs in any particular year.

Mark to Market Election

If our shares are treated as “marketable stock,” U.S. Holders may make a mark to market election. A U.S. Holder that makes a mark to market election will not be subject to the PFIC rules described above. Instead, such U.S. Holder will include as ordinary income or loss the difference between the fair market value of its shares at the end of the taxable year and its adjusted basis in the shares. However, ordinary losses will be limited to the net amount previously included in income as a result of the mark to market election. Such U.S. Holder’s basis in its shares will be adjusted to reflect any such income or loss amounts. The mark to market election is only available if our shares are regularly traded on certain United States securities exchanges or other exchanges designated by the United States Treasury. Our shares will be treated as regularly traded for a calendar year if they are traded for at least 15 days during each calendar year quarter.

In addition, it is unclear whether the mark to market election is available to a publicly-traded holding company, which the Company will be upon the consummation of an IPO, that becomes a PFIC on account of its lower-tier PFIC subsidiaries. The Code and the Regulations currently do not allow a mark to market election with respect to the stock of lower-tier PFICs that are non-marketable. There is also no provision that specifically provides that a mark to market election with respect to the stock of a publicly-traded holding company effectively exempts the indirect shareholders of lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. The Group believes that, because the fair market value of the stock of a holding company generally includes the fair market value of the stock of its subsidiaries, it would be reasonable for a U.S. Holder to take the position that a mark to market election made with respect to the stock of the holding company should apply to remove the lower-tier PFICs from the general PFIC rules. However, there can be no assurance that the IRS will agree with this position. In the case of a U.S. Holder that has not made a proper QEF election in the first year but makes a mark to market election in the following year, with respect to that following year, gain upon disposition of our shares, deemed gain under the mark to market regime or “excess distributions” generally will be subject to the special tax and interest charges of the PFIC rules.

Potential investors are strongly urged to consult their own tax advisors to determine whether the mark to market tax election will be available and the consequences resulting from such election.

Possible Classification of the Company and/or Third Point Re as Controlled Foreign Corporations

Each “United States 10% Shareholder” (as defined below) that owns, directly or indirectly through foreign entities, shares of a foreign corporation that is a “controlled foreign corporation” (“CFC”) for an uninterrupted period of 30 days or more during any taxable year is required to include in its gross income for United States federal income tax purposes as ordinary income its pro rata share of the CFC’s “subpart F income” (as defined below) for such year. A United States 10% Shareholder is a United States person who owns (directly, indirectly through foreign entities or constructively) 10% or more of the total combined voting power of all classes of stock of a foreign corporation.

Subpart F income generally includes passive investment income, such as interest, dividends, and certain rent and royalties, and certain insurance income, including underwriting and investment income that is attributable to the issuing or reinsuring of any insurance or annuity contract, and that, absent an exception, generally would be taxed under the insurance company provisions of the Code if such income were the income of a United States insurance company.

The Group expects that all of its income will be subpart F income. Subpart F income inclusion generally is applicable to United States 10% Shareholders that have a direct or indirect ownership interest in a CFC on the last day of the taxable year of the CFC. The subpart F income inclusion is required even if the subpart F income is not distributed. In addition, United States 10% Shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of United States property. Under the proposed regulations, an inclusion of subpart F income by a United States 10% shareholder will not be treated as a dividend for purposes of calculating the 3.8% tax on “net investment income” described above under “Taxation of Dividends.” However, actual distributions with respect to such income, which as previously taxed income will not be subject to U.S. federal income tax, will be treated as dividends for purposes of calculating net investment income and this 3.8% tax.

In general, a foreign corporation is treated as a CFC only if its United States 10% Shareholders collectively own more than 50% of the total combined voting power or total value of the corporation’s stock. However, for purposes of taking into account subpart F insurance income, a foreign corporation such as Third Point Re generally will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by United States 10% Shareholders.

The Company’s and Third Point Re’s Articles provide voting limitations designed to reduce the risk that the Company and Third Point Re would be considered CFCs. With those limitations, the Group believes that the Company and Third Point Re should either not be treated as CFCs or, if so treated by virtue of attribution rules, should not be treated as having United States 10% Shareholders for purposes of including Subpart F insurance income. However, because of the complexity of the attribution rules contained in the Code and the uncertainty of the effectiveness of these voting limitations, there can be no assurance that this will be the case.

If the Company and Third Point Re are CFCs, the rules relating to PFICs generally would not apply to a U.S. Holder that is a United States 10% Shareholder. However, certain subpart F income may be taxable at higher rates than if such income were taxable income of a PFIC with respect to which a valid QEF election has been made.

Potential investors are strongly urged to consult their own tax advisors to determine whether their ownership of our shares will cause them to become a United States 10% Shareholder and the impact of such a classification.

Related Person Insurance Income

A different definition of CFC is applicable in the case of a foreign corporation which earns related person insurance income (“RPII”). RPII is subpart F insurance income of a foreign corporation attributable to insurance policies or reinsurance contracts where the person that is directly or indirectly insured or reinsured is a United States person who owns, directly or indirectly through foreign entities, any amount of stock in such foreign corporation (a “RPII Shareholder”) or a “related person” (as defined below) to such RPII Shareholder. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by a RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. Control is defined as ownership of more than 50% of either the value or voting power of the stock of a person after applying certain constructive ownership rules.

For purposes of taking into account RPII, and subject to the exceptions described below, Third Point Re will be treated as a CFC if RPII Shareholders collectively own, indirectly, 25% or more of the total combined voting power or value of Third Point Re’s stock on any day during a taxable year. If Third Point Re is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, a U.S. Holder that owns our shares on the last day of any such taxable year must include in gross income for United States federal income tax purposes such U.S. Holder’s allocable share of RPII of Third Point Re for the entire taxable year, subject to certain modifications.

RPII Exceptions

The RPII rules do not apply if: (i) direct and indirect insureds and persons related to such insureds, whether or not United States persons, own, or are treated at all times during the taxable year as owning, directly or indirectly through foreign entities, less than 20% of the voting power and less than 20% of the value of the stock of Third Point Re; or (ii) Third Point Re’s RPII, determined on a gross basis, is less than 20% of Third Point Re’s gross insurance income for such taxable year.

The Group expects that it is likely that Third Point Re will fall within one or both of the RPII exceptions set forth above. However, if no exception to the RPII rules applies, a U.S. Holder that owns any shares on the last day of Third Point Re’s taxable year will be required to include such U.S. Holder’s allocable share of Third Point Re’s RPII for the entire taxable year in such U.S. Holder’s gross income for United States federal income tax purposes.

Computation of RPII

In order to determine how much RPII, if any, Third Point Re has earned in each taxable year, the Group intends to obtain and rely upon information from Third Point Re’s ceding companies to determine whether any of the ceding companies or persons related to such ceding companies are direct or indirect United States shareholders. The Group likely will not be able to determine whether any of the underlying insureds of its ceding companies are RPII Shareholders or related persons to such shareholders. Accordingly, the Group may not be able to determine accurately: whether Third Point Re qualifies for any RPII exception; or what the gross amount of RPII earned by Third Point Re in a given taxable year would be. The Group will take reasonable steps that it believes to be advisable to obtain the necessary information to determine the availability of the RPII exceptions and the amount of insurance income that is RPII. However, there can be no assurance that the Group will be able to obtain all necessary information to make the determinations.

Apportionment of RPII to United States Persons

If Third Point Re earns RPII, a shareholder that is a United States person may be apportioned more RPII than such shareholder’s proportionate share of such RPII under the apportionment rules prescribed by the Code. If Third Point Re has RPII and the Company makes a distribution of RPII to a U.S. Holder with respect to such U.S. Holder’s shares, the distribution will not be taxable to the extent such RPII has been allocated to and included in such U.S. Holder’s gross income for the taxable year in which the distribution was paid or for any prior year.

Uncertainty as to Application of the CFC and RPII Rules

The courts have not interpreted the RPII provisions and there are no definitive Regulations interpreting the RPII provisions, although proposed Regulations have existed since 1991. It is unclear whether the IRS will adopt the proposed Regulations or what changes or clarifications might ultimately be made to the proposed Regulations. Additionally, considerable uncertainty exists regarding the CFC rules pertaining to insurance. Any changes to the proposed and final Regulations governing CFCs and RPII, or any interpretation or application of the CFC and RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning and application of the CFC insurance and RPII provisions are uncertain. Finally, there can be no assurance that any amounts of subpart F insurance income or RPII inclusions reported by the Group to a U.S. Holder will not be subject to adjustment based upon subsequent IRS examination. Prospective investors are strongly urged to consult their own tax advisors as to the effects of these uncertainties and as to the effects that the CFC insurance and RPII provisions may have on them and on their investment in our shares.

Basis Adjustments

A U.S. Holder’s tax basis in its shares will be increased by the amount of any subpart F income that such U.S. Holder includes in income under either the RPII or non-RPII CFC rules. Similarly, a U.S. Holder’s tax basis in its shares will be reduced by the amount of distributions of subpart F income that are excluded from income.

Information Reporting

Under certain circumstances, United States 10% Shareholders and RPII Shareholders of a CFC that own shares directly or indirectly through a foreign entity may be required to file IRS Form 5471. Furthermore, United States persons that directly or indirectly acquire 10% or more of the value of the shares of a foreign corporation may be required to file IRS Form 5471 in certain circumstances even if the entity is not a CFC.

Accordingly, if Third Point Re’s gross RPII for a taxable year constitutes 20% or more of its gross insurance income for the period, and the 20% ownership exception described above does not apply, any United States person treated as owning, directly or indirectly, any of Third Point Re’s ordinary shares on the last day of Third

Point Re’s taxable year will be subject to the RPII rules and will be required to file IRS Form 5471. In addition, a U.S. Holder that owns, directly or indirectly, more than 10% of the vote or value of the Company’s outstanding shares at any time during the Company’s taxable year will be required in certain circumstances to file IRS Form 5471 even if the Company and Third Point Re are not CFCs. In addition, a United States person that transfers more than $100,000 in a 12-month period to a foreign corporation is required to file IRS Form 926 with the transferor’s U.S. federal income tax return for the year of the transfer. Failure to file IRS Form 5471 and Form 926 may result in penalties. A U.S. Holder may also have to file Form 8938 with respect to such U.S. Holder’s shares, as discussed below under “Disclosure Requirements for Specified Foreign Financial Assets.”

Tax-Exempt Shareholders

A tax-exempt entity that owns (directly, indirectly through a non-U.S. entity or constructively) any shares of stock in a CFC is generally required to treat as unrelated business taxable income (“UBTI”) the portion of any amount of subpart F insurance income included in such tax-exempt entity’s gross income under the CFC and RPII rules discussed above if such insurance income would be treated as UBTI if derived directly by such tax-exempt shareholder.

If Third Point Re were treated as a CFC for a taxable year, then any tax-exempt entity treated as a United States 10% Shareholder would be required to treat a portion of the Group’s subpart F insurance income as UBTI. Moreover, if Third Point Re’s gross RPII were to equal or exceed 20% of its gross insurance income and the 20% ownership exception for RPII did not apply, then tax-exempt entities owning our shares would be required to treat a portion of the Group’s subpart F income as UBTI even if such tax-exempt entities were not treated as United States 10% Shareholders. Additionally, a tax-exempt entity that is treated as a United States 10% Shareholder or a RPII Shareholder must file IRS Form 5471 in the circumstances described above.

Potential investors that are tax-exempt entities are strongly urged to consult their own tax advisors as to the potential impact of the subpart F insurance income and UBTI provisions of the Code.

Dispositions of Our Shares

Generally, the difference between a U.S. Holder’s basis in its shares and the amount realized on the sale, exchange or other disposition of its shares will be includible in gross income as capital gain or loss, subject to the relevant discussion in this summary relating to the potential application of the CFC and PFIC rules. If a U.S. Holder’s holding period for its shares is more than one year, any gain will generally be subject to United States federal income tax at the rates applicable to long-term capital gain, subject to the PFIC provisions discussed above.

Under Section 1248 of the Code, any gain from the sale or exchange by a United States 10% Shareholder of shares in a CFC may be treated as a dividend to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares, subject to certain adjustments. If gain from the sale or exchange of our shares is recharacterized as dividend income under Section 1248 of the Code, the gain may be treated as “qualified dividend income” to non-corporate taxpayers and eligible for a reduced 20% rate of taxation, subject to the public trading and holding period requirements and PFIC provisions discussed above. Section 1248 also applies to the sale or exchange of shares by a United States person in a foreign corporation that earns RPII and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a United States corporation. Such dividend treatment applies to a United States person subject to the RPII rules regardless of whether such United States person is a United States 10% Shareholder or whether the CFC meets either one of the first two RPII exceptions described above (i.e., the 20% ownership exception and the RPII 20% gross income exception). The proposed Regulations do not specifically address whether Section 1248 of the Code applies when an upper tier foreign corporation does not earn RPII directly and does not have United States 10% Shareholders but such foreign corporation has an insurance company subsidiary that is a CFC for purposes of requiring United States persons to take RPII into account.

The Group believes that it would be reasonable for a U.S. Holder to take the position that Section 1248 of the Code should not apply to dispositions of our shares because the Company will not have any United States 10% Shareholders and will not be directly engaged in the insurance business. However, there can be no assurance that the IRS will interpret the proposed Regulations in this manner or that the Treasury Department will not amend such Regulations, or issue other Regulations, to provide that Section 1248 of the Code applies to dispositions of our shares.

Potential investors are strongly urged to consult their own tax advisors regarding the application of these provisions to the disposition of our shares.

Foreign Tax Credit

The Group’s subpart F insurance income inclusions and dividends generally will constitute income from sources outside the United States and generally will be categorized as “passive” income for foreign tax credit limitation purposes. If, however, 50% or more (by vote or value) of the Group’s stock is treated as being owned by United States persons, the amount of dividends constituting income from sources outside the United States may be limited to the amount attributable to Third Point Re’s income from sources outside the United States. This foreign source limitation also applies to any gain from the sale of our shares that is treated as a dividend under Section 1248 of the Code. Thus, it may not be possible for U.S. Holders to utilize excess foreign tax credits to reduce United States tax on such income. The rules relating to U.S. foreign tax credits are very complex, and potential investors are strongly urged to consult their own tax advisors regarding the application of such rules.

Disclosure Requirements for Specified Foreign Financial Assets

Individual U.S. Holders (and certain U.S. entities specified in IRS guidance) who, during any taxable year, hold any interest in any “specified foreign financial asset” generally will be required to file with their U.S. federal income tax returns a statement setting forth certain information if the aggregate value of all such assets exceeds $50,000 on IRS Form 8938. “Specified foreign financial asset” generally includes any financial account maintained with a non-U.S. financial institution and may also include our shares if they are not held in an account maintained with a U.S. financial institution. Substantial penalties may be imposed, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended, in the event of a failure to comply. U.S. Holders should consult their own tax advisors as to the possible application to them of this filing requirement.

Information Reporting and Backup Withholding

Paying agents and custodians located in the United States will be required to comply with certain IRS information reporting requirements with respect to payments of dividends, if any, on our shares payable to shareholders of the Company or to paying agents or custodians located within the United States. In addition, a holder may be subject to backup withholding at the rate of 28% with respect to dividends paid by such persons unless such holder either (i) is a corporation, a non-United States person or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Sales of our shares through brokers by certain holders also may be subject to backup withholding, subject to certain exceptions. Backup withholding tax is not an additional tax and may be credited against a holder’s regular United States federal income tax liability.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance provisions of the Code (“FATCA”) generally impose a 30% withholding tax regime with respect to (i) certain U.S. source income (including interest and dividends) and gross proceeds from any sale or other disposition after December 31, 2016, of property that can produce U.S. source interest or dividends (“withholdable payments”) and (ii) “passthru payments” (generally, withholdable payments and payments that are attributable to withholdable payments) made by foreign financial institutions (“FFIs”). As a general matter, FATCA was designed to require U.S. persons’ direct and indirect ownership of certain non-U.S. accounts and non-U.S. entities to be reported to the IRS. The application of the FATCA withholding rules will be phased in beginning July 1, 2014, with withholding on foreign passthru payments made by FFIs taking effect no earlier than 2017.

The Bermuda government recently announced that it will negotiate and sign a Model 2” intergovernmental agreement (“IGA”) with the United States. If the Company and/or Third Point Re are treated as FFIs for the purposes of FATCA, under the Model 2 IGA, the Company and/or Third Point Re will be directed to ‘register’ with the IRS and enabled to comply with the requirements of FATCA, including due diligence, reporting and withholding. Assuming registration and compliance pursuant to a Model 2 IGAL, an FFI would be treated as FATCA compliant and not subject to withholding. However, at this early stage, there can be no certainty how such IGA Model 2 would modify the application of FATCA to the Company and/or Third Point Re. Moreover, there can be no assurance that the government of Bermuda and the United States will ultimately sign a Model 2 IGA. As a result, the following discussion assumes that the Company and/or Third Point Re will not be subject to an IGA.

If the Company and/or Third Point Re are treated as FFIs for purposes of FATCA, withholdable payments and passthru payments made to the Company and/or Third Point Re will be subject to a 30% withholding tax unless an agreement with the IRS (an “FFI Agreement”) is in effect, pursuant to which the Company and/or Third Point Re would be required to provide information regarding its U.S. direct or indirect owners and to comply with other reporting, verification, due diligence and other procedures established by the IRS, including a requirement to seek waivers of non-U.S. laws that would prevent the reporting of such information. The IRS may terminate the FFI Agreement if the IRS notifies the Company and/or Third Point Re that it is out of compliance with the FFI Agreement and the Company and/or Third Point Re does not remediate the compliance failure. Even if the Company and Third Point Re are subject to an FFI Agreement, distributions to an investor that are treated as passthru payments generally will be subject to a 30% withholding tax (a) if the investor fails to provide information or take other actions required for the the Company and/or Third Point Re to comply with the FFI Agreement including, in the case of a non-U.S. investor, providing information regarding certain U.S. direct and indirect owners of the investor (and, in certain circumstances, obtaining waivers of non-U.S. law to permit such reporting), or (b) if the investor is an FFI, unless the investor (i) is subject to an FFI Agreement, (ii) establishes that an exemption applies or (iii) is required to comply with FATCA under an applicable IGA.

Under the regulations implementing FATCA, a foreign insurance company (or foreign holding company of an insurance company) that issues or is obligated to make payments with respect to an account is a foreign financial institution. For this purpose, insurance contracts treated as having “cash value” and annuity contracts issued or maintained by a financial institution are considered accounts, and certain term life insurance contracts are not considered accounts. Insurance companies that issue only property and casualty insurance contracts, or that only issue life insurance contracts lacking cash value (or that provide for limited cash value) generally would not be considered FFIs under the final regulations. However, a holding company may be treated as an FFI if it is formed in connection with or availed of by a collective investment vehicle, mutual fund, exchange traded fund, hedge fund, venture capital fund, leveraged buyout fund, or any similar investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. Moreover, a company may be treated as an FFI if its gross income is primarily attributable to investing, reinvesting, or trading in financial assets and the entity is managed by an FFI, or the entity functions or holds itself out as an investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. There can be no certainty as to whether Company and/or Third Point Re will be treated as a “foreign financial institution” under FATCA. Even if the Company and Third Point Re are not treated as FFIs, then depending on whether the shares of the Company are treated as “regularly traded on one or more more established securities markets” under the FATCA rules and whether the income and assets of Third Point Re meet the requirements for the treatment of Third Point Re as an “active NFFE,” withholdable payments to the Company and/or Third Point Re may be subject to a 30% withholding tax unless the Company and/or Third Point Re provide information regarding its U.S. direct or indirect owners.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the common shares described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book running managers of the offering and as representatives of the underwriters. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the front cover page of this prospectus, the number of common shares listed next to its name in the following table:

Name	Number of common shares
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Aon Benfield Securities, LLC
Dowling & Partners Securities LLC
Keefe, Bruyette & Woods, Inc.
Macquarie Capital (USA) Inc.
Sandler O’Neill & Partners, L.P.

Total

The underwriters are committed to purchase all of the common shares offered if they purchase any shares, other than the common shares covered by the overallotment option described below unless and until the overallotment option is exercised. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated in certain circumstances.

The underwriters propose to offer our common shares directly to the public at the initial public offering price set forth on the front cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of our common shares offered in this offering.

Pursuant to the underwriting agreement, the underwriters have an option to buy up to              additional common shares from us and the selling shareholders to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase those shares in approximately the same proportion as shown in the table above. If any additional common shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share less the amount paid by the underwriters to us or to the selling shareholders per share. The underwriting fee is $         per share. The following table shows the per share and total underwriting discount assuming both no exercise and full exercise of the underwriters’ overallotment option.

	Per Share	Total
		Without overallotment option exercise	With full overallotment option exercise
Underwriting discount paid by us	$	$	$
Underwriting discount paid by the selling shareholders	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $         million, and will be paid by us. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with FINRA up to a maximum of $50,000, plus the amount of any applicable filing fees.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, for a period of 180 days after the date of this prospectus, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, our common shares or any securities convertible into or exercisable or exchangeable for our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares or any such other securities (whether any such transaction described in clause (i) or (ii) above is to be settled by the delivery of our common shares or such other securities, in cash or otherwise), in each case without the prior written consent of         , other than common shares to be sold hereunder and any common shares issued upon the exercise of options granted under our equity compensation plans.

Our directors, our executive officers and certain of our significant shareholders (including the selling shareholders) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of         , (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares (including common shares or such other securities which may be deemed to be beneficially owned by such directors, executive officers and certain of our significant shareholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any such offer, sale, pledge or disposition or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares or such other securities (whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common shares or such other securities, in cash or otherwise) or (iii) make any demand for or exercise any right with respect to the registration of any of our common shares or any security convertible into or exercisable or exchangeable for our common shares.

We, and the selling shareholders to a limited extent, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We intend to apply to list our common shares on the NYSE under the symbol “TPRE.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling our common shares in the open market for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. These stabilizing transactions may include making short sales of our common shares, which involves the sale by the underwriters of a greater number of our common shares than they are required to purchase in this offering, and purchasing our common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option referred to above, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through their overallotment option referred to above. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase our common shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares, and, as a result, the price of our common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the                     , in the over the counter market or otherwise.

No public market currently exists for our common shares. The initial public offering price will be determined by negotiations between us, the selling shareholders and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors, including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we, the selling shareholders nor the underwriters can assure investors that an active trading market will develop for our common shares, or that our common shares will trade in the public market at or above the initial public offering price.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

One of the underwriters in offering, Sandler O’Neill & Partners, L.P. is considered to be an affiliate of Kelso for purposes of Rule 5121 of the Conduct Rules of FINRA. Since Kelso owns more than 10% of our issued and outstanding common shares, a “conflict of interest” would be deemed to exist under Rule 5121(f) (5)(B). Accordingly, we intend that this offering will be made in compliance with the applicable provisions of Rule 5121. Since Sandler O’Neill & Partners, L.P. is not primarily responsible for managing this offering, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. As such, Sandler O’Neill & Partners, L.P. will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer.

Selling Restrictions

Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Bermuda

The securities being offered may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda (as amended). Additionally, non-Bermudian persons may not carry on or engage in any trade or business in Bermuda unless such persons are authorized to do so under applicable Bermuda legislation. Engaging in the activity of offering or marketing the securities being offered in Bermuda to persons in Bermuda may be deemed to be carrying on business in Bermuda.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom; (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which we refer to as the Order; or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive, including:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; and

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive. For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (1) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (2) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere, other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made under that Ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (2) where no consideration is given for the transfer or (3) by operation of law.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

The validity of the common shares offered in this offering will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain other legal matters relating to the offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Willkie Farr & Gallagher LLP. In addition, Willkie Farr & Gallagher LLP has in the past provided, and may continue to provide, legal services to the Company, Third Point LLC and their respective affiliates.

EXPERTS

The consolidated financial statements of Third Point Reinsurance Ltd. for the year ended December 31, 2012 (including schedules appearing therein), appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young Ltd., independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of the Company for the three-month periods ended March 31, 2013 and March 31, 2012, Ernst & Young Ltd. have applied limited procedures in accordance with professional standards for a review of such information.

ENFORCEMENT OF CIVIL LIABILITIES UNDER

U.S. FEDERAL SECURITIES LAWS

We are a Bermuda company. In addition, certain of our directors and officers as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the U.S. federal securities laws.

We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman Limited that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of U.S. courts based on the civil liability provisions of the U.S. federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the common shares being offered. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the common shares being offered, reference is made to the registration statement and the related exhibits and schedules. With respect to statements contained in this prospectus regarding the contents of any contract or any other document, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the related exhibits, schedules and amendments may be inspected without charge at the public reference facilities maintained by the SEC in Washington D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

As a result of this offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing annual, quarterly and other periodic reports and other information with the SEC.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Interim Consolidated Financial Statements
Consolidated Balance Sheets as of March 31, 2013 (unaudited) and December 31, 2012 (audited)	F-2
Consolidated Statements of Income for the Three Months Ended March 31, 2013 and 2012 (unaudited)	F-3
Consolidated Statements of Shareholders’ Equity for the Three Months Ended March 31, 2013 and 2012 (unaudited)	F-4
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2013 and 2012 (unaudited)	F-5
Notes to Consolidated Financial Statements (unaudited)	F-6
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-37
Consolidated Balance Sheets as of December 31, 2012 and 2011	F-38
Consolidated Statements of Income (Loss) for the year ended December 31, 2012 and period from October 6, 2011 (incorporation date) to December 31, 2011	F-39
Consolidated Statements of Shareholders’ Equity for the year ended December 31, 2012 and period from October 6, 2011 (incorporation date) to December 31, 2011	F-40
Consolidated Statements of Cash Flows for the year ended December 31, 2012 and period from October 6, 2011 (incorporation date) to December 31, 2011	F-41
Notes to the Consolidated Financial Statements	F-42
Schedule I – Summary of Investments – Other than Investments in Related Parties	F-74
Schedule II – Condensed Financial Information of Registrant	F-75

All other schedules and notes specified under Regulation S-X are omitted because they are either not applicable, not required or the information called for therein appears in response to the items in the Consolidated Financial Statements and the related Notes to Consolidated Financial Statements of Third Point Reinsurance Ltd. and its subsidiaries listed on the above index.

THIRD POINT REINSURANCE LTD.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2013 and December 31, 2012

(expressed in thousands of U.S. dollars, except per share and share amounts)

	March 31, 2013	December 31, 2012
	(unaudited)	(audited)
Assets
Equity securities, trading, at fair value (cost – $440,113; 2012 – $450,766)	$518,775	$500,929
Debt securities, trading, at fair value (cost – $311,825; 2012 – $249,110)	339,095	279,331
Other investments, at fair value	111,106	157,430

Total investments in securities and commodities	968,976	937,690
Cash and cash equivalents	37,739	34,005
Restricted cash and cash equivalents	90,557	77,627
Due from brokers	128,192	131,785
Securities purchased under an agreement to sell	38,110	60,408
Derivative assets, at fair value	28,744	25,628
Interest and dividends receivable	2,515	2,088
Reinsurance balances receivable	136,998	84,280
Deferred acquisition costs, net	53,270	45,383
Unearned premiums ceded	7,481	—
Loss and loss adjustment expenses recoverable	2,095	—
Other assets	3,520	3,123

Total assets	$1,498,197	$1,402,017

Liabilities and shareholders’ equity
Liabilities
Accounts payable and accrued expenses	$3,705	$5,278
Reinsurance balances payable	8,579	—
Advance subscriptions received by the Fund	9,126	—
Deposit liability	51,116	50,446
Unearned premium reserves	153,878	93,893
Loss and loss adjustment expense reserves	75,321	67,271
Securities sold, not yet purchased, at fair value	149,071	176,454
Due to brokers	44,759	66,107
Derivative liabilities, at fair value	11,284	12,992
Performance fee payable to related party	19,806	—
Interest and dividends payable	894	1,255

Total liabilities	527,539	473,696
Shareholders’ equity
Share capital (par value $0.10; authorized, 150,000,000; issued and outstanding, 78,432,132 (2012: 78,432,132))	7,843	7,843
Additional paid-in capital	764,182	762,430
Retained earnings	172,701	98,271

Shareholders’ equity attributable to shareholders	944,726	868,544
Non-controlling interests	25,932	59,777

Total shareholders’ equity	970,658	928,321

Total liabilities and shareholders’ equity	$1,498,197	$1,402,017

The accompanying Notes to the Consolidated Financial Statements are

an integral part of the Consolidated Financial Statements.

THIRD POINT REINSURANCE LTD.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

For the Three Months Ended March 31, 2013 and 2012

(expressed in thousands of U.S. dollars, except per share and share amounts)

	2013	2012
Revenues
Gross premiums written	$96,020	$92,650
Gross premiums ceded	(9,975)	—

Net premiums written	86,045	92,650
Change in net unearned premium reserves	(52,504)	(78,813)

Net premiums earned	33,541	13,837
Net investment income	80,691	33,848

Total revenues	114,232	47,685

Expenses
Loss and loss adjustment expenses incurred, net	18,638	12,285
Acquisition costs, net	13,073	712
General and administrative expenses	7,008	4,159

Total expenses	38,719	17,156

Income including non-controlling interests	75,513	30,529
Income attributable to non-controlling interests	(1,083)	(306)

Net income	$74,430	$30,223

Earnings per share
Basic	$0.95	$0.39
Diluted	$0.85	$0.35
Weighted average number of ordinary shares used in the determination of earnings per share
Basic	78,432,132	78,432,132
Diluted	87,777,462	85,335,404

The accompanying Notes to the Consolidated Financial Statements are

an integral part of the Consolidated Financial Statements.

THIRD POINT REINSURANCE LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

For the Three Months Ended March 31, 2013 and 2012

(expressed in thousands of U.S. dollars, except share amounts)

	2013	2012
Common shares
Balance, beginning and end of period	78,432,132	78,432,132
Share capital
Balance, beginning and end of period	$7,843	$7,843
Additional paid-in capital
Balance, beginning of period	762,430	756,219
Share compensation expense	1,752	1,129

Balance, end of period	764,182	757,348

Subscriptions receivable
Balance, beginning of period	—	(177,507)
Receipt of subscriptions due from shareholders	—	177,507

Balance, end of period	—	—

Retained earnings (deficit)
Balance, beginning of period	98,271	(1,130)
Net income	74,430	30,223

Balance, end of period	172,701	29,093

Shareholders’ equity attributable to shareholders	944,726	794,284

Non-controlling interests
Balance, beginning of period	59,777	—
Contributions	201	5,001
Distributions	(35,129)	—
Income attributable to non-controlling interests	1,083	306

Balance, end of period	25,932	5,307

Total shareholders’ equity	$970,658	$799,592

The accompanying Notes to the Consolidated Financial Statements are

an integral part of the Consolidated Financial Statements.

THIRD POINT REINSURANCE LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

For the Three Months Ended March 31, 2013 and 2012

(expressed in thousands of U.S. dollars)

	2013	2012
Operating activities
Net income	$74,430	$30,223
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Share compensation expense	1,752	1,129
Net change in unrealized gain on investments	(4,750)	(23,102)
Net change in unrealized loss on derivatives	2,218	301
Net realized gain on investments and derivatives	(99,183)	(20,305)
Amortization of premium and accretion of discount, net	(1,211)	(311)
Changes in assets and liabilities:
Reinsurance balances receivable	(52,718)	(79,096)
Deferred acquisition costs, net	(7,887)	(12,290)
Unearned premiums ceded	(7,481)	—
Loss and loss adjustment expenses recoverable	(2,095)	—
Other assets	(397)	(319)
Interest and dividends receivable, net	(788)	(3,272)
Unearned premium reserves	59,985	78,813
Loss and loss adjustment expense reserves	8,050	12,157
Accounts payable and accrued expenses	(1,573)	8,787
Reinsurance balances payable	8,579	—
Advance subscriptions received by the Fund	9,126	—
Performance fee payable to related party	19,806	—

Net cash provided by (used in) operating activities	5,863	(7,285)

Investing activities
Purchases of investments	(552,140)	(972,200)
Proceeds from disposition of investments	625,671	301,539
Purchases of investments to cover short sales	(129,708)	(95,223)
Proceeds from short sales of investments	95,609	231,535
Change in due to/from brokers, net	(17,755)	(219,199)
Decrease in securities purchased under an agreement to sell	22,299	—
Non-controlling interest in investment affiliate	(34,360)	5,307
Change in restricted cash and cash equivalents	(12,930)	—

Net cash used in investing activities	(3,314)	(748,241)

Financing activities
Proceeds from issuance of common shares, net of costs	—	158,908
Increase in deposit liability	670	—
Non-controlling interest in Fund and Cat Reinsurer	579	—
Non-controlling interest in Manager	(64)	—

Net cash provided by financing activities	1,185	158,908

Net increase (decrease) in cash and cash equivalents	3,734	(596,618)
Cash and cash equivalents at beginning of period	34,005	603,841

Cash and cash equivalents at end of period	$37,739	$7,223

Supplementary information
Interest paid in cash	1,247	47

The accompanying Notes to the Consolidated Financial Statements are

an integral part of the Consolidated Financial Statements.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

UNAUDITED

(Expressed in United States Dollars)

1.	Organization

Third Point Reinsurance Ltd. (“Third Point Re”) was incorporated as an exempted company under the laws of Bermuda on October 6, 2011 and, through its wholly-owned subsidiary Third Point Reinsurance Company Ltd. (“TPRCL”), is a provider of global specialty property and casualty reinsurance products. TPRCL is incorporated in Bermuda and is registered as a Class 4 insurer under The Insurance Act 1978, as amended, and related regulations (the “Act”). TPRCL commenced reinsurance operations in January 2012.

On June 15, 2012, Third Point Reinsurance Opportunities Fund Ltd. (the “Fund”), Third Point Reinsurance Investment Management Ltd. (the “Manager”), and Third Point Re Cat Ltd. (the “Cat Reinsurer”) were incorporated in Bermuda. Third Point Re subsequently announced a strategic arrangement with Hiscox Insurance Company (Bermuda) Limited (“Hiscox”) to launch a collateralized catastrophe reinsurance underwriting fund management business. The Manager, a Bermuda exempted company, is the investment manager of the Fund and is 85% owned by Third Point Re and 15% owned by Hiscox. The Manager is responsible for the investment and management of the Fund’s assets. The Fund is an exempted company incorporated in Bermuda and is open to both related party and third party investors. The Manager also acts as manager of the Cat Reinsurer and, in this capacity, is responsible for the day-to-day underwriting and investment activities of the Cat Reinsurer. The Cat Reinsurer is a Bermuda exempted company and is licensed as a special purpose insurer under the Act.

On August 2, 2012, Third Point Re established a wholly-owned subsidiary in the United Kingdom, Third Point Re Marketing (UK) Limited. (“TPRUK”). On May 20, 2013, TPRUK was licensed as an insurance intermediary by the UK Financial Conduct Authority.

These unaudited consolidated financial statements include the results of Third Point Re and its wholly and majority owned subsidiaries (together, the “Company”) and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 in Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In addition, the year-end balance sheet data was derived from audited financial statements but does not include all disclosures required by U.S. GAAP. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2012. In the opinion of management, these unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company’s financial position and results of operations as at the end of and for the periods presented. All significant intercompany accounts and transactions have been eliminated.

2.	Significant accounting policies

The following is a summary of the significant accounting and reporting policies adopted by the Company:

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The major estimates reflected in the Company’s consolidated financial statements include, but are not limited to, the loss and loss adjustment expense reserves, estimates of written and earned premiums and fair value of financial instruments.

Cash and restricted cash and cash equivalents

Cash and cash equivalents consist of cash held in banks, cash held with investment managers and other short-term, highly liquid investments with original maturity dates of ninety days or less.

Restricted cash and cash equivalents consist of cash held in trust accounts with the Cat Reinsurer securing collateralized reinsurance contracts written and cash held with brokers securing letters of credit issued under credit facilities.

Premium revenue recognition

The Company estimates the ultimate premiums for the entire contract period and records this estimate at the inception of the contract, to the extent that the amount of written premium is estimable. For contracts where the full written premium is not estimable at inception, the Company records written premium for the portion of the contract period for which the amount is estimable. These estimates are based primarily on information in the underlying contracts as well as information provided by the clients and/or brokers.

Premiums written are earned over the contract period in proportion to the period of risk covered. Unearned premiums represent the portion of premiums written that relate to the unexpired term of the contracts in force.

Changes in premium estimates are expected and may result in adjustments in any reporting period. These estimates change over time as additional information regarding the underlying business volume is obtained. Any subsequent adjustments arising on such estimates are recorded in the period in which they are determined.

Reinsurance premiums ceded

The Company reduces the risk of losses on business written by reinsuring certain risks and exposures with other reinsurers. The Company remains liable to the extent that any retrocessionaire fails to meet its obligations and to the extent the Company does not hold sufficient security for their unpaid obligations. Ceded premiums are written during the period in which the risks incept and are expensed over the contract period in proportion to the period of risk covered. Unearned premiums ceded consist of the unexpired portion of reinsurance ceded.

Deferred acquisition costs

Acquisition costs consist of commissions, brokerage and excise taxes that are related directly to the successful acquisition of new or renewal reinsurance contracts. These costs are deferred and amortized over the period in which the related premiums are earned. The Company evaluates the recoverability of deferred acquisition costs by determining if the sum of future earned premiums and anticipated investment income is greater than expected future loss and loss adjustment expenses and acquisition costs. If a loss is probable on the unexpired portion of contracts in force, a premium deficiency loss is recognized. As of March 31, 2013, deferred acquisition costs are fully recoverable and no premium deficiency has been recorded.

Acquisition costs also include profit commissions that are expensed when incurred. Profit commissions are calculated and accrued based on the expected loss experience for contracts and recorded when the current loss estimate indicates that a profit commission is probable under the contract terms. As of March 31, 2013, the Company had not recognized any profit commissions on its contracts.

Loss and loss adjustment expense reserves

The Company’s loss and loss adjustment expense reserve includes case reserves and reserves for losses incurred but not yet reported (“IBNR reserves”). Case reserves are established for losses that have been reported, but not yet paid, based on loss reports from brokers and ceding companies. IBNR reserves represent the estimated loss and loss adjustment expenses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on loss and loss adjustment expenses which are known to the insurer or reinsurer. IBNR reserves are established by management based on actuarially determined estimates of ultimate loss and loss adjustment expenses.

Inherent in the estimate of ultimate loss and loss adjustment expenses are expected trends in claim severity and frequency and other factors that may vary significantly as claims are settled. Accordingly, ultimate loss and loss adjustment expenses may differ materially from the amounts recorded in the financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in the consolidated statement of income in the period in which they become known.

Deposit assets and liabilities

Certain reinsurance contracts are deemed to not transfer sufficient insurance risk to be deemed reinsurance contracts in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 944, Financial Services – Insurance and Topic 340-30 Insurance contracts that do not transfer insurance risk, and are accounted for using the deposit method of accounting. Management exercises significant judgment in determining whether contracts should be accounted for as reinsurance contracts or deposit contracts. Using the deposit method of accounting, a deposit liability, rather than written premium, is initially recorded based upon the consideration received less any explicitly identified premiums or fees. In subsequent periods, the deposit liability is adjusted by calculating the effective yield on the deposit to reflect actual payments to date and future expected payments. During 2012, one contract was deemed to not transfer sufficient insurance risk or timing risk and has therefore been accounted for using the deposit method of accounting.

Fair value measurement

The Company determines the fair value of financial instruments in accordance with current accounting guidance, which defines fair value and establishes a three level fair value hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Fair value is defined as the price the Company would receive to sell an asset or would pay to transfer a liability in an orderly transaction between market participants at the measurement date. The Company determines the estimated fair value of each individual security utilizing the highest level inputs available.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments, approximates the carrying amounts presented in the consolidated balance sheet. Any revaluation gains or losses are reflected in the consolidated statement of income as part of net investment income.

Investments

The Company’s investments are classified as “trading securities” and are carried at fair value with changes in fair value included in earnings in the consolidated statement of income.

Fair values of the Company’s fixed maturity investments are based on quoted market prices, or when such prices are not available, by reference to broker or underwriter bid indications and/or internal pricing valuation techniques. Investment transactions are recorded on a trade date basis with balances pending settlement recorded separately in the consolidated balance sheet as receivable for investments sold or payable for investments purchased.

Realized gains and losses are determined using cost calculated on a specific identification basis. Dividends are recorded on the ex-dividend date. Income and expense are recorded on the accrual basis including interest and premiums amortized and discounts accreted.

Derivatives

Underwriting

The Cat Reinsurer enters into certain contracts under which the loss payments are triggered exclusively by reference to a specified industry loss measure or index. These contracts are considered derivatives under U.S. GAAP. The Company records the fair value of these contracts in net unrealized gain or loss on derivative contracts in the consolidated balance sheet. Changes in the fair value of these contracts are recorded in net investment income in the consolidated statement of income.

Investment

Derivative instruments within our investment assets managed by Third Point LLC are recorded in the consolidated balance sheet at fair value, with changes in fair values and realized gains and losses recognized in net investment income in the consolidated statement of income.

The Company enters into derivative contracts to manage credit risk, interest rate risk, currency exchange risk, and other exposure risks. The Company uses derivatives in connection with its risk-management activities to economically hedge certain risks and to gain exposure to certain investments. The utilization of derivative contracts also allows for an efficient means in which to trade certain asset classes. The derivatives that the Company invests in are primarily credit default swaps, foreign currency forwards and options, index futures, interest rate swaptions, contracts for differences, interest rate swaps and total returns swaps.

Derivatives serve as a key component of the Company’s investment strategy and are utilized primarily to structure the portfolio, or individual investments and to economically match the investment objectives of the Company.

The Company does not have any derivatives designated as hedging instruments. Fair values of derivatives are determined by using quoted market prices and counterparty quotes when available; otherwise fair values are based on pricing models that consider the time value of money, volatility, and the current market and contractual prices of underlying financial instruments.

Share-based compensation

The Company accounts for its stock plans in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). ASC 718 requires that share-based compensation transactions be recognized using the fair value of the award at the grant date. Determining the fair value of share purchase options at the grant date requires estimation and judgment. The Company uses an option-pricing model (Black-Scholes) to calculate the fair value of share purchase options.

For share purchase options granted that contain both a service and performance condition, the Company recognizes share compensation expense only for the portion of the options that are considered probable of being exercised. Share compensation for share purchase options considered probable of being exercised is expensed over the service (vesting) period on a graded vesting basis. The probability of share purchase options being exercised is evaluated each reporting period. When the share purchase options are considered probable of being exercised, the Company records a catch up of share compensation expense from the grant date (service inception date) to the current reporting period end based on the fair value of the options at the grant date.

The Company measures compensation for restricted shares based on the price of its common shares at the grant date and the expense is recognized on a straight-line basis over the vesting period.

Warrants

The Company accounts for certain warrant contracts issued to its founders in conjunction with the initial capitalization of the Company, and which may be settled by Third Point Re using either the physical settlement or net-share settlement methods, in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Accordingly, the fair value of these warrants was recorded in equity as additional paid-in capital. The Company uses an option-pricing model (Black-Scholes) to calculate the fair value for share purchase warrants issued.

The Company accounts for certain warrant contracts issued to an advisor, where services have been received by the Company, in part, in exchange for equity instruments, based on the fair value of such services, in accordance with ASC 718, Compensation – Stock Compensation, and ASC 505-50, Equity-Based Payments to Non-Employees. The associated cost of these warrants has been recorded as capital raise costs and is included in additional paid in capital in the consolidated statement of shareholders’ equity.

Foreign currency transactions

The Company’s functional currency is the United States dollar. Transactions in foreign currencies are recorded in United States dollars at the exchange rate in effect on the transaction date. Monetary assets and liabilities in foreign currencies are translated at the exchange rates in effect at the consolidated balance sheet date and foreign exchange gains and losses are included in the consolidated statement of income.

Advance subscriptions received by the Fund

The Fund issued a capital call notice in March 2013 for an April 1, 2013 subscription of shares in the Fund. As of March 31, 2013, certain of the subscription proceeds had been received by the Fund and have been reflected as a liability on the consolidated balance sheet.

Income taxes and uncertain tax positions

Under current Bermuda law, Third Point Re and its Bermuda subsidiaries are not subject to any income or capital gains taxes. In the event that such taxes are imposed, Third Point Re and its Bermuda subsidiaries would be exempted from any such taxes until March 2035 pursuant to the Tax Assurance Certificates issued to such entities pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966, as amended.

As of March 31, 2013, the Company did not have any uncertain tax positions.

Non-controlling interests

Third Point Re consolidates the results of entities in which it has a controlling financial interest. The Company records the portion of shareholders’ equity attributable to non-controlling interests as a separate line within shareholders’ equity in the consolidated balance sheet. The Company records the portion of income attributable to non-controlling interests as a separate line within the consolidated statement of income.

Earnings per share

Basic earnings per share are based on the weighted average number of common shares and participating securities outstanding during the period. The weighted average number of common shares excludes any dilutive effect of outstanding warrants, options and convertible securities such as unvested restricted shares. Diluted earnings per share are based on the weighted average number of common shares and share equivalents including any dilutive effects of warrants, options and other awards under stock plans. U.S. GAAP requires that unvested stock awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid (referred to as “participating securities”), be included in the number of shares outstanding for both basic and diluted earnings per share calculations. Third Point Re treats its unvested restricted shares as participating securities. In the event of a net loss, the participating securities are excluded from the calculation of both basic and diluted loss per share.

Leases

Leases in which substantially all of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are recognized in the consolidated statement of income on a straight-line basis over the term of the lease.

Comprehensive income (loss)

The Company has no comprehensive income (loss) other than net income disclosed in the consolidated statement of income.

Segment information

Under U.S. GAAP, operating segments are based on the internal information that management uses for allocating resources and assessing performance of the Company. Third Point Re reports two operating segments – Property and Casualty Reinsurance and Catastrophe Risk Management. The Company also has a corporate function that includes the Company’s investment results.

Recently issued accounting standards

Issued and effective as of March 31, 2013

In January 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (ASU 2013-01). The objective of ASU 2013-01 is to address implementation issues about the scope of ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. The amendments clarify that the scope of ASU 2011-11 applies to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either or subject to an enforceable master netting arrangement or similar agreement. Entities with other types of financial assets and financial liabilities subject to a master netting arrangement or similar agreement also are affected because these amendments make them no longer subject to the disclosure requirements in ASU 2011-11. ASU 2013-01 is effective for interim and annual periods beginning on or after January 1, 2013. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Issued but not yet effective as of March 31, 2013

In February 2013, the FASB issued Accounting Standard Update No. 2013-02, Comprehensive Income (ASU 2013-02). The objective of ASU 2013-02 is to improve the reporting of reclassifications out of other comprehensive income. ASU 2013-02 is effective for periods subsequent to December 15, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

3.	Restricted cash and cash equivalents

Restricted cash and cash equivalents as of March 31, 2013 and December 31, 2012 consisted of the following:

	March 31, 2013	December 31, 2012
	($ in thousands)
Restricted cash securing collateralized reinsurance contracts	$29,309	$12,844
Restricted cash securing credit facilities	61,248	64,783

	$90,557	$77,627

4.	Reinsurance premiums ceded

The Company from time to time purchases retrocessional coverage for one or more of the following reasons: to manage its overall exposure, to reduce its net liability on individual risks, to obtain additional underwriting capacity and to balance its underwriting portfolio. Additionally, retrocession can be used as a mechanism to share the risks and rewards of business written and therefore can be used as a tool to align the Company’s interests with those of its counterparties. The Company currently has coverage that provides for recovery of a portion of loss and loss adjustment expenses incurred on one crop contract. Loss and loss adjustment expenses recoverable from the retrocessionaires are recorded as assets. For the three months ended March 31, 2013, loss and loss adjustment expenses incurred reported on the consolidated statement of income are net of loss and loss expenses recovered of $2.1 million. Retrocession contracts do not relieve the Company from its obligations to the insureds. Failure of retrocessionaires to honor their obligations could result in losses to the Company. As of March 31, 2013, the Company had loss and loss adjustment expenses recoverable of $2.1 million with one retrocessionaire who was rated “A (Excellent)” by A.M. Best Company. The Company regularly evaluates the financial condition of its retrocessionaires to assess the ability of the retrocessionaires to honor their obligations.

5.	Investments

The Company’s investments are managed by Third Point L.L.C. (“TP LLC” or the “Investment Manager”) and are carried at fair value. Fair value is defined as the price that the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying value of the Company’s assets and liabilities, which qualify as financial instruments, approximates the fair value presented in the consolidated balance sheets.

The Company’s Investment Manager has a formal valuation policy that sets forth the pricing methodology for investments to be implemented in fair valuing each security in the Company’s portfolio. The valuation policy is updated and approved at least on an annual basis by TP LLC’s valuation committee (the “Committee”), which is comprised of officers and employees who are senior business management personnel. The Committee meets on a monthly basis. The Committee’s role is to review and verify the propriety and consistency of the valuation methodology to determine the fair value of investments. The Committee also reviews any due diligence performed and approves any changes to current or potential external pricing vendors.

Securities and commodities listed on a national securities or commodities exchange or quoted on NASDAQ are valued at their last sales price as of the last business day of the period. Listed securities with no reported sales on such date and over-the-counter (“OTC”) securities are valued at their last closing bid price if held long by the Company, and last closing ask price if held short by the Company. As of March 31, 2013, securities valued at $308.1 million (December 31, 2012 – $248.4 million), representing 31.8% (December 31, 2012 – 26.5%) of investments in securities and commodities, and $47.1 million (December 31, 2012 – $68.8 million), representing 31.6% (December 31, 2012 – 39.0%) of securities sold, not yet purchased, are valued based on dealer quotes or other quoted market prices for similar securities.

Private securities are not registered for public sale and are carried at an estimated fair value at the end of the period, as determined by the Company. Valuation techniques used by the Company may include market approach, last transaction analysis, liquidation analysis and/or using discounted cash flow models where the significant inputs could include but are not limited to additional rounds of equity financing, financial metrics such as revenue multiples or price-earnings ratio, discount rates and other factors. In addition, the Company may employ third party valuation firms to conduct separate valuations of such private securities. The third party valuation firms provide the Company with a written report documenting their recommended valuation as of the determination date for the specified investments.

Due to the inherent uncertainty of valuation for private securities, the estimated fair value may differ materially from the values that would have been used had a ready market existed for these investments. As of March 31, 2013, the Company had $2.8 million (December 31, 2012 – $2.8 million) of private securities fair valued by the Company representing less than 1% of total investments in securities and commodities.

The Company’s derivatives are recorded at fair value, and are included on the face of the balance sheet as part of the line items; net unrealized gain on derivative contracts (assets) and net unrealized loss on derivatives contract (liabilities). The Company values exchange-traded derivative contracts at their last sales price on the exchange where it is primarily traded. OTC derivatives, which include swap, option, swaption, and forward currency contracts, are valued by third party sources when available; otherwise, fair values are obtained from counterparty quotes that are based on pricing models that consider the time value of money, volatility, and the current market and contractual prices of the underlying financial instruments.

As an extension of its underwriting activities, the Cat Reinsurer has sold derivative instruments that provide reinsurance-like protection to third parties for specific loss events associated with certain lines of business. These derivatives are recorded on the consolidated balance sheet at fair value, with the offset recorded in net investment income in the consolidated statement of income. These contracts are valued on the basis of models developed by the Company.

The Company’s holdings in asset-backed securities (“ABS”) are substantially invested in residential mortgage-backed securities (“RMBS”). The balance of the ABS positions were held in commercial mortgage-backed securities, collateralized debt obligations and student loan asset-backed securities. The balance of the ABS positions as of March 31, 2013 were held in commercial mortgage-backed securities, collateralized debt obligations and student loan asset-backed securities. These investments are valued using dealer quotes or a recognized third-party pricing vendor. All of these classes of ABS are sensitive to changes in interest rates and any resulting change in the rate at which borrowers sell their properties, refinance, or otherwise pre-pay their loans. Investors in these classes of ABS may be exposed to the credit risk of underlying borrowers not being able to make timely payments on loans or the likelihood of borrowers defaulting on their loans. In addition, investors may be exposed to significant market and liquidity risks.

The Company values its investment in a limited partnership at fair value, which is an amount equal to the Company’s capital account in the limited partnership generally determined from financial information provided by the investment managers of the investment funds. The resulting net gains or net losses are reflected in the consolidated statement of income.

The fair values of all investments are estimated using prices obtained from third-party pricing services, where available. For securities that the Company is unable to obtain fair values from a pricing service or broker, fair values were estimated using information obtained from the Company’s Investment Manager. We perform several processes to ascertain the reasonableness of the valuation of all of the Company’s investments comprising the Company’s investment portfolio, including securities that are categorized as Level 2 and Level 3 within the fair value hierarchy. These processes include (i) obtaining and reviewing weekly and monthly investment portfolio reports from the Investment Manager, (ii) obtaining and reviewing monthly NAV and investment return reports received directly from the Company’s third-party fund administrator, which are compared to the reports noted in (i), and (iii) weekly update discussions with the Company’s Investment Manager regarding the investment portfolio, including, their process for reviewing and validating pricing obtained from outside service providers. As of March 31, 2013, the investments for which the Company did not receive a fair value from a pricing service or broker accounted for less than 1% of the Company’s investment portfolio. The actual value at which these securities could actually be sold or settled with a willing buyer or seller may differ from the Company’s estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

During the three months ended March 31, 2013 and 2012, there were no changes in the valuation techniques as it relates to the above.

Monetary assets and liabilities denominated in foreign currencies are translated at the closing rates of exchange. Transactions during the period are translated at the rate of exchange prevailing on the date of the transaction. The

Company does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments, dividends and interest from the fluctuations arising from changes in fair values of securities and derivatives held. Periodic payments received or paid on swap agreements are recorded as realized gain or loss on investment transactions. Such fluctuations are included within net investment income in the consolidated statement of income.

U.S. GAAP disclosure requirements establish a framework for measuring fair value, including a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability. The three-level hierarchy of inputs is summarized below:

•

Level 1 – Quoted prices available in active markets/exchanges for identical investments as of the reporting date. The types of assets and liabilities that are classified at this level generally include equity securities, commodities, futures and option contracts listed in active markets.

•

Level 2 – Pricing inputs other than observable inputs including, but not limited to, prices quoted for similar assets or liabilities in active markets/exchanges or prices quoted for identical or similar assets or liabilities in markets that are not active, and fair value is determined through the use of models or other valuation methodologies. The types of assets and liabilities that are classified at this level generally include equity securities traded on non-active exchanges, corporate, sovereign, asset-backed and bank debt securities, forward contracts and certain derivatives.

•

Level 3 – Pricing inputs unobservable for the investment and include activities where there is little, if any, market activity for the investment. The inputs applied in the determination of fair value require significant management judgment and estimation. The types of assets and liabilities that are classified at this level generally include certain corporate and bank debt, private investments and certain derivatives.

Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability including assumptions about risk; for example, the risk inherent in a particular valuation technique used to measure fair value including such a pricing model and/or the risk inherent in the inputs to the valuation technique. Inputs may be observable or unobservable.

Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources other than those of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The key inputs for corporate, government and sovereign bond valuation are coupon frequency, coupon rate and underlying bond spread. The key inputs for asset-backed securities are yield, probability of default, loss severity and prepayment.

Key inputs for over-the-counter (“OTC”) valuations vary based on the type of underlying security on which the contract was written:

•

The key inputs for most OTC option contracts include notional, strike price, maturity, payout structure, current foreign exchange forward and spot rates, current market price of underlying and volatility of underlying.

•	The key inputs for most forward contracts include notional, maturity, forward rate, spot rate, various interest rate curves and discount factor.

•

The key inputs for swap valuation will vary based on the type of underlying on which the contract was written. Generally, the key inputs for most swap contracts include notional, swap period, fixed rate, credit or interest rate curves, current market or spot price of the underlying and the volatility of the underlying.

The following tables present the Company’s investments, categorized by the level of the fair value hierarchy as of March 31, 2013 and December 31, 2012:

	As of March 31, 2013
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
	($ in thousands)
Assets
Equity securities	$512,654	$1,715	$—	$514,369
Private common equity securities	—	—	4,406	4,406

Total equities	512,654	1,715	4,406	518,775
Asset-backed securities	—	217,993	—	217,993
Bank debts	—	44,999	—	44,999
Corporate bonds	—	63,749	9,354	73,103
Sovereign debt	—	3,000	—	3,000

Total debt securities	—	329,741	9,354	339,095
Investment in limited partnership	—	31,720	—	31,720
Commodities	44,048	—	—	44,048
Options	12,064	2,320	—	14,384
Trade claims	—	20,954	—	20,954

Total other investments	56,112	54,994	—	111,106

Net unrealized gain on derivative contracts	—	27,981	763	28,744

Total assets	$568,766	$414,431	$14,523	$997,720

Liabilities
Equity securities	$88,850	$—	$—	$88,850
Asset-backed securities	—	509	—	509
Sovereign debt	—	37,658	—	37,658
Corporate bonds	—	10,682	—	10,682
Options	9,787	1,585	—	11,372

Total securities sold, not yet purchased	98,637	50,434	—	149,071
Net unrealized loss on derivative contracts	32	11,252	—	11,284

Total liabilities	$98,669	$61,686	$—	$160,355

	As of December 31, 2012
	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
	($ in thousands)
Assets
Equity securities	$496,473	$1,699	$—	$498,172
Private common equity securities	—	—	2,757	2,757

Total equities	496,473	1,699	2,757	500,929
Asset-backed securities	—	191,401	—	191,401
Bank debts	—	22,531	54	22,585
Corporate bonds	—	56,814	1,046	57,860
Sovereign debt	—	7,485	—	7,485

Total debt securities	—	278,231	1,100	279,331
Investment in limited partnership	—	91,287	—	91,287
Commodities	51,093	—	—	51,093
Options	3,191	276	—	3,467
Trade claims	—	11,583	—	11,583

Total other investments	54,284	103,146	—	157,430

Total investments	550,757	383,076	3,857	937,690
Net unrealized gain on derivative contracts	1,025	24,603	—	25,628

Total assets	$551,782	$407,679	$3,857	$963,318

Liabilities
Equity securities	$104,308	$—	$—	$104,308
Sovereign debt	—	59,918	—	59,918
Corporate bonds	—	8,924	—	8,924
Options	3,259	45	—	3,304

Total securities sold, not yet purchased	107,567	68,887	—	176,454
Net unrealized loss on derivative contracts	10	12,982	—	12,992

Total liabilities	$107,577	$81,869	$—	$189,446

During the three months ended March 31, 2013 and 2012, the Company made no significant reclassifications of assets or liabilities between Levels 1 and 2.

The following table presents the reconciliation of the balances for all investments measured at fair value using significant unobservable inputs (Level 3) for the three months ended March 31, 2013 and 2012:

	January 1, 2013	Transfers in (out) of Level 3	Purchases	Sales	Realized and Unrealized Gains(Losses)*	March 31, 2013
	($ in thousands)
Assets
Bank debt	$54	$(54)	$—	$—	$—	$—
Corporate bonds	1,046	6,922	—	—	1,386	9,354
Private common equity securities	2,757	—	1,653	—	(4)	4,406
Derivatives	—	—	—	—	763	763

Total assets	$3,857	$6,868	$1,653	$—	$2,145	$14,523

	January 1, 2012	Transfers in (out) of Level 3	Purchases	Sales	Realized and Unrealized Gains(Losses)*	March 31, 2012
	($ in thousands)
Assets
Corporate bonds	$—	$—	$1,093	$—	$(20)	$1,073
Bank debt	—	—	3,372	—	105	3,477

Total assets	$—	$—	$4,465	$—	$85	$4,550

*	Total change in realized and unrealized gain (loss) recorded on Level 3 financial instruments are included in net investment income in the consolidated statement of income.

Total unrealized gain (loss) related to fair value assets using significant unobservable inputs (Level 3) as of March 31, 2013 was $5.9 million (December 31, 2012 – $(0.7) million).

For assets and liabilities that were transferred into Level 3 during the period, gains (losses) are presented as if the assets or liabilities had been transferred into Level 3 at the beginning of the period; similarly, for assets and liabilities that were transferred out of Level 3 during the period, gains (losses) are presented as if the assets or liabilities had been transferred out of Level 3 at the beginning of the year. The Company held no Level 3 investments where quantitative unobservable inputs are produced by the Company itself when measuring fair value.

6.	Securities purchased under an agreement to sell

The Company may enter into repurchase and reverse repurchase agreements with financial institutions in which the financial institution agrees to resell or repurchase and the Company agrees to repurchase or resell such securities at a mutually agreed price upon maturity. As of March 31, 2013, the Company held outstanding reverse repurchase agreements valued at $38.1 million (December 31, 2012 – $60.4 million). As of March 31, 2013, the total value of securities received as collateral by the Company was $37.7 million (December 31, 2012 – $60.0 million). Interest expense and income related to these transactions are included in interest payable and receivable in the consolidated balance sheet. For the three months ended March 31, 2013, foreign currency losses of $0.5 million (2012 – gains of $0.6 million) on reverse repurchase agreements are included in net investment income in the consolidated statement of income. Generally, reverse repurchase agreements mature within 30 to 90 days.

7.	Securities sold, not yet purchased, at fair value

Securities sold, not yet purchased are securities that the Company has sold, but does not own, in anticipation of a decline in the fair value of the security. The Company’s risk is that the value of the security will increase rather than decline. Consequently, the settlement amount of the liability for securities sold, not yet purchased may exceed the amount recorded in the consolidated balance sheet as the Company is obligated to purchase the securities sold, not yet purchased in the market at prevailing prices to settle its obligations. To sell a security, sold not yet purchased, the Company needs to borrow the security for delivery to the buyer. On each day that the transaction is open, the liability for the obligation to replace the borrowed security is marked-to-market and an unrealized gain or loss is recorded. At the time that the transaction is closed, the Company realizes a gain or loss equal to the difference between the price at which the security was sold and the cost of replacing the borrowed security. While the transaction is open, the Company will also incur an expense for any dividends or interest that will be paid to the lender of the securities.

8.	Due from/to brokers

The Company holds substantially all of its investments through its prime brokers pursuant to various agreements between the Investment Manager and each prime broker. The brokerage arrangements differ from broker to broker, but generally cash and investments in securities balances are available as collateral against investment in securities sold, not yet purchased and derivative positions, if required.

Margin debt balances were collateralized by cash held by the prime brokers and certain of the Company’s securities. Margin interest was paid either at the daily broker call rate or based on LIBOR.

Due from/to brokers include cash balances maintained with the Company’s prime brokers, receivables and payables from unsettled trades and proceeds from securities sold, not yet purchased. In addition, due to and from brokers includes cash collateral received and posted from OTC and repurchase agreement counterparties. Amounts due to and from brokers totaled $44.8 million (December 31, 2012 – $66.1 million) and $128.2 million (December 31, 2012 – $131.8 million), respectively. As of March 31, 2013, the Company’s due from/to brokers includes a total non-U.S. currency payable balance of $108.4 million (December 31, 2012 – $90.8 million).

9.	Derivatives

The following table identifies the listing currency, fair value and notional amounts of derivative instruments included in the consolidated balance sheet, categorized by primary underlying risk, as of March 31, 2013. Balances are presented on a gross basis. The Company does not offset its derivative instruments and presents all amounts in the consolidated balance sheets on a gross basis.

	As of March 31, 2013
	Listing currency (1)	Fair Value	Notional Amounts (2)
		$ in thousands
Derivative Assets by Primary Underlying Risk
Commodity Price
Commodities Futures – Short Contracts	USD	$30	$4,787
Credit
Credit Default Swaps – Protection Purchased	JPY/USD	14,335	79,514
Credit Default Swaps – Protection Sold	USD	21	43
Equity Price
Contracts for Differences – Long Contracts	EUR/GBP/NOK/USD	4,640	35,690
Contracts for Differences – Short Contracts	EUR	659	3,234
Total Return Swaps – Long Contracts	BRL/JPY/USD	1,002	20,913
Total Return Swaps – Short Contracts	HKD/USD	289	2,501
Interest Rates
Interest Rate Swaps	EUR/ USD	948	852,225
Interest Rate Swaptions	EUR/JPY	527	527
Foreign Currency Exchange Rates
Foreign Currency Forward	EUR	1,229	44,212
Foreign Currency Options – Purchased	EUR/GBP/USD	4,301	4,301
Reinsurance contract derivatives	USD	763	763

Total Derivative Assets		$28,744	$1,048,710

	Listing currency (1)	Fair Value	Notional Amounts (2)
		$ in thousands
Derivative Liabilities by Primary Underlying Risk
Commodity Price
Commodity Future Options – Purchased	USD	$9	$17
Credit
Credit Default Swaps – Protection Purchased	EUR/JPY/USD	7,121	59,366
Credit Default Swaps – Protection Sold	USD	231	480
Equity Price
Contracts for Differences – Long Contracts	EUR/GBP/USD	774	8,601
Contracts for Differences – Short Contracts	EUR	8	—
Total Return Swaps – Long Contracts	BRL/JPY/USD	557	26,331
Total Return Swaps – Short Contracts	USD	44	2,432
Interest Rates
Bond Future – Short Contracts	JPY	99	35,502
Interest Rate Swaps	EUR/JPY	368	581,437
Interest Rate Swaptions	EUR/USD	—	870
Treasury Future – Short Contracts	USD	23	6,057
Foreign Currency Exchange Rates
Foreign Currency Forward	CAD/GPB/JPY	878	56,969
Foreign Currency Options – Sold	USD	1,172	1,172

Total Derivative Liabilities		$11,284	$779,234

(1)	USD = US dollar, JPY = Japanese yen, EUR = Euro, GBP = British pound, BRL = Brazilian real, HKD = Hong Kong dollar, NOK = Norwegian krone, CAD = Canadian dollar
(2)	The absolute notional exposure represents the Company’s derivative activity as of March 31, 2013, which is representative of the volume of derivatives held during the period.

The following table sets forth, by major risk type, the Company’s realized and unrealized gains (losses) relating to trading activities for the three months ended March 31, 2013 and 2012. These realized and unrealized gains (losses) are included in net investment income in the consolidated statement of income.

	For the three months ended,
	March 31, 2013		March 31, 2012
Primary Underlying Risk	Realized Gain (Loss)	Unrealized* Gain (Loss)	Realized Gain (Loss)	Unrealized* Gain (Loss)
	($ in thousands)
Commodity Price
Commodities Futures – Long Contracts	$—	$—	$1,070	$430
Commodities Futures – Short Contracts	387	(182)	127	—
Commodity Future Options – Purchased	(64)	1	—	—
Credit
Credit Default Swaps – Protection Purchased	715	(2,205)	174	(99)
Credit Default Swaps – Protection Sold	—	1	588	(587)
Equity Price
Contracts for Differences – Long Contracts	6,114	(316)	1,920	(1,081)
Contracts for Differences – Short Contracts	135	687	1,105	192
Index Futures – Long Contracts	—	—	(250)	380
Index Futures – Short Contracts	19	—	(61)	—
Total Return Swaps – Long Contracts	964	334	138	14
Total Return Swaps – Short Contracts	(205)	648	(100)	185
Interest Rates
Bond Futures – Short Contracts	(142)	(347)	—	—
Interest Rate Swaps	(6)	964	409	(475)
Interest Rate Swaptions	(156)	91	—	662
Sovereign Debt Futures – Long Contracts	—	—	—	—
Sovereign Debt Futures – Short Contracts	—	—	—	75
Treasury Futures – Short Contracts	348	(587)	(160)	251
Foreign Currency Exchange Rates
Foreign Currency Forward	8,094	(1,528)	63	(224)
Foreign Currency Options – Purchased	4,507	(1,224)	527	(25)
Foreign Currency Options – Sold	(1,652)	682	—	—
Reinsurance contract derivatives	—	767	—	—

	$19,058	$(2,214)	$5,550	$(302)

*	Unrealized gain (loss) relates to derivatives still held at reporting date.

The Company’s International Swaps and Derivatives Association (“ISDA”) agreements with its counterparties provide for various termination events including decline in Net Asset Value (“NAV”) of the Company’s investments over a certain period, key-man provisions, document delivery schedules, and Employment Retirement Income Security Act and bankruptcy provisions. Upon the triggering of a termination event, a counter party may avail itself of various remedies including, but not limited to, waiver of the termination event, request for additional collateral, renegotiation of the ISDA agreement, or immediate settlement of positions.

Exposure of all derivatives in a net liability position that are subject to ISDA agreement termination events were $11.3 million as of March 31, 2013 (December 31, 2012 – $4.4 million). If a trigger event had occurred as of March 31, 2013, for those derivative financial instruments in a net liability position, after the application of master-netting agreements, no additional amounts would be required to be posted by the Company since the aggregate fair value of the required collateral posted exceeded the settlement amounts of open derivative contracts. During the three months ended March 31, 2013 and 2012, the Company did not experience any trigger events.

The Company obtains/provides collateral from/to various counterparties for OTC derivative contracts in accordance with bilateral collateral agreements. The Company posted collateral in the form of cash of $46.2 million (December 31, 2012 – $28.0 million) to certain counterparties to cover collateral requirements for open OTC derivatives.

10.	Other assets

Other assets as of March 31, 2013 and December 31, 2012 consist of the following:

	March 31, 2013	December 31, 2012
	($ in thousands)
Investments in aircraft	$1,313	$1,313
Accumulated depreciation	(164)	(131)

Net carrying value	1,149	1,182
Other investment assets	856	829
Prepaid expenses and other	1,515	1,112

	$3,520	$3,123

11.	Loss and loss adjustment expense reserves

Loss and loss adjustment expense reserves are based in part on the estimation of case losses reported from brokers, insureds and ceding companies. The Company also uses statistical and actuarial methods to estimate ultimate expected losses and loss adjustment expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company and the settlement of the Company’s liability may be several months or years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase or decrease in the overall reserves of the Company, and at other times requiring a reallocation of IBNR to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, there can be no assurances that ultimate losses and loss expenses will not exceed the recorded reserves.

As of March 31, 2013 and December 31, 2012, loss and loss adjustment expense reserves in the consolidated balance sheet was comprised of the following:

	March 31, 2013	December 31, 2012
	($ in thousands)
Outstanding loss and loss adjustment expense reserves	$32,271	$3,668
Incurred but not reported loss and loss adjustment expense reserves	43,050	63,603

	$75,321	$67,271

The following table represents the activity in the reserve for losses and loss adjustment expenses for the three months ended March 31, 2013 and year ended December 31, 2012:

	March 31, 2013	December 31, 2012
	($ in thousands)
Gross reserves for losses and loss adjustment expenses, beginning of period	$67,271	$—
Less: reinsurance recoverable balances, beginning of period	—	—

Net reserves for losses and loss adjustment expenses, beginning of period	67,271	—
Increase in net losses and loss adjustment expenses incurred in respect of losses occurring in:
Current year	21,069	80,306
Prior years’	(2,431)	—

Total incurred losses and loss adjustment expenses	18,638	80,306
Net losses and loss adjustment expenses paid in respect of losses occurring in:
Current year	2,199	13,035
Prior years’	10,484	—

Total net paid losses	12,683	13,035
Net reserve for losses and loss adjustment expenses, end of period	73,226	67,271
Plus reinsurance recoverable, end of period	2,095	—

Gross reserve for losses and loss adjustment expenses, end of period	$75,321	$67,271

The $2.4 million decrease in prior years’ reserves recorded in the three months ended March 31, 2013 consisted of the following:

•	$2.9 million decrease related to a crop contract, which was accompanied by an equal decrease in the premium for that contract, resulting in a zero impact to underwriting income.

•	The remaining contracts contributed a $0.5 million increase in reserves, of which $0.4 million was related to increases in premium estimates and $0.1 million was related to adverse development.

12.	Management, performance and founders fees

Third Point Re and TPRCL are party to a Joint Venture and Investment Management Agreement (the “Investment Agreement”) with TP LLC and Third Point Advisors LLC (“TPAL”) under which TPLLC manages certain jointly held assets. TP LLC and TPAL are related parties and affiliates of Daniel Loeb, a member of the Board of Directors of the Company as of March 31, 2013, and a shareholder of Third Point Re. Daniel Loeb resigned from the Board of Directors effective May 13, 2013.

Pursuant to the Investment Agreement, TPAL receives an annual performance fee allocation equal to 20% of the net investment income of the Company’s share of the investment assets managed by TP LLC, subject to a loss carry forward provision. Additionally, a total management fee equal to 2% annually of the Company’s share of the investment assets managed by TP LLC is paid to TP LLC and various Third Point Re founders. Management fees are paid monthly, whereas performance fees are paid annually, in arrears.

Investment fee expenses related to the Investment Agreement, which are included in net investment income in the consolidated statement of income for the three months ended March 31, 2013 and 2012 are as follows:

	For the three months ended
	March 31, 2013	March 31, 2012
	($ in thousands)
Management fees – TP LLC	$724	$574
Management fees – Founders	4,102	3,253
Performance fees – TPAL	20,006	8,386

	$24,832	$12,213

As of March 31, 2013, $19.8 million was included in performance fee payable to related party in the consolidated balance sheet related to performance fees due under the Investment Agreement. As of December 31, 2012, $33.9 million was included in non-controlling interests related to the performance fee payable to TPAL. Since the performance fee allocation is based on annual performance, the performance fees are included in total liabilities until the performance fee is determined at year end and allocated to TPAL’s capital account, in accordance with the Investment Agreement.

13.	Deposit liability

Effective October 1, 2012, TPRCL entered into an aggregate excess of loss agreement for consideration of $50.0 million. Under the terms of the agreement, TPRCL maintains a notional experience account, the value of which is determined by adding premiums to the $50.0 million of consideration less claims paid plus a crediting rate multiplied by the annual starting balance of the notional experience account. The crediting rate varies from a minimum of 3% to a maximum of 6.1%, based on actual investment returns realized by the Company.

The following table details the deposit liability as of March 31, 2013 and December 31, 2012:

	March 31, 2013	December 31, 2012
	($ in thousands)
Initial consideration received	$50,000	$50,000
Net investment income allocation accrued	1,116	446

	$51,116	$50,446

14.	General and administrative expenses

General and administrative expenses for the three months ended March 31, 2013 and 2012 are as follows:

	For the three months ended
	March 31, 2013	March 31, 2012
	($ in thousands)
Payroll and related	$3,355	$1,431
Share compensation expenses	1,752	1,129
Travel and entertainment	673	548
Legal and accounting	514	221
IT related	230	245
Credit facility fees	140	200
Occupancy	113	284
Corporate insurance	120	85
Other general and administrative expenses	111	16

	$7,008	$4,159

Included in the detail of the consolidated general and administrative expenses above is $0.8 million related to the Fund and Cat Reinsurer. See Note 23 for further information on Segment Reporting.

15.	Net investment income

Net investment income for the three months ended March 31, 2013 and 2012 consisted of the following:

	For the three months ended
	March 31, 2013	March 31, 2012
	($ in thousands)
Change in net unrealized gains on investments and investment derivatives	$1,769	$22,802
Net realized gains on investments and investment derivatives	99,576	19,318
Dividend and interest income, net of withholding taxes	5,545	5,190
Dividends paid on securities sold, not yet purchased	(270)	(294)
Management and performance fees	(24,832)	(12,213)
Other expenses	(1,190)	(955)

Net investment income on investments managed by TP LLC	80,598	33,848
Deposit liability allocation	(670)	—
Net unrealized gain on reinsurance contract derivatives	763	—

	$80,691	$33,848

16.	Warrants

During 2011, Third Point Re’s founders and an advisor provided insurance industry expertise, resources and relationships to ensure that Third Point Re would be fully operational with key management in place in time for January 2012 underwriting season. In consideration of these commitments, Third Point Re had reserved for issuance of warrants to the founders and advisor to purchase, in the aggregate, up to 4.0% (founders 3.5% and an advisor 0.5%) of the fully diluted shares (up to a maximum of $1 billion of subscribed shares) provided that the founders and advisor will not be issued any warrants for common shares issued in consideration for any capital raised by Third Point Re in excess of $1 billion. The following is a summary of warrants as of March 31, 2013:

	Exercise price	Authorized and Issued	Aggregate fair value of warrants (1)
	($ in thousands, except for share and per share amounts)
Founders	$10.00	4,069,868	$15,203
Advisor	$10.00	581,295	2,171

		4,651,163	$17,374

(1)	Aggregate fair value of warrants includes $3.7 million related to warrants that have not met the performance condition.

The warrants are subject to a performance condition. The performance condition with respect to the warrants will be met depending on the aggregate consideration received from the subscription of shares as a percentage of $1 billion (not to exceed 100%). As of March 31, 2013, the Company had raised $784.3 million, or 78.4% of $1 billion, of aggregate consideration from the subscription of shares. Consequently, 3,648,006 of the warrants outstanding have met the performance condition as of March 31, 2013 and 1,003,157 of the warrants outstanding would be considered exercisable only if the additional capital is raised. The Company does not consider it probable that this performance condition will be met and therefore, the Company has not recorded share compensation expense for these 1,003,157 warrants as of March 31, 2013.

The warrants will expire 10 years from the date of issuance on December 22, 2011, and will be exercisable at a price per share of $10.00, equal to the price per share paid by investors in the private offering.

These warrants were recognized in accordance with ASC 718, Compensation – Stock Compensation, and ASC 505-50, Equity-Based Payments to Non-Employees. The total fair value of the warrants that have met the performance condition was $13.6 million and was recorded as a component of capital raise costs when the services were rendered in accordance with ASC 505-50, Equity: Equity-Based Payments to Non-Employees.

17.	Share-based compensation

Third Point Re has a Share Incentive Plan (the “Plan”) for directors, employees and consultants. The following is a summary of authorized and granted shares under the Plan:

	Exercise Price	Authorized	Granted	Aggregate fair value of granted options and shares (1)
				($ in thousands)
Management options	$10	6,976,744	6,523,256
	$16	2,325,581	2,174,417
	$20	2,325,581	2,174,417

		11,627,906	10,872,090	$33,298
Director options	$10	50,848	50,848
	$16	16,950	16,950
	$20	16,950	16,950

		84,748	84,748	260
Management restricted shares	n/a	619,300	619,300	6,193

		12,331,954	11,576,138	$39,751

(1)	Aggregate fair value of management options granted includes $7.0 million related to management options that have not met the performance condition.

Share based compensation expense of $1.8 million for the three months ended March 31, 2013 (2012 – $1.1 million) was included in general and administrative expenses. As of March 31, 2013, the Company has $30.7 million of unamortized share compensation expense related to management and director options, including $7.0 million related to management stock options that have not met the performance condition.

(a)	Management and director options

The Plan grants an option to employees and directors to purchase Third Points Re’s common shares. As such, the management team will receive equity in Third Point Re in the form of options representing up to 10% of Third Point Re’s fully diluted common shares (up to a maximum of $1 billion of subscribed shares) provided that the management team will not be issued any options for common shares issued in consideration for any capital raised by Third Point Re in excess of $1 billion.

The management options are subject to a service and performance condition. The service condition will be met with respect to 20% of the management options on each of the first five anniversary dates following the grant date of the management options. The performance condition with respect to the management options will be met depending on the aggregate consideration received from the subscription of shares as a percentage of $1 billion (not to exceed 100%). As of March 31, 2013, the Company had raised $784.3 million, or 78.4% of $1 billion, of aggregate consideration from the subscription of shares. Consequently, 8,383,742 of the management options outstanding have met the performance condition as of March 31, 2013 and 2,197,649 of the management options outstanding would be considered exercisable (subject to service condition) only if the additional capital is raised. The Company does not consider it probable that this performance condition will be met and therefore, the Company has not recorded share compensation expenses for these 2,197,649 management options as of March 31, 2013.

The director options contain only a service condition that will be met with respect to 20% of the director options on each of the five anniversary dates following the grant date of the director options.

The Plan’s management and director options activity for the three months ended March 31, 2013 and year ended December 31, 2012 was as follows:

	Number of options	Weighted average exercise price
Balance as of January 1, 2012	—	$—
Granted – employees	10,872,090	13.20
Granted – directors	84,748	13.20
Forfeited	—	—
Exercised	—

Balance as of December 31, 2012	10,956,838	$13.20
Granted – employees	—
Granted – directors	—
Forfeited	(290,699)	13.20
Exercised	—

Balance as of March 31, 2013	10,666,139	$13.20

The fair value of stock options issued during 2012 was estimated on the grant date using the Black-Scholes option-pricing model. The estimated share price used for purposes of determining the fair value of stock options was $10.00 based on the proximity to the $10.00 original offering price per share. The volatility assumption used of 31.25% was based on average estimated volatility of a reinsurance company peer group. The other assumptions used in the option-pricing model were as follows: risk free interest rate of 1.9%, expected life of ten years and a 0.0% dividend yield.

The following table summarizes information about the Company’s management and director stock options outstanding as of March 31, 2013:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average exercise price	Remaining contractual life	Number of options	Weighted average exercise price
$10.00	6,399,685	$10.00	8.78	951,329	$10.00
$16.00	2,133,227	$16.00	8.78	317,110	$16.00
$20.00	2,133,227	$20.00	8.78	317,110	$20.00

	10,666,139	$13.20	8.78	1,585,549	$13.20

For the three months ended March 31, 2013, the Company recorded $1.3 million (2012—$0.8 million) of share compensation expense related to stock options.

(b)	Restricted shares

Restricted shares vest either ratably or at the end of the required service period and contain certain restrictions during the vesting period, relating to, among other things, forfeiture in the event of termination of employment and transferability. For the three months ended March 31, 2013, the Company recorded $1.8 million (2012—$1.1 million) of share compensation expense related to restricted awards.

Restricted share award activity for the three months ended March 31, 2013 and year ended December 31, 2012 was as follows:

	Number of non-vested restricted shares	Weighted average grant date fair value
Balance as of January 1, 2012	—	$—
Granted	641,800	10.00
Forfeited	(22,500)	10.00
Vested	—

Balance as of December 31, 2012	619,300	10.00
Granted	—
Forfeited	—
Vested	—

Balance as of March 31, 2013	619,300	$10.00

18.	Non-controlling interests

Non-controlling interests represent the portion of equity in consolidated subsidiaries not attributable, directly or indirectly, to Third Point Re. The ownership interests in consolidated subsidiaries held by parties other than Third Point Re have been presented in the consolidated balance sheet, as a separate component of shareholders’ equity. Non-controlling interests as of March 31, 2013 and December 31, 2012 are as follows:

	March 31, 2013	December 31, 2012
	($ in thousands)
Fund and Cat Reinsurer	$20,225	$19,646
Manager	(62)	2
Joint Venture – TPAL share	5,769	40,129

	$25,932	$59,777

Income attributable to non-controlling interests for the three months ended March 31, 2013 and 2012 was:

	For the three months ended
	March 31, 2013	March 31, 2012
	($ in thousands)
Fund and Cat Reinsurer	$579	$—
Manager	(64)	—
Joint Venture – TPAL share	568	306

	$1,083	$306

As of March 31, 2013, the following entities were consolidated in line with variable interest model as per ASC 810: Consolidation:

•	Investment Joint Venture

As of March 31, 2013, the following entities were consolidated in line with voting model per ASC 810: Consolidation:

•	Third Point Reinsurance Investment Management Ltd.

•	Third Point Reinsurance Opportunities Fund Ltd.

•	Third Point Re Cat Ltd.

a)	Third Point Reinsurance Opportunities Fund Ltd. and Third Point Re Cat Ltd.

As of March 31, 2013, TPRCL had invested $22.0 million (December 31, 2012—$22.0 million) in the Fund; representing approximately 53% of the Fund’s issued, non-voting, participating share capital. The objective of the Fund is to achieve positive uncorrelated investment returns by investing, through the Cat Reinsurer, in a portfolio of collateralized reinsurance transactions and other insurance-linked investments, including catastrophe bonds and industry loss warranties.

The Manager holds 100% of the authorized and issued voting, nonparticipating shares of the Fund, while the Fund’s investors, including TPRCL, hold 100% of issued non-voting, participating shares.

Furthermore, 100% of the authorized and issued voting, non-participating share capital of the Cat Reinsurer is held by the Manager; while 100% of the issued non-voting, participating preference share capital is held by the Fund.

b)	Third Point Reinsurance Investment Management Ltd. (the “Manager”)

The Manager acts as manager for both the Fund and the Cat Reinsurer and in that capacity is responsible for:

•	The day to day investment activities of the Fund, and

•	The day to day underwriting activities of the Cat Reinsurer.

The Manager does not participate in the profits or losses of either the Fund or the Cat Reinsurer; however, the Manager does receive management and performance fees for its advisory services. For the three months ended March 31, 2013, $0.8 million (2012 – nil) was incurred relating to three dedicated employees, the licensing of catastrophe models, and legal costs. These expenses are included in general and administrative expenses in the consolidated statement of income.

In accordance with ASC 810, Consolidation, the Manager has been consolidated as part of Third Point Re with Hiscox’s interest in the Manager recorded as a non-controlling interest of $(0.1) million as of March 31, 2013 (December 31, 2012 – $0.002 million) in the consolidated balance sheet.

c)	Third Point Advisors LLC (“TPAL”)

The joint venture created through the Investment Agreement (Note 12) has been considered a variable interest entity in accordance with U.S. GAAP. Since the Company was deemed to be the primary beneficiary, the Company has consolidated the joint venture and has recorded TPAL’s minority interest as a non-controlling interest in the consolidated statement of shareholders’ equity.

For the three months ended March 31, 2013, $35.1 million was distributed by TPAL and reduced the amount of the non-controlling interest.

19.	Earnings per share

The following is a reconciliation of basic and diluted weighted average shares outstanding for the three months ended March 31, 2013 and 2012:

	For the three months ended
	March 31, 2013	March 31, 2012
Weighted average shares outstanding – basic	78,432,132	78,432,132
Effect of dilutive warrants issued to founders and management	3,648,006	3,648,006
Effect of dilutive stock options issued to directors and employees	5,078,024	2,827,399
Effect of dilutive restricted shares issued to employees	619,300	427,867

Weighted average shares outstanding – diluted	87,777,462	85,335,404

20.	Related party transactions

In addition to the transactions disclosed in Notes 5, 12, 15 and 18 to these consolidated financial statements, the following additional transactions are classified as related party transactions, as each counterparty has either a direct or indirect shareholding in the Company or the Company has an investment in such counterparty.

a)	Pine Brook Road Partners, LLC and Narragansett Bay Insurance Company

TPRCL entered into a quota share reinsurance agreement with Narragansett Bay Insurance Company (“Narragansett Bay”) effective December 31, 2012 under which Narragansett Bay is obligated to cede an estimated $10.5 million of premium over the one year term of the contract. Pine Brook Road Partners, LLC (“Pine Brook”) is the manager of an investment fund that owns common shares and warrants issued by the Company. Pine Brook currently owns 15.9% of the Company’s outstanding common shares and will own 14.6% of the Company’s common shares should all outstanding warrants be exercised. Pine Brook is also the manager of an investment fund that owns 45.2% of Narragansett Bay’s common shares and up to 49.0% of common shares should a convertible debt instrument convert to common shares.

b)	TP Lux Holdco LP

TPRCL has entered into a limited partnership agreement, as one of the limited partners of TP Lux Holdco LP (the “Cayman HoldCo”), which is also an affiliate of the Investment Manager. The Cayman HoldCo was formed as a limited partnership under the laws of the Cayman Islands and invests and holds debt and equity interests in TP Lux HoldCo S.à r.l., a Luxembourg private limited liability company (the “LuxCo”), which is also an affiliate of the Investment Manager.

The LuxCo was established under the laws of the Grand-Duchy of Luxembourg and its principal objective is to act as a collective investment vehicle to purchase Euro debt and equity investments. TPRCL invests in the Cayman HoldCo alongside other investment funds managed by the Investment Manager. As of March 31, 2013 and December 31, 2012, TPRCL held less than a 10% interest in the Cayman Holdco. As a result, TPRCL accounts for its investment in the limited partnership under the variable interest entity model, in which TPRCL is not the primary beneficiary, at fair value in the consolidated balance sheet and records the change in the fair value in the consolidated statement of income (loss).

As of March 31, 2013, the estimated fair value of the investment in the limited partnership was $31.7 million (December 31, 2012—$91.3 million). The valuation policy with respect to the investment in the limited partnership is further described in Note 2.

c)	Third Point Loan L.L.C.

Third Point Loan L.L.C. (“Loan LLC”) serves as nominee of TPRCL and other affiliated investment management clients of the Investment Manager for certain investments. Loan LLC has appointed the Investment Manager as its true and lawful agent and attorney. As of March 31, 2013, Loan LLC held $84.6 million (December 31, 2012 – $43.7 million) of TPRCL’s investments, which are included in investments in securities and in derivative contracts in the consolidated balance sheet. TPRCL’s pro rata interest in the underlying investments registered in the name of the Loan LLC and the related income and expense are reflected accordingly in the consolidated balance sheet and the consolidated statement of income.

21.	Financial instruments with off-balance sheet risk or concentrations of credit risk

Off-balance sheet risk

In the normal course of business, the Company trades various financial instruments and engages in various investment activities with off-balance sheet risk. These financial instruments include securities sold, not yet purchased, forwards, futures, options, swaptions, swaps and contracts for differences. Generally, these financial instruments represent future commitments to purchase or sell other financial instruments at specific terms at specified future dates. Each of these financial instruments contains varying degrees of off-balance sheet risk whereby changes in the fair values of the securities underlying the financial instruments or fluctuations in interest rates and index values may exceed the amounts recognized in the consolidated balance sheet.

Securities sold, not yet purchased are recorded as liabilities in the consolidated balance sheet and have market risk to the extent that the Company, in satisfying its obligations, may be required to purchase securities at a higher value than that recorded in the consolidated balance sheet. The Company’s investments in securities and amounts due from brokers are partially restricted until the Company satisfies the obligation to deliver securities sold, not yet purchased.

Forward and futures contracts are a commitment to purchase or sell financial instruments, currencies or commodities at a future date at a negotiated rate. Forward and futures contracts expose the Company to market risks to the extent that adverse changes occur to the underlying financial instruments such as currency rates or equity index fluctuations.

Option contracts give the purchaser the right but not the obligation to purchase or sell to the option writer financial instruments, commodities or currencies within a defined time period for a specified price. The premium received by the Company upon writing an option contract is recorded as a liability, marked to market on a daily basis and is included in securities sold, not yet purchased in the consolidated balance sheet. In writing an option, the Company bears the market risk of an unfavorable change in the financial instrument underlying the written option. Exercise of an option written by the Company could result in the Company selling or buying a financial instrument at a price different from the current fair value.

Swaption contracts give the Company the right, but not the obligation, to enter into a specified interest-rate swap within a specified period of time. The Company’s market and counterparty credit risk is limited to the premium paid to enter into the swaption contract and net unrealized gains.

Total return swaps, contracts for differences, index swaps, and interest rate swaps that involve the exchange of cash flows between the Company and counterparties are based on the change in the fair value of a particular equity, index, or interest rate on a specified notional holding. The use of these contracts exposes the Company to market risks equivalent to actually holding securities of the notional value but typically involve little capital commitment relative to the exposure achieved. The gains or losses of the Company may therefore be magnified on the capital commitment.

Credit derivatives

Credit default swaps protect the buyer against the loss of principal on one or more underlying bonds, loans, or mortgages in the event the issuer suffers a credit event. Typical credit events include failure to pay or restructuring of obligations, bankruptcy, dissolution or insolvency of the underlying issuer. The buyer of the protection pays an initial and/or a periodic premium to the seller and receives protection for the period of the contract. If there is not a credit event, as defined in the contract, the buyer receives no payments from the seller. If there is a credit event, the buyer receives a payment from the seller of protection as calculated by the contract between the two parties.

The Company may also enter into index and/or basket credit default swaps where the credit derivative may reference a basket of single-name credit default swaps or a broad-based index. Generally, in the event of a default on one of the underlying names, the buyer will receive a pro-rata portion of the total notional amount of the credit default index or basket contract from the seller. When the Company purchases single-name, index and basket credit default swaps, the Company is exposed to counterparty nonperformance.

Upon selling credit default swap protection, the Company may expose itself to the risk of loss from related credit events specified in the contract. As of March 31, 2013, the Company sold protection on an index-reference obligation with a maximum potential payout amount of $0.4million, a credit spread of 0.44% and maturity in 2046. The fair value of such protection sold totaled $0.2 million as of March 31, 2013. Credit spreads of the underlying together with the period of expiration is indicative of the likelihood of a credit event under the credit default swap contract and the Company’s risk of loss. Higher credit spreads and shorter expiration dates are indicative of a higher likelihood of a credit event resulting in the Company’s payment to the buyer of protection. Lower credit spreads and longer expiration dates would indicate the opposite and lowers the likelihood the Company needs to pay the buyer of protection.

Concentrations of credit risk

In addition to off-balance sheet risks related to specific financial instruments, the Company may be subject to concentration of credit risk with particular counterparties. Substantially all securities transactions of the Company are cleared by several major securities firms. The Company had substantially all such individual counterparty concentration with these brokers or their affiliates as of March 31, 2013. However, the Company reduces its credit risk with counterparties by entering into master netting agreements. Therefore, assets represent the Company’s greater unrealized gains less unrealized losses for derivative contracts in which the Company has master netting agreements. Similarly, liabilities represent the Company’s greater unrealized losses less unrealized gains for derivative contracts in which the Joint Venture has master netting agreements. Furthermore, the Company obtains collateral from counterparties to reduce its exposure to counterparty credit risk.

The Company’s maximum exposure to credit risk associated with counterparty nonperformance on derivative contracts is limited to the net unrealized gains by counterparty inherent in such contracts which are recognized in the consolidated balance sheet. As of March 31, 2013, the Company’s maximum counterparty credit risk exposure was $28.0 million (December 31, 2012 – $17.0 million).

22.	Commitments and Contingencies

Operating lease

Third Point Re leases office space at Chesney House in Bermuda. This two year lease is scheduled to expire on November 30, 2013, with an option to renew for an additional three years. The lease has been accounted for as an operating lease with total rent expense for the three months ended March 31, 2013 being $0.4 million (2011: $0.03 million).

Future minimum rental commitments under this lease, assuming a scheduled renewal for a single three year term, are expected to be as follows:

($ in thousands)
2013	$404
2014	424
2015	445
2016	426
2017	—

$1,699

Agreements

Third Point LLC

Third Point Re and TPRCL have entered into a 5 year investment management agreement with TP LLC on December 22, 2011.The Company is subject to an Investment Agreement with TP LLC under which the Companies, TP LLC and TPAL formed a joint venture for the purpose of managing certain jointly held assets. The non-controlling interest in the consolidated balance sheet includes TPAL’s share of assets in the investment joint venture.

Netjets

On December 20, 2011, TPRCL acquired from Netjets Sales Inc. (“Netjets”) an undivided 12.5% interest in two aircraft for a five year period. The agreement with NetJets provides for monthly management fees, occupied hourly fees and other fees. Future minimum management fee commitments under the existing lease are expected to be as follows:

($ in thousands)
2013	$527
2014	547
2015	567
2016	539
2017	—

$2,180

Letters of credit

As of March 31, 2013, the Company had entered into the following letter of credit facilities, which automatically renew annually unless terminated by either party in accordance with the required notice period:

	Facility	Renewal date	Notice period (Unused Facility Portion)
	($ in thousands)
BNP Paribas	$100,000	February 15, 2014	60 days prior to termination date
Citibank (1)	150,000	January 23, 2014	90 days prior to termination date
J.P. Morgan	50,000	August 22, 2013	60 days prior to termination date

	$300,000

(1)	Effective January 1, 2013, the Citibank facility was reduced from $250 million to $150 million.

As of March 31, 2013, $61.0 million (December 31, 2012 – $60.9 million) of letters of credit, representing 20.3% (December 31, 2012 – 15.3% (based on total available facilities of $400 million)) of the total available facilities, had been drawn upon.

Under the facilities, the Company provides collateral that may consist of equity securities, repurchase agreements and cash and cash equivalents. As of March 31, 2013, cash and cash equivalents with a fair value of $61.2 million (December 31, 2012 – $64.8 million) were pledged as security against the letters of credit issued. These amounts are included in restricted cash and cash equivalents in the consolidated balance sheet. Each of the facilities contain customary events of default and restrictive covenants, including but not limited to, limitations on liens on collateral, transactions with affiliates, mergers and sales of assets, as well as solvency and maintenance of certain minimum pledged equity requirements, A.M. Best Company rating of “A-” or higher, and restricts issuance of any debt without the consent of the letter of credit provider. Additionally, if an event of default exists, as defined in the letter of credit facilities, the Company will be prohibited from paying dividends. The Company was in compliance with all of the covenants as of March 31, 2013.

Investments

Loan and other participation interests purchased by the Company, such as bank debt, may include revolving credit arrangements or other financing commitments obligating the Company to advance additional amounts on demand. As of March 31, 2013, the Company had no unfunded capital commitments.

In the normal course of business, the Company, as part of its investment strategy, enters into contracts that contain a variety of indemnifications and warranties. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote. Thus, no amounts have been accrued related to such indemnifications. The Company also indemnifies TPAL, TP LLC and its employees from and against any loss or expense, including, without limitation any judgment, settlement, legal fees and other costs. Any expenses related to this indemnification are reflected in net investment income in the consolidated statement of income.

23.	Segment reporting

The determination of Third Point Re’s business segments is based on the manner in which management monitors the performance of its operations. Third Point Re reports two operating segments – Property and Casualty Reinsurance and Catastrophe Risk Management. The Company has also identified a corporate function that includes the Company’s investment results.

The following is a summary of the Company’s operating segments results for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31, 2013
	Property and Casualty Reinsurance	Catastrophe Risk Management	Corporate	Total
	($ in thousands)
Revenues
Gross premiums written	$92,871	$3,149	$—	$96,020
Gross premiums ceded	(9,975)	—	—	(9,975)

Net premiums written	82,896	3,149	—	86,045
Change in net unearned premium reserves	(50,253)	(2,251)	—	(52,504)

Net premiums earned	32,643	898	—	33,541
Net investment income	—	767	79,924	80,691

Total revenues	32,643	1,665	79,924	114,232

Expenses			—
Loss and loss adjustment expenses incurred, net	18,638	—	—	18,638
Acquisition costs, net	12,991	82	—	13,073
General and administrative expenses	6,223	785	—	7,008

Total expenses	37,852	867	—	38,719

Underwriting loss	(5,209)	n/a	n/a	n/a
Income including non-controlling interests	n/a	798	79,924	75,513
Income attributable to non-controlling interests	n/a	(515)	(568)	(1,083)

Net income (loss)	$(5,209)	$283	$79,356	$74,430

Property and Casualty Reinsurance – Underwriting Ratios:
Loss ratio (1)	57.1%
Acquisition cost ratio (2)	39.8%
General and administrative expense ratio (3)	19.1%

Combined ratio (4)	116.0%

(1)	Loss ratio is calculated by dividing loss and loss adjustment expenses incurred, net by net premiums earned.
(2)	Acquisition cost ratio is calculated by dividing acquisition costs, net by net premiums earned.
(3)	General and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(4)	Combined ratio is calculated by dividing the sum of loss and loss adjustment expenses incurred, net, acquisition costs, net and general and administrative expenses by net premiums earned.

	Three Months Ended March 31, 2012
	Property and Casualty Reinsurance	Catastrophe Risk Management	Corporate	Total
	($ in thousands)
Revenues
Gross premiums written	$92,650	$—	$—	$92,650
Gross premiums ceded	—	—	—	—

Net premiums written	92,650	—	—	92,650
Change in net unearned premium reserves	(78,813)	—	—	(78,813)

Net premiums earned	13,837	—	—	13,837
Net investment income	—	—	33,848	33,848

Total revenues	13,837	—	33,848	47,685

Expenses			—
Loss and loss adjustment expenses incurred, net	12,285	—	—	12,285
Acquisition costs, net	712	—	—	712
General and administrative expenses	4,159	—	—	4,159

Total expenses	17,156	—	—	17,156

Underwriting loss	(3,319)	n/a	n/a	n/a
Income including non-controlling interests	n/a	—	33,848	30,529
Income attributable to non-controlling interests	n/a	—	(306)	(306)

Net income (loss)	$(3,319)	$—	$33,542	$30,223

Property and Casualty Reinsurance – Underwriting ratios:
Loss ratio (1)	88.8%
Acquisition cost ratio (2)	5.1%
General and administrative expense ratio (3)	30.1%

Combined ratio (4)	124.0%

(1)	Loss ratio is calculated by dividing loss and loss adjustment expenses incurred, net by net premiums earned.
(2)	Acquisition cost ratio is calculated by dividing acquisition costs, net by net premiums earned.
(3)	General and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(4)	Combined ratio is calculated by dividing the sum of loss and loss adjustment expenses incurred, net, acquisition costs, net and general and administrative expenses by net premiums earned.

For the three months ended March 31, 2013, two contracts contributed greater than 10% of total gross premiums written. These two contracts contributed 36.5% and 36.5%, respectively, of total gross premiums written for the three months ended March 31, 2013. For the three months ended March 31, 2012, three contracts contributed greater than 10% of total gross premiums written. These three contracts contributed 53.9%, 18.9% and 15.9%, respectively, of total gross premiums written for the three months ended March 31, 2012.

The following table provides a breakdown of the Company’s gross premiums written by line of business:

	For the three months ended
	March 31, 2013		March 31, 2012
	($ in thousands)
Property	$350	0.4%	$—	0.0%
Casualty	52,208	54.3%	42,700	46.1%
Specialty	40,313	42.0%	49,950	53.9%

Total property and casualty reinsurance	92,871	96.7%	92,650	100.0%
Catastrophe risk management	3,149	3.3%	—	0.0%

	$96,020	100.0%	$92,650	100.0%

Substantially all of the Company’s business is sourced through reinsurance brokers. The following table provides a breakdown of the Company’s gross premiums written from brokers who each accounted for more than 10% of the Company’s gross premiums written:

	For the three months ended
	March 31, 2013		March 31, 2012
	($ in thousands)
Largest broker	$49,904	52.0%	$21,500	23.2%
2nd largest broker	n/a	n/a	14,700	15.9%

	$49,904	52.0%	$36,200	39.1%

The following table provides a breakdown of the Company’s gross premiums written by domicile of the ceding companies:

	For the three months ended
	March 31, 2013		March 31, 2012
	($ in thousands)
United States	$49,657	51.7%	$92,650	100.0%
Bermuda	44,963	46.8%	—	0.0%
Other	1,400	1.5%	—	0.0%

	$96,020	100.0%	$92,650	100.0%

24.	Subsequent events

The Company received capital call notices to invest $10.2 million and $17.8 million into the Fund, that were funded on April 1, 2013 and June 1, 2013, respectively, which represents the remainder of the Company’s total $50.0 million commitment to the Fund.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Third Point Reinsurance, Ltd.

We have audited the accompanying consolidated balance sheets of Third Point Reinsurance Ltd. as of December 31, 2012 and 2011, and the related consolidated statements of income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2012 and period from October 6, 2011 (date of incorporation) to December 31, 2011. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Third Point Reinsurance Ltd. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the year ended December 31, 2012 and period from October 6, 2011 (date of incorporation) to December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

May 14, 2013

THIRD POINT REINSURANCE LTD.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2012 and 2011

(expressed in thousands of U.S. dollars, except per share and share amounts)

	December 31, 2012	December 31, 2011
Assets
Equity securities, trading, at fair value (cost – $450,766)	$500,929	$—
Debt securities, trading, at fair value (cost – $249,110)	279,331	—
Other investments, at fair value	157,430	—

Total investments in securities and commodities	937,690	—
Cash and cash equivalents	34,005	603,841
Restricted cash and cash equivalents	77,627	—
Due from brokers	131,785	—
Securities purchased under an agreement to sell	60,408	—
Derivative assets, at fair value	25,628	—
Interest and dividends receivable	2,088	—
Reinsurance balances receivable	84,280	—
Deferred acquisition costs, net	45,383	—
Other assets	3,123	1,422

Total assets	$1,402,017	$605,263

Liabilities and shareholders’ equity
Liabilities
Accounts payable and accrued expenses	$5,261	$19,320
Deposit liability	50,446	—
Unearned premium reserves	93,893	—
Losses and loss adjustment expense reserves	67,271	—
Securities sold, not yet purchased, at fair value	176,454	—
Due to brokers	66,107	—
Derivative liabilities, at fair value	12,992	—
Interest and dividends payable	1,255	—
Amounts due to affiliates	17	518

Total liabilities	473,696	19,838
Shareholders’ equity
Share capital (par value $0.10; authorized, 150,000,000; issued and outstanding, 78,432,132 (2011: 78,432,132))	7,843	7,843
Additional paid-in capital	762,430	756,219
Subscriptions receivable	—	(177,507)
Retained earnings (deficit)	98,271	(1,130)

Shareholders’ equity attributable to shareholders	868,544	585,425
Non-controlling interests	59,777	—

Total shareholders’ equity	928,321	585,425

Total liabilities and shareholders’ equity	$1,402,017	$605,263

The accompanying Notes to the Consolidated Financial Statements are

an integral part of the Consolidated Financial Statements.

THIRD POINT REINSURANCE LTD.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

For the year ended December 31, 2012 and period from October 6, 2011 (incorporation date) to December 31, 2011

(expressed in thousands of U.S. dollars, except per share and share amounts)

	2012	2011
Revenues
Gross premiums written	$190,374	$—
Gross premiums ceded	—	—

Net premiums written	190,374	—
Change in net unearned premium reserves	(93,893)	—

Net premiums earned	96,481	—
Net investment income	136,422	—

Total revenues	232,903	—

Expenses
Loss and loss adjustment expenses incurred, net	80,306	—
Acquisition costs, net	24,604	—
General and administrative expenses	27,376	1,130

Total expenses	132,286	1,130

Income (loss) including non-controlling interests	100,617	(1,130)
Income attributable to non-controlling interests	(1,216)	—

Net income (loss)	$99,401	$(1,130)

Earnings (loss) per share
Basic	$1.27	$(0.01)
Diluted	$1.14	$(0.01)
Weighted average number of ordinary shares used in the determination of earnings (loss) per share
Basic	78,432,132	78,432,132
Diluted	87,253,760	78,432,132

The accompanying Notes to the Consolidated Financial Statements are

an integral part of the Consolidated Financial Statements.

THIRD POINT REINSURANCE LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the year ended December 31, 2012 and period from October 6, 2011 (incorporation date) to December 31, 2011

(expressed in thousands of U.S. dollars, except share amounts)

	2012	2011
Common shares
Balance, beginning of period	78,432,132	—
Issuance of common shares	—	78,432,132

Balance, end of period	78,432,132	78,432,132

Share capital
Balance, beginning of period	$7,843	$—
Issuance of common shares	—	7,843

Balance, end of period	7,843	7,843

Additional paid-in capital
Balance, beginning of period	756,219	—
Issuance of common shares, net	(197)	756,219
Share compensation expense	6,408	—
Fair value of warrants issued	—	(13,627)
Fair value of warrants qualifying as equity	—	13,627

Balance, end of period	762,430	756,219

Subscriptions receivable
Balance, beginning of period	(177,507)	—
Subscriptions due from shareholders	—	(177,507)
Receipt of subscriptions due from shareholders	177,507	—

Balance, end of period	—	(177,507)

Retained earnings (deficit)
Balance, beginning of period	(1,130)	—
Net income (loss)	99,401	(1,130)

Balance, end of period	98,271	(1,130)

Shareholders’ equity attributable to shareholders	868,544	585,425

Non-controlling interests
Balance, beginning of period	—	—
Contributions	58,561	—
Income attributable to non-controlling interests	1,216	—

Balance, end of period	59,777	—

Total shareholders’ equity	$928,321	$585,425

The accompanying Notes to the Consolidated Financial Statements are

an integral part of the Consolidated Financial Statements.

THIRD POINT REINSURANCE LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended December 31, 2012 and period from October 6, 2011 (incorporation date) to December 31, 2011

(expressed in thousands of U.S. dollars)

	2012	2011
Operating activities
Net income (loss)	$99,401	$(1,130)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Share compensation expense	6,408	—
Net change in unrealized gain on investments	(106,892)	—
Net change in unrealized gain on derivatives	(6,529)	—
Net realized gain on investments and derivatives	(55,632)	—
Amortization of premium and accretion of discount, net	(2,434)	—
Changes in assets and liabilities:
Reinsurance balances receivable	(84,280)	—
Deferred acquisition costs, net	(45,383)	—
Other assets	(1,701)	(1,420)
Interest and dividends receivable, net	(833)	—
Unearned premium reserves	93,893	—
Loss and loss adjustment expenses reserves	67,271	—
Accounts payable and accrued expenses	4,157	995

Net cash used in operating activities	(32,554)	(1,555)

Investing activities
Purchases of investments	(2,317,234)	—
Proceeds from disposition of investment	1,521,110	—
Purchases of investments to cover short sales	(535,443)	—
Proceeds from short sales of investment securities	729,182	—
Change in due to/from brokers, net	(65,678)	—
Increase in securities purchased under agreement to resell	(60,408)	—
Non-controlling interest in investment affiliate	40,129	—
Change in restricted cash and cash equivalents	(77,627)	—

Net cash used in investing activities	(765,969)	—

Financing activities
Proceeds from issuance of common shares, net of costs	158,593	605,396
Increase in deposit liability	50,446	—
Non-controlling interest in Fund and Cat Reinsurer	19,646	—
Non-controlling interest in Manager	2	—

Net cash provided by financing activities	228,687	605,396

Net (decrease) increase in cash and cash equivalents	(569,836)	603,841
Cash and cash equivalents at beginning of period	603,841	—

Cash and cash equivalents at end of period	$34,005	$603,841

Supplementary information
Interest paid in cash	$1,823	$—

The accompanying Notes to the Consolidated Financial Statements are

an integral part of the Consolidated Financial Statements.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

1.	Organization

Third Point Reinsurance Ltd. (“Third Point Re”) was incorporated as an exempted company under the laws of Bermuda on October 6, 2011 and, through its wholly owned operating subsidiary Third Point Reinsurance Company Ltd. (“TPRCL”), is a provider of global specialty property and casualty reinsurance products. TPRCL is incorporated in Bermuda and is registered as a Class 4 insurer under The Insurance Act 1978, as amended, and related regulations (the “Act”). TPRCL commenced reinsurance operations in January 2012.

On June 15, 2012, Third Point Reinsurance Opportunities Fund Ltd. (the “Fund”), Third Point Reinsurance Investment Management Ltd. (the “Manager”), and Third Point Re Cat Ltd. (the “Cat Reinsurer”) were incorporated in Bermuda. Third Point Re subsequently announced a strategic arrangement with Hiscox Insurance Company (Bermuda) Limited (“Hiscox”) to launch a collateralized catastrophe reinsurance underwriting fund management business. The Manager is a Bermuda exempted company, which is the investment manager of the Fund and is 85% owned by Third Point Re and 15% owned by Hiscox. The Manager is responsible for the investment and management of the Fund’s assets. The Fund is an exempted company incorporated in Bermuda and is open to both related party and third party investors. The Manager also acts as manager of the Cat Reinsurer and, in this capacity, is responsible for the day-to-day underwriting and investment activities of the Cat Reinsurer. The Cat Reinsurer is a Bermuda exempted company and is licensed as a special purpose insurer under the Act.

On August 2, 2012, Third Point Re established a wholly owned subsidiary in the United Kingdom, Third Point Re Marketing (UK) Ltd. (“TPRUK”). TPRUK was established to carry on business as an insurance intermediary and, as of December 31, 2012, is seeking the requisite approvals and a license from the UK Financial Services Authority to permit it to carry on such business activities.

These consolidated financial statements include the results of Third Point Re and its wholly and majority owned subsidiaries (together, the “Company”). As of December 31, 2012, there existed no unconsolidated subsidiaries, and these financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany transactions and balances have been eliminated on consolidation.

2.	Significant accounting policies

The following is a summary of the significant accounting and reporting policies adopted by the Company:

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The major estimates reflected in the Company’s consolidated financial statements include, but are not limited to, the loss and loss adjustment expense reserves, estimates of written and earned premiums and the fair value of financial instruments.

Cash and restricted cash and cash equivalents

Cash and cash equivalents consist of cash held in banks, cash held with investment managers and other short-term, highly liquid investments with original maturity dates of ninety days or less.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

Restricted cash and cash equivalents consist of cash held in trust accounts with the Cat Reinsurer securing collateralized reinsurance contracts written and cash held with brokers securing letters of credit issued under credit facilities.

Premium revenue recognition

The Company estimates the ultimate premiums for the entire contract period and records this estimate at the inception of the contract, to the extent that the amount of written premium is estimable. For contracts where the full written premium is not estimable at inception, the Company records written premium for the portion of the contract period for which the amount is estimable. These estimates are based primarily on information in the underlying contracts as well as information provided by the clients and/or brokers.

Premiums written are earned over the contract period in proportion to the period of risk covered. Unearned premiums represent the portion of premiums written that relate to the unexpired term of the contracts in force.

Changes in premium estimates are expected and may result in adjustments in any reporting period. These estimates change over time as additional information regarding the underlying business volume is obtained. Any subsequent adjustments arising on such estimates are recorded in the period in which they are determined.

Deferred acquisition costs

Acquisition costs consist of commissions, brokerage and excise taxes that are related directly to the successful acquisition of new or renewal of reinsurance contracts. These costs are deferred and amortized over the period in which the related premiums are earned. The Company evaluates the recoverability of deferred acquisition costs by determining if the sum of future earned premiums and anticipated investment income is greater than expected future loss and loss adjustment expenses and acquisition costs. If a loss is probable on the unexpired portion of contracts in force, a premium deficiency loss is recognized. As of December 31, 2012, deferred acquisition costs are fully recoverable and no premium deficiency has been recorded.

Acquisition costs also include profit commissions that are expensed when incurred. Profit commissions are calculated and accrued based on the expected loss experience for contracts and recorded when the current loss estimate indicates that a profit commission is probable under the contract terms. As of December 31, 2012, the Company had not recognized any profit commissions on its contracts.

Losses and loss adjustment expense reserves

The Company’s loss and loss adjustment expense reserve include case reserves and reserves for losses incurred but not yet reported (“IBNR reserves”). Case reserves are established for losses that have been reported, but not yet paid, based on loss reports from brokers and ceding companies. IBNR reserves represent the estimated loss and loss adjustment expenses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on loss and loss adjustment expenses which are known to the insurer or reinsurer. IBNR reserves are established by management based on actuarially determined estimates of ultimate losses and loss adjustment expenses.

Inherent in the estimate of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors that may vary significantly as claims are settled. Accordingly, ultimate loss and loss adjustment expenses may differ materially from the amounts recorded in the financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in the consolidated statement of income (loss) in the period in which they become known.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

Deposit assets and liabilities

Certain reinsurance contracts are deemed not to transfer sufficient insurance risk to be deemed reinsurance contracts in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 944, Financial Services – Insurance and Topic 340-30 Insurance contracts that do not transfer insurance risk, and are accounted for using the deposit method of accounting. Management exercises significant judgment in determining whether contracts should be accounted for as reinsurance contracts or deposit contracts. Using the deposit method of accounting, a deposit liability, rather than written premium, is initially recorded based upon the consideration received less any explicitly identified premiums or fees. In subsequent periods, the deposit liability is adjusted by calculating the effective yield on the deposit to reflect actual payments to date and future expected payments. During 2012, one contract was deemed to not transfer sufficient insurance risk or timing risk, and has therefore been accounted for using the deposit method of accounting.

Fair value measurement

The Company determines the fair value of financial instruments in accordance with current accounting guidance, which defines fair value and establishes a three level fair value hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Fair value is defined as the price the Company would receive to sell an asset or would pay to transfer a liability in an orderly transaction between market participants at the measurement date. The Company determines the estimated fair value of each individual security utilizing the highest level inputs available.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments, approximates the carrying amounts presented in the consolidated balance sheet. Any revaluation gains or losses are reflected in the consolidated statement of income (loss) as part of net investment income.

Investments

The Company’s investments are classified as “trading securities” and are carried at fair value with changes in fair value included in earnings in the consolidated statement of income (loss).

Fair values of the Company’s fixed maturity investments are based on quoted market prices, or when such prices are not available, by reference to broker or underwriter bid indications and/or internal pricing valuation techniques. Investment transactions are recorded on a trade date basis with balances pending settlement recorded separately in the consolidated balance sheet as receivable for investments sold or payable for investments purchased.

Realized gains and losses are determined using cost calculated on a specific identification basis. Dividends are recorded on the ex-dividend date. Income and expense are recorded on the accrual basis including interest and premiums amortized and discounts accreted.

Derivatives

Derivative instruments within our investment assets managed by Third Point LLC are recorded in the consolidated balance sheet at fair value, with changes in fair values and realized gains and losses recognized in net investment income in the consolidated statement of income (loss).

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

The Company enters into derivative contracts to manage credit risk, interest rate risk, currency exchange risk, and other exposure risks. The Company uses derivatives in connection with its risk-management activities to economically hedge certain risks and to gain exposure to certain investments. The utilization of derivative contracts also allows for an efficient means in which to trade certain asset classes. The derivatives that the Company invests in are primarily credit default swaps, foreign currency forwards and options, index futures, interest rate swaptions, contracts for differences, interest rate swaps and total returns swaps.

Derivatives serve as a component of the Company’s investment strategy and are utilized primarily to structure the portfolio, or individual investments, and to economically match the investment objectives of the Company. The Company does not have any derivatives designed as hedging instruments. Fair values of derivatives are determined by using quoted market prices and counterparty quotes when available; otherwise fair values are based on pricing models that consider the time value of money, volatility, and the current market and contractual prices of underlying financial instruments.

Share-based compensation

The Company accounts for its stock plans in accordance with ASC 718, Compensation – Stock Compensation.

ASC 718 requires that share-based compensation transactions be recognized using the fair value of the award at the grant date. Determining the fair value of share purchase options at the grant date requires estimation and judgment. The Company uses an option-pricing model (Black-Scholes) to calculate the fair value of share purchase options.

For share purchase options granted that contain both a service and performance condition, the Company recognizes share compensation expense only for the portion of the options that are considered probable of being exercised. Share compensation for share purchase options considered probable of being exercised is expected over the service (vesting) period on a graded vesting basis. The probability of share purchase options being exercised is evaluated each reporting period. When the share purchase options are considered probable of being exercised, the Company records a catch up of share compensation expense from the grant date (since inception date) to the current reporting period end based on the fair value of the options at the grant date.

The Company measures compensation for restricted shares based on the price of its common shares at the grant date and the expense is recognized on a straight-line basis over the vesting period.

Warrants

The Company accounts for certain warrant contracts issued to its founders in conjunction with the capitalization of the Company, and which may be settled by Third Point Re using either the physical settlement or net-share settlement methods, in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Accordingly, the fair value of these warrants was recorded in equity as additional paid-in capital. The Company uses an option-pricing model (Black-Scholes) to calculate the fair value for share purchase warrants issued.

The Company accounts for certain warrant contracts issued to an advisor, where services have been received by the Company, in part, in exchange for equity instruments, based on the fair value of such services, in accordance with ASC 718, Compensation – Stock Compensation, and ASC 505-50, Equity-Based Payments to Non-Employees. The associated cost of these warrants has been recorded as capital raise costs and are included in additional paid in capital in the consolidated statement of shareholders’ equity.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

Capital raise costs

Capital raise costs of $20.5 million incurred in connection with common share offerings, including investment banking fees, legal fees and the fair value of warrants issued to certain sponsors, founders and advisors have been deducted from the proceeds of the offering and reported net in shareholders’ equity and the statement of cashflows. Incorporation costs not related to the raising of capital are expensed as incurred and are included in general and administrative expenses.

Foreign currency transactions

The Company’s functional currency is the United States dollar. Transactions in foreign currencies are recorded in United States dollars at the exchange rate in effect on the transaction date. Monetary assets and liabilities in foreign currencies are translated at the exchange rates in effect at the consolidated balance sheet date and foreign exchange gains and losses, are included in the consolidated statement of income (loss).

Income taxes and uncertain tax positions

Under current Bermuda law, Third Point Re and its Bermuda subsidiaries are not subject to any income or capital gains taxes. In the event that such taxes are imposed, Third Point Re and its Bermuda incorporated subsidiaries would be exempted from any such taxes until March 2035 pursuant to the Tax Assurance Certificates issued to such entities pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966, as amended.

As of December 31, 2012 the Company did not have any uncertain tax positions.

Non-controlling interests

Third Point Re consolidates the results of entities in which it has a controlling financial interest. The Company records the portion of shareholders’ equity attributable to non-controlling interests as a separate line item within shareholders’ equity in the consolidated balance sheet. The Company records the portion of net income attributable to non-controlling interests as a separate line within the consolidated statement of income.

Earnings per share

Basic earnings (loss) per share are based on the weighted average number of common shares and participating securities outstanding during the period. The weighted average number of common shares excludes any dilutive effect of outstanding warrants, options and convertible securities such as unvested restricted shares. Diluted earnings (loss) per share are based on the weighted average number of common shares and share equivalents including any dilutive effects of warrants, options and other awards under stock plans. U.S. GAAP requires that unvested stock awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid (referred to as ‘‘participating securities”), be included in the number of shares outstanding for both basic and diluted earnings per share calculations. Third Point Re treats its unvested restricted stock as participating securities. In the event of a net loss, the participating securities are excluded from the calculation of both basic and diluted loss per share.

Subscriptions receivable

In December 2011, the Company entered into subscription agreements with shareholders to purchase 78,432,132 common shares for $784.3 million. All of the shares were issued and outstanding as of the date of the

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

subscriptions. As of December 31, 2011, the Company had received $606.8 million resulting in a subscriptions receivable balance of $177.5 million. The remaining subscriptions receivable were received in the first quarter of 2012. In accordance with SEC Regulation S-X, this subscription receivable has been recorded as a reduction in shareholders’ equity in the consolidated balance sheet.

Leases

Leases in which substantially all of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are recognized in the consolidated statement of income (loss) on a straight-line basis over the term of the lease.

Comprehensive income (loss)

The Company has no comprehensive income (loss) other than the net income (loss) disclosed in the consolidated statement of income (loss).

Segment information

Under U.S. GAAP, operating segments are based on the internal information that management uses for allocating resources and assessing performance of the Company. Third Point Re reports two operating segments – Property and Casualty Reinsurance and Catastrophe Risk Management. The Company also has a corporate function that includes the Company’s investment results.

Recently issued accounting standards

Issued and effective as of December 31, 2012

ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts – a consensus of the FASB Emerging Issues Task Force, addresses the diversity in practice as to which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral and was effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2011. Acquisition costs to be capitalized include those costs that are directly related to the successful acquisition or renewal of insurance contracts; incremental direct costs of contract acquisition that are incurred in transactions with either independent third parties or employees; and advertising costs meeting the capitalization criteria for direct-response advertising in ASC 340-20. The application of this guidance did not have a material impact on the Company’s consolidated financial statements.

Issued but not yet effective as of December 31, 2012.

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 requires entities to disclose both gross and net information about financial instruments and derivative instruments that are either (i) offset in the statement of assets and liabilities, or (ii) subject to an enforceable master netting arrangement or similar arrangement, irrespective of whether they are offset in the statement of assets and liabilities. In addition, ASU 2011-11 requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. The requirements of ASU 2011-11 are effective for interim and annual reporting periods beginning on or after January 1, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2012, the FASB issued Accounting Standards Update No. 2012-04, Technical Corrections and Improvements (ASU – 2012-04). The objective of ASU 2012-04 is to clarify the Codification, correct unintended

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Additionally, the amendments will make the Codification easier to understand and the fair value measurement guidance easier to apply by eliminating inconsistencies and providing needed clarifications. The amendments that will not have transition guidance will be effective upon issuance. For public entities, the amendments that are subject to the transition guidance will be effective for fiscal periods beginning after December 15, 2012. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2013, the FASB issued Accounting Standards Update No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (ASU 2013-01). The objective of ASU 2013-01 is to address implementation issues about the scope of ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. The amendments clarify that the scope of ASU 2011-11 applies to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either or subject to an enforceable master netting arrangement or similar agreement. Entities with other types of financial assets and financial liabilities subject to a master netting arrangement or similar agreement also are affected because these amendments make them no longer subject to the disclosure requirements in ASU 2011-11. ASU 2013-01 is effective for interim and annual periods beginning on or after January 1, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued an Accounting Standard Update No. 2013-02, Comprehensive Income (ASU 2013-02). The objective of ASU 2013-02 is to improve the reporting of reclassifications out of Other Comprehensive Income. ASU 2013-02 is effective for periods subsequent to December 15, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

3.	Restricted cash and cash equivalents

Restricted cash and cash equivalents as of December 31, 2012 and 2011 consisted of the following:

	2012	2011
	($ in thousands)
Restricted cash securing collateralized reinsurance contracts	$12,844	$—
Restricted cash securing credit facilities	64,783	—

	$77,627	$—

4.	Investments

The Company’s investments are managed by Third Point L.L.C. (“TP LLC” or the “Investment Manager”) and are carried at fair value. Fair value is defined as the price that the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying value of the Company’s assets and liabilities, which qualify as financial instruments, approximates the fair value presented in the consolidated balance sheet.

The Company’s Investment Manager has a formal valuation policy that sets forth the pricing methodology for investments to be implemented in fair valuing each security in the Company’s portfolio. The valuation policy is updated and approved at least on an annual basis by TP LLC’s valuation committee (the “Committee”), which is

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

comprised of officers and employees who are senior business management personnel. The Committee meets on a monthly basis. The Committee’s role is to review and verify the propriety and consistency of the valuation methodology to determine the fair value of investments. The Committee also reviews any due diligence performed and approves any changes to current or potential external pricing vendors.

Securities and commodities listed on a national securities or commodities exchange or quoted on NASDAQ are valued at their last sales price as of the last business day of the year. Listed securities with no reported sales on such date and over-the-counter (“OTC”) securities are valued at their last closing bid price if held long by the Company, and last closing ask price if held short by the Company. As of December 31, 2012, securities valued at $248.4 million, representing 26.5% of investments in securities and commodities, and $68.8 million, representing 39.0% of securities sold, not yet purchased, are valued based on dealer quotes or other quoted market prices for similar securities.

Private securities are not registered for public sale and are carried at an estimated fair value at the end of the year, as determined by the Company. Valuation techniques used by the Company may include market approach, last transaction analysis, liquidation analysis and/or using discounted cash flow models where the significant inputs could include but are not limited to additional rounds of equity financing, financial metrics such as revenue multiples or price-earnings ratio, discount rates and other factors. In addition, the Company may employ third party valuation firms to conduct separate valuations of such private securities. The third party valuation firms provide the Company with a written report documenting their recommended valuation as of the determination date for the specified investments.

Due to the inherent uncertainty of valuation for private securities, the estimated fair value may differ materially from the values that would have been used had a ready market existed for these investments. As of December 31, 2012, the Company had $2.8 million of private securities fair valued by the Company representing less than 1% of investments in securities and commodities.

The Company’s derivatives are recorded at fair value and are included on the face of the balance sheet as part of the line items net unrealized gain on derivative contracts (assets) and net unrealized loss on derivative contracts (liabilities). The Company values exchange-traded derivative contracts at their last sales price on the exchange where it is primarily traded. OTC derivatives, which include swap, option, swaption, and forward currency contracts, are valued by third party sources when available; otherwise, fair values are obtained from counterparty quotes that are based on pricing models that consider the time value of money, volatility, and the current market and contractual prices of the underlying financial instruments.

The Company’s holdings in asset-backed securities (“ABS”) are substantially invested in residential mortgage-backed securities (“RMBS”). The balance of the ABS positions were held in commercial mortgage-backed securities, collateralized debt obligations and student loan asset-backed securities. The balance of the ABS positions as of December 31, 2012 were held in commercial mortgage-backed securities, collateralized debt obligations and student loan asset-backed securities. These investments are valued using dealer quotes or a recognized third-party pricing vendor. All of these classes of ABS are sensitive to changes in interest rates and any resulting change in the rate at which borrowers sell their properties, refinance, or otherwise pre-pay their loans. Investors in these classes of ABS may be exposed to the credit risk of underlying borrowers not being able to make timely payments on loans or the likelihood of borrowers defaulting on their loans. In addition, investors may be exposed to significant market and liquidity risks.

The Company values its investment in a limited partnership at fair value, which is an amount equal to the Company’s capital account in the limited partnership generally determined from financial information provided by the investment managers of the investment funds. The resulting net gains or net losses are reflected in the consolidated statement of income (loss).

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

The fair values of investments are estimated using prices obtained from third-party pricing services, where available. For securities that the Company is unable to obtain fair values from a pricing service or broker, fair values were estimated using information obtained from the Company’s Investment Manager. We perform several processes to ascertain the reasonableness of the valuation of all of the Company’s investments comprising the Company’s investment portfolio, including securities that are categorized as Level 2 and Level 3 within the fair value hierarchy. These processes include i) obtaining and reviewing weekly and monthly investment portfolio reports from the Investment Manager, ii) obtaining and reviewing monthly NAV and investment return reports received directly from the Company’s third-party fund administrator which are compared to the reports noted in (i), iii) weekly update discussions with the Company’s Investment Manager regarding the investment portfolio, including, their process for reviewing and validating pricing obtained from outside service providers. As of December 31, 2012, the investments for which the Company did not receive a fair value from a pricing service or broker accounted for less than 1% of the Company’s investment portfolio. The actual value at which these securities could actually be sold or settled with a willing buyer or seller may differ from the Company’s estimated fair values depending on a number of factors including, but not limited to, current and future economic conditions, the quantity sold or settled, the presence of an active market and the availability of a willing buyer or seller.

During the year ended December 31, 2012, there were no changes in valuation techniques as it relates to the above.

Monetary assets and liabilities denominated in foreign currencies are translated at the closing rates of exchange as of December 31, 2012. Transactions during the year are translated at the rate of exchange prevailing on the date of the transaction. The Company does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments, dividends and interest from the fluctuations arising from changes in fair values of securities and derivatives held. Periodic payments received or paid on swap agreements are recorded as realized gain or loss on investment transactions. Such fluctuations are included within net investment income in the consolidated statement of income (loss).

U.S. GAAP disclosure requirements also establish a framework for measuring fair value including a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability. The three-level hierarchy of inputs is summarized below:

•

Level 1 – Quoted prices available in active markets/exchanges for identical investments as of the reporting date. The types of assets and liabilities that are classified at this level generally include equity securities, commodities, futures and option contracts listed in active markets.

•

Level 2 – Pricing inputs other than observable inputs including, but not limited to, prices quoted for similar assets or liabilities in active markets/exchanges or prices quoted for identical or similar assets or liabilities in markets that are not active, and fair value is determined through the use of models or other valuation methodologies. The types of assets and liabilities that are classified at this level generally include equity securities traded on non-active exchanges, corporate, sovereign, asset-backed and bank debt securities, forward contracts and certain derivatives.

•

Level 3 – Pricing inputs unobservable for the investment and include activities where there is little, if any, market activity for the investment. The inputs applied in the determination of fair value require significant management judgment and estimation. The types of assets and liabilities that are classified at this level generally include certain corporate and bank debt, private investments and certain derivatives.

Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability including assumptions about risk; for example, the risk inherent in a particular valuation technique used to measure fair value including such a pricing model and/or the risk inherent in the inputs to the valuation technique. Inputs may be observable or unobservable.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources other than those of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The key inputs for corporate, government and sovereign bond valuation are coupon frequency, coupon rate and underlying bond spread. The key inputs for asset-backed securities are yield, probability of default, loss severity and prepayment.

Key inputs for over-the-counter (“OTC”) valuations vary based on the type of underlying security on which the contract was written:

•

The key inputs for most OTC option contracts include notional, strike price, maturity, payout structure, current foreign exchange forward and spot rates, current market price of underlying and volatility of underlying.

•	The key inputs for most forward contracts include notional, maturity, forward rate, spot rate, various interest rate curves and discount factor.

•

The key inputs for swap valuation will vary based on the type of underlying on which the contract was written. Generally, the key inputs for most swap contracts include notional, swap period, fixed rate, credit or interest rate curves, current market or spot price of the underlying and the volatility of the underlying.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

The following tables present the Company’s investments, categorized by the level of the fair value hierarchy as of December 31, 2012:

	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
	($ in thousands)
Assets
Equity securities	$496,473	$1,699	$—	$498,172
Private common equity securities	—	—	2,757	2,757

Total equities	496,473	1,699	2,757	500,929
Asset-backed securities	—	191,401	—	191,401
Bank debts	—	22,531	54	22,585
Corporate bonds	—	56,814	1,046	57,860
Sovereign debt	—	7,485	—	7,485

Total debt securities	—	278,231	1,100	279,331
Investment in limited partnership	—	91,287	—	91,287
Commodities	51,093	—	—	51,093
Options	3,191	276	—	3,467
Trade claims	—	11,583	—	11,583

Total other investments	54,284	103,146	—	157,430

Total investments	550,757	383,076	3,857	937,690
Net unrealized gain on derivative contracts	1,025	24,603	—	25,628

Total assets	$551,782	$407,679	$3,857	$963,318

Liabilities
Equity securities	$104,308	$—	$—	$104,308
Sovereign debt	—	59,918	—	59,918
Corporate bonds	—	8,924	—	8,924
Options	3,259	45	—	3,304

Total securities sold, not yet purchased	107,567	68,887	—	176,454
Net unrealized loss on derivative contracts	10	12,982	—	12,992

Total liabilities	$107,577	$81,869	$—	$189,446

During the year ended December 31, 2012, the Company made no significant reclassifications of assets or liabilities between Levels 1 and 2.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

The following table presents the reconciliation of the balances for all investments measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2012:

	January 1, 2012	Transfers into Level 3	Purchases	Sales	Realized and Unrealized Gains(Losses) *	December 31, 2012
	($ in thousands)
Assets
Corporate bonds	$—	$1,093	$—	$(488)	$441	$1,046
Bank debt	—	109	—	(8)	(47)	54
Private common equity securities	—	5,450	—	(2,401)	(292)	2,757
Trade claims	—	20	—	(22)	2	—

Total assets	$—	$6,672	$—	$(2,919)	$104	$3,857

*	Total change in realized and unrealized gain/(loss) recorded on Level 3 financial instruments are included in net investment income in the consolidated statement of income (loss).

Total unrealized gain (loss) related to fair value assets using significant unobservable inputs (Level 3) as of December 31, 2012 was $(0.7) million.

For assets and liabilities that were transferred into Level 3 during the period, gains (losses) are presented as if the assets or liabilities had been transferred into Level 3 at the beginning of the year; similarly, for assets and liabilities that were transferred out of Level 3 during the year, gains (losses) are presented as if the assets or liabilities had been transferred out of Level 3 at the beginning of the year. During 2012 (2011: Nil), no assets or liabilities were transferred out of Level 3. The Company held no Level 3 investments where quantitative unobservable inputs are produced by the Company itself when measuring fair value.

5.	Securities purchased under an agreement to resell

The Company may enter into repurchase and reverse repurchase agreements with financial institutions in which the financial institution agrees to resell or repurchase and the Company agrees to repurchase or resell such securities at a mutually agreed price upon maturity. As of December 31, 2012, the Company held outstanding reverse repurchase agreements valued at $60.4 million (2011: Nil). As of December 31, 2012, the total value of securities received as collateral by the Company was $60.0 million (2011: Nil). Interest expense and income related to these transactions are included in interest payable and receivable in the consolidated balance sheet. For the year ended December 31, 2012, foreign currency gains of $0.6 million on reverse repurchase agreements are included in net investment income in the consolidated statement of income (loss). Generally, reverse repurchase agreements mature within 30 to 90 days.

6.	Securities sold, not yet purchased, at fair value

Securities sold, not yet purchased are securities that the Company has sold, but does not own, in anticipation of a decline in the fair value of the security. The Company’s risk is that the value of the security will increase rather than decline. Consequently, the settlement amount of the liability for securities sold, not yet purchased may exceed the amount recorded in the consolidated balance sheet as the Company is obligated to purchase the securities sold, not yet purchased in the market at prevailing prices to settle its obligations. To sell a security, not yet purchased, the Company needs to borrow the security for delivery to the buyer. On each day that the

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

transaction is open, the liability for the obligation to replace the borrowed security is marked-to-market and an unrealized gain or loss is recorded. At the time that the transaction is closed, the Company realizes a gain or loss equal to the difference between the price at which the security was sold and the cost of replacing the borrowed security. While the transaction is open, the Company will also incur an expense for any dividends or interest that will be paid to the lender of the securities.

7.	Due from/to brokers

The Company holds substantially all of its investments through its prime brokers pursuant to various agreements between the Investment Manager and each prime broker. The brokerage arrangements differ from broker to broker, but generally cash and investments in securities balances are available as collateral against investment in securities sold, not yet purchased and derivative positions, if required.

Margin debt balances were collateralized by cash held by the prime brokers and certain of the Company’s securities. Margin interest was paid either at the daily broker call rate or based on LIBOR.

Due from/to brokers include cash balances maintained with the Company’s prime brokers, receivables and payables from unsettled trades and proceeds from securities sold, not yet purchased. In addition, due to and from brokers includes cash collateral received and posted from OTC and repurchase agreement counterparties. Amounts due to and from brokers totaled $66.1 million (2011: Nil) and $131.8 million (2011: Nil), respectively. As of December 31, 2012, the Company’s due from/to brokers includes a total non-U.S. currency payable balance of $90.8 million.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

8.	Derivatives

The following table identifies the listing currency, fair value and notional amounts of derivative instruments included in the consolidated balance sheet, categorized by primary underlying risk, as of December 31, 2012. Balances are presented on a gross basis. The Company does not offset its derivative instruments and presents all amounts in the consolidated balance sheets on a gross basis.

	Listing currency (1)	Fair Value	Notional Amounts (2)
		$ in thousands
Derivative Assets by Primary Underlying Risk
Commodity Price
Commodities Futures – Short Contracts	USD	$212	$5,363
Credit
Credit Default Swaps – Protection Purchased	JPY/USD	14,176	69,059
Equity Price
Contracts for Differences – Long Contracts	EUR/GBP/USD	4,913	40,454
Total Return Swaps – Long Contracts	BRL/USD	246	13,710
Total Return Swaps – Short Contracts	HKD	(65)	179
Interest Rates
Bond Futures – Short Contracts	JPY	248	43,108
Interest Rate Swaps	EUR	156	6,569
Interest Rate Swaptions	EUR/JPY/USD	584	584
Treasury Futures – Short Contracts	USD	564	64,819
Foreign Currency Exchange Rates
Foreign Currency Forward	CAD/JPY/USD	2,090	57,549
Foreign Currency Options – Purchased	EUR/USD	2,504	2,504

Total Derivative Assets		$25,628	$303,898

	Listing currency (1)	Fair Value	Notional Amounts (2)
		$ in thousands
Derivative Liabilities by Primary Underlying Risk
Commodity Price
Commodity Future Options – Purchased	USD	$10	$17
Credit
Credit Default Swaps – Protection Purchased	EUR/JPY/USD	10,458	37,567
Credit Default Swaps – Protection Sold	USD	212	438
Equity Price
Contracts for Differences – Long Contracts	EUR/GBP/USD	710	9,016
Contracts for Differences – Short Contracts	EUR	29	1,513
Total Return Swaps – Long Contracts	BRL/JPY/USD	467	24,499
Total Return Swaps – Short Contracts	HKD/USD	38	1,014
Interest Rates
Interest Rate Swaps	JPY/USD	539	478,730
Interest Rate Swaptions	USD	—	—
Foreign Currency Exchange Rates
Foreign Currency Forward	EUR/GBP/USD	211	41,334
Foreign Currency Options – Sold	USD	318	318

Total Derivative Liabilities		$12,992	$594,446

(1)	USD = US dollar, JPY = Japanese yen, EUR = Euro, GBP = British pound, BRL = Brazilian real, HKD = Hong Kong dollar, CAD = Canadian dollar.
(2)	The absolute notional exposure represents the Company’s derivative activity as of December 31, 2012, which is representative of the volume of derivatives held during the year.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

The following table sets forth, by major risk type, the Company’s realized and unrealized gains (losses) relating to trading activities for the year ended December 31, 2012. These realized and unrealized gains (losses) are included in net investment income in the consolidated statement of income (loss).

Primary Underlying Risk	Realized Gain (Loss)	Unrealized* Gain (Loss)
	($ in thousands)
Commodity Price
Commodities Futures – Long Contracts	$1,710	$—
Commodities Futures – Short Contracts	127	212
Commodity Future Options – Purchased	(17)	(10)
Credit
Credit Default Swaps – Protection Purchased	1,239	265
Credit Default Swaps – Protection Sold	—	(212)
Equity Price
Contracts for Differences – Long Contracts	288	4,203
Contracts for Differences – Short Contracts	931	(29)
Index Futures – Short Contracts	(314)	—
Total Return Swaps – Long Contracts	(4,666)	(221)
Total Return Swaps – Short Contracts	2,569	(103)
Interest Rates
Bond Futures – Short Contracts	—	248
Interest Rate Swaps	312	(383)
Interest Rate Swaptions	665	5
Sovereign Debt Futures – Long Contracts	—	—
Sovereign Debt Futures – Short Contracts	(970)	—
Treasury Futures – Short Contracts	(1,233)	564
Foreign Currency Exchange Rates
Foreign Currency Forward	(1,270)	1,879
Foreign Currency Options	38	—
Foreign Currency Options – Purchased	(145)	198
Foreign Currency Options – Sold	—	(87)

	$(736)	$6,529

*	Unrealized gain (loss) relates to derivatives still held at the reporting date.

The Company’s International Swaps and Derivatives Association (“ISDA”) agreements with its counterparties provide for various termination events including decline in Net Asset Value (“NAV”) of the Company’s investments over a certain period, key-man provisions, document delivery schedules, and Employment Retirement Income Security Act and bankruptcy provisions. Upon the triggering of a termination event, a counter party may avail itself of various remedies including, but not limited to, waiver of the termination event, request for additional collateral, renegotiation of the ISDA agreement, or immediate settlement of positions.

Exposure of all derivatives in a net liability position that are subject to ISDA agreement termination events were $4.4 million as of December 31, 2012. If a trigger event had occurred at December 31, 2012, for those derivative financial instruments in a net liability position, after the application of master-netting agreements, no additional amounts would be required to be posted by the Company since the aggregate fair value of the required collateral posted exceeded the settlement amounts of open derivative contracts. During the year ended December 31, 2012, the Company did not experience any trigger events.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

The Company obtains/provides collateral from/to various counterparties for OTC derivative contracts in accordance with bilateral collateral agreements. The Company posted collateral in the form of cash of $28.0 million to certain counterparties to cover collateral requirements for open OTC derivatives. Similarly, the Fund held collateral of $10.8 million in the form of cash from certain counterparties as of December 31, 2012.

9.	Other assets

Other assets as of December 31, 2012 and 2011 consist of the following:

	2012	2011
	($ in thousands)
Investments in aircraft	$1,313	$1,313
Accumulated depreciation	(131)	—

Net carrying value	1,182	1,313
Other investment assets	829	—
Prepaid expenses and other	1,110	109
Due from Hiscox	2	—

	$3,123	$1,422

10.	Loss and loss adjustment expenses

Loss and loss adjustment expense reserves are based in part on the estimation of case losses reported from brokers, insureds and ceding companies. The Company also uses statistical and actuarial methods to estimate ultimate expected losses and loss adjustment expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company and the settlement of the Company’s liability may be several months or years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase or decrease in the overall reserves of the Company, and at other times requiring a reallocation of IBNR to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, there can be no assurances that ultimate losses and loss expenses will not exceed the total reserves.

As of December 31, 2012 and 2011, loss and loss adjustment expense reserves in the consolidated balance sheet was comprised of the following:

	2012	2011
	($ in thousands)
Outstanding loss and loss adjustment expense reserves	$3,668	$—
Incurred but not reported loss and loss adjustment expense reserves	63,603	—

	$67,271	$—

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

The following table represents the activity in the reserve for losses and loss adjustment expenses for the year ended December 31, 2012 and the period from October 6, 2011 (incorporation date) to December 31, 2011:

	2012	2011
	($ in thousands)
Gross reserves for losses and loss adjustment expenses, beginning of year/period	$—	$—
Less: reinsurance recoverable balances, beginning of year/period	—	—

Net reserves for losses and loss adjustment expenses, beginning of year/period	—	—
Increase in net losses and loss adjustment expenses incurred in respect of losses occurring in:
Current year	80,306	—
Prior years’/period	—	—

Total incurred losses and loss adjustment expenses	80,306	—
Net losses and loss adjustment expenses paid in respect of losses occurring in:
Current year	(13,035)	—
Prior years’/period	—	—

Total net paid losses	(13,035)	—

Net reserve for losses and loss adjustment expenses, end of year/period	67,271	—
Plus reinsurance recoverable, end of year/period	—	—

Gross reserve for losses and loss adjustment expenses, end of year/period	$67,271	$—

11.	Management, performance and founders fees

Third Point Re and TPRCL are party to a Joint Venture and Investment Management Agreement (the “Investment Agreement”) with TP LLC and Third Point Advisors LLC (“TPAL”) under which TP LLC manages certain jointly held assets. TP LLC and TPAL are related parties and affiliates of Daniel Loeb, a member of the Board of Directors of the Company, and a shareholder of Third Point Re.

Pursuant to the Investment Agreement, TPAL receives an annual performance fee allocation equal to 20% of the net investment income of the Company’s share of the investment assets managed by TP LLC, subject to a loss carry forward provision. Additionally, a total management fee equal to 2% annually of the Company’s share of the investment assets managed by TP LLC is paid to TP LLC and various Third Point Re founders. Management fees are paid monthly, whereas performance fees are paid annually.

Investment fee expenses related to the Investment Agreement, which are included in net investment income in the consolidated statement of income (loss) for the year ended December 31, are:

	2012	2011
	($ in thousands)
Management fees – TP LLC	$2,444	$—
Management fees – Founders	13,854	—
Performance fees – TPAL	33,913	—

	$50,211	$—

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

12.	Deposit liability

Effective October 1, 2012, TPRCL entered into an aggregate excess of loss agreement for consideration of $50.0 million. Under the terms of the agreement, TPRCL maintains a notional experience account, the value of which is determined by adding premiums to the $50.0 million of consideration less claims paid plus a crediting rate multiplied by the annual starting balance of the notional experience account. The crediting rate varies from a minimum of 3% to a maximum of 6.1%, based on actual investment returns realized by the Company.

The following table details the deposit liability as of December 31, 2012 and 2011:

	2012	2011
	($ in thousands)
Initial consideration received	$50,000	$—
Net investment income allocation accrued	446	—

	$50,446	$—

13.	General and administrative expenses

General and administrative expenses for the year ended December 31, 2012 and the period from October 6, 2011 (incorporation date) to December 31, 2011 are as follows:

	2012	2011
	($ in thousands)
Payroll and related	$13,780	$698
Share compensation expenses	6,408	—
Travel and entertainment	2,123	—
Legal and accounting	1,436	149
IT related	1,417	—
Credit facility fees	677	—
Occupancy	595	34
Corporate insurance	365	—
Other general and administrative expenses	575	249

	$27,376	$1,130

14.	Net investment income

Net investment income for the year ended December 31, 2012 and the period from October 6, 2011 (incorporation date) to December 31, 2011 is as follows:

	2012	2011
	($ in thousands)
Change in net unrealized gains on investments and investment derivatives	$113,422	$—
Net realized gains on investments and investment derivatives	55,632	—
Dividend and interest income, net of withholding taxes	25,269	—
Interest and other net investment income (expenses)	(5,615)	—
Dividends paid on securities sold, not yet purchased	(1,629)	—
Management and performance fees	(50,211)	—

Net investment income on investments managed by TP LLC	136,868	—
Deposit liability allocation	(446)	—

	$136,422	$—

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

15.	Warrants

During 2011, Third Point Re’s founders and an advisor provided insurance industry expertise, resources and relationships to ensure that Third Point Re would be fully operational with key management in place in time for January 2012 underwriting season. In consideration of these commitments, Third Point Re had reserved for issuance of warrants to the founders and advisor to purchase, in the aggregate, up to 4.0% (founders 3.5% and an advisor 0.5%) of the fully diluted shares (up to a maximum of $1 billion of subscribed shares) provided that the founders and advisor will not be issued any warrants for common shares issued in consideration for any capital raised by Third Point Re in excess of $1 billion.

	Exercise price	Authorized and issued	Aggregate fair value of warrants (1)
	(In thousands, except for share and per share amounts)
Founders	$10.00	4,069,868	$15,203
Advisor	$10.00	581,295	2,171

		4,651,163	$17,374

(1)	Aggregate fair value of warrants includes $3.7 million related to warrants that have not met the performance condition.

The warrants are subject to a performance condition. The performance condition with respect to the warrants will be met depending on the aggregate consideration received from the subscription of shares as a percentage of $1 billion (not to exceed 100%). As of December 31, 2012, the Company had raised $784.3 million, or 78.4% of $1 billion, of aggregate consideration from the subscription of shares. Consequently, 3,648,006 of the warrants outstanding have met the performance condition as of December 31, 2012 and 1,003,157 of the warrants outstanding would be considered exercisable only if additional capital is raised. The Company does not consider it probable that this performance condition will be met and therefore, the Company has not recorded share compensation expense for these 1,003,157 warrants as of December 31, 2012.

The warrants will expire 10 years from the date of issuance on December 22, 2011, and will be exercisable at a price per share of $10.00, equal to the price per share paid by investors in the private offering.

These warrants were recognized in accordance with ASC 718, Compensation – Stock Compensation, and ASC 505-50, Equity-Based Payments to Non-Employees. The total fair value of the warrants that have met the performance condition was $13.6 million and was recorded as a component of capital raise costs when the services were rendered in accordance with ASC 505-50, Equity: Equity-Based Payments to Non-Employees.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

16.	Share-based compensation

Third Point Re has a Share Incentive Plan (the “Plan”) for directors, employees and consultants. The following is a summary of authorized and granted shares under the Plan:

	Exercise Price	Authorized	Granted	Aggregate fair value of granted options and shares (1)
				($ in thousands)
Management options	$10	6,976,744	6,523,256
	$16	2,325,581	2,174,417
	$20	2,325,581	2,174,417

		11,627,906	10,872,090	$33,298

Director options	$10	50,848	50,848
	$16	16,950	16,950
	$20	16,950	16,950

		84,748	84,748	260

Management restricted shares	n/a	619,300	619,300	6,193

		12,331,954	11,576,138	$39,751

(1)	Aggregate fair value of management options granted includes $7.0 million related to management options that have not met the performance condition.

Share based compensation expense of $6.4 million for the year ended December 31, 2012 (2011: Nil) was included in general and administrative expenses. As of December 31, 2012, the Company has $33.3 million of unamortized share compensation expense related to management and director options, including $7.0 million related to management stock options that have not met the performance condition.

(a)	Management and director options

The Plan grants an option to employees and directors to purchase Third Points Re’s common shares. As such, the management team will receive equity in Third Point Re in the form of options representing up to 10% of Third Point Re’s fully diluted common shares (up to a maximum of $1 billion of subscribed shares) provided that the management team will not be issued any options for common shares issued in consideration for any capital raised by Third Point Re in excess of $1 billion.

The management options are subject to a service and performance condition. The service condition will be met with respect to 20% of the management options on each of the first five anniversary dates following the grant date of the management options. The performance condition with respect to the management options will be met depending on the aggregate consideration received from the subscription of shares as a percentage of $1 billion (not to exceed 100%). As of December 31, 2012, the Company had raised $784.3 million, or 78.4% of $1 billion, of aggregate consideration from the subscription of shares. Consequently, 8,611,742 of the management options outstanding have met the performance condition as of December 31, 2012 and 2,345,096 of the management options outstanding would be considered exercisable (subject to service condition) only if the additional capital is raised. The Company does not consider it probable that this performance condition will be met and therefore, the Company has not recorded share compensation expenses for the 2,345,096 management options as of December 31, 2012.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

The director options contain only a service condition that will be met with respect to 20% of the director options on each of the five anniversary dates following the grant date of director options.

The Plan’s management and director options activity for the year ended December 31, 2012 was as follows:

	Number of options	Weighted average exercise price
Balance as of January 1, 2012	—	$—
Granted – employees	10,872,090	13.20
Granted – directors	84,748	13.20
Forfeited	—	—
Exercised	—	—

Balance as of December 31, 2012	10,956,838	13.20

The fair value of stock options issued during 2012 was estimated on the grant date using the Black-Scholes option-pricing model. The estimated share price used for purposes of determining the fair value of stock options was $10.00 based on the proximity to the $10.00 original offering price per share. The volatility assumption used of 31.25% was based on average estimated volatility of a reinsurance company peer group. The other assumptions used in the option-pricing model were as follows: risk free interest rate of 1.9%, expected life of ten years and a 0.0% dividend yield. As of December 31, 2012, the weighted-average remaining contractual term for options outstanding was 9 years.

Options vest ratably over five years and contain certain restrictions during the vesting period, relating to, among other things, forfeiture in the event of termination of employment and transferability. As of December 31, 2012, 583,680 stock options were exercisable.

The following table summarizes information about our management and director stock options outstanding as of December 31, 2012:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average exercise price	Remaining contractual life	Number of options	Weighted average exercise price
$10.00	6,574,104	$10.00	9.02	572,093	$10.00
$16.00	2,191,367	$16.00	9.02	190,697	$16.00
$20.00	2,191,367	$20.00	9.02	190,697	$20.00

	10,956,838	$13.20	9.02	953,487	$13.20

For the year ended December 31, 2012, the Company recorded $4.8 million (2011—$nil) of share compensation expense related to stock options.

(b)	Restricted shares

Restricted shares vest either ratably or at the end of the required service period and contain certain restrictions during the vesting period, relating to, among other things, forfeiture in the event of termination of employment and transferability. For the year ended December 31, 2012, the Company recorded $1.6 million (2011 – nil) of share compensation expense related to restricted awards.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

Restricted share award activity for the year ended December 31, 2012 was as follows:

	Number of non- vested restricted shares	Weighted average grant date fair value
Balance as of January 1, 2012	—	$—
Granted	641,800	10.00
Forfeited	(22,500)	10.00
Vested	—

Balance as of December 31, 2012	619,300	10.00

17.	Non-controlling interests

Non-controlling interests represent the portion of equity in consolidated subsidiaries not attributable, directly or indirectly, to Third Point Re. The ownership interests in consolidated subsidiaries held by parties other than Third Point Re have been presented in the consolidated balance sheet, as a separate component of shareholders’ equity. Non-controlling interests as of December 31, 2012 and 2011 are as follows:

	2012	2011
	($ in thousands)
Fund and Cat Reinsurer	$19,646	$—
Manager	2	—
Joint Venture – TPAL share	40,129	—

	$59,777	—

Income attributable to non-controlling interests for the year ended December 31, 2012 and the period from October 6, 2011 (incorporation date) to December 31, 2011 is as follows:

	2012	2011
	($ in thousands)
Joint Venture – TPAL share	1,216	—

	$1,216	$—

As of December 31, 2012, the following entities were consolidated in line with variable interest model as per ASC 810: Consolidation:

•	Investment Joint Venture

As of December 31, 2012, the following entities were consolidated in line with voting model per ASC 810: consolidation:

•	Third Point Reinsurance Investment Management Ltd.

•	Third Point Reinsurance Opportunities Fund Ltd.

•	Third Point Re Cat Ltd.

a)	Third Point Reinsurance Opportunities Fund Ltd. and Third Point Re Cat Ltd.

As of December 31, 2012, TPRCL had invested $22.0 million (2011: Nil) in the Fund; representing approximately 53% of the Fund’s issued, non-voting, participating share capital. The objective of the Fund

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

is to achieve positive uncorrelated investment returns by investing, through the Cat Reinsurer, in a portfolio of collateralized reinsurance transactions and other insurance-linked investments, including catastrophe bonds and industry loss warranties.

The Manager holds 100% of the authorized and issued voting, nonparticipating shares of the Fund, while the Fund’s investors, including TPRCL, hold 100% of issued non-voting, participating shares.

Furthermore, 100% of the authorized and issued voting, non-participating share capital of the Cat Reinsurer is held by the Manager; while 100% of the issued non-voting, participating preference share capital is held by the Fund.

b)	Third Point Reinsurance Investment Management Ltd. (the “Manager”)

On June 15, 2012, the Manager was incorporated in Bermuda and Third Point Re subsequently announced a strategic relationship with Hiscox to launch a collateralized catastrophe reinsurance underwriting fund management business. Eighty-five (85%) of the common equity of the Manager is held by Third Point Re and 15% is held by Hiscox. The Manager acts as manager for both the Fund and the Cat Reinsurer and in that capacity is responsible for:

•	The day to day investment activities of the Fund, and

•	The day to day underwriting activities of the Cat Reinsurer.

The Manager does not participate in the profits or losses of either the Fund or the Cat Reinsurer; however, the Manager does receive management and performance fees for its advisory services. For the year ended December 31, 2012, $1.5 million was incurred relating to three dedicated employees, the licensing of catastrophe models, and legal costs. These expenses are included in general and administrative expenses in the consolidated statement of income (loss).

In accordance with ASC 810, Consolidation, the Manager has been consolidated as part of Third Point Re with Hiscox’s interest in the Manager recorded as a non-controlling interest of $0.002 million as of December 31, 2012 in the consolidated balance sheet.

c)	Third Point Advisors LLC (“TPAL”)

The joint venture created through the Investment Agreement (Note 11) has been considered a variable interest entity in accordance with US GAAP. Since the Company was deemed to be the primary beneficiary, the Company has consolidated the joint venture and has recorded TPAL’s minority interests as a non-controlling interest in the consolidated statement of shareholders’ equity.

Both the 2012 performance fees earned by TPAL of $33.9 million and the minority interest income allocation of $1.2 million were invested in the joint venture account as of December 31, 2012. Subsequent to the year end, the total balance of $35.1 million was withdrawn.

18.	Earnings per share

The following is a reconciliation of basic and diluted weighted average shares outstanding for the year ended December 31, 2012 and for the period from October 6, 2011 (incorporation date) to December 31, 2011:

	2012	2011
Weighted averge shares outstanding – basic	78,432,132	78,432,132
Effect of dilutive warrants issued to founders and management	3,648,006	—
Effect of dilutive restricted shares issued to employees	583,378	—
Effect of dilutive stock options issued to directors and employees	4,590,244	—

Weighted average shares outstanding – diluted	87,253,760	78,432,132

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

19.	Related party transactions

In addition to the transactions disclosed in Notes 4, 9, 11 and 17 to these consolidated financial statements, the following additional transactions are classified as related party transactions, as each counterparty has either a direct or indirect shareholding in the Company or the Company has an investment in such counterparty.

a)	Pine Brook Road Partners, LLC and Narragansett Bay Insurance Company

TPRCL entered into a quota share reinsurance agreement with Narragansett Bay Insurance Company (“Narragansett Bay”) effective December 31, 2012 under which Narragansett Bay is obligated to cede an estimated $10.5 million of premium over the one year term of the contract. Pine Brook Road Partners, LLC (“Pine Brook”) is the manager of an investment fund that owns common shares and warrants issued by the Company. Pine Brook currently owns 15.9% of the Company’s outstanding common shares and will own 14.6% of the Company’s common shares should all outstanding warrants be exercised. Pine Brook is also the manager of an investment fund that owns 45.2% of Narragansett Bay’s common shares and up to 49.0% of common shares should a convertible debt instrument convert to common shares.

b)	TP Lux Holdco LP

TPRCL has entered into a limited partnership agreement, as one of the limited partners of TP Lux Holdco LP (the “Cayman HoldCo”), which is also an affiliate of the Investment Manager. The Cayman HoldCo was formed as a limited partnership under the laws of the Cayman Islands and invests and holds debt and equity interests in TP Lux HoldCo S.à r.l., a Luxembourg private limited liability company (the “LuxCo”), which is also an affiliate of the Investment Manager.

The LuxCo was established under the laws of the Grand-Duchy of Luxembourg and its principal objective is to act as a collective investment vehicle to purchase Euro debt and equity investments. TPRCL invests in the Cayman HoldCo alongside other investment funds managed by the Investment Manager. As of December 31, 2012, TPRCL held less than a 10% interest in the Cayman Holdco. As a result, TPRCL accounts for its investment in the limited partnership under the variable interest entity model, in which TPRCL is not the primary beneficiary, at fair value in the consolidated balance sheet and records the change in the fair value in the consolidated statement of income (loss).

As of December 31, 2012, the estimated fair value of the investment in the limited partnership was $91.3 million. The valuation policy with respect to the investment in the limited partnership is further described in Note 2.

c)	Third Point Loan LLC

Third Point Loan LLC (“Loan LLC”) serves as nominee of TPRCL and other affiliated investment management clients of the Investment Manager for certain investments. Loan LLC has appointed the Investment Manager as its true and lawful agent and attorney. As of December 31, 2012, Loan LLC held $43.7 million of TPRCL’s investments, which are included in investments in securities and in derivative contracts in the consolidated balance sheet. TPRCL’s pro rata interest in the underlying investments registered in the name of the Loan LLC and the related income and expense are reflected accordingly in the accompanying consolidated balance sheet and the consolidated statement of income (loss).

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

d)	Amounts due to affiliates

Amounts due to affiliates as of December 31, 2012 and 2011 consisted of the following:

	2012	2011
	($ in thousands)
Due to TP LLC	$3	$518
Due to Founders	14	—

	$17	$518

Amounts due to affiliates are non-interest bearing with no fixed repayment terms.

20.	Financial instruments with off-balance sheet risk or concentrations of credit risk

Off-balance sheet risk

In the normal course of its business, the Company trades various financial instruments and engages in various investment activities with off-balance sheet risk. These financial instruments include securities sold, not yet purchased, forwards, futures, options, swaptions, swaps and contracts for differences. Generally, these financial instruments represent future commitments to purchase or sell other financial instruments at specific terms at specified future dates. Each of these financial instruments contains varying degrees of off-balance sheet risk whereby changes in the fair values of the securities underlying the financial instruments or fluctuations in interest rates and index values may exceed the amounts recognized in the consolidated balance sheet.

Securities sold, not yet purchased are recorded as liabilities in the consolidated balance sheet and have market risk to the extent that the Company, in satisfying its obligations, may have to purchase securities at a higher value than that recorded in the consolidated balance sheet. The Company’s investments in securities and amounts due from brokers are partially restricted until the Company satisfies the obligation to deliver securities sold, not yet purchased.

Forward and futures contracts are a commitment to purchase or sell financial instruments, currencies or commodities at a future date at a negotiated rate. Forward and futures contracts expose the Company to market risks to the extent that adverse changes occur to the underlying financial instruments such as currency rates or equity index fluctuations.

Option contracts give the purchaser the right but not the obligation to purchase or sell to the option writer financial instruments, commodities or currencies within a defined time period for a specified price. The premium received by the Company upon writing an option contract is recorded as a liability, marked to market on a daily basis and is included in securities sold, not yet purchased in the consolidated balance sheet. In writing an option, the Company bears the market risk of an unfavorable change in the financial instrument underlying the written option. Exercise of an option written by the Company could result in the Company selling or buying a financial instrument at a price different from the current fair value.

Swaption contracts give the Company the right, but not the obligation, to enter into a specified interest-rate swap within a specified period of time. The Company’s market and counterparty credit risk is limited to the premium paid to enter into the swaption contract and net unrealized gains.

Total return swaps, contracts for differences, index swaps, and interest rate swaps that involve the exchange of cash flows between the Company and counterparties are based on the change in the fair value of a particular

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

equity, index, or interest rate on a specified notional holding. The use of these contracts exposes the Company to market risks equivalent to actually holding securities of the notional value but typically involve little capital commitment relative to the exposure achieved. The gains or losses of the Company may therefore be magnified on the capital commitment.

Credit derivatives

Credit default swaps protect the buyer against the loss of principal on one or more underlying bonds, loans, or mortgages in the event the issuer suffers a credit event. Typical credit events include failure to pay or restructuring of obligations, bankruptcy, dissolution or insolvency of the underlying issuer. The buyer of the protection pays an initial and/or a periodic premium to the seller and receives protection for the period of the contract. If there is not a credit event, as defined in the contract, the buyer receives no payments from the seller. If there is a credit event, the buyer receives a payment from the seller of protection as calculated by the contract between the two parties.

The Company may also enter into index and/or basket credit default swaps where the credit derivative may reference a basket of single-name credit default swaps or a broad-based index. Generally, in the event of a default on one of the underlying names, the buyer will receive a pro-rata portion of the total notional amount of the credit default index or basket contract from the seller. When the Company purchases single-name, index and basket credit default swaps, the Company is exposed to counterparty nonperformance.

Upon selling credit default swap protection, the Company may expose itself to the risk of loss from related credit events specified in the contract. As of December 31, 2012, the Company sold protection on an index-reference obligation with a maximum potential payout amount of $0.4 million, a credit spread of 0.44% and maturity in 2046. The fair value of such protection sold totaled $0.2 million, as of December 31, 2012. Credit spreads of the underlying together with the period of expiration is indicative of the likelihood of a credit event under the credit default swap contract and the Company’s risk of loss. Higher credit spreads and shorter expiration dates are indicative of a higher likelihood of a credit event resulting in the Company’s payment to the buyer of protection. Lower credit spreads and longer expiration dates would indicate the opposite and lowers the likelihood the Company needs to pay the buyer of protection.

Concentrations of credit risk

In addition to off-balance sheet risks related to specific financial instruments, the Company may be subject to concentration of credit risk with particular counterparties. Substantially all securities transactions of the Company are cleared by several major securities firms. The Company had substantially all such individual counterparty concentration with these brokers or their affiliates as of December 31, 2012. However, the Company reduces its credit risk with counterparties by entering into master netting agreements. Therefore, assets represent the Company’s greater unrealized gains less unrealized losses for derivative contracts in which the Company has master netting agreements. Similarly, liabilities represent the Company’s greater unrealized losses less unrealized gains for derivative contracts in which the Joint Venture has master netting agreements. Furthermore, the Company obtains collateral from counterparties to reduce its exposure to counterparty credit risk.

The Company’s maximum exposure to credit risk associated with counterparty nonperformance on derivative contracts is limited to the net unrealized gains by counterparty inherent in such contracts which are recognized in the consolidated balance sheet. As of December 31, 2012, the Company’s maximum counterparty credit risk exposure was $17.0 million.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

21.	Commitments and Contingencies

Operating lease

Third Point Re leases office space at Chesney House in Bermuda. This two year lease is scheduled to expire on November 30, 2013, with an option to renew for an additional three years. The lease has been accounted for as an operating lease with total rent expense for the year ended December 31, 2012 being $0.4 million (2011: $0.03 million).

Future minimum rental commitments under this lease, assuming a scheduled renewal for a single three year term, are expected to be as follows:

($ in thousands)
2013	$404
2014	424
2015	445
2016	426
2017	—

$1,699

Agreements

Third Point LLC

Third Point Re and TPRCL have entered into a 5 year investment management agreement with TP LLC on December 22, 2011. The Company is subject to an Investment Management Agreement with TP LLC under which the Companies, TP LLC and TPAL formed a joint venture for the purpose of managing certain jointly held assets. The non-controlling interest in the consolidated balance sheet includes TPAL’s share of assets in the investment joint venture.

NetJets

On December 20, 2011, TPRCL acquired from NetJets Sales Inc. (“NetJets”) an undivided 12.5% interest in two aircraft for a five year period. The agreement with NetJets provides for monthly management fees, occupied hourly fees and other fees. Future minimum management fee commitments under the existing lease are expected to be as follows:

($ in thousands)
2013	$527
2014	547
2015	567
2016	539
2017	—

$2,180

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

Letters of credit

As of December 31, 2012, the Company had entered into the following letter of credit facilities, which automatically renew annually unless terminated by either party in accordance with the required notice period:

	Facility	Renewal date	Notice period (Unused Facility Portion)
	($ in thousands)
BNP Paribas	$100,000	February 15, 2013	60 days prior to termination date(1)
Citibank	250,000	January 23, 2013	90 days prior to termination date(2)
J.P. Morgan	50,000	August 22, 2013	60 days prior to termination date

	$400,000

(1)	Renewed through February 15, 2014 on February 15, 2013.
(2)	Effective January 1, 2013, the Citibank facility was reduced from $250 million to $150 million.

As of December 31, 2012, $60.9 million (2011: Nil) of letters of credit, representing 15% of the total available facilities, had been drawn upon.

Under the facilities, the Company provides collateral that may consist of equity securities, repurchase agreements, restricted cash, and cash and cash equivalents. As of December 31, 2012, cash and cash equivalents with a fair value of $64.8 million (2011: Nil) were pledged as security against the letters of credit issued. Each of the facilities contain customary events of default and restrictive covenants, including but not limited to, limitations on liens on collateral, transactions with affiliates, mergers and sales of assets, as well as solvency and maintenance of certain minimum pledged equity requirements, A.M. Best Company rating of “A-” or higher, and restricts issuance of any debt without the consent of the letter of credit provider. Additionally, if an event of default exists, as defined in the letter of credit facilities, the Company will be prohibited from paying dividends. The Company was in compliance with all of the covenants as of December 31, 2012.

Investments

Loan and other participation interests purchased by the Company, such as bank debt, may include revolving credit arrangements or other financing commitments obligating the Company to advance additional amounts on demand. As of December 31, 2012, the Company had no unfunded capital commitments.

In the normal course of business, the Company, as part of its investment strategy, enters into contracts that contain a variety of indemnifications and warranties. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote. Thus, no amounts have been accrued related to such indemnifications. The Company also indemnifies TPAL, TP LLC and its employees from and against any loss or expense, including, without limitation any judgment, settlement, legal fees and other costs. Any expenses related to this indemnification are reflected in net investment income in the consolidated statement of income (loss).

22. Statutory requirements

The following is a summary of actual and required statutory capital and surplus as of December 31, 2012 and statutory net income for the year ended December 31, 2012:

2012
($ in thousands)
Actual statutory capital and surplus	$824,453
Required statutory capital and surplus	116,416
Statutory net income	101,347

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

Under the Bermuda Insurance Act, 1978 and related regulations, TPRCL is subject to capital requirements calculated using the Bermuda Solvency and Capital Requirement, or BSCR model, which is a standardized statutory risk-based capital model used to measure the risk associated with TPRCL’s assets, liabilities and premiums. TPRCL’s required statutory capital and surplus under the BSCR model is referred to as the enhanced capital requirement, or ECR. TPRCL is required to calculate and submit the ECR to the Bermuda Monetary Authority, or the BMA, annually. Following receipt of the submission of TPRCL’s ECR the BMA has the authority to impose additional capital requirements (capital add-ons) if it deems necessary. If a company fails to maintain or meet its ECR, the BMA may take various degrees of regulatory action. As of December 31, 2012, TPRCL met its ECR.

The principal difference between statutory capital and surplus and shareholders’ equity presented in accordance with GAAP is deferred acquisition costs and prepaid expenses, which are non-admitted assets for statutory purposes.

TPRCL is also required under its Class 4 license to maintain a minimum liquidity ratio whereby the value of its relevant assets is not less than 75% of the amount of its relevant liabilities for general business. As of December 31, 2012, TPRCL met the minimum liquidity ratio requirement.

TPRCL may declare dividends subject to it continuing to meet its solvency and capital requirements, which includes continuing to hold statutory capital and surplus equal to or exceeding its ECR. TPRCL is prohibited from declaring or paying in any fiscal year dividends of more than 25% of its prior year’s statutory capital and surplus unless TPRCL files with the BMA a signed affidavit by at least two members of the Board of Directors attesting that a dividend would not cause the company to fail to meet its relevant margins. As of December 31, 2012, TPRCL could pay dividends in 2013 of approximately $206.1 million without providing an affidavit to the BMA. There are no additional restrictions on net assets that would preclude TPRCL’s ability to pay dividends to Third Point Re.

23. Retirement plans

TPRCL maintains two defined contribution retirement plans. Contributions are based on the participants’ eligible compensation. During 2012, the Company expensed $0.4 million (2011: $0.04 million) related to these retirement plans as a component of general and administrative expenses.

24. Segment reporting

The determination of Third Point Re’s business segments is based on the manner in which management monitors the performance of its operations. Third Point Re reports two operating segments – Property and Casualty Reinsurance and Catastrophe Risk Management. The Company has also identified a corporate function that includes the Company’s investment results.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

The following is a summary of the Company’s operating segments results for the year ended December 31, 2012:

	Year ended December 31, 2012
	Property and Casualty Reinsurance	Catastrophe Risk Management	Corporate	Total
	($ in thousands)
Revenues
Gross premiums written	$190,374	$—	$—	$190,374
Gross premiums ceded	—	—	—	—

Net premiums written	190,374	—	—	190,374
Change in net unearned premium reserves	(93,893)	—	—	(93,893)

Net premiums earned	96,481	—	—	96,481
Net investment income	—	—	136,422	136,422

Total revenues	96,481	—	136,422	232,903

Expenses
Loss and loss adjustment expenses incurred, net	80,306	—	—	80,306
Acquisition costs, net	24,604	—	—	24,604
General and administrative expenses	25,842	1,534	—	27,376

Total expenses	130,752	1,534	—	132,286

Underwriting loss	(34,271)	n/a	n/a	n/a
Income (loss) including non-controlling interests	n/a	(1,534)	136,422	100,617
Income attributable to non-controlling interests	n/a	—	(1,216)	(1,216)

Net income (loss)	$(34,271)	$(1,534)	$135,206	$99,401

Property and Casualty Reinsurance—Underwriting ratios:
Loss ratio (1)	83.2%
Acquisition cost ratio (2)	25.5%
General and administration ratio (3)	26.8%

Combined ratio (4)	135.5%

(1)	Loss ratio is calculated by dividing loss and loss adjustment expenses incurred, net by net premiums earned.
(2)	Acquisition cost ratio is calculated by dividing acquisition costs, net by net premiums earned.
(3)	General and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(4)	Combined ratio is calculated by dividing the sum of loss and loss adjustment expenses, acquisition costs, net and general and administrative expenses by net premiums earned.

The Company wrote eleven quota share contracts for the year ended December 31, 2012. Three of these contracts contributed 22%, 20% and 12%, respectively, of total gross premiums written for the year ended December 31, 2012.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

The following table provides a breakdown of the Company’s gross premiums written by line of business:

	Year ended December 31, 2012
	($ in thousands)
Property	$103,174	54.2%
Casualty	44,700	23.5%
Specialty	42,500	22.3%

	$190,374	100.0%

Substantially all of the Company’s business is sourced through reinsurance brokers. The following table provides a breakdown of the Company’s gross premiums written from brokers who each accounted for more than 10% of the Company’s gross premiums written:

	Year ended December 31, 2012
	($ in thousands)
Largest broker	$65,072	34.2%
2nd largest broker	22,473	11.8%
3rd largest broker	22,000	11.6%

	$109,545	57.6%

The Company has derived all of its gross premiums written to date from cedents located in North America.

25. Subsequent events

The Cat Reinsurer began writing business on January 1, 2013. Current transactions represent approximately 41% of the Fund’s initial investor commitments and provide the Fund with exposure to catastrophe risk in Europe, Japan and the United States.

Third Point Reinsurance Ltd.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

26. Quarterly financial results (UNAUDITED)

	Quarters ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	($ in thousands)
Revenues
Gross premiums written	$27,895	$41,651	$28,178	$92,650
Gross premiums ceded	—	—	—	—

Net premiums written	27,895	41,651	28,178	92,650
Change in net unearned premium reserves	5,590	(7,333)	(13,337)	(78,813)

Net premiums earned	33,485	34,318	14,841	13,837
Net investment income	72,511	47,686	(17,623)	33,848

Total revenues	105,996	82,004	(2,782)	47,685

Expenses
Loss and loss adjustment expenses incurred, net	26,626	24,709	16,686	12,285
Acquisition costs, net	10,898	10,856	2,138	712
General and administrative expenses	7,155	6,440	9,621	4,160

Total expenses	44,679	42,005	28,445	17,157

Income (loss) including non-controlling interests	61,317	39,999	(31,227)	30,528
(Income) loss attributable to non-controlling interests	(607)	(423)	120	(306)

Net income (loss)	$60,710	$39,576	$(31,107)	$30,222

Earnings (loss) per share
Basic	$0.77	$0.50	$(0.40)	$0.39
Diluted	$0.69	$0.45	$(0.40)	$0.35

Weighted average number of ordinary shares used in the determination of earnings (loss) per share
Basic	78,432,132	78,432,132	78,432,132	78,432,132
Diluted	87,866,613	87,889,113	78,432,132	85,335,404

THIRD POINT REINSURANCE LTD.

Schedule I – Summary of Investments – Other than Investments in Related Parties

(expressed in thousands of U.S. dollars)

	Cost	Fair value	Balance sheet value
Assets
Equity securities	$447,403	$498,172	$498,172
Private common equity securities	3,363	2,757	2,757

Total equities	450,766	500,929	500,929
Asset-backed securities	182,417	191,401	191,401
Bank debts	18,324	22,585	22,585
Corporate bonds	41,540	57,860	57,860
Sovereign debt	6,829	7,485	7,485

Total debt securities	249,110	279,331	279,331
Affiliated investment fund	53,848	91,287	91,287
Commodities	51,755	51,093	51,093
Options	6,484	3,467	3,467
Trade claims	17,193	11,583	11,583

Total other investments	129,280	157,430	157,430

Total investments	$829,156	$937,690	$937,690

THIRD POINT REINSURANCE LTD.

Schedule II – Condensed Financial Information of Registrant

Condensed Balance Sheet – Parent company only

(expressed in thousands of U.S. dollars)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$169	$11,600
Investments in subsidiaries	870,116	592,251
Prepaid expenses	35	2
Amounts due from affiliates	770	—

Total assets	$871,090	$603,853

Liabilities and shareholders’ equity
Liabilities
Accounts payable and accrued expenses	$394	$18,428
Amounts due to affiliates	2,152	—

Total liabilities	2,546	18,428
Shareholders’ equity
Share capital (par value $0.10; authorized, 150,000,000; issued and outstanding, 78,432,132 (2011: 78,432,132))	7,843	7,843
Additional paid-in capital	762,430	756,219
Subscriptions receivable	—	(177,507)
Retained earnings (deficit)	98,271	(1,130)

Total shareholders’ equity	868,544	585,425

Total liabilities and shareholders’ equity	$871,090	$603,853

THIRD POINT REINSURANCE LTD.

Schedule II – Condensed Financial Information of Registrant

Condensed Statement of Income (Loss) – Parent company only

(expressed in thousands of U.S. dollars)

	Year ended December 31, 2012	Period from October 6, 2011 to December 31, 2011
Revenues
Equity in earnings of consolidated subsidiaries	$101,346	$(1,092)

Total revenues	101,346	(1,092)

Expenses
General and administrative expenses	1,945	38

Total expenses	1,945	38

Net income (loss)	$99,401	$(1,130)

THIRD POINT REINSURANCE LTD.

Schedule II – Condensed Financial Information of Registrant

Condensed Statement of Cash flows – Parent company only

(expressed in thousands of U.S. dollars)

	Year ended December 31, 2012	Period from October 6, 2011 to December 31, 2011
Operating activities
Net income (loss)	$99,401	$(1,130)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Equity in earnings of subsidiaries	(101,346)	1,092
Changes in assets and liabilities:
Prepaid expenses	(33)	(2)
Accounts payable and accrued expenses	682	(413)
Amounts due from affiliates	(770)	—
Amounts due to affiliates	2,152	—

Net cash provided by (used in) operating activities	86	(453)

Investing activity
Contributed capital to subsidiaries	(170,110)	(593,343)

Net cash used in investing activity	(170,110)	(593,343)

Financing activity
Proceeds from issuance of common shares, net	158,593	605,396

Net cash provided by financing activity	158,593	605,396

Net (decrease) increase in cash and cash equivalents	(11,431)	11,600
Cash and cash equivalents at beginning of period	11,600	—

Cash and cash equivalents at end of period	$169	$11,600

GLOSSARY OF SELECTED INSURANCE, REINSURANCE AND FINANCIAL TERMS

Acquisition expenses	The aggregate expenses incurred by a company that relate directly to acquiring business, including commissions and underwriting expenses.

Broker	An intermediary who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (1) a policyholder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.

Capacity	The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions, or indirect financial restrictions such as capital adequacy requirements.

Case reserves	Loss reserves, established with respect to specific, individual reported claims.

Casualty reinsurance	Reinsurance that is primarily concerned with the losses caused by injuries to third persons and their property (in other words, persons other than the policyholder) and the legal liability imposed on the policyholder resulting therefrom. Also referred to as liability reinsurance. It includes, but is not limited to workers’ compensation, automobile liability and general liability.

Catastrophe	A severe loss, typically involving multiple claimants. Common perils include earthquakes, hurricanes, tsunamis, hailstorms, severe winter weather, floods, fires, tornados, explosions, and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.

Cede; cedent; ceding company	When a party reinsures some or all of its liability with another, it “cedes” business and is referred to as the “ceding company” or “cedent.”

Claim	Request by an insured or reinsured for indemnification by an insurance or reinsurance company for loss incurred from an insured peril or event.

Collateralized Reinsurance	Collateralized Reinsurance is a form of reinsurance in which the party assuming the risk is required to post collateral in order to cover any potential claim obligation. This allows non-traditional reinsurers, such as reinsurance funds, to participate in the reinsurance market.

Combined Ratio	The sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Commercial lines	The various kinds of insurance that are written for businesses such as property, workers’ compensation and crop.

Demand surge	The temporary inflation of costs for building materials and labor resulting from increased demand for rebuilding services in the aftermath of a catastrophe.
Dow Jones Credit Suisse HFI Event Driven Index	The Dow Jones Credit Suisse HFI Event Driven Index is an asset-weighted index and includes only funds, as opposed to separate accounts. The index uses the Dow Jones Credit Suisse database and consists only of event driven funds with a minimum of $50 million of AUM, a 12-month track record, and audited financial statements. It is calculated and rebalanced monthly, and shown net of fees and expenses. Event-driven funds invest in various asset classes and seek to profit from potential mispricing of securities related to specific corporate or market event (e.g., mergers, bankruptcies, financial or operational stress, restructuring, asset sales, recapitalizations, spin-offs, litigation, regulatory and legislative changes, etc.). Event-driven funds can invest in equities, fixed income instruments, options and other derivatives. Many managers use a combination of strategies and adjust exposes based on the opportunity set in each subsector.

Excess of loss reinsurance	Reinsurance which indemnifies the reinsured against that portion of losses and loss adjustment expenses incurred on the underlying policies in excess of a specified dollar or percentage loss ratio amount. Also known as non-proportional reinsurance.

Exclusions	A listing of specific types of coverage or loss that are not covered by a given treaty contract.

Financial strength rating	The opinions of rating agencies regarding the financial ability of an insurance or reinsurance company to meet its financial obligations under its policies.

Frequency	The number of claims occurring during a given coverage period.

General and administrative expense ratio	Financial ratio calculated by dividing general and administrative expenses by net premiums earned.

Gross premiums earned	The portion of gross premiums written during or prior to a given period that was actually recognized as income during such period.

Gross premiums written	Total premiums for assumed reinsurance during a given period.

HFRI Event Driven Total Index

The HFRI Event Driven Total index is an equally weighted performance index. It uses the Hedge Fund Research Index database and consists only of event driven funds with a minimum of $50 million AUM or a 12-month track record and that report assets in U.S. dollars. It is calculated and rebalanced monthly, and is shown net of all fees and expenses. Event driven strategies involve investing in opportunities created by significant transactional events, such as spin-offs, mergers and acquisitions, bankruptcy reorganizations, recapitalizations and share buybacks. The portfolio of some event driven managers may shift in majority weighting between risk arbitrage and distressed securities, while others may take a broader scope. Instruments include long and short common and preferred stocks, as well as debt securities and options. Leverage may be used by some managers. Fund managers may hedge against market risk by purchasing S&P put options or put option spreads.

Incurred but not reported (IBNR)	Reserves for estimated loss and loss adjustment expenses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on loss and loss adjustment expenses which are known to the insurer or reinsurer.

Insurance-Linked Security or ILS	A security that is tied to a specific event such as a hurricane or earthquake.

Lead	In an insurance market, the brokers find takers for insurance risks on the market and establish the policy terms with a leading underwriter, who also takes on a substantial share of the risk. The broker then looks for further cover providers, known as following underwriters, who accede to the terms established and accept a share of the risk. When a leading underwriter establishes the policy terms, it is called to “lead.”

Line of business	Insurance line of business such as fire, auto, liability, and workers’ compensation.

Long Tail	A term used to describe certain types of third-party liability exposures (e.g., malpractice, products, errors and omissions) where the incidence of loss and the determination of damages are frequently subject to delays which extend beyond the term the insurance or reinsurance was in force. An example would be asbestos liability, where the manifestation of the disease and determination of liability does not occur until years later.

Loss adjustment expenses	The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs. Also known as claim adjustment expenses.

Loss and loss adjustment expense reserves/loss reserves	Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance policies it has issued. Loss and loss adjustment expense reserves consist of “case reserves,” or reserves established with respect to individual reported claims, and “IBNR reserves.”

Losses occurring	Contracts that cover claims arising from loss events that occur during the term of the reinsurance contract, although not necessarily reported during the term of the contract.

Loss Ratio	Financial ratio calculated by dividing net losses and loss expenses by net premiums earned.

Net premiums earned	The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.

Net premiums written	Gross premiums written for a given period less premiums ceded to reinsurers and retrocessionaires during such period.

Personal lines	Types of insurance or reinsurance written for individuals or families, rather than for businesses.

Premiums; written, earned and unearned	Premiums represent the cost of insurance that is paid by the cedent or insurer to the insurer or the reinsurer. Written represents the complete amount of premiums received, and earned represents the amount recognized as income. Unearned is the difference between written and earned premiums.

Property catastrophe reinsurance	Property catastrophe reinsurance contracts are typically “all risk” in nature, meaning that they protect against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as tornados, fires, winter storms, and floods (where the contract specifically provides for coverage). Losses on these contracts typically stem from direct property damage and business interruption.

Property lines	Types of insurance or reinsurance which provide coverage to a person with an insurable interest in tangible property for that person’s property loss, damage or loss of use caused by an insured peril.

Property reinsurance	Reinsurance that is primarily concerned with financial loss arising out of property loss, damage or loss of use caused by an insured peril.

Proportional reinsurance/Pro rata reinsurance	Reinsurance whereby the reinsurer shares losses in the same proportion as its shares of premiums and policy amounts.

Quota share reinsurance	Reinsurance arrangement in which the insurer, or cedent, automatically transfers, and the reinsurer accepts, a stated proportion of every risk within a defined type of business written by the insurer. For this, the reinsurer receives an equal proportion of the premiums. The ceding insurer receives a commission, based on the amount of the premiums ceded, which is intended to reimburse the insurer for the costs of writing and administering the business. The reinsurer is dependent on the ceding company’s ability in underwriting, pricing and claims administration.

Reinstatement premiums	The premium charged for the restoration of the reinsurance limit of an excess of loss contract to its full amount after payment by the reinsurer of losses as a result of an occurrence.

Reinsurance	An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, commonly referred to as the ceding company or cedent, for all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.

Retention	Specific amount of loss that the ceding company retains above which the reinsurance limit applies.

Retrocession; retrocessional coverage	A transaction whereby a reinsurer cedes to another reinsurer, commonly referred to as the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured.

Short-tail	Insurance product where the ultimate losses are typically known and settled quickly, usually within a few years.

Sidecar	Reinsurance sidecars are limited purpose reinsurance companies that provide insurers and reinsurers with alternative capital to reduce earnings and capital volatility developed in response to hurricanes and other catastrophes. Like traditional reinsurers, the sidecar reinsurer assumes a portion of the ceding company’s underwriting risk (including losses and expenses) in exchange for a like-percentage premium. The sidecar reinsurance agreement is typically a quota share agreement. Sidecars are usually set up by an affiliated insurer or reinsurer and capitalized by equity and debt financing (often from hedge funds). The capital is invested and used to pay claims. Funds are also returned to the affiliated company to pay debt interest and shareholder dividends.

Sidecars differ from traditional reinsurance in that (1) they are privately financed; (2) they exist for a defined risk period and finite lifetime (usually 24 months or less); (3) their risks are defined and limited; (4) they are typically limited to a single cedent; and (5) they do not typically have an active management group or staff. Since they are tailored to a specific cedent’s needs, capital is determined after modeling the risks. Also, without active management, sidecars are strictly bound to their contractual terms.

Specialty lines	Lines of insurance and reinsurance that provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial products carriers.

Submission	An unprocessed application for (i) reinsurance coverage forwarded to a reinsurer by a prospective ceding insurer or by a broker or intermediary on behalf of such prospective ceding insurer or (ii) retrocessional coverage forwarded to a retrocessionaire by a prospective ceding reinsurer or by a broker or intermediary on behalf of such prospective ceding reinsurer.

Treaty reinsurance	The reinsurance of a specified type or category of risks defined in a reinsurance agreement (a “treaty”) between the primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all of that type or category of risk originally written by the primary insurer or reinsured. A treaty is generally valid for a period of one year and contains common contract terms along with a specific risk definition, data on limit and retention, and provisions for premium and duration.

Underwriter	An employee of an insurance or reinsurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk.

Underwriting	The insurer’s or reinsurer’s process of reviewing applications submitted for insurance or reinsurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

Unearned premium	The portion of premiums written that is allocable to the unexpired portion of the policy term.

Until              (25 days after the commencement of this offering) all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 Shares

Common shares

PROSPECTUS

J.P. Morgan	Credit Suisse	Morgan Stanley

BofA Merrill Lynch	Citigroup

Aon Benfield Securities, Inc.	Dowling & Partners Securities LLC	Keefe, Bruyette & Woods A Stifel Company

Macquarie Capital	Sandler O’Neill + Partners, L.P.

                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by our company in connection with the sale of common shares being registered. All amounts are estimates except the SEC registration fee and the FINRA filing fees.

SEC registration fee		$34,100.00
FINRA filing fee		$38,000.00
NYSE listing fee		$250,000.00
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Blue Sky fees and expenses (including legal fees)	$	*
Transfer agent and registrar fees and expenses	$	*
Miscellaneous	$	*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Bermuda Companies Act.

In connection with this offering, we intend to adopt provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our bye-laws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insurance. We maintain directors’ and officers’ liability insurance, which covers directors and officers of our company against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements. We intend to enter into agreements to indemnify its directors and executive officers. These agreements will provide for indemnification of our directors and executive officers to the fullest extent permitted by applicable Bermuda law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, arising out of such person’s services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provided services at our company’s request.

Underwriting Agreement. Our underwriting agreement with the underwriters will provide for the indemnification of the directors and officers of our company against specified liabilities related to this prospectus under the Securities Act in certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

On December 22, 2011 the company sold 78,432,132 shares of common shares to 187 accredited investors for an aggregate price of $785.0 million. Such sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as a transaction not involving any public offering.

No underwriters were involved in the foregoing sales of securities.

The sales and issuances described above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(a)(2) of the Securities Act, based on the following: (a) a private offering in connection with the initial capitalization of our company; or (b) (i) the investors confirmed to us that they were either “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act or had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (ii) there was no public offering or general solicitation with respect to the offering; (iii) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (iv) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1**	Memorandum of Association

3.2*	Bye-laws of Third Point Reinsurance Ltd.

4.1*	Form of Common Shares Certificate

4.2**	Registration Rights Agreement, by and among Third Point Reinsurance Ltd. and each of the Members, dated as of December 22, 2011

4.3**	Warrant to Purchase Common Shares issued to KEP TP Holdings, L.P., dated as of December 22, 2011

4.4**	Warrant to Purchase Common Shares issued to KIA TP Holdings, L.P., dated as of December 22, 2011

4.5**	Warrant to Purchase Common Shares issued to Pine Brook LVR, L.P., dated as of December 22, 2011

4.6**	Warrant to Purchase Common Shares issued to P RE Opportunities Ltd., dated as of December 22, 2011

4.7**	Warrant Subscription Agreement, by and among Third Point Reinsurance Ltd. and each of the signatories thereto, dated as of December 22, 2011

4.8**	Agreement among Members by and among Third Point Reinsurance Ltd. and each of the Members, dated as of December 22, 2011

4.9**	Founders’ Agreement, by and among Third Point Reinsurance Ltd., KEP TP Bermuda Ltd., KIA TP Bermuda Ltd., Pine Brook L VR, L.P., P RE Opportunities Ltd. and Dowling Capital Partners I, L.P.

5.1*	Opinion of Conyers Dill & Pearman Limited

8.1*	Opinion of Debevoise & Plimpton LLP as to Certain Tax Matters

10.1**	Joint Venture and Investment Management Agreement, by and among Third Point Reinsurance Ltd., Third Point Reinsurance Company, Ltd., Third Point Advisors LLC and Third Point LLC, dated as of December 22, 2011

10.2**	Employment Agreement between Third Point Reinsurance Ltd. and John R. Berger, dated as of December 22, 2011

10.3**	Employment Agreement between Third Point Reinsurance Ltd. and J. Robert Bredahl, dated as of January 26, 2012

10.4**	Employment Agreement between Third Point Reinsurance Ltd. and Daniel Victor Malloy III, dated as of January 23, 2012

10.5**	Share Incentive Plan, dated as of December 22, 2011

10.6**	Form of Restricted Share Award Agreement

10.7**	Form of Nonqualified Share Option Agreement under the Share Incentive Plan

10.8**	Form of Director Service Agreement

10.9*	Management Compensation Cash Bonus Pool Methodology

10.10*	Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan

10.11*	Third Point Reinsurance Ltd. Annual Incentive Plan

10.12**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Daniel S. Loeb, dated as of December 16, 2011

Exhibit No.	Description

10.13**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Daniel S. Loeb 2010 Grantor, dated as of December 22, 2011

10.14**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Third Point Advisors L.L.C. dated as of December 22, 2011

10.15**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Third Point Opportunities Master Fund L.P., dated as of December 22, 2011

10.16**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Dowling Capital I, LLC, dated as of December 19, 2011

10.17**	Subscription Agreement by and between Third Point Reinsurance Ltd. and John R. Berger, dated as of December 22, 2011

10.18**	Subscription Agreement by and between Third Point Reinsurance Ltd. and KEP TP Holdings, L.P., dated as of December 22, 2011

10.19**	Subscription Agreement by and between Third Point Reinsurance Ltd. and KIA TP Holdings, L.P., dated as of December 22, 2011

10.20**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Pine Brook L VR, L.P., dated as of December 22, 2011

10.21**	Subscription Agreement by and between Third Point Reinsurance Ltd. and P RE Opportunities Ltd., dated as of December 22, 2011

10.22**	Trademark License Agreement between Third Point LLC and Third Point Reinsurance Ltd., dated as of December 22, 2011

10.23**	Trademark License Agreement between Third Point LLC and Third Point Reinsurance Company Ltd., dated as of December 22, 2011

10.24**	Net Retained Lines Quota Share Reinsurance Contract issued to Narragansett Bay Insurance Company, dated as of January 31, 2013

10.25**	Shareholders Agreement between Third Point Reinsurance Investment Management Ltd., Third Point Reinsurance Ltd. and Hiscox Insurance Company (Bermuda) Limited, dated as of December 11, 2012

10.26†**	Letter Agreement dated as of December 22, 2011

14.1*	Code of Business Conduct and Ethics

21.1**	List of Subsidiaries

23.1*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

23.3	Consent of Ernst & Young, Ltd. Independent Registered Public Accounting Firm

24.1**	Power of Attorney of John R. Berger

24.2**	Power of Attorney of Christopher L. Collins

24.3**	Power of Attorney of Steven E. Fass

24.4**	Power of Attorney of Mary R. Hennessy

24.5**	Power of Attorney of William L. Spiegel

Exhibit No.	Description

24.6**	Power of Attorney of Joshua L. Targoff

24.7**	Power of Attorney of Christopher S. Coleman

99.1*	[reserved]

99.2*	[reserved]

99.3*	[reserved]

99.4*	[reserved]

99.5**	Form F-N

*	To be filed by amendment.
**	Previously filed.
†	Certain provisions of this exhibit have been omitted and separately submitted to the Securities and Exchange Commission pursuant to a request for confidential treatment.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Third Point Reinsurance Ltd. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on this 16th day of July, 2013.

Third Point Reinsurance Ltd.

By:	/s/ John R. Berger
Name: John R. Berger
Title: Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Berger John R. Berger	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 16, 2013

/s/ J. Robert Bredahl J. Robert Bredahl	Chief Financial Officer and Chief Operating Officer	July 16, 2013

/s/ Christopher S. Coleman Christopher S. Coleman	Chief Accounting Officer	July 16, 2013

* Christopher L. Collins	Director	July 16, 2013

* Steven E. Fass	Director	July 16, 2013

* Mary R. Hennessy	Director	July 16, 2013

* William Spiegel	Director	July 16, 2013

* Joshua L. Targoff	Director	July 16, 2013

By:	/s/ Tonya L. Marshall
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1**	Memorandum of Association

3.2*	Bye-laws of Third Point Reinsurance Ltd.

4.1*	Form of Common Shares Certificate

4.2**	Registration Rights Agreement, by and among Third Point Reinsurance Ltd. and each of the Members, dated as of December 22, 2011

4.3**	Warrant to Purchase Common Shares issued to KEP TP Holdings, L.P., dated as of December 22, 2011

4.4**	Warrant to Purchase Common Shares issued to KIA TP Holdings, L.P., dated as of December 22, 2011

4.5**	Warrant to Purchase Common Shares issued to Pine Brook LVR, L.P., dated as of December 22, 2011

4.6**	Warrant to Purchase Common Shares issued to P RE Opportunities Ltd., dated as of December 22, 2011

4.7**	Warrant Subscription Agreement, by and among Third Point Reinsurance Ltd. and each of the signatories thereto, dated as of December 22, 2011

4.8**	Agreement among Members by and among Third Point Reinsurance Ltd. and each of the Members, dated as of December 22, 2011

4.9**	Founders’ Agreement, by and among Third Point Reinsurance Ltd., KEP TP Bermuda Ltd., KIA TP Bermuda Ltd., Pine Brook LVR, L.P., P RE Opportunities Ltd. and Dowling Capital Partners I, L.P.

5.1*	Opinion of Conyers Dill & Pearman Limited

8.1*	Opinion of Debevoise & Plimpton LLP as to Certain Tax Matters

10.1**	Joint Venture and Investment Management Agreement, by and among Third Point Reinsurance Ltd., Third Point Reinsurance Company, Ltd., Third Point Advisors LLC and Third Point LLC, dated as of December 22, 2011

10.2**	Employment Agreement between Third Point Reinsurance Ltd. and John R. Berger, dated as of December 22, 2011

10.3**	Employment Agreement between Third Point Reinsurance Ltd. and J. Robert Bredahl, dated as of January 26, 2012

10.4**	Employment Agreement between Third Point Reinsurance Ltd. and Daniel Victor Malloy III, dated as of January 23, 2012

10.5**	Share Incentive Plan, dated as of December 22, 2011

10.6**	Form of Restricted Share Award Agreement

10.7**	Form of Nonqualified Share Option Agreement under the Share Incentive Plan

10.8**	Form of Director Service Agreement

10.9*	Management Compensation Cash Bonus Pool Methodology

10.10*	Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan

10.11*	Third Point Reinsurance Ltd. Annual Incentive Plan

10.12**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Daniel S. Loeb, dated as of December 16, 2011

10.13**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Daniel S. Loeb 2010 Grantor, dated as of December 22, 2011

Exhibit No.	Description

10.14**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Third Point Advisors L.L.C. dated as of December 22, 2011

10.15**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Third Point Opportunities Master Fund L.P., dated as of December 22, 2011

10.16**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Dowling Capital I, LLC, dated as of December 19, 2011

10.17**	Subscription Agreement by and between Third Point Reinsurance Ltd. and John R. Berger, dated as of December 22, 2011

10.18**	Subscription Agreement by and between Third Point Reinsurance Ltd. and KEP TP Holdings, L.P., dated as of December 22, 2011

10.19**	Subscription Agreement by and between Third Point Reinsurance Ltd. and KIA TP Holdings, L.P., dated as of December 22, 2011

10.20**	Subscription Agreement by and between Third Point Reinsurance Ltd. and Pine Brook LVR, L.P., dated as of December 22, 2011

10.21**	Subscription Agreement by and between Third Point Reinsurance Ltd. and P RE Opportunities Ltd., dated as of December 22, 2011

10.22**	Trademark License Agreement between Third Point LLC and Third Point Reinsurance Ltd., dated as of December 22, 2011

10.23**	Trademark License Agreement between Third Point LLC and Third Point Reinsurance Company Ltd., dated as of December 22, 2011

10.24**	Net Retained Lines Quota Share Reinsurance Contract issued to Narragansett Bay Insurance Company, dated as of January 31, 2013

10.25**	Shareholders Agreement between Third Point Reinsurance Investment Management Ltd., Third Point Reinsurance Ltd. and Hiscox Insurance Company (Bermuda) Limited, dated as of December 11, 2012

10.26†**	Letter Agreement dated as of December 22, 2011

14.1*	Code of Business Conduct and Ethics

21.1**	List of Subsidiaries

23.1*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)

23.3	Consent of Ernst & Young, Ltd. Independent Registered Public Accounting Firm

24.1**	Power of Attorney of John R. Berger

24.2**	Power of Attorney of Christopher L. Collins

24.3**	Power of Attorney of Steven E. Fass

24.4**	Power of Attorney of Mary R. Hennessy

24.5**	Power of Attorney of William L. Spiegel

24.6**	Power of Attorney of Joshua L. Targoff

24.7**	Power of Attorney of Christopher S. Coleman

99.1*	[reserved]

99.2*	[reserved]

99.3*	[reserved]

99.4*	[reserved]

99.5**	Form F-N

*	To be filed by amendment.
**	Previously filed.
†	Certain provisions of this exhibit have been omitted and separately submitted to the Securities and Exchange Commission pursuant to a request for confidential treatment.